As filed with the Securities and Exchange Commission on June 22, 2021

Registration No. 333-[—]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Canadian National Railway Company

(Exact name of registrant as specified in its charter)

Canada	4011	98-0018609
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

935 de La Gauchetière Street West

Montreal, Quebec

Canada H3B 2M9

1-514-399-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With copies to:

Sean Finn Canadian National Railway Company 935 de La Gauchetière Street West Montreal, Quebec, Canada H3B 2M9 1-514-399-8100	Robert I. Townsend, III Damien R. Zoubek Jenny Hochenberg Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 1-212-474-1000	Adam Godderz Kansas City Southern 427 West 12th Street Kansas City, Missouri 64105 1-816-983-1303	Steven A. Rosenblum Elina Tetelbaum Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 1-212-403-1000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effectiveness of this registration statement and upon completion of the transaction described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

U.S. Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
U.S. Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Canadian National Railway Company common shares	103,727,430(1)	N/A	$8,158,543,654.97(2)	$890,097.11(3)

(1)

Represents the estimated maximum number of common shares of Canadian National Railway Company (“CN”) to be issued in connection with the merger described in the enclosed proxy statement/prospectus (the “merger”) and is based on (i) 91,875,491.61 (the “estimated number”), which is the estimated maximum number of shares of common stock, par value $0.01 per share (“KCS common stock”), of Kansas City Southern (“KCS”) that could be outstanding immediately prior to the completion of the merger, including restricted shares and shares that may be issued in respect of KCS director deferred share awards, KCS stock options and other KCS stock-based awards outstanding as of June 17, 2021, multiplied by (ii) 1.129, which is the exchange ratio to be used in connection with the merger.

(2)

Estimated solely for the purpose of calculating the registration fee required by the Securities Act and computed pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act, the proposed maximum aggregate offering price is equal to (i) the product of (a) the estimated number and (b) $288.80 (the average of the high and low prices per share of KCS common stock, as quoted on the New York Stock Exchange on June 17, 2021), minus (ii) $8,158,543,654.97, the estimated aggregate amount of cash to be paid by CN to the holders of KCS common stock in connection with the merger.

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $890,097.11, which is equal to 0.0001091 multiplied by the proposed maximum aggregate offering price of $8,158,543,654.97.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 22, 2021

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Kansas City Southern:

On May 21, 2021, Kansas City Southern (which we refer to as “KCS”), Canadian National Railway Company (which we refer to as “CN”) and Brooklyn Merger Sub, Inc., a wholly owned subsidiary of CN (which we refer to as “merger sub”), entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “merger agreement”) that provides for the acquisition of KCS by CN. On the terms and subject to the conditions set forth in the merger agreement, merger sub will merge with and into KCS (which we refer to as the “merger”), with KCS surviving the merger as a wholly owned subsidiary of CN.

At the effective time of the merger (which we refer to as the “effective time”), each share of common stock, par value $0.01 per share, of KCS (which we refer to as “KCS common stock”) issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) that you own will be converted into the right to receive (i) 1.129 (which number we refer to as the “exchange ratio”) CN common shares (which we refer to as the “CN common shares”) and (ii) $200.00 in cash, without interest (which we refer to, collectively, as the “merger consideration”), and each share of 4% noncumulative preferred stock of KCS, par value $25.00 (which we refer to as the “KCS preferred stock” and, together with the KCS common stock, the “KCS voting stock”), issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) that you own will be converted into the right to receive $37.50 per share in cash, without interest (which we refer to as the “preferred merger consideration”).

The exchange ratio is fixed and will not be adjusted to reflect changes in the price of KCS common stock or CN common shares prior to the effective time. The CN common shares issued in connection with the transaction will be listed on the New York Stock Exchange (which we refer to as the “NYSE”) and the Toronto Stock Exchange (which we refer to as the “TSX”). Based on the number of shares of KCS common stock and CN common shares outstanding on [—], 2021, upon completion of the transaction, we expect that former holders of KCS common stock and KCS preferred stock (who we collectively refer to as “KCS stockholders”) would own approximately [—]% of the outstanding CN common shares immediately after the merger, and persons who were CN shareholders immediately prior to the merger would own approximately [—]% of the outstanding CN common shares. CN common shares are traded on the NYSE and the TSX under the symbols “CNI” and “CNR”, respectively. KCS common stock and KCS preferred stock are traded on the NYSE under the symbols “KSU” and “KSU-P,” respectively. We encourage you to obtain current quotes for the KCS common stock and CN common shares.

Because the exchange ratio is fixed, the market value of the merger consideration to holders of KCS common stock will fluctuate with the market price of the CN common shares and will not be known at the time that KCS stockholders vote on the transaction. Based on the closing price of CN common shares of $106.39 on the NYSE on May 20, 2021, the last full trading day before the public announcement of the merger agreement, the implied value of the merger consideration to holders of KCS common stock was approximately $320.11 per share of KCS common stock, based on the 1.129 exchange ratio. On [—], 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the closing price of CN common shares on the NYSE was $[—] per share, resulting in an implied value of the merger consideration to holders of KCS common stock of $[—] per share of KCS common stock.

At the special meeting of KCS’s stockholders to be held on [—], 2021 (which we refer to as the “KCS special meeting”), KCS stockholders will be asked to consider and vote on (1) a proposal to adopt the merger agreement (which we refer to as the “KCS merger proposal”), (2) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement and (3) a proposal to adjourn the KCS special meeting if there are insufficient votes to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders (which we collectively refer to as the “KCS proposals”). The board of directors of KCS (which we refer to as the “KCS board”) unanimously recommends that KCS stockholders vote “FOR” each of the KCS proposals at the KCS special meeting.

We cannot complete the transaction unless the KCS merger proposal is approved by KCS stockholders. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the KCS special meeting, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or call the toll-free telephone number or use the internet as described in the instructions included with your proxy card in order to authorize the individuals named on your proxy card to vote your shares at the KCS special meeting.

This proxy statement/prospectus provides you with important information about the KCS special meeting, the transaction and each of the KCS proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section on page 20 for a discussion of risks relevant to the transaction.

We look forward to the successful completion of the transaction.

As noted above, the KCS board unanimously recommends that KCS stockholders vote “FOR” the KCS merger proposal and each of the other KCS proposals.

Sincerely,
Patrick J. Ottensmeyer President and Chief Executive Officer Kansas City Southern

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this proxy statement/prospectus is [—], 2021, and it is first being mailed to KCS stockholders on or about [—], 2021.

ADDITIONAL INFORMATION

KCS and CN file periodic and other reports and information with the U.S. Securities and Exchange Commission (which we also refer to as the “SEC”). This proxy statement/prospectus incorporates by reference important business and financial information about KCS and CN from documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information” on page 205. You can obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, from the SEC’s website at www.sec.gov or on the Canadian System for Electronic Document Analysis and Retrieval (which we refer to as “SEDAR”), the Canadian equivalent of the SEC’s system, at www.sedar.com.

You may also obtain copies of documents filed by KCS with the SEC from KCS’s website at www.investors.kcsouthern.com under the tab “Financial Information” and then under the headings “Annual Reports & Proxy Statements” and “SEC Filings”, and copies of documents filed by CN with the SEC and SEDAR from CN’s website at www.cn.ca/en/investors/ under the tab “Financial Results” and then under the heading “Regulatory Filings.”

We are not incorporating the contents of the websites of the SEC, KCS, CN or any other entity or any other website into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

You can also request copies of such documents incorporated by reference into this proxy statement/prospectus (excluding all exhibits, unless an exhibit has specifically been incorporated by reference into this proxy statement/prospectus), without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Kansas City Southern 427 West 12th Street Kansas City, Missouri 64105 Attention: Corporate Secretary Telephone: 1-888-800-3690	Canadian National Railway Company 935 de La Gauchetière Street West Montreal, Quebec, Canada H3B 2M9 Attention: Corporate Secretary Telephone: 1-888-888-5909

In addition, if you have questions about the transaction or the KCS special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact MacKenzie Partners, Inc., KCS’s proxy solicitor, at the following address and telephone numbers:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

1-800-322-2885 (Toll-Free)

1-212-929-5500

proxy@mackenziepartners.com

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by [—], 2021 (which is five business days before the date of the KCS special meeting) in order to receive them before the KCS special meeting.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 (File No. [—]) filed with the SEC by CN, constitutes a prospectus of CN under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “U.S. Securities Act”), with respect to the CN common shares to be issued to holders of KCS common stock (which we refer to as “KCS common stockholders”) pursuant to the Agreement and Plan of Merger, dated as of May 21, 2021, by and among CN, merger sub and KCS, as it may be amended.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of KCS under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “U.S. Exchange Act”) with respect to the KCS special meeting, at which KCS stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [—], 2021. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to KCS stockholders nor the issuance by CN of common shares under the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning CN and merger sub contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by CN, and information concerning KCS contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by KCS.

CURRENCY EXCHANGE RATE DATA

The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate, as reported by the Bank of Canada. Such exchange rate on June 17, 2021 was C$1.2341 = US$1.00.

All references in this proxy statement/prospectus to “$” or “US$” are to U.S. dollars, unless otherwise indicated. All references in this proxy statement/prospectus to “C$” are to Canadian dollars. The rates set forth below may differ from the actual rates used in CN’s accounting processes and in the preparation of CN’s consolidated financial statements or the unaudited pro forma financial information presented herein.

	Period End	Average	Low	High
Year ended (C$ per US$)
2020(1)	1.2732	1.3415	1.2718	1.4496
2019(2)	1.2988	1.3269	1.2988	1.36
2018(3)	1.3642	1.2957	1.2288	1.3642
2017(4)	1.2545	1.2986	1.2128	1.3743
2016(5)	1.3427	1.3248	1.2544	1.4589

Month ended (C$ per US$)
May 2021			1.2051	1.2315
April 2021			1.2285	1.2617
March 2021			1.2455	1.2668
February 2021			1.2530	1.2828
January 2021			1.2627	1.2810
December 2020			1.2718	1.2952
November 2020			1.2965	1.3257

(1)	From January 2, 2020 through December 31, 2020.
(2)	From January 2, 2019 through December 31, 2019.
(3)	From January 2, 2018 through December 31, 2018.
(4)	From January 3, 2017 through December 29, 2017.
(5)	From January 4, 2016 through December 30, 2016.

NOTICE OF SPECIAL MEETING OF KCS STOCKHOLDERS TO BE HELD ON [—], 2021

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Kansas City Southern:

Notice is hereby given that Kansas City Southern (which we refer to as “KCS”) will hold a special meeting of its stockholders (which we refer to as the “KCS special meeting”) virtually via the internet on [—], 2021, beginning at [—], Central Time.

In light of the ongoing COVID-19 (coronavirus) pandemic, the KCS special meeting will be held in a virtual meeting format only, via live audio webcast, and there will not be a physical meeting location. You will be able to attend the KCS special meeting online and to vote your shares electronically at the meeting by visiting [—] (which we refer to as the “special meeting website”).

The KCS special meeting will be held for the following purposes:

•

to consider and vote on a proposal (which we refer to as the “KCS merger proposal”) to adopt the Agreement and Plan of Merger, dated as of May 21, 2021 (which, as it may be amended from time to time, we refer to as the “merger agreement”), by and among Canadian National Railway Company (which we refer to as “CN”), Brooklyn Merger Sub, Inc. (which we refer to as “merger sub”), a Delaware corporation and wholly owned subsidiary of CN, and KCS;

•

to consider and vote on a proposal (which we refer to as the “KCS compensation proposal”) to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement; and

•

to consider and vote on a proposal (which we refer to as the “KCS adjournment proposal”) to adjourn the KCS special meeting to solicit additional proxies if there are not sufficient votes at the time of the KCS special meeting to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders.

KCS will transact no other business at the KCS special meeting, except, subject to obtaining the prior written consent of CN, such business as may properly be brought before the KCS special meeting or any adjournment or postponement thereof. The accompanying proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

KCS stockholders of record at the close of business on [—], 2021 (which we refer to as the “record date”) will be entitled to notice of and to vote at the KCS special meeting or any adjournment of the KCS special meeting.

The board of directors of KCS (which we refer to as the “KCS board”) has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger of merger sub with and into KCS on the terms and subject to the conditions set forth in the merger agreement. The KCS board unanimously recommends that KCS stockholders vote “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal.

Your vote is very important, regardless of the number of shares that you own. The parties cannot complete the transactions contemplated by the merger agreement, including the merger, without approval of the KCS merger proposal. Assuming a quorum is present, the approval of the KCS merger proposal requires the affirmative vote of at least a majority of the KCS voting stock, which includes the common stock of KCS, par value $0.01 per share, and 4% noncumulative preferred stock of KCS, par value $25.00 per share, voting together as a single class.

Whether or not you plan to attend the KCS special meeting via the special meeting website, KCS urges you to please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope, which requires no postage if mailed in the United States, or to submit your votes electronically by calling the toll-free telephone number or using the internet as described in the instructions included with the accompanying proxy card, so that your shares may be represented and voted at the KCS special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder), please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of KCS stockholders entitled to vote at the KCS special meeting will be available at our headquarters for examination by any KCS stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the KCS special meeting. If you would like to examine the list of KCS stockholders of record, please contact KCS’s Corporate Secretary at 1-888-800-3690 to schedule an appointment or request access. If our headquarters are closed for health and safety reasons related to the coronavirus pandemic during such period, the list of stockholders will be made available for examination electronically upon request to our Corporate Secretary, subject to our satisfactory verification of stockholder status. The list of KCS stockholders entitled to vote at the KCS special meeting will also be available for examination by any KCS stockholder during the KCS special meeting via the special meeting website at [—].

If you have any questions about the transaction, please contact KCS at 1-888-800-3690 or write to Kansas City Southern, 427 West 12th Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.

If you have any questions about how to vote or direct a vote in respect of your shares of KCS voting stock, you may contact KCS’s proxy solicitor, MacKenzie Partners, Inc. toll-free at 1-212-929-5500. Banks and brokers may call collect at 1-212-929-5500.

By Order of the Board of Directors,

Adam J. Godderz

Senior Vice President—Chief Legal Officer and Corporate Secretary

Kansas City, Missouri

Dated: [—], 2021

v

FREQUENTLY USED TERMS

Certain terms that are defined in and frequently used throughout this proxy statement/prospectus may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:

•

“alternative proposal” refers to any proposal, offer or indication of intent made by any third party relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving KCS, in each case, as a result of which the KCS stockholders immediately prior to such transaction would cease to own at least 75% of the total voting power of KCS or the surviving company (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any third party of more than 25% of the net revenues, net income or total assets of KCS and its subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any third party of more than 25% of the outstanding shares of KCS common stock.

•	“applicable consideration” refers to the merger consideration and/or preferred consideration, as applicable, received in exchange for shares of KCS voting stock.

•	“ARTF” refers to the Mexican Agencia Reguladora del Transporte Ferroviario (the Regulatory Agency of Rail Transportation of Mexico).

•	“BofA Securities” refers to BofA Securities, Inc., financial advisor to KCS in connection with the transaction.

•	“bridge commitment letter” refers to the Commitment Letter, dated May 21, 2021, by and among JP Morgan, RBC and CN, executed in connection with the bridge facility.

•	“bridge facility” refers to the unsecured 364-day bridge facility available to CN in connection with the debt financing.

•	“business day” refers to any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Montreal, Quebec, are authorized by law or executive order to be closed.

•	“Canadian tax act” refers to the Income Tax Act (Canada), R.S.C., 1985, c.1 (5th Supp.) and the regulations thereunder.

•	“cash consideration” refers to $200.00 in cash, without interest, per share of KCS common stock.

•	“CBCA” refers to the Canada Business Corporations Act, R.S.C., 1985, c. C-44.

•	“certificate of merger” refers to the certificate of merger to be filed with the Secretary of State of the State of Delaware in connection with the merger.

•	“CFIUS” refers to the Committee on Foreign Investment in the United States.

•

“change of recommendation” refers to the taking of the KCS board of any action described in the first, second, third, fourth and fifth bullets of the section entitled “The Merger Agreement—Change of Recommendation” on page 132.

•	“closing” refers to the closing of the transaction.

•	“closing date” refers to the date on which the closing occurs.

•	“CN” refers to Canadian National Railway Company, a Canadian corporation.

•

“CN approvals” refers to (i) the filing of the certificate of merger in respect of the merger, (ii) authorizations from, or such other actions as are required to be made with or obtained from, the STB, (iii) authorizations from, or such other actions as are required to be made with or obtained from, the FCC, (iv) compliance with any applicable requirements of any antitrust laws, (v) authorizations

x

from, or such other actions as are required to be made with or obtained from, the COFECE and the IFT, (vi) the filing of notices with the ARTF and the SCT, (vii) compliance with the applicable requirements of the U.S. Securities Act, the U.S. Exchange Act and any applicable Canadian provincial and territorial securities laws, including the filing with the SEC of the Form F-4 (of which this proxy statement/prospectus forms a part), (viii) compliance with the rules and regulations of the NYSE and the TSX, (ix) compliance with any applicable foreign or state securities or blue sky laws and (x) the other consents and/or notices set forth on the CN disclosure schedules, in each case as required in connection with the transactions contemplated by the merger agreement.

•	“CN board” refers to the board of directors of CN.

•	“CN common shares” refers to common shares of CN.

•	“CN disclosure schedules” refers to the confidential disclosure schedules that CN delivered in connection with the merger agreement.

•

“CN Five-Year Plan” refers to the internal five-year financial forecast prepared by CN management and provided to KCS management for the fiscal years ending December 31, 2021 through December 31, 2025.

•	“CN’s website” refers to www.cn.ca.

•	“Code” refers to the U.S. Internal Revenue Code of 1986, as amended.

•	“COFECE” refers to the Comisión Federal de Competencia Económica (the Mexican Antitrust Commission).

•	“company superior proposal” refers to a “Company Superior Proposal”, as defined in the CPRL merger agreement.

•

“completion of the CFIUS Process” means: (i) CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the merger agreement, and KCS and CN have received written notice from CFIUS that action under Section 721 has been concluded; (ii) KCS and CN have received written notice from CFIUS that the transactions contemplated under the merger agreement are not “covered transactions” pursuant to Section 721; or (iii) CFIUS has sent a report to the President of the U.S. requesting the decision of the President of the U.S. with respect to the transactions contemplated under the merger agreement and (A) the period under Section 721 during which the President of the U.S. may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (B) the President of the U.S. has announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the transactions contemplated by the merger agreement.

•	“concession” refers to the Mexican government’s 50-year concession to KCSM, through which KCSM operates a key commercial corridor of the Mexican railroad system.

•	“control date” refers to the date on which CN is lawfully permitted to assume control over KCS’s railroad operations pursuant to the STB final approval and following completion of the CFIUS process.

•	“CPRL” refers to Canadian Pacific Railway Limited, a Canadian corporation.

•

“CPRL merger agreement” refers to the Agreement and Plan of Merger, dated as of March 21, 2021, by and among KCS, CPRL, Cygnus Merger Sub 1 Corporation and Cygnus Merger Sub 2 Corporation, which was terminated on May 21, 2021.

•	“date of the merger agreement” refers to May 21, 2021.

•	“debt financing” refers to the debt financing required to fund the cash component of, and pay transaction fees and expenses associated with, the transaction.

•	“DGCL” refers to the Delaware General Corporation Law.

•

“dissenting shares” refers to the shares of KCS common stock and KCS preferred stock held by KCS stockholders who do not vote for adoption of the merger agreement and who otherwise properly exercise and perfect appraisal rights for their shares in accordance with the DGCL.

•	“effective time” refers to the effective time of the merger.

•	“end date” refers to February 21, 2022.

•	“ESPP” refers to the Kansas City Southern 2009 Employee Stock Purchase Plan.

•	“exchange ratio” refers to 1.129 validly issued, fully paid and non-assessable CN common shares for each share of KCS common stock.

•	“FCC” refers to the Federal Communications Commission.

•

“Form F-4” refers to the registration statement on Form F-4 pursuant to which the offer and sale of CN common shares in connection with the merger will be registered pursuant to the U.S. Securities Act and in which this proxy statement/prospectus is included, together with any supplements thereto.

•

“fractional share cash amount” refers to the amount (rounded down to the nearest cent) representing the proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all holders of fractional shares of KCS common stock, of the aggregated number of fractional CN common shares that would otherwise have been issuable to such holders as part of the merger consideration.

•	“holdco” refers to Brooklyn US Holding, Inc., a Delaware corporation and a wholly owned subsidiary of CN.

•	“IFT” refers to the Instituto Federal de Telecomunicaciones (the Mexican Federal Telecommunications Institute).

•

“indemnified party” refers to each current and former director, officer or employee of KCS or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of KCS or its subsidiaries, together with such person’s heirs, executors or administrators, successors and assigns.

•	“interim period” refers to the period from and after the date of the merger agreement and prior to earlier of the effective time and the termination of the merger agreement.

•

“intervening event” refers to an event, change, occurrence, or development that is unknown and not reasonably foreseeable to the KCS board as of the date of the merger agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date of the merger agreement); provided that the receipt, existence or terms of an alternative proposal will not be deemed to be an intervening event under the merger agreement.

•	“IRS” refers to the U.S. Internal Revenue Service.

•	“JP Morgan” refers to JPMorgan Chase Bank, N.A.

•	“KCS” refers to Kansas City Southern, a Delaware corporation.

•

“KCS adjournment proposal” refers to the proposal to adjourn the KCS special meeting to solicit additional proxies if there are not sufficient votes at the time of the KCS special meeting to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders.

•

“KCS approvals” refers to (i) the filing of the certificate of merger in respect of the merger, (ii) authorizations from, or such other actions as are required to be made with or obtained from, the STB, (iii) authorizations from, or such other actions as are required to be made with or obtained from, the FCC, (iv) compliance with any applicable requirements of any antitrust laws, (v) authorizations from, or such other actions as are required to be made with or obtained from, the COFECE and the IFT, (vi) the filing of notices with the ARTF and the SCT, (vii) compliance with the applicable requirements of the U.S. Securities Act and the U.S. Exchange Act, including the filing with the SEC of the Form F-4 (of which this proxy statement/prospectus forms a part), (viii) compliance with the rules and regulations of the NYSE, (ix) compliance with any applicable foreign or state securities or blue sky laws and (x) the other consents and/or notices set forth on the KCS disclosure schedules, in each case, as required in connection with the transactions contemplated by the merger agreement.

•	“KCS board” refers to the board of directors of KCS.

•	“KCS board recommendation” refers to the KCS board’s recommendation to the KCS stockholders to adopt the merger agreement.

•	“KCS common stock” refers to shares of common stock of KCS, par value $0.01 per share.

•	“KCS common stockholders” refers to the holders of KCS common stock.

•

“KCS compensation proposal” refers to the proposal that KCS stockholders will vote on at the KCS special meeting to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement.

•	“KCS director deferred stock” refers to an award of director deferred stock that corresponds to shares of KCS common stock.

•	“KCS disclosure schedules” refers to the confidential disclosure schedules that KCS delivered in connection with the merger agreement.

•	“KCS equity awards” collectively refers to the KCS stock options, KCS restricted share awards, KCS performance share awards and KCS director deferred stock.

•

“KCS Long-Range Plan” refers to the long-range plan maintained by KCS management, which is periodically updated and reviewed with the KCS board, that reflects management’s financial and business outlook for KCS over a ten-year period.

•	“KCS merger proposal” refers to the proposal to adopt the merger agreement that KCS stockholders will vote on at the KCS special meeting.

•	“KCS performance share award” refers to an award of performance shares that corresponds to shares of KCS common stock.

•	“KCS preferred stock” refers to the 4% noncumulative preferred stock of KCS, par value $25.00 per share.

•	“KCS proposals” collectively refers to the KCS merger proposal, the KCS compensation proposal and the KCS adjournment proposal.

•	“KCS restricted share award” refers to an award of shares of KCS common stock granted subject to any vesting, forfeiture or other lapse restrictions.

•	“KCS special meeting” refers to the special meeting of KCS stockholders to be held on [—], 2021.

•	“KCS stock option” refers to an award of options to purchase shares of KCS common stock.

•	“KCS stockholders” collectively refers to the holders of KCS common stock and KCS preferred stock.

•	“KCS stockholder approval” refers to the affirmative vote of the holders of a majority of the outstanding shares of KCS voting stock in favor of the adoption of the merger agreement.

•	“KCS voting stock” refers collectively to KCS common stock and KCS preferred stock, as a single class.

•	“KCS’s website” refers to www.kcsouthern.com.

•	“KCSM” refers to Kansas City Southern de México, S.A. de C.V., a wholly owned subsidiary of KCS.

•	“KCSR” refers to The Kansas City Southern Railway Company, a wholly owned subsidiary of KCS.

•

“KPMG” refers to KPMG LLP, independent registered public accounting firm, which was retained by CN to audit the consolidated financial statements of CN incorporated in this proxy statement/prospectus by reference.

•	“MacKenzie Partners” refers to MacKenzie Partners, Inc., a proxy solicitation firm retained by KCS to assist in the solicitation of proxies for the KCS special meeting.

•

“material adverse effect” refers to, under the merger agreement and with respect to KCS or CN, as applicable, an event, change, occurrence, effect or development that (i) has a material adverse effect on the business, operations or financial condition of such party and its subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impair the ability (A) in the case of KCS, KCS, and (B) in the case of CN, CN or merger sub, to consummate the transactions contemplated by the merger agreement or, in the case of CN, to obtain the debt financing, but, solely in the case of clause (i), will not include events, changes, occurrences, effects or developments relating to or resulting from:

•	changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;

•

any decline in the market price or trading volume of such party’s shares, or any change in the credit rating of such party or any of its securities (provided that the facts and circumstances underlying such decline or change may be taken into account in determining whether a material adverse effect in respect of such party has occurred to the extent not otherwise excluded by the definition thereof);

•	changes or developments in the industries in which such party or its subsidiaries operate;

•	changes in law or the interpretation or enforcement thereof after the date of the merger agreement;

•

the execution, delivery or performance of the merger agreement or the public announcement or pendency or consummation of the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, partnerships, customers or suppliers or governmental entities;

•	in the case of KCS, the identity of CN or any of its affiliates as the acquiror of KCS;

•

compliance with the terms of, or the taking or omission of any action required by, the merger agreement or consented to (after disclosure to the other party of all material and relevant facts and information) or requested by such party in writing;

•

any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving Canada, the U.S. or any other governmental entity or the declaration by any governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of the merger agreement;

•	any hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events;

•	any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events;

•	changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of the merger agreement;

•	any litigation relating to or resulting from the merger agreement or the transactions contemplated thereby; or

•

any failure of such party to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided that the facts and circumstances underlying any such failure may be taken into account in determining whether a material adverse effect in respect of such party has occurred to the extent not otherwise excluded by the definition thereof);

except, with respect to the first, third, eighth, ninth, tenth, and eleventh bullets above, if the impact thereof is materially and disproportionately adverse to such party and its subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental material disproportionate impact may be taken into account in determining whether there has been a material adverse effect in respect of such party.

•	“merger” refers to the merger of merger sub with and into KCS, with KCS surviving the merger as a wholly owned subsidiary of CN, pursuant to the terms and conditions of the merger agreement.

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of May 21, 2021, among CN, merger sub and KCS, as it may be amended from time to time.

•	“merger consideration” collectively refers to the share consideration and the cash consideration.

•	“merger sub” refers to Brooklyn Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CN.

•	“Mexican antitrust authorities” collectively refers to the COFECE and the IFT.

•	“Morgan Stanley” refers to Morgan Stanley & Co. LLC, financial advisor to KCS in connection with the transaction.

•	“NYSE” refers to the New York Stock Exchange.

•	“preferred merger consideration” refers to $37.50 in cash, without interest, per share of KCS preferred stock.

•

“PwC” refers to PricewaterhouseCoopers LLP, an independent registered public accounting firm engaged by KCS to audit the consolidated financial statements of KCS incorporated in this proxy statement/prospectus by reference.

•

“qualifying transaction” refers to an alternative proposal in respect of KCS (for these purposes, substituting in the definition of alternative proposal “50%” for “25%” and for “75%” in each place each such phrase appears) that is publicly proposed or publicly disclosed after the date of the merger agreement and prior to the KCS special meeting and is not publicly withdrawn at least two business days prior to the KCS special meeting.

•	“RBC” collectively refers to the Royal Bank of Canada and RBC Capital Markets.

•	“record date” refers to the close of business in New York, New York on [—], 2021.

•	“representatives” refers to the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a given party.

•	“SCT” refers to the Secretaría de Comunicaciones y Transportes (the Secretary of Communications and Transportation of Mexico).

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“SEC’s website” refers to www.sec.gov.

•	“Section 721” refers to Section 721 of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder.

•	“SEDAR” refers to the Canadian System for Electronic Document Analysis and Retrieval.

•	“share consideration” refers to 1.129 validly issued, fully paid and non-assessable CN common shares for each share of KCS common stock.

•	“special meeting website” refers to the website located at [—], where KCS stockholders will be able to attend the KCS special meeting online and vote their shares electronically.

•	“STB” refers to the U.S. Surface Transportation Board.

•

“STB denial” means that either (i) the STB final approval has not been obtained by December 31, 2023 or (ii) the STB has, by a final and non-appealable order, refused to provide the STB final approval.

•	“STB final approval” refers to the final and non-appealable approval or exemption by the STB of the transactions contemplated by the merger agreement pursuant to 49 U.S.C. § 11323 et seq.

•	“STB voting trust approval” refers to the approval or authorization of the STB to consummate the voting trust transaction.

•

“superior proposal” refers to an unsolicited, bona fide written alternative proposal, made after the date of the merger agreement, substituting in the definition of alternative proposal “50%” for “25%” and for “75%” in each place each such phrase appears, made after the date of the merger agreement, that KCS’s board of directors determines in good faith, after consultation with outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (i) that is more favorable to the KCS stockholders from a financial point of view than the transactions contemplated by the merger agreement and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the KCS board.

•

“surviving corporation” or “surviving company” refers to KCS as the company that, under the merger agreement, survives the merger under Delaware law as a wholly owned subsidiary of CN at the effective time.

•

“term loan credit agreement” refers to the term loan credit agreement, dated as of June 22, 2021, among CN, as the borrower, the guarantors party thereto, the lenders party thereto and JP Morgan, as administrative agent.

•	“transaction” refers to the merger.

•	“Treasury Regulations” refers to U.S. Treasury regulations promulgated under the Code.

•	“trust stock” refers to all outstanding shares of the capital stock of the surviving corporation at any time delivered to the trustee of the voting trust pursuant to the voting trust agreement.

•	“trustee” refers to the person who will act as trustee of the voting trust established pursuant to the voting trust agreement, expected to be Mr. David L. Starling.

•	“TSX” refers to the Toronto Stock Exchange.

•	“U.S.” refers to the United States of America.

•	“U.S. Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

•	“U.S. Securities Act” refers to the U.S. Securities Act of 1933, as amended.

•	“voting trust” refers to the independent, irrevocable voting trust to be established pursuant to the voting trust agreement.

•	“voting trust agreement” refers to the voting trust agreement to be entered into by and among CN, holdco and the trustee immediately following the effective time.

•

“voting trust transaction” refers to the deposit of all of the outstanding shares of capital stock of the surviving corporation into an irrevocable voting trust immediately following the effective time.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

The following are brief answers to certain questions that you, as a stockholder of KCS, may have regarding the transaction and the other matters being considered at the KCS special meeting. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Please refer to the section entitled “Summary” on page 1 for a summary of important information regarding the merger agreement and the transactions contemplated thereby. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find Additional Information,” on page 205.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because KCS has agreed to be acquired by CN through a merger of merger sub with and into KCS, with KCS surviving the merger as a wholly owned subsidiary of CN. The merger agreement, which governs the terms and conditions of the transaction, is attached to this proxy statement/prospectus as Annex A.

Your vote is required in connection with the transaction. KCS is sending these materials to KCS stockholders to help them decide how to vote their shares with respect to the adoption of the merger agreement, among other important matters.

Q:	What matters am I being asked to vote on?

A:	In order to complete the transaction, among other things, KCS stockholders must adopt the merger agreement in accordance with the DGCL (which proposal we refer to as the “KCS merger proposal”).

KCS is holding the KCS special meeting to obtain approval of the KCS merger proposal. At the KCS special meeting, KCS stockholders will also be asked to consider and vote on:

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement (which proposal we refer to as the “KCS compensation proposal”); and

•

a proposal to adjourn the KCS special meeting to solicit additional proxies if there are not sufficient votes at the time of the KCS special meeting to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders (which proposal we refer to as the “KCS adjournment proposal”).

Your vote is very important, regardless of the number of shares that you own. The approval of the KCS merger proposal is a condition to the obligations of the parties to complete the transaction. Neither the approval of the KCS compensation proposal nor the approval of the KCS adjournment proposal is a condition to the obligations of the parties to complete the transaction.

Q:	When and where will the KCS special meeting take place?

A:

The KCS special meeting will be held virtually via the internet on [—], 2021, beginning at [—], Central Time. The KCS special meeting will be held solely via live audio webcast and there will not be a physical meeting location. KCS stockholders will be able to attend the KCS special meeting online and vote their shares electronically during the meeting by visiting [—] (which we refer to as the “special meeting website”). If you choose to attend the KCS special meeting and vote your shares during the KCS special meeting, you will need the 16-digit control number located on your proxy card as described in the section entitled “The KCS Special Meeting—Date, Time and Place of the KCS Special Meeting” on page 34.

Even if you plan to attend the KCS special meeting, KCS recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the KCS special meeting.

If you hold your shares in “street name,” you may only vote them via the special meeting website if you obtain a specific control number from your bank, broker or other nominee giving you the right to vote the shares.

Q:	Does my vote matter?

A:

Yes, your vote is very important, regardless of the number of shares that you own. The transaction cannot be completed unless, among other things, the KCS merger proposal is approved by KCS stockholders.

A failure to return or submit your proxy or to vote at the KCS special meeting as provided in this proxy statement/prospectus will have the same effect as a vote “AGAINST” the KCS merger proposal. The failure to return or submit your proxy and to attend the KCS special meeting will have no effect on the KCS compensation proposal (assuming a quorum is present) or the KCS adjournment proposal, but the failure of any shares present or represented by proxy at the KCS special meeting to vote on the proposal will have the same effect as a vote “AGAINST” the KCS compensation proposal and “AGAINST” the KCS adjournment proposal, as applicable. The KCS board unanimously recommends that you vote “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal.

Q:	What will KCS stockholders receive for their shares if the transaction is completed?

A:

If the transaction is completed, each share of common stock of KCS, par value $0.01 per share (which we refer to as “KCS common stock”), issued and outstanding immediately prior to the effective time of the merger (which we refer to as the “effective time”) (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive (i) 1.129 validly issued, fully paid and non-assessable CN common shares (which we refer to as the “share consideration”) and (ii) $200.00 in cash, without interest (which we refer to as the “cash consideration” and, together with the share consideration, as the “merger consideration”), and each share of 4% noncumulative preferred stock of KCS, par value $25.00 per share (which we refer to as “KCS preferred stock”), issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement), will be converted into the right to receive $37.50 in cash, without interest (which we refer to as the “preferred merger consideration”). Each holder of KCS common stock will receive cash (without interest and less any applicable withholding taxes) in lieu of any fractional CN common shares that such stockholder would otherwise receive as merger consideration in the transaction. Any cash amounts to be received by holders of KCS common stock in lieu of any fractional CN common shares will be rounded down to the nearest cent.

The exchange ratio is fixed and will not be adjusted to reflect changes in the price of KCS common stock or CN common shares prior to the effective time. The CN common shares issued in connection with the transaction will be listed on the New York Stock Exchange (which we refer to as the “NYSE”) and the Toronto Stock Exchange (which we refer to as the “TSX”) under the symbols “CNI” and “CNR,” respectively. Based on the number of shares of KCS common stock and CN common shares outstanding on [—], 2021, upon completion of the transaction, we expect that former holders of KCS common stock would own approximately [—]% of the outstanding common shares of CN, and holders of CN common shares (whom we refer to as “CN shareholders”) immediately prior to the transaction would own approximately [—]% of the outstanding common shares of CN. KCS common stock and KCS preferred stock are traded on the NYSE under the symbols “KSU” and “KSU-P,” respectively. We encourage you to obtain current quotes for the CN common shares and the KCS common stock.

Because CN will issue a fixed number of CN common shares in exchange for each share of KCS common stock, the value of the merger consideration that holders of KCS common stock will receive in the transaction will depend on the market price of CN common shares at the effective time and will not be known at the time that KCS stockholders vote on the transaction. The market price of CN common shares that holders of KCS common stock receive at the effective time could be greater than, less than or the same as the market price of CN common shares on the date of this proxy statement/prospectus or at the time of the KCS special meeting. Accordingly, you should obtain current market quotations for CN common shares and KCS common stock before deciding how to vote with respect to the KCS merger proposal. Based on the closing price of CN common shares of $106.39 on the NYSE on May 20, 2021, the last full trading day before the public announcement of the merger agreement, the implied value of the merger consideration to holders of KCS common stock was approximately $320.11 per share of KCS common stock, based on the exchange ratio. On [—], 2021, the latest practicable trading day before the date of this proxy statement/prospectus, the closing price of CN common shares on the NYSE was $[—] per share, resulting in an implied value of the merger consideration to holders of KCS common stock of $[—] per share of KCS common stock.

For more information regarding the merger consideration to be received by KCS stockholders if the transaction is completed, see the section entitled “The Merger Agreement—Merger Consideration” on page 118.

Q:	How does the KCS board recommend that I vote at the KCS special meeting?

A:	The KCS board unanimously recommends that you vote “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal.

In considering the recommendations of the KCS board, KCS stockholders should be aware that KCS directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of KCS stockholders generally. These interests may include the treatment of outstanding KCS stock options, KCS restricted share awards, KCS performance share awards and KCS director deferred stock (which we collectively refer to as “KCS equity awards”) under the merger agreement, the potential payment of severance benefits and acceleration of outstanding KCS equity awards upon certain terminations of employment, retention awards and rights to ongoing indemnification and insurance coverage. For a more complete description of these interests, see the information provided in the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction” on page 84.

Q:	If my KCS stock is represented by physical stock certificates, should I send my stock certificates now?

A:

No. After the transaction is completed, you will receive a transmittal form from the exchange agent with instructions for the surrender of your KCS stock certificates. Please do not send your stock certificates with your proxy card.

Q:	Who may vote at the KCS special meeting?

A:

All holders of record of shares of KCS voting stock who held shares at the close of business on [—], 2021 (which we refer to as “the record date”) are entitled to receive notice of, and to vote at, the KCS special meeting. Each such holder of KCS voting stock is entitled to cast one vote on each matter properly brought before the KCS special meeting for each share of KCS voting stock that such holder owned of record as of the record date. Attendance at the KCS special meeting is not required to vote. See below and the section entitled “The KCS Special Meeting—Voting by Proxy or in Person” on page 37 for instructions on how to vote your shares without attending the KCS special meeting.

Q:	What is a proxy?

A:

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of KCS voting stock is referred to as a “proxy card.”

Q:	How many votes does each share of KCS voting stock have?

A:	Each KCS stockholder is entitled to one vote for each share of KCS voting stock held of record as of the record date. As of the record date, there were [—] outstanding shares of KCS voting stock.

Q:	How many votes must be present to hold the KCS special meeting?

A:

A quorum is the minimum number of shares required to be represented, either by the appearance of the stockholder in person (including virtually) or through representation by proxy, to hold a valid meeting.

Holders of a majority of the aggregate voting power of the KCS capital stock issued and outstanding and entitled to vote must be present via the special meeting website or represented by proxy at the KCS special meeting in order to constitute a quorum.

If a quorum is not present, the KCS special meeting may be adjourned or postponed until the holders of the number of shares of KCS voting stock required to constitute a quorum attend.

Q:	Where will the CN common shares that I receive in the transaction be publicly traded?

A:	The CN common shares to be issued to holders of KCS common stock in the transaction will be listed for trading on the NYSE and the TSX under the symbols “CNI” and “CNR,” respectively.

Q:	What happens if the transaction is not completed?

A:

If the KCS merger proposal is not approved by KCS stockholders, or if the transaction is not completed for any other reason, KCS stockholders will not receive the merger consideration or the preferred merger consideration, as applicable, in connection with the transaction, and their shares of KCS stock will remain outstanding.

If the transaction is not completed, KCS will remain an independent public company, the KCS common stock will continue to be listed and traded on the NYSE under the symbol “KSU” and the KCS preferred stock will continue to be listed and traded on the NYSE under the symbol “KSU-P.”

If the merger agreement is terminated under specified circumstances, KCS may be required to pay CN a termination fee of $700.0 million and to refund holdco the reimbursement of the $700.0 million termination fee paid by KCS to CPRL in connection with the termination of the CPRL merger agreement. If the merger agreement is terminated under other specified circumstances, CN may be required to pay KCS a termination payment of $1.0 billion. See the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement” on page 143 for a more detailed discussion of the termination payments.

Q:	What is a “broker non-vote”?

A:

Under the NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the KCS proposals are “non-routine” matters under NYSE rules.

A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the KCS proposals are non-routine matters under NYSE rules for which brokers do not have discretionary authority to vote, KCS does not expect there to be any broker non-votes at the KCS special meeting.

Q:	What stockholder vote is required for the approval of each proposal at the KCS special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the KCS special meeting?

A:

Proposal 1: KCS Merger Proposal. Assuming a quorum is present at the KCS special meeting, approval of the KCS merger proposal requires the affirmative vote of at least a majority of the outstanding shares of KCS voting stock entitled to vote on the KCS merger proposal. Accordingly, a KCS stockholder’s abstention from voting or the failure of any KCS stockholder to vote (including the failure of a KCS stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the KCS merger proposal) will have the same effect as a vote “AGAINST” the KCS merger proposal.

Proposal 2: KCS Compensation Proposal. Assuming a quorum is present at the KCS special meeting, approval of the advisory KCS compensation proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS compensation proposal. Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS compensation proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for the KCS compensation proposal (assuming a quorum is present).

Proposal 3: KCS Adjournment Proposal. Approval of the KCS adjournment proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS adjournment proposal (whether or not a quorum is present). Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS adjournment proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the compensation that may be paid or become payable to KCS’s named executive officers (i.e., the KCS compensation proposal)?

A:

Under SEC rules, KCS is required to seek a non-binding, advisory vote of its stockholders with respect to the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement.

Q:

What happens if KCS stockholders do not approve, by non-binding, advisory vote, the compensation that may be paid or become payable to KCS’s named executive officers (i.e., the KCS compensation proposal)?

A:

Because the vote to approve the KCS compensation proposal is advisory in nature, the outcome of the vote will not be binding upon KCS or the combined company, and the completion of the transaction is not conditioned or dependent upon the approval of the KCS compensation proposal. Accordingly, the compensation that is subject to the vote, which is described in the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction” on page 84 of this proxy statement/prospectus, may be paid to KCS’s named executive officers even if the KCS stockholders do not approve the KCS compensation proposal.

Q:	How can I vote my shares at the KCS special meeting?

A:

Shares held directly in your name as the stockholder of record of KCS may be voted during the KCS special meeting via the special meeting website. If you choose to vote your shares during the virtual meeting, you will need the 16-digit control number included on your proxy card in order to access the special meeting website and to vote as described in the section entitled “The KCS Special Meeting—Voting by Proxy or in Person” on page 37.

Shares held in “street name” may be voted via the special meeting website only if you obtain a specific control number and follow the instructions provided by your bank, broker or other nominee. See the section entitled “The KCS Special Meeting—Voting by Proxy or in Person” on page 37.

Even if you plan to attend the KCS special meeting, KCS recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the KCS special meeting.

Additional information on attending the KCS special meeting can be found under the section entitled “The KCS Special Meeting” on page 34.

Q:	How can I vote my shares without attending the KCS special meeting?

A:

Whether you hold your shares directly as the stockholder of record of KCS or beneficially in “street name,” you may direct your vote by proxy without attending the KCS special meeting via the special meeting website. If you are a stockholder of record, you can vote by proxy over the internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under the section entitled “The KCS Special Meeting” on page 34.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:

If your shares of KCS voting stock are registered directly in your name with Computershare, the transfer agent for KCS, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote your shares directly at the KCS special meeting. You may also grant a proxy for your vote directly to KCS or to a third party to vote your shares at the KCS special meeting.

If your shares of KCS voting stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares and you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the internet.

Q:	If my shares of KCS voting stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

No. Your bank, broker or other nominee will only be permitted to vote your shares of KCS voting stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under NYSE rules, banks, brokers and other nominees who hold shares of KCS voting stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the KCS proposals. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

Since there are no items on the agenda that your broker has discretionary authority to vote upon, your shares will not be counted as present at the KCS special meeting for the purposes of determining a quorum if you fail to instruct your broker on how to vote on the KCS proposals. If you fail to submit any instruction to your bank, broker or other nominee, it will have no effect on the KCS compensation proposal, assuming that a quorum is otherwise present, and it will have no effect on the KCS adjournment proposal. However, failure to instruct your bank, broker or other nominee on how to vote will have the same effect as a vote “AGAINST” the KCS merger proposal.

Q:	What should I do if I receive more than one set of voting materials for the KCS special meeting?

A:

If you hold shares of KCS voting stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of KCS voting stock in more than one brokerage account, you may receive more than one set of voting materials relating to the KCS special meeting.

Record Holders.    For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or via the internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of KCS voting stock held directly by you are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to make sure that you vote all of your shares held in “street name.”

Q:	If a stockholder gives a proxy, how are the shares of KCS voting stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of KCS voting stock in the way that you indicate. For each item before the KCS special meeting, you may specify whether your shares of KCS voting stock should be voted for or against, or should abstain from voting.

Q:	How will my shares of KCS voting stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy and do not indicate how you want your shares of KCS voting stock to be voted, then your shares of KCS voting stock will be voted in accordance with the recommendations of the KCS board: “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Any KCS stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the KCS special meeting by doing any of the following:

•

subsequently submitting a new proxy (including by submitting a proxy via the internet or telephone) for the KCS special meeting that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to KCS’s Corporate Secretary; or

•	voting at the KCS special meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the KCS special meeting and vote thereat. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Kansas City Southern

427 West 12th Street

Kansas City, Missouri 64105

1-888-800-3690

Attention: Corporate Secretary

For more information, see the section entitled “The KCS Special Meeting—Revocability of Proxies and Changes to a KCS Stockholder’s Vote” on page 38.

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the KCS special meeting?

A:

The preliminary voting results for the KCS special meeting are expected to be announced at the KCS special meeting. In addition, within four business days following certification of the final voting results KCS will file the final voting results of the KCS special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Do KCS stockholders have dissenters’ or appraisal rights?

A:

Yes. If a KCS stockholder wants to exercise appraisal rights and receive the fair value of shares of KCS common stock or KCS preferred stock in cash instead of the merger consideration or preferred merger consideration, as applicable, then you must file a written objection with KCS prior to the KCS special meeting stating, among other things, that you will exercise your right to dissent if the transaction is completed. Also, you may not vote in favor of the KCS merger proposal and must follow other procedures, both before and after the KCS special meeting, as described in Annex D to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the KCS merger proposal, then your shares will automatically be voted in favor of the KCS merger proposal and you will lose all appraisal rights available under Delaware law. A summary of these provisions can be found under “The Merger Agreement—Shares Subject to Properly Exercised Appraisal Rights” on page 119. Due to the complexity of the procedures for exercising the right to seek appraisal, KCS stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Delaware law provisions will result in the loss of the right of appraisal.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the KCS merger proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” on page 20. You also should read and carefully consider the risk factors with respect to KCS and CN that are contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What happens if I sell my shares of KCS voting stock after the record date but before the KCS special meeting?

A:

The record date is earlier than the date of the KCS special meeting. If you sell or otherwise transfer your shares of KCS voting stock after the record date but before the KCS special meeting, you will, unless special arrangements are made, retain your right to vote at the KCS special meeting.

Q:	Who is paying for the KCS special meeting and this proxy solicitation?

A:

KCS has engaged MacKenzie Partners, Inc. (which we refer to as “MacKenzie Partners”), to assist in the solicitation of proxies for the KCS special meeting. KCS estimates that it will pay MacKenzie Partners a fee of approximately $[—], plus reimbursement for certain out-of-pocket fees and expenses. KCS has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

KCS also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of KCS voting stock. KCS’s directors, officers and employees and CN’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	How will CN’s acquisition of KCS be effected?

A:	Certain activities of CN, KCS and their subsidiaries are regulated by the STB, and STB final approval is required for CN’s acquisition of control of KCS.

The parties intend to consummate the transaction prior to having obtained STB final approval through the use of a voting trust. A voting trust is a mechanism that allows the transfer of beneficial ownership of the shares of a rail carrier to an acquiror, while keeping that rail carrier independent and avoiding premature control of that rail carrier pending STB review of the transaction.

Under the merger agreement, CN and Brooklyn US Holding, Inc., a Delaware corporation and a wholly owned subsidiary of CN (which we refer to as “holdco”), intend, immediately after the consummation of the transaction, to deposit all of the outstanding shares of capital stock of the surviving corporation into an independent, irrevocable voting trust (which we refer to as the “voting trust”) under a voting trust agreement (which we refer to as the “voting trust agreement”) to be entered into by and among CN, holdco and the trustee, expected to be Mr. David L. Starling (whom we refer to as the “trustee”), to ensure that CN and holdco do not acquire and directly or indirectly exercise control over KCS and its affiliates prior to obtaining the STB final approval. Instead, the outstanding shares of capital stock of the surviving corporation would be held in the voting trust and voted by the trustee pending the STB’s review of CN’s acquisition of control of KCS.

CN has filed with the STB a motion for approval of the voting trust agreement. As of June 22, 2021, the motion for approval of the voting trust remained under STB review. For more information on the required regulatory approvals and applicable regulatory processes, see the section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction” on page 91.

Q:	When is CN’s acquisition of KCS expected to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Transaction to Occur” on page 121, including approval of the KCS merger proposal by KCS stockholders, the merger is expected to be completed in the second half of 2021. However, neither KCS nor CN can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the transaction is subject to conditions and factors outside the control of both companies, including the receipt of certain required regulatory approvals. KCS and CN hope to complete the merger as soon as reasonably practicable. The merger agreement contains an end date of February 21, 2022 for the completion of the merger (which we refer to as the “end date”). KCS stockholders will become entitled to receive the merger consideration and the preferred merger consideration upon the consummation of the merger.

STB review for final approval of the transaction is expected to be completed in the second half of 2022.

Q:	What equity stake will KCS stockholders hold in CN immediately following the transaction?

A:

Based on the number of CN common shares and shares of KCS common stock outstanding on [—], 2021, at the effective time, former holders of KCS common stock are expected to own approximately [—]% of the outstanding CN common shares, and persons who were CN shareholders immediately prior to the transaction are expected to own approximately [—]% of the outstanding CN common shares. The relative ownership interests of CN shareholders and former holders of KCS common stock in CN immediately following the transaction will depend on the number of CN common shares and shares of KCS common stock issued and outstanding immediately prior to the transaction.

Q:	If I am a holder of KCS common stock or KCS preferred stock, how will I receive the merger consideration or preferred merger consideration to which I am entitled?

A:

If you hold your shares of KCS common stock or KCS preferred stock in book-entry form, whether through The Depository Trust Company or otherwise, you will not be required to take any specific actions to exchange your shares for CN common shares and the cash consideration. Your shares of KCS common stock or KCS preferred stock will, at the effective time, be automatically exchanged for, as applicable, the CN common shares and cash (including any cash in lieu of any fractional CN common shares) to which you are entitled. If you instead hold your shares of KCS common stock or KCS preferred stock in certificated form, then, after receiving the proper and completed documentation from you following the completion of the transaction, Computershare Investor Services Inc. or a bank or trust company or similar institution selected by CN with KCS’s prior approval (which we refer to as the “exchange agent”) will deliver to you the CN common shares and cash (including any cash in lieu of any fractional CN common shares) to which you are entitled as merger consideration or preferred merger consideration, as applicable. More information may be found in the sections entitled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—No Fractional Shares” each on page 118.

Q:	Will the CN common shares to be issued to holders of KCS common stock at the effective time be traded on an exchange?

A:

Yes. It is a condition to the completion of the transaction that the CN common shares to be issued in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions. The CN common shares to be issued to KCS common stockholders in connection with the transaction will be listed for trading on the NYSE and the TSX under the symbols “CNI” and “CNR,” respectively, and may be traded on the exchanges by stockholders.

CN common shares to be issued to KCS common stockholders in connection with the transaction will be freely transferable, except for CN common shares issued to any stockholder deemed to be an “affiliate” of CN for purposes of United States (which we refer to as the “U.S.”) federal securities law. CN common shares to be issued to KCS common stockholders in connection with the transaction will not be legended and may be resold in Canada through registered dealers provided that (i) the trade is not a “control distribution” as defined in National Instrument 45-102—Resale of Securities of the Canadian securities administrators, (ii) no unusual effort is made to prepare the market or to create a demand for the CN common shares, (iii) no extraordinary commission or consideration is paid to a person in respect of such sale, and (iv) if the selling security holder is an insider or officer of CN, as the case may be, the selling security holder has no reasonable grounds to believe that CN is in default of applicable Canadian securities law. For more information, see the section entitled “The KCS Merger Proposal—Restrictions on Resales of CN Common Shares Received in the Transaction” on page 100.

Q:	What are the material U.S. federal income tax consequences of the transaction?

A:

The receipt of merger consideration and/or preferred consideration, as applicable (which we refer to as the “applicable consideration”) in exchange for shares of KCS voting stock pursuant to the transaction generally will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder (as defined below in the section entitled “The KCS Merger Proposal—Certain U.S. Federal Income Tax Consequences”) will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value of the CN common shares received in the merger and (ii) the U.S. holder’s adjusted tax basis in the KCS voting stock surrendered in exchange therefor.

For the more detailed discussion of the material U.S. federal income tax consequences of the transaction, including a discussion of the potential application of Section 304 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which may characterize the receipt of the applicable consideration as a dividend for U.S. federal income tax purposes, see the section entitled “The KCS Merger Proposal—Certain U.S. Federal Income Tax Consequences” on page 101.

The U.S. federal income tax consequences described above may not apply to all KCS stockholders. The tax consequences to KCS stockholders will depend on their individual situations. Accordingly, all KCS stockholders are urged to consult their own tax advisors for a full understanding of the particular tax consequences of the transaction to them.

Q:	What are the material Canadian federal income tax consequences of the transaction?

A:

A Canadian resident holder (as defined in the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences” on page 105) who disposes of their KCS common stock for CN common shares and cash consideration (including cash received in lieu of a fractional CN common share) in connection with the merger will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the fair market value of the CN common shares and cash consideration received exceeds (or is less than) the adjusted cost base of the Canadian resident holder’s KCS common stock determined immediately before the disposition and any reasonable costs of disposition.

A Canadian resident holder who disposes of their KCS preferred stock in connection with the merger will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the cash consideration received exceeds (or is less than) the adjusted cost base of the Canadian resident holder’s KCS preferred stock determined immediately before the disposition and any reasonable costs of disposition.

A non-Canadian resident holder (as defined in the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences” on page 105) will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of KCS common stock or KCS preferred stock, as the case may be, in connection with the merger, or on a subsequent disposition of a CN common share acquired via the merger, as applicable, unless the relevant share is “taxable Canadian property” and is not “treaty-protected property” (as those terms are defined in the Canadian tax act) of the non-Canadian resident holders, at the time of the disposition.

For more information, see the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences” on page 105.

Q:	Is the exchange ratio subject to adjustment based on changes in the prices of KCS common stock or CN common shares? Can it be adjusted for any other reason?

A:

For the share consideration portion of the merger consideration, for each share of KCS common stock, you will receive a fixed number of CN common shares equal to the exchange ratio of 1.129, not a number of shares that will be determined based on a fixed market value. The market value of CN common shares and the market value of KCS common stock at the effective time may vary significantly from their respective values on the date that the merger agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the KCS special meeting. Stock price changes may result from a variety of factors, including changes in CN’s or KCS’s respective businesses, operations or prospects, regulatory considerations, and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of CN common shares or the market value of KCS common stock. Therefore, the aggregate market value of the CN common shares that you are entitled to receive at the effective time could vary significantly from the value of such shares on the date of this proxy statement/prospectus or the date of the KCS special meeting. See the risk factor entitled “Because the exchange ratio is fixed and the market price of shares of CN common shares has fluctuated and will continue to fluctuate, KCS stockholders cannot be sure of the value of the merger consideration they will receive in the transaction prior to the closing of the transaction” on page 20.

However, the merger consideration will be equitably adjusted to provide you and CN with the same economic effect as contemplated by the merger agreement in the event of any further reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar transaction involving KCS common stock or CN common shares prior to the effective time.

Q:	What should I do now?

A:

You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	How can I find more information about KCS or CN?

A:	You can find more information about KCS or CN from various sources described in the section entitled “Where You Can Find Additional Information” on page 205 of this proxy statement/prospectus.

Q:	Whom do I call if I have questions about the KCS special meeting or the transaction?

A:	If you have questions about the KCS special meeting or the transaction, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

MacKenzie Partners, Inc.

KCS stockholders call toll-free from the U.S. and Canada

at 1-800-322-2885

or direct at 1-212-929-5500 from other locations

Banks and brokers may call collect at 1-212-929-5500

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that might be important to you. KCS and CN urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, the documents incorporated by reference into this proxy statement/prospectus and the other documents to which KCS and CN have referred you. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” on page 205. Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (page 114)

Canadian National Railway Company

935 de La Gauchetière Street West

Montreal, Quebec, Canada H3B 2M9

1-514-399-7091

CN is engaged in the rail and related transportation business. CN’s network of 19,500 route miles of track spans Canada and the U.S. and is the only railroad connecting Canada’s Eastern and Western coasts with the U.S. South. CN’s extensive network and efficient connections to all Class I railroads provide CN customers access to Canada, the U.S. and Mexico. Essential to the economy, to the customers, and to the communities it serves, CN safely transports more than 300 million tons of cargo annually, serving exporters, importers, retailers, farmers and manufacturers. CN and its affiliates have been contributing to community prosperity and sustainable trade since 1919. CN is committed to programs supporting social responsibility and environmental stewardship. CN’s freight revenues are derived from seven commodity groups representing a diversified and balanced portfolio of goods transported between a wide range of origins and destinations. This product and geographic diversity better positions CN to face economic fluctuations and enhances its potential for growth opportunities. For the year ended December 31, 2020, CN’s largest commodity group accounted for 27% of total revenues. From a geographic standpoint, 16% of revenues relate to U.S. domestic traffic, 31% transborder traffic, 17% Canadian domestic traffic and 36% overseas traffic. CN is the originating carrier for over 85%, and the originating and terminating carrier for over 65%, of traffic moving along its network, which allows it both to capitalize on service advantages and build on opportunities to efficiently use assets.

CN is committed to conducting its operations and activities in a manner that protects the natural environment and considers protecting the environment a fundamental corporate social responsibility governing its activities.

CN controls and holds all of the common stock of holdco. CN is a public company and CN common shares are listed on the NYSE under the symbol “CNI” and the TSX under the symbol “CNR”. CN’s principal executive office is located at 935 de La Gauchetière Street West, Montreal, Quebec, Canada H3B 2M9, and its telephone number is 1-514-399-7091.

Additional information about CN can be found on its website at www.cn.ca. The information contained in, or that can be accessed through, CN’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about CN, see the section entitled “Where You Can Find Additional Information” on page 205.

Brooklyn Merger Sub, Inc.

17641 S. Ashland Avenue

Homewood, IL 60430

1-514-399-8100

Merger sub, a Delaware corporation and a wholly owned subsidiary of CN, was formed for the purpose of facilitating the transaction. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, merger sub will merge with and into KCS. As a result, immediately following the merger, KCS will survive as a wholly owned subsidiary of CN and merger sub will cease to exist as a separate entity.

Following the closing of the transaction, all of the outstanding shares of capital stock of the surviving corporation, as successor to KCS, will be deposited into the voting trust subject to the voting trust agreement, pending receipt of STB final approval.

Merger sub’s principal executive office is located at 17641 S. Ashland Avenue, Homewood, IL 60430, and its telephone number is 1-514-399-8100.

Brooklyn US Holding, Inc.

17641 S. Ashland Avenue

Homewood, IL 60430

1-514-399-8100

Holdco, a Delaware corporation and a wholly owned subsidiary of CN, was formed for the purpose of facilitating the transaction. Immediately following the effective time, holdco will establish the voting trust. The trust certificates will show holdco as the registered holder of the trust certificates.

Holdco’s principal executive office is located at 17641 S. Ashland Avenue, Homewood, IL 60430, and its telephone number is 1-514-399-8100.

Kansas City Southern

427 West 12th Street

Kansas City, MO 64105

1-816-983-1303

KCS, a Delaware corporation, is a holding company with domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the central U.S. with major industrial cities in Mexico. As used below, “Kansas City Southern” may refer to KCS or, as the context requires, to one or more subsidiaries of KCS.

Kansas City Southern controls and owns all of the stock of The Kansas City Southern Railway Company (which we refer to as “KCSR”), a U.S. Class 1 railroad founded in 1887. KCSR serves a ten-state region in the Midwest and southeast regions of the U.S. and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi and Texas.

Kansas City Southern controls and owns all of the stock of Kansas City Southern de México, S.A. de C.V. (which we refer to as “KCSM”). Through its 50-year concession from the Mexican government (which we refer to as the “concession”), which could expire in 2047 unless extended, KCSM operates a key commercial corridor of the Mexican railroad system and has as its core route the most strategic portion of the shortest, most direct rail passageway between Mexico City and Laredo, Texas. Laredo is a principal international gateway through which a substantial portion of rail and truck traffic between the U.S. and Mexico crosses the border. KCSM serves most of Mexico’s principal industrial cities and three of its major seaports. KCSM’s rail lines provide exclusive rail access to the U.S. and Mexico border crossing at Nuevo Laredo, Tamaulipas. Under the concession, KCSM has the right to use and operate the southern half of the rail bridge at Laredo, Texas, which spans the Rio Grande River between the U.S. and Mexico. KCS owns the northern half of this bridge through its ownership of Mexrail, Inc. (which we refer to as “Mexrail”).

KCSM also provides exclusive rail access to the port of Lazaro Cardenas on the Pacific Ocean. The Mexican government developed the port at Lazaro Cardenas principally to serve Mexican markets and as an alternative to the U.S. west coast ports for Asian and South American traffic bound for North America.

Kansas City Southern wholly owns Mexrail which, in turn, wholly owns The Texas Mexican Railway Company (which we refer to as “Tex-Mex”). Tex-Mex owns a 160-mile rail line extending from Laredo, Texas to the port city of Corpus Christi, Texas, which connects the operations of KCSR with KCSM.

The Kansas City Southern coordinated rail network (KCSR, KCSM and Tex-Mex, including trackage rights) comprises approximately 7,100 route miles extending from the Midwest and southeast regions of the U.S. south into Mexico and connects with all other Class 1 railroads, providing shippers with an effective alternative to other railroad routes and giving direct access to Mexico and the southeast and southwest U.S. through alternate interchange hubs.

Panama Canal Railway Company (which we refer to as “PCRC”), an unconsolidated joint venture company owned equally by Kansas City Southern and Mi-Jack Products, Inc. (which we refer to as “Mi-Jack”), was awarded a concession from the Republic of Panama to reconstruct and operate the Panama Canal Railway, a 47-mile railroad located adjacent to the Panama Canal that provides international container shipping companies with a railway transportation alternative to the Panama Canal. The concession was awarded in 1998 for an initial term of 25 years with an automatic renewal for an additional 25-year term. The Panama Canal Railway is a north-south railroad traversing the isthmus of Panama between the Atlantic and Pacific oceans.

Other subsidiaries and affiliates of Kansas City Southern include the following:

•	KCSM Servicios, S.A. de C.V., a wholly owned and consolidated subsidiary that provides employee services to KCSM;

•

Meridian Speedway, LLC, a 70% owned consolidated affiliate that owns the former KCSR rail line between Meridian, Mississippi and Shreveport, Louisiana, which is the portion of the rail line between Dallas, Texas and Meridian known as the “Meridian Speedway.” Norfolk Southern Corporation, through its wholly owned subsidiary, The Alabama Great Southern Railroad Company, owns the remaining 30% of MSLLC;

•	TFCM, S. de R.L. de C.V., a 45% owned unconsolidated affiliate that operates a bulk liquid terminal in San Luis Potosí, Mexico;

•	Ferrocarril y Terminal del Valle de México, S.A. de C.V., a 25% owned unconsolidated affiliate that provides railroad services as well as ancillary services in the greater Mexico City area; and

•	PTC-220, LLC, a 14% owned unconsolidated affiliate that holds the licenses to large blocks of radio spectrum and other assets for positive train control.

KCS is a public company. KCS common stock and KCS preferred stock are traded on the NYSE under the symbols “KSU” and “KSU-P,” respectively. KCS’s principal executive offices are located at 427 West 12th Street, Kansas City, MO 64105, and its telephone number is 1-816-983-1303.

Additional information about KCS can be found on its website at www.kcsouthern.com. The information contained in, or that can be accessed through, KCS’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about KCS, see the section entitled “Where You Can Find Additional Information,” on page 205.

Risk Factors (page 20)

The transactions contemplated by the merger agreement involve risks, some of which are related to the transaction. In considering the transaction, including whether to vote for the KCS merger proposal, the KCS compensation proposal and the KCS adjournment proposal, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors” on page 20, together with the other information included or incorporated by reference in this proxy statement/prospectus.

The Merger Agreement (page 117)

The merger agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, at the effective time, merger sub will merge with and into KCS, with KCS surviving the merger as a wholly owned subsidiary of CN. The terms and conditions of the transaction are contained in the merger agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the transaction. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the transaction are qualified in their entirety by reference to the full text of the merger agreement. For a summary of the merger agreement, see the section entitled “The Merger Agreement” on page 117.

Merger Consideration (page 118)

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of KCS common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted automatically into the right to receive the merger consideration, being the share consideration of 1.129 validly issued, fully paid and non-assessable CN common shares and the cash consideration of $200.00 in cash, without interest, and each share of KCS preferred stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive the preferred merger consideration of $37.50 in cash, without interest.

The merger consideration and/or the preferred merger consideration will be equitably adjusted in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving KCS common stock, KCS preferred stock or CN common shares prior to the effective time, to proportionally reflect such change. For a full description of the treatment of KCS equity awards in the transaction, see the sections entitled “The Merger Agreement—Treatment of KCS Equity Awards” and “The Merger Agreement—Merger Consideration,” on pages 120 and 118, respectively.

Recommendation of the KCS Board (page 52)

The KCS board unanimously recommends that you vote “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal. For a description of some of the factors considered by the KCS board in reaching its decision to approve the merger agreement and additional information on the recommendation of the KCS board that KCS stockholders vote to adopt the merger agreement, see the section entitled “The KCS Merger Proposal—Recommendation of the KCS Board; KCS’s Reasons for the Transaction,” on page 52.

The Voting Trust (page 147)

Certain activities of CN, KCS and their subsidiaries are regulated by the STB. STB approval or exemption is required for, among other things, CN’s acquisition of control of KCS. Immediately following the effective time, holdco will establish the voting trust and, pending STB final approval, all of the outstanding shares of capital stock of the surviving corporation will be deposited into the voting trust in accordance with the terms and conditions of the voting trust agreement. The trustee will agree to act as voting trustee in respect of the voting trust; in such capacity, the trustee will vote all shares of the capital stock of the surviving corporation at any time delivered to the trustee of the voting trust pursuant to the voting trust agreement (which shares we refer to as “trust stock”). Although holdco will remain the beneficial owner of the trust stock, both it and CN will be unable to exercise control over KCS while the trust stock is held by the trustee. The placement of the outstanding shares of capital stock of the surviving corporation into the voting trust by holdco will insulate the surviving corporation from control by CN and holdco until STB final approval has been either obtained (or is otherwise no longer required by law) or denied. The management and board of directors of KCS will continue to manage the surviving corporation while it is in trust, pursuing its independent business plan and growth strategies. For a summary of the terms of the voting trust, see the section entitled “The Voting Trust,” on page 147.

Comparative Per Share Market Price Information (page 33)

The following table presents the closing price per share of CN common shares on the TSX and the NYSE and of KCS common stock on the NYSE on (i) March 19, 2021, the last full trading day prior to the public announcement of the signing of the CPRL merger agreement, (ii) April 19, 2021, the last trading day before the public announcement of the CN Proposal (as defined in the section entitled “The KCS Merger Proposal—Background of the Transaction” on page 42), (iii) May 20, 2021, the last full trading day prior to the public announcement of the signing of the merger agreement, and (iv) [—], 2021, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of KCS common stock, which was calculated by multiplying the closing price of CN common shares on the NYSE on those dates by the exchange ratio and adding the cash consideration.

Date	CN common shares TSX	CN common shares NYSE	KCS common stock NYSE	Equivalent value of merger consideration per share of KCS common stock based on price of CN common shares on NYSE
	(C$)	(US$)	(US$)	(US$)
March 19, 2021	146.55	116.82	224.16	331.89
April 19, 2021	148.16	118.13	256.4	333.37
May 20, 2021	128.27	106.39	293.67	320.11
[—], 2021	[—]	[—]	[—]	[—]

Opinions of KCS’s Financial Advisors (page 53)

Opinion of Morgan Stanley

Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) was retained by the KCS board to act as its financial advisor in connection with the transaction. On May 21, 2021, Morgan Stanley rendered its oral opinion, which was confirmed by delivery of a written opinion dated May 21, 2021, to the KCS board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by the holders of shares of KCS common stock, other than shares held in treasury or held by CN, merger sub or KCS (in each case, other than shares held on behalf of third parties) or shares with respect to which the holders thereof have not voted in favor of the adoption of the merger agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (collectively, “excluded shares”), under the merger agreement was fair from a financial point of view to such holders of KCS common stock.

The full text of Morgan Stanley’s written opinion to the KCS board, dated May 21, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex B. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion in the section entitled “The KCS Merger Proposal—Opinion of Morgan Stanley” on page 58 carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the KCS board, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of KCS common stock (other than excluded shares) under the merger agreement as of the date of the opinion and did not address any other aspects or implications of the transaction. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how the KCS stockholders should vote at any stockholders’ meetings to be held in connection with the transaction.

Opinion of BofA Securities

On May 21, 2021, at a meeting of the KCS board held to evaluate the transaction, BofA Securities, Inc. (which we refer to as “BofA Securities”), KCS’s financial advisor, delivered to the KCS board an oral opinion, which was confirmed by delivery of a written opinion dated May 21, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in BofA Securities’ written opinion, the merger consideration to be received in the transaction by holders of KCS common stock (other than excluded shares) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the KCS board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. The summary of BofA Securities’ opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of BofA Securities’ written opinion. BofA Securities delivered its opinion to the KCS board for the benefit and use of the KCS board (in its capacity as such) in connection with and for purposes of its evaluation of the transaction. BofA Securities’ opinion does not address any other terms or other aspects or implications of the transaction and no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to KCS or in which KCS might engage or as to the underlying business decision of KCS to proceed with or effect the transaction. BofA Securities’ opinion does not address any other aspect of the transaction and does not express any opinion or recommendation as to how any stockholder should vote or act in connection with the transaction or any related matter. See the section entitled “The KCS Merger Proposal—Opinion of BofA Securities” on page 69.

The KCS Special Meeting (page 34)

Date, Time and Place of the KCS Special Meeting

The KCS special meeting will be held virtually via the internet on [—], 2021, at [—], Central Time. In light of ongoing developments related to the COVID-19 (coronavirus) pandemic, KCS has elected to hold the KCS special meeting solely by means of remote communication via the internet. The KCS special meeting will be held solely via live audio webcast and there will not be a physical meeting location. KCS stockholders will be able to attend the KCS special meeting online and vote their shares electronically during the meeting by visiting the special meeting website at [—].

Record Date and Outstanding Shares of KCS Voting Stock

Only holders of record of shares of KCS voting stock outstanding as of the close of business on [—], 2021, the record date for the KCS special meeting, are entitled to notice of, and to vote at, the KCS special meeting or any adjournment or postponement of the KCS special meeting. KCS stockholders may cast one vote for each share of KCS voting stock that KCS stockholders own of record as of that record date.

Quorum

A quorum of KCS stockholders is necessary to transact business at the KCS special meeting. A quorum will exist at the KCS special meeting if holders of a majority of the aggregate voting power of the KCS capital stock issued and outstanding and entitled to vote are present in person (including virtually) or represented by proxy. All shares of KCS voting stock represented by a valid proxy and all abstentions will be counted as present for purposes of establishing a quorum. All of the KCS proposals are considered “non-routine” matters under the NYSE rules, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the KCS special meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the beneficial owner provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the KCS special meeting.

Required Vote to Approve the KCS Merger Proposal

Assuming a quorum is present at the KCS special meeting, approval of the KCS merger proposal requires the affirmative vote of at least a majority of the outstanding shares of KCS voting stock entitled to vote on the KCS merger proposal. Accordingly, a KCS stockholder’s abstention from voting or the failure of any KCS stockholder to vote (including the failure of a KCS stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the KCS merger proposal) will have the same effect as a vote “AGAINST” the KCS merger proposal.

Required Vote to Approve the KCS Compensation Proposal

Assuming a quorum is present at the KCS special meeting, approval of the KCS compensation proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS compensation proposal. Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS compensation proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for the KCS compensation proposal (assuming a quorum is present).

Required Vote to Approve the KCS Adjournment Proposal

Approval of the KCS adjournment proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS adjournment proposal (whether or not a quorum is present). Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS adjournment proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

Voting by Directors and Executive Officers

As of [—], 2021, the latest practicable date prior to the date of this proxy statement/prospectus, KCS directors and executive officers, and their affiliates, as a group, owned and were entitled to vote approximately [—]% of the total outstanding shares of KCS common stock and [—]% of the total outstanding shares of KCS preferred stock. Although no KCS director or executive officer has entered into any agreement obligating them to do so, KCS currently expects that all of its directors and executive officers will vote their shares “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal. See the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction” on page 84 and the arrangements described in Part III of KCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, KCS’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 and KCS’s Definitive Proxy Statement on Schedule 14A for KCS’s 2021 annual meeting of stockholders filed with the SEC on April 9, 2021, all of which are incorporated into this proxy statement/prospectus by reference.

Listing of CN Common Shares (page 84)

The completion of the transaction is conditional upon the approval for listing of CN common shares issuable under the merger agreement on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements, prior to the effective time.

Delisting and Deregistration of KCS Common Stock (page 84)

If the transaction is completed, KCS common stock will be delisted from the NYSE and deregistered under the U.S. Exchange Act, and KCS will no longer be required to file periodic reports with the SEC with respect to KCS common stock.

KCS has agreed to cooperate with CN and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE and the SEC to delist the KCS common stock from the NYSE and to terminate its registration under the U.S. Exchange Act as promptly as practicable after the effective time.

Debt Financing (page 101)

As of March 31, 2021, CN had long-term debt of approximately C$12.252 billion and KCS had long-term debt of approximately $3.76 billion.

Under the commitment letter dated May 21, 2021 (which we refer to as the “bridge commitment letter”), by and among JPMorgan Chase Bank, N.A (which we refer to as “JP Morgan”), the Royal Bank of Canada and RBC Capital Markets (which, together with Royal Bank of Canada, we refer to as “RBC”), and CN, JP Morgan and RBC have committed to provide an unsecured 364-day bridge facility (which we refer to as the “bridge facility”) in an aggregate principal amount of up to $19.3 billion to bridge debt financing required to fund the cash component of, and pay transaction fees and expenses associated with, the transaction (which we refer to as the “debt financing”). CN expects to reduce the commitments under the bridge facility with an offering of debt securities and/or the borrowing of term loans before the closing of the transaction into the voting trust.

On June 22, 2021, CN entered into a term loan credit agreement with a syndicate of lenders providing for a $5 billion delayed-draw term loan consisting of a $2 billion tranche maturing three years after funding and a $3 billion tranche maturing five years after funding. Both tranches will be available for a single drawing at the closing in order to fund a portion of the cash component of, and pay transaction fees and expenses associated with, the transaction. The term loans under each tranche will bear interest at a floating rate of (i) for loans offered at the London interbank offered rate (which we refer to as “LIBOR loans”), the adjusted LIBOR rate plus the applicable margin and (ii) for alternate base rate loans, the alternate base rate plus the applicable margin. In each case, the applicable margin for alternate base rate loans is equal to the applicable margin for LIBOR loans minus 1.00%. On any date, the applicable margin will be determined based on CN’s debt ratings issued by Standard & Poor’s Ratings Services Group and Moody’s Investor Services, Inc. (with the applicable margin for LIBOR loans ranging from (x) 0.625% for the 3-year tranche and 0.750% for the 5-year tranche if CN’s debt rating is equal to or higher than A+/A1 to (y) 1.375% for the 3-year tranche and 1.500% for the 5-year tranche if CN’s debt rating is equal to or lower than BBB-/Baa3). In accordance with the terms of the bridge commitment letter, the commitments under the bridge facility have been reduced by an amount equal to the $5 billion of commitments under the term loan credit agreement.

CN has publicly announced that CN has suspended share repurchases indefinitely to bolster cash available for debt repayment and contribute to its deleveraging plan.

Certain U.S. Federal Income Tax Consequences (page 101)

The receipt of the applicable consideration in exchange for shares of KCS voting stock pursuant to the transaction generally will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder (as defined below in the section entitled “The KCS Merger Proposal—Certain U.S. Federal Income Tax Consequences”) will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value of the CN common shares received in the merger and (ii) the U.S. holder’s adjusted tax basis in the KCS voting stock surrendered in exchange therefor.

For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, including a discussion of the potential application of Section 304 of the Code which may characterize the receipt of the applicable consideration as a dividend for U.S. federal income tax purposes, see the section entitled “The KCS Merger Proposal—Certain U.S. Federal Income Tax Consequences,” on page 101.

The U.S. federal income tax consequences described above may not apply to all KCS stockholders. The tax consequences to KCS stockholders will depend on their individual situations. Accordingly, all KCS stockholders are urged to consult their own tax advisors for a full understanding of the particular tax consequences of the transaction to them.

Certain Canadian Federal Income Tax Consequences (page 105)

A Canadian resident holder (as defined in the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences,” on page 105) who disposes of their KCS common stock for CN common shares and cash consideration (including cash received in lieu of a fractional CN common share) in connection with the merger will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the fair market value of the CN common shares and cash consideration received exceeds (or is less than) the adjusted cost base of the Canadian resident holder’s KCS common stock determined immediately before the disposition and any reasonable costs of disposition.

A Canadian resident holder who disposes of their KCS preferred stock in connection with the merger will generally realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the cash consideration received exceeds (or is less than) the adjusted cost base of the Canadian resident holder’s KCS preferred stock determined immediately before the disposition and any reasonable costs of disposition.

A non-Canadian resident holder (as defined in the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences,” on page 105) will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of KCS common stock or KCS preferred stock, as the case may be, in connection with the merger, or on a subsequent disposition of a CN common share acquired via the merger, as applicable, unless the relevant share is “taxable Canadian property” and is not “treaty-protected property” (as those terms are defined in the Canadian tax act) of the non-Canadian resident holder, at the time of the disposition.

For more information, see the section entitled “The KCS Merger Proposal—Certain Canadian Federal Income Tax Consequences,” on page 105.

Accounting Treatment of the Transaction (page 91)

In accordance with accounting principles generally accepted in the U.S. (which we refer to as “U.S. GAAP”), CN will ultimately account for the transaction using the acquisition method of accounting for business combinations.

Following the closing date, until STB final approval is obtained and CN acquires control of KCS, CN preliminarily expects to account for its 100% equity ownership investment in the surviving corporation, as successor to KCS, using the equity method of accounting in its consolidated financial statements. Once the STB has completed its review of the transaction and approved CN’s acquisition of control of KCS, CN will consolidate KCS prospectively. As the ultimate outcome of the transaction, assuming receipt of STB final approval, will be a business combination of CN and KCS, the unaudited pro forma condensed consolidated financial information presented in this proxy statement/prospectus has been prepared on the basis of a business combination.

For a more detailed discussion of the accounting treatment of the transaction, see the section entitled “The KCS Merger Proposal—Accounting Treatment of the Transaction,” on page 91.

Regulatory Approvals Required for the Transaction (page 91)

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions of the merger agreement, KCS and CN have agreed to promptly obtain all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods and make all necessary registrations, notices, notifications, petitions, applications, reports and other filings and take all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity (which we refer to collectively as “consents”).

KCS and CN are not currently aware of any material consents or other filings that are required prior to the parties’ completion of the transaction other than those described in this proxy statement/prospectus.

Although CN and KCS believe that they will receive the required consents described herein to complete the transactions contemplated by the merger agreement, there can be no assurance as to the timing of these consents, CN’s or KCS’s ultimate ability to obtain such consents (or any additional consents that may otherwise become necessary), or the conditions or limitations that such consents may contain or impose. For more information regarding factors that could impact the consummation of the transaction, see the section entitled “Risk Factors,” on page 20.

For a more detailed discussion of the regulatory approvals required to complete the transaction, see the sections of this proxy statement/prospectus entitled “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Transaction to Occur” and “The Merger Agreement—Regulatory Filings and Efforts; Other Actions,” on pages 121 and 139, respectively.

STB

The transactions contemplated by the merger agreement are subject to review by the STB pursuant to 49 U.S.C. 11323 et seq., which requires prior approval or exemption for the acquisition of control of two or more U.S. rail carriers subject to the jurisdiction of the STB by a person that is not a carrier and the acquisition or control of a U.S. rail carrier by a person that is not a carrier but that controls any number of carriers. STB approval or exemption is required for CN’s acquisition of control of KCS.

The parties have agreed to seek, and have sought, approval of the STB to deposit of all outstanding shares of the surviving corporation into an irrevocable voting trust, subject to the voting trust agreement, and a determination that the voting trust agreement will preclude unlawful control of KCS by CN and its affiliates and would not result in a violation of 49 U.S.C. 11323. The parties intend to consummate the transaction through the use of a voting trust.

Under the merger agreement, CN and KCS must use reasonable best efforts to (i) prosecute all filings and other presentations made, and promptly make any subsequent filings or presentations, with the STB with diligence, (ii) diligently oppose any third party’s objections to, appeals from or petitions to reconsider or reopen any approval, opinion, exemption or other authorization obtained from the STB, and (iii) take all such further action as in the reasonable judgment of CN and KCS may facilitate obtaining the STB final approval. In furtherance of the foregoing and to eliminate any purported competitive concerns with the transaction, CN has committed to divest KCS’s rail line between New Orleans and Baton Rouge, the sole area where a small number of CN and KCS customers would see their railroad options reduced if STB approval is obtained. As a result, such KCS customers will continue to have access to at least as many rail options after the consummation of the merger as they do today.

CFIUS

The transactions contemplated by the merger agreement are subject to review by the Committee on Foreign Investment in the United States (which we refer to as “CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder (which we refer to as “Section 721”). Under the terms of the merger agreement, CN may not assume control over KCS’s railroad operations until: (i) CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the merger agreement, and KCS and CN have received written notice from CFIUS that action under Section 721 has been concluded; (ii) KCS and CN have received written notice from CFIUS that the transactions contemplated by the merger agreement are not “covered transactions” pursuant to Section 721; or (iii) CFIUS has sent a report to the President of the U.S. requesting the decision of the President of the U.S. with respect to the transactions contemplated by the merger agreement and (A) the period under Section 721 during which the President of the U.S. may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (B) the President of the U.S. has announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the transactions contemplated by the merger agreement (which we collectively refer to as “completion of the CFIUS Process”).

The merger agreement provides for CN and KCS to cooperate regarding the preparation and filing with CFIUS of a declaration and/or a written notice in connection with the transactions contemplated by the merger agreement.

Please refer to the section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction” on page 91 for additional detail regarding CFIUS.

COFECE and IFT

Pursuant to the Mexican Federal Economic Competition Law and Federal Telecommunications and Broadcasting Law, consummation of the transactions contemplated by the merger agreement requires the approval of the Comisión Federal de Competencia Económica (the Mexican Antitrust Commission) (which we refer to as “COFECE”) and the Instituto Federal de Telecomunicaciones (the Mexican Federal Telecommunications Institute) (which we refer to as the “IFT”, and, together with the COFECE, the “Mexican antitrust authorities”), autonomous constitutional entities responsible for enforcing the Federal Economic Competition Law in the sectors of their respective jurisdiction, including reviewing and authorizing concentrations, when applicable. Such notifications may be submitted in parallel, and the procedures follow the same rules and legal time frame.

The merger agreement provides that KCS, CN and merger sub will promptly, but in any event no later than 30 business days after the date of the merger agreement (i.e., by July 9, 2021), file any and all notifications and report forms to the Mexican antitrust authorities, in each case as required under applicable law with respect to the transactions contemplated thereby, and take all other actions necessary to cause the expiration or termination of the process under applicable law as soon as practicable after the date of the merger agreement.

Notifications of the transaction are expected to be submitted to the Mexican antitrust authorities during or prior to the week of July 4, 2021. The Mexican antitrust authorities will each have 60 business days, once the filing is accepted and all requests for information duly complied with, to review the transaction and issue a resolution (as such period is calculated and may be extended under Mexican law, as described in the Section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction,” on page 91). If the Mexican antitrust authorities do not issue a resolution within the relevant review period (including any extension, if applicable), the transaction will be deemed approved. Failure to obtain clearance from the Mexican antitrust authorities precludes the parties from closing the transaction in Mexico. The statutory review periods have not yet commenced in this jurisdiction.

ARTF and SCT

On June 15, 2021, KCS and CN (through KCSM) filed notices with the Mexican Agencia Reguladora del Transporte Ferroviario (the Regulatory Agency of Rail Transportation of Mexico) (which we refer to as “ARTF”) and the Secretaría de Comunicaciones y Transportes (the Secretary of Communications and Transportation of Mexico) (which we refer to as “SCT”), which are principally responsible for regulating railroad services in Mexico, prior to the effective time. The notice process is for informational purposes only, and no approval is required from either ARTF or SCT to consummate the transaction.

Mexican Rail Union

KCS has provided an informal notification to the Mexican rail union; no approval on the part of the Mexican rail union is required in order to consummate the transaction.

FCC

KCS is subject to regulation by the Federal Communications Commission (which we refer to as the “FCC”) under the Communications Act of 1934, as amended. FCC pre-approval of the transfers of KCS’s FCC licenses into the voting trust will be required. Failure to receive FCC approval prior to transferring control of the FCC licenses could result in referral to the FCC’s Enforcement Bureau and the possibility of civil fines, other remedial action, or possibly even revocation of the subject licenses by the FCC. Initial approval from the FCC is expected before closing into the voting trust.

In the second half of 2021, CN and KCS anticipate filing all required applications for FCC consent to the transfer of control of the subject FCC licenses from KCS to the voting trust. While CN and KCS believe that FCC approval will ultimately be obtained, this approval is not assured.

Additionally, if the transaction is consummated, then the FCC will also preside over a similar post-closing approval process. CN and KCS anticipate, but cannot guarantee, that the FCC will ultimately approve this subsequent transfer of control of the FCC licenses. CN and KCS are not aware of any cases where STB approval was granted but FCC approval was not.

For a more detailed discussion of the regulatory approvals required for the transaction, see the section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction” on page 91.

Treatment of KCS Equity Awards (page 120)

KCS Stock Options

Each award of options to purchase shares of KCS common stock (which we refer to as a “KCS stock option”), whether vested or unvested, that is outstanding as of immediately prior to the effective time will, at the effective time, become fully vested and be converted into the right to receive an amount of cash equal to (i) the excess, if any of (A) the merger consideration value (as defined below) over (B) the exercise price per share of such KCS stock option multiplied by (ii) the total number of shares of KCS common stock subject to such KCS stock option as of immediately prior to the effective time, less applicable tax withholding (if any). The “merger consideration value” means (x) the cash consideration plus (y) (I) the average of the volume weighted averages of the trading prices of CN common shares on the NYSE on each of the 20 consecutive days ending on (and including) the trading day that is two trading days prior to the closing date multiplied by (II) the exchange ratio.

KCS Restricted Share Awards

Each award of shares of KCS common stock granted subject to any vesting, forfeiture or other lapse restrictions (which we refer to as a “KCS restricted share award”) that is outstanding as of immediately prior to the effective time and was granted prior to March 21, 2021, will, at the effective time, be converted into the right to receive (i) the merger consideration in respect of each share of KCS common stock subject to such KCS restricted share award as of immediately prior to the effective time and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award, less applicable tax withholding (if any) with respect to the payment of such merger consideration or cash.

Each KCS restricted share award that is outstanding as of immediately prior to the effective time and was granted on or after March 21, 2021, will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive (i) an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS restricted share award and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award. Each such cash-based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS restricted share award, except that such award will vest in full upon a qualifying termination.

KCS Performance Share Awards

Each award of performance shares that corresponds to shares of KCS common stock (which we refer to as a “KCS performance share award”) that is outstanding as of immediately prior to the effective time will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS performance share award, with the number of shares of KCS common stock subject to each such award equal to

200% of the target number of shares of KCS common stock covered by each such KCS performance share award as of immediately prior to the effective time. Each such cash-based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS performance share award, except that performance-based vesting conditions will no longer apply and such award will vest in full upon a qualifying termination.

KCS Director Deferred Stock

Each award of director deferred stock that corresponds to shares of KCS common stock (which we refer to as “KCS director deferred stock”) that is outstanding as of immediately prior to the effective time, will, at the effective time, be converted into the right to receive the merger consideration, less applicable tax withholding (if any) with respect to the payment of such merger consideration.

Treatment of ESPP

The merger agreement provides that, as soon as practicable following the date of the merger agreement, KCS will adopt resolutions or take other actions so that (i) participation in the ESPP will be limited to those employees who were participants as of the date of the merger agreement, (ii) participants may not increase payroll deduction elections or the rate of contributions from those in effect on the date of the merger agreement or make any separate non-payroll contributions to the ESPP on or following the date of the merger agreement, (iii) no offering period will commence on or after the date of the merger agreement and (iv) the ESPP will terminate, effective as of the earlier of the first purchase date following the date of the merger agreement and the fifth trading day before the effective time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ESPP).

Appraisal or Dissenters’ Rights (page 95)

If the transaction is completed, KCS stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights thereunder and obtain payment in cash for the fair value of their shares of KCS, subject to certain limitations under the DGCL. Any shares of KCS voting stock that are held by a KCS stockholder who has not voted in favor of the adoption of the merger agreement and who has properly demanded appraisal for such shares in accordance with the DGCL (which we refer to as the “dissenting shares”) will not be converted into the right to receive the merger consideration or preferred merger consideration, as applicable, and a KCS stockholder who holds such shares will have the right to obtain payment in cash for the fair value of such shares in lieu of the merger consideration or preferred merger consideration, as applicable, unless such KCS stockholder fails to perfect, effectively withdraws, waives or otherwise loses such stockholder’s appraisal rights under the DGCL. If, after the effective time, such holder of KCS voting stock fails to perfect, effectively withdraws, waives or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the effective time into a right to receive the merger consideration or preferred merger consideration, as applicable, without any interest thereon. Due to the complexity of the procedures for exercising your appraisal rights, KCS stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled “The KCS Merger Proposal—Appraisal or Dissenters’ Rights,” on page 95 for additional information and the text of Section 262 of the DGCL, which is included as Annex D to this proxy statement/prospectus, which you are encouraged to read carefully and in their entirety.

Conditions that Must be Satisfied or Waived for the Transaction to Occur (page 121)

Mutual Conditions to Completion

The respective obligations of each party to effect the transaction are subject to the satisfaction or waiver at or prior to the closing of the transaction of each the following conditions:

•

the affirmative vote of the holders of a majority of the outstanding shares of KCS voting stock in favor of the adoption of the merger agreement (which we refer to as the “KCS stockholder approval”) having been obtained;

•

the Form F-4 (of which this proxy statement/prospectus forms a part) having become effective in accordance with the provisions of the U.S. Securities Act and no stop order suspending the effectiveness of the Form F-4 having been issued and remaining in effect and no proceeding to that effect having been commenced;

•

no injunction or similar order by any court or other governmental entity of competent jurisdiction having been entered and continuing to be in effect that prohibits or makes illegal the consummation of the transaction or the voting trust transaction;

•	the approval or authorization of the STB to consummate the voting trust transaction (the “STB voting trust approval”) having been obtained;

•	the authorizations required to be obtained from the COFECE and the IFT with respect to the transactions contemplated by the merger agreement having been obtained; and

•	the CN common shares to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

Conditions to the Obligations of KCS

The obligation of KCS to effect the transaction is also subject to the satisfaction or waiver by KCS, at or prior to the closing of the transaction, of the following conditions:

•

the representations and warranties of CN and merger sub contained in the merger agreement being true and correct as of the date of the merger agreement and as of the date on which the closing occurs (which we refer to as the “closing date”) as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), subject to the materiality standards provided in the merger agreement;

•

CN and merger sub having performed in all material respects the obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the closing;

•	since the date of the merger agreement, no event, change, occurrence, effect or development having occurred that has had, or is reasonably likely to have, a material adverse effect on CN; and

•	KCS’s receipt of a certificate of the chief executive officer or another senior officer of CN, certifying that the conditions set forth in the bullets directly above have been satisfied.

Conditions to the Obligations of CN and Merger Sub

The obligations of CN and merger sub to effect the transaction are also subject to the satisfaction or waiver by CN, at or prior to the closing of the transaction, of the following conditions:

•

the representations and warranties of KCS contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), subject to the materiality standards provided in the merger agreement;

•

KCS having performed in all material respects the obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it at or prior to the closing;

•	since the date of the merger agreement, no event, change, occurrence, effect or development having occurred that has had, or is reasonably likely to have, a material adverse effect on KCS; and

•	CN’s receipt of a certificate of the chief executive officer or another senior officer of KCS, certifying that the conditions set forth in the bullets directly above have been satisfied.

No Solicitation (page 131)

The merger agreement generally restricts the ability of KCS and its subsidiaries and its and their respective directors and officers to: (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, an alternative proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any person regarding an alternative proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an alternative proposal (except to notify such person that the provisions of the merger agreement prohibit any such discussions or negotiations), (iii) furnish any nonpublic information relating to KCS or its subsidiaries in connection with or for the purpose of facilitating an alternative proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an alternative proposal, (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an alternative proposal, or (v) approve, authorize or agree to do any of the actions outlined in clauses (i)-(iv) above or otherwise knowingly facilitate any effort or attempt to make an alternative proposal.

However, prior to the time, but not after, the KCS stockholder approval is obtained, if KCS receives an unsolicited, bona fide written alternative proposal that constitutes a superior proposal or that the KCS board has determined in good faith after consultation with its outside legal and financial advisors could reasonably be expected to lead to a superior proposal, KCS may take various actions, including providing information in response to a request therefor (including non-public information) to the third party who made such alternative proposal (including its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (which we collectively refer to as “representatives”) and prospective equity and debt financing sources) (subject to the terms and conditions of the merger agreement) and engaging or participating in discussions or negotiations with any such third party (including its representatives) regarding such alternative proposal.

KCS is required to promptly (and in any event, within 48 hours) give notice to CN if it or its representatives receives (i) any inquiries, proposals or offers with respect to an alternative proposal or (ii) any request for information that, to the knowledge of KCS, has been or is reasonably likely to have been made in connection with any alternative proposal. KCS is required to thereafter keep CN reasonably informed, on a reasonably current basis, of any material developments regarding any alternative proposal or any material change to the terms of any such alternative proposal and any material change to the status of any such discussions or negotiations with respect thereto.

For more detailed information, see the section entitled “The Merger Agreement—No Solicitation,” on page 131.

Financing (page 134)

CN has agreed to use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts to obtain funds, together with cash and other sources of funds immediately available to CN on the closing date, sufficient for the satisfaction of CN’s and its affiliates’ obligations under the merger agreement and the bridge commitment letter, including payment of the cash consideration and preferred merger consideration and fees and expenses of or payable by CN or its affiliates, and for any repayment or refinancing of any outstanding indebtedness of KCS and/or its subsidiaries contemplated by, or required in connection with the transaction (the “financing amounts”), including using reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the financing contemplated by the bridge commitment letter.

In the event any portion of the debt financing contemplated by the bridge commitment letter becomes unavailable regardless of the reason therefor, (i) CN will promptly notify KCS in writing of such unavailability and the reason therefor and (ii) CN will use its reasonable best efforts, and will cause each of its subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative sources in an amount sufficient, when taken together with cash and the other sources of immediately available funds to CN at the closing to pay the financing amounts and that do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the bridge commitment letter. To the extent requested in writing by KCS from time to time, CN will keep KCS informed on a reasonably current basis of the status of its efforts to arrange and consummate the debt financing. CN will promptly notify KCS in writing if there exists any actual or threatened material breach, default, repudiation, cancellation or termination by any party to the bridge commitment letter or any definitive agreement relating to the debt financing and a copy of any written notice or other written communication from any financing party with respect to any actual material breach, default, repudiation, cancellation or termination by any party to the bridge commitment letter or any definitive agreement relating to the debt financing or any provision thereof.

KCS has agreed to use its reasonable best efforts, and to cause each of its subsidiaries to use its reasonable best efforts, and each of them will use their reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by CN in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any debt financing or alternative financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of KCS and its affiliates and is otherwise subject to certain specified limitations).

For more detailed information, see the section entitled “The Merger Agreement—Financing” on page 134.

Termination or Abandonment of the Merger Agreement (page 143)

Subject to conditions and circumstances described in the merger agreement, the merger agreement may be terminated and abandoned at any time prior to the effective time whether before or after any approval by the KCS stockholders of the matters presented in connection with the transaction:

•	by mutual written consent of KCS and CN;

•	by either KCS or CN, if:

•

the effective time has not occurred on or before the end date; provided that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure to consummate the transaction on or before such date;

•

any governmental entity of competent jurisdiction has issued or entered an injunction or similar order permanently enjoining or prohibiting the completion of the merger or the voting trust transaction, and such injunction or order has become final and non-appealable; provided that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in a manner that has been the primary cause of such injunction or order; or

•	the KCS stockholder approval is not obtained at the KCS special meeting or at any adjournment or postponement thereof;

•	by KCS:

•

if there has been a breach or failure to perform in any material respect by CN or merger sub of any representation, warranty, covenant or agreement set forth in the merger agreement and such breach or failure would result in a failure of certain conditions to closing and such breach or failure is not curable prior to the end date, or if curable prior to the end date, has not been cured within 45 business days after the giving of notice thereof by KCS; however, the right to terminate the merger agreement due to such a breach or failure will not be available to KCS if KCS is in material breach of any representation, warranty, agreement or covenant contained in the merger agreement; or

•	prior to receipt of the KCS stockholder approval, in order to enter into a definitive agreement providing for a superior proposal;

•	by CN:

•

if there has been a breach or failure to perform in any material respect by KCS of any representation, warranty, covenant or agreement set forth in the merger agreement and such breach or failure would result in a failure of certain conditions to closing and such breach or failure is not curable prior to the end date, or if curable prior to the end date, has not been cured within 45 business days after the giving of notice thereof by CN; however, the right to terminate the merger agreement due to such a breach or failure will not be available to CN if CN or merger sub is in material breach of any representation, warranty, agreement or covenant contained in the merger agreement; or

•	prior to receipt of the KCS stockholder approval, if the KCS board has effected a change of recommendation.

For a more detailed explanation of the termination provisions of the merger agreement, as well as a discussion of the effect of termination and potential termination fees, see the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement,” on page 143.

Comparison of Rights of CN Shareholders and KCS Stockholders (page 171)

At the effective time, each eligible share of KCS common stock will be converted into the right to receive the merger consideration, consisting of (i) 1.129 CN common shares and (ii) $200.00 in cash, without interest. As a result, holders of KCS common stock will have different rights once they become CN shareholders due to differences between the organizational documents of CN and KCS and differences between Delaware law, where KCS is incorporated, and the laws of Canada, where CN is incorporated. For a summary of the material differences between the rights of CN shareholders and the existing rights of holders of KCS common stock, see the section entitled “Comparison of Rights of CN Shareholders and KCS Stockholders,” on page 171.

Interests of KCS’s Directors and Executive Officers in the Transaction (page 84)

In considering the recommendation of the KCS board that KCS stockholders approve the KCS merger proposal, KCS stockholders should be aware that KCS’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of KCS stockholders generally. These interests may include the treatment of KCS equity awards under the merger agreement, the potential payment of severance benefits and acceleration of outstanding KCS equity awards upon certain terminations of employment, retention awards and rights to ongoing indemnification and insurance coverage. The KCS board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement and in recommending to KCS stockholders that the merger agreement be adopted. These interests are discussed in more detail in the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction,” on page 84.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on the KCS merger proposal, the KCS compensation proposal and the KCS adjournment proposal. As CN shareholders following the effective time, holders of KCS common stock will be subject to all risks inherent in the business of CN in addition to the risks relating to KCS. The market value of CN common shares will reflect the performance of the business relative to, among other things, that of the competitors of CN and KCS and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss.

In addition, KCS’s and CN’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described (i) in the case of KCS, in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, and (ii) in the case of CN, in its Annual Report on Form 40-F for the year ended December 31, 2020 and Exhibit 99.3 to its Report of Foreign Private Issuer on Form 6-K for the quarterly period ended March 31, 2021, available on CN’s website. For more information, please see the section entitled “Where You Can Find Additional Information” on page 205.

Risks Relating to the Transaction

Because the exchange ratio is fixed and the market price of shares of CN common shares has fluctuated and will continue to fluctuate, KCS stockholders cannot be sure of the value of the merger consideration they will receive in the transaction prior to the closing of the transaction.

At the effective time, each share of KCS common stock that is outstanding immediately prior to the effective time will be converted into the right to receive (i) 1.129 CN common shares and (ii) $200.00 in cash, without interest. Because the exchange ratio is fixed, the value of the share consideration will depend on the market price of CN common shares at the effective time. The market price of CN common shares has fluctuated since the date of the announcement of the transaction and is expected to continue to fluctuate from the date of this proxy statement/prospectus until the date the transaction is completed, which could occur a considerable amount of time after the date hereof. Changes in the price of CN common shares may result from a variety of factors, including, among others, general market and economic conditions, changes in CN’s and KCS’s respective businesses, operations and prospects, risks inherent in their respective businesses, changes in market assessments of the likelihood that the proposed acquisition will be completed and/or the value that may be generated by the proposed acquisition and changes with respect to expectations regarding the timing of the proposed acquisition and regulatory considerations. Many of these factors are beyond KCS’s and CN’s control.

The CN common shares to be received by holders of KCS common stock at the effective time will have different rights from shares of KCS common stock.

At the effective time, holders of KCS common stock will no longer be stockholders of KCS but will instead become shareholders of CN. The rights of former holders of KCS common stock as stockholders will then be governed by Canadian law and by the terms of CN’s articles of incorporation and by-laws, which are in some respects materially different than the terms of KCS’s certificate of incorporation and by-laws, which currently govern the rights of KCS stockholders. See the section of this proxy statement/prospectus entitled “Comparison of Rights of CN Shareholders and KCS Stockholders,” on page 171 for a discussion of the different rights associated with CN common shares and KCS common stock.

The transaction is subject to various closing conditions, including regulatory and stockholder approvals as well as other uncertainties, and there can be no assurances as to whether and when it may be completed.

Completion of the transaction is subject to the satisfaction or waiver of a number of conditions specified in the merger agreement, and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the completion of the transaction. These conditions include, among other things: (1) receipt of the KCS stockholder approval; (2) effectiveness of the Form F-4 (of which this proxy statement/prospectus forms a part) in accordance with the provisions of the U.S. Securities Act and no stop order suspending the effectiveness of the Form F-4 having been issued and remaining in effect and no proceeding to that effect having been commenced; (3) the absence of any injunction or similar order prohibiting the consummation of the transaction or the voting trust transaction; (4) receipt of the STB voting trust approval; (5) approval by COFECE and the IFT of the transactions contemplated by the merger agreement; (6) the CN common shares to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements; (7) the accuracy of each party’s representations and warranties, subject to certain materiality standards set forth in the merger agreement; and (8) compliance by each party in all material respects with such other party’s obligations under the merger agreement.

The governmental authorities from which authorizations are required have broad discretion in administering the governing laws and regulations, and may take into account various facts and circumstances in their consideration of the transactions contemplated by the merger agreement. These governmental authorities may initiate proceedings or otherwise seek to prevent the transaction. As a condition to authorization of the transactions contemplated by the merger agreement, these governmental authorities also may impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of CN’s business after completion of the transaction.

We cannot provide any assurance that all required consents and approvals will be obtained or that all closing conditions will otherwise be satisfied (or waived, if applicable), and, if all required consents and approvals are obtained and all closing conditions are satisfied (or waived, if applicable), we cannot provide any assurance as to the terms, conditions and timing of such consents and approvals or the timing of the completion of the transaction. Many of the conditions to completion of the transaction are not within either KCS’s or CN’s control, and neither company can predict when or if these conditions will be satisfied (or waived, if applicable). Any delay in completing the transaction could cause KCS and/or CN not to realize some or all of the benefits that each expects to achieve if the transaction is successfully completed within the expected timeframe.

In order to complete the transaction, CN and KCS must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that become applicable to the parties, completion of the transaction may be delayed, jeopardized or prevented and the anticipated benefits of the transaction could be reduced.

No assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the transaction will be satisfied. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. For example, these consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of KCS and CN or may impose requirements, limitations or costs or place restrictions on the conduct of KCS’s or CN’s business, and if such consents, orders and approvals require an extended period of time to be obtained, such extended period of time could increase the chance that an adverse event occurs with respect to KCS or CN. Such extended period of time also may increase the chance that other adverse effects with respect to KCS or CN could occur, such as the loss of key personnel. Even if all necessary approvals are obtained, no assurance can be given as to the terms, conditions and timing of such approvals. For more information, see the sections entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction” and “The Merger Agreement—Conditions that Must be Satisfied or Waived for the Transaction to Occur” on pages 91 and 121, respectively.

The KCS special meeting may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the KCS merger proposal is approved by KCS stockholders, KCS may not be required to seek further approval of KCS stockholders.

After completion of the transaction, CN may fail to realize projected benefits and cost savings of the transaction, which could adversely affect the value of CN common shares.

CN and KCS have operated and, until the receipt of the STB final approval, will continue to operate, even while the voting trust is in effect, independently. The success of the transaction will depend, in part, on CN’s ability to realize the anticipated benefits and synergies from combining the businesses of KCS and CN following the control date, including operational and other synergies that we believe the combined company will achieve. The anticipated benefits and synergies of the transaction may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that we do not currently foresee. Some of the assumptions that we have made, such as the achievement of synergies, may not be realized. The integration process may, for KCS and CN, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the transaction that were not discovered in the course of performing due diligence. Coordinating certain aspects of the operations and personnel of CN with KCS after receipt of STB final approval and the consummation of the transaction will involve complex operational, technological and personnel-related challenges, which may be made more difficult in light of the COVID-19 pandemic. Additionally, the integration will require significant time and focus from management following the combination which may disrupt the business of the combined company.

The announcement and pendency of the transaction could adversely affect each of KCS’s and CN’s business, results of operations and financial condition.

The announcement and pendency of the transaction could cause disruptions in and create uncertainty surrounding KCS’s and CN’s business, including affecting KCS’s and CN’s relationships with its existing and future customers, suppliers and employees, which could have an adverse effect on KCS’s or CN’s business, results of operations and financial condition, regardless of whether the transaction is completed. In particular, KCS and CN could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the transaction. KCS and CN could also potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. The attention of KCS’s and CN’s respective management may be directed towards the completion of the transaction, including obtaining regulatory approvals and other transaction-related considerations, and may be diverted from the day-to-day business operations of KCS and CN and matters related to the transaction may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to KCS and CN. Additionally, the merger agreement requires each party to obtain the other party’s consent prior to taking certain specified actions while the transaction is pending. These restrictions may prevent CN and KCS from pursuing otherwise attractive business opportunities prior to the consummation of the transaction. Any of these matters could adversely affect the businesses of, or harm the results of operations, financial condition or cash flows of CN and the market value of CN common shares.

If the transaction is not completed, the prices of KCS common stock and CN common shares may fall to the extent that the current prices of KCS common stock and CN common shares reflect a market assumption that the transaction will be completed. In addition, the failure to complete the transaction may result in negative publicity or a negative impression of KCS in the investment community and may affect KCS’s and CN’s relationship with employees, customers, suppliers and other partners in the business community.

KCS and CN will incur substantial transaction fees and costs in connection with the transaction.

KCS and CN have incurred and expect to incur additional material non-recurring expenses in connection with the transaction and completion of the transactions contemplated by the merger agreement, including costs relating to obtaining required approvals and, in the case of KCS, compensation payments to its executives triggered by the change in control of KCS as a result of the transaction. KCS and CN have incurred significant financial services, accounting, tax and legal fees in connection with the process of negotiating and evaluating the terms of the transaction. Additional significant unanticipated costs may be incurred in the course of coordinating and combining the businesses of KCS and CN after receipt of STB final approval and the completion of the transaction. Even if the transaction is not completed, KCS and CN will need to pay certain costs relating to the transaction incurred prior to the date the transaction was abandoned, such as financial advisory, accounting, tax, legal, filing and printing fees. Such costs may be significant and could have an adverse effect on the parties’ future results of operations, cash flows and financial condition. In addition to its own fees and expenses, if the merger agreement is terminated under specified circumstances, KCS may be required to pay a termination fee of $700.0 million to CN and to refund holdco the reimbursement of the $700.0 million termination fee paid by KCS to CPRL in connection with the termination of the CPRL merger agreement. In addition to its own fees and expenses, if the merger agreement is terminated under specified circumstances, CN may be required to pay $1.0 billion to KCS, depending on the reason for the termination. For more information, see the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement” on page 143.

Significant demands will be placed on CN and KCS as a result of the transaction.

As a result of the consummation of the transaction, significant demands will be placed on the managerial, operational and financial personnel and systems of CN and KCS. CN and KCS cannot assure you that their respective systems, procedures and controls will be adequate to support the expansion of operations following and resulting from the combination of the two companies. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions and to implement and expand its operational and financial controls and reporting systems in response to the transaction.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the transaction.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of CN and KCS, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company following the transaction. In addition, the unaudited pro forma combined financial information included in this proxy statement/prospectus is based in part on certain assumptions regarding the transaction. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the transaction. In particular and without limiting the foregoing, the unaudited pro forma combined financial information included in this proxy statement/prospectus assumes the consummation of the transaction (i) on January 1, 2020 for statement of income purposes and (ii) on March 31, 2021 for balance sheet purposes, while CN will not acquire control of KCS until receipt of STB final approval, which is not expected to be received until the second half of 2022. Accordingly, the unaudited pro forma financial information included in this proxy statement/prospectus does not necessarily represent the combined company’s results of operations and financial condition had KCS and CN operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition following completion of the transaction. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

In preparing the unaudited pro forma financial information contained in this proxy statement/prospectus, CN has given effect to, among other items, the completion of the transaction, the payment of the merger consideration and the indebtedness of CN on a consolidated basis after giving effect to the transaction, including the indebtedness of KCS. The unaudited pro forma financial information does not reflect all of the costs that are expected to be incurred by KCS and CN in connection with the transaction. For more information, see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” on page 149, including the notes thereto.

CN or KCS may waive one or more of the closing conditions without KCS re-soliciting stockholder approval.

Certain conditions to CN’s and KCS’s obligations, respectively, to complete the transaction may be waived, in whole or in part, to the extent legally permissible, either unilaterally or by agreement of CN and KCS. In the event of any such waiver, the parties will have the discretion to complete the transaction without seeking further approval of KCS stockholders.

The opinions of KCS’s financial advisors rendered to the KCS board do not reflect changes in circumstances between the signing of the merger agreement and the completion of the transaction.

The KCS board has received opinions from Morgan Stanley and BofA Securities, KCS’s financial advisors, dated May 21, 2021, to the effect that, as of the date of the opinions and based on and subject to assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by each financial advisor as described in the written opinions, the merger consideration to be received pursuant to the merger agreement by holders of KCS common stock (other than excluded shares) was fair, from a financial point of view, to such holders, but has not obtained updated opinions as of the date of this proxy statement/prospectus. Changes in the operations and prospects of CN or KCS, general market and economic conditions and other factors that may be beyond the control of CN or KCS, and on which the forecasts and assumptions used by KCS’s financial advisors in connection with rendering their respective opinions may have been based, may significantly alter the value of CN or KCS or the prices of the CN common shares or of the shares of KCS common stock by the time the transaction is completed. Each opinion did not speak as of the time the transaction will be completed or as of any date other than the date of such opinion and the KCS board does not anticipate asking its financial advisors to update their respective opinions. The KCS board’s recommendation that KCS stockholders vote “FOR” approval of the KCS merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the KCS adjournment proposal, however, is made as of the date of this proxy statement/prospectus.

For a description of the opinions that the KCS board received from its financial advisors, see the sections entitled “The KCS Merger Proposal—Opinion of BofA Securities” and “The KCS Merger Proposal—Opinion of Morgan Stanley” on pages 69 and 58, respectively. Copies of the opinions of Morgan Stanley and BofA Securities are attached as Annexes B and C to this proxy statement/prospectus and are incorporated by reference herein in its entirety.

While the transaction is pending and during the pendency of the voting trust, KCS is subject to business uncertainties and contractual restrictions that could materially adversely affect KCS’s operating results, financial position and/or cash flows or result in a loss of employees, suppliers, vendors or customers.

The merger agreement generally requires KCS to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course prior to the earlier of the termination of the merger agreement and the control date. In addition, the merger agreement includes a variety of specified restrictions on the conduct of KCS’s business, which, in the event the merger agreement is not earlier terminated, expire either on the closing date or the control date. Among other things and subject to the other terms of the merger agreement and certain other exceptions and limitations, KCS may not, outside of the ordinary course of business, incur additional indebtedness, issue additional shares of KCS’s common stock outside of its equity incentive plans, repurchase common stock, pay dividends, acquire assets, securities or property, dispose of businesses or assets, enter into certain material contracts or make certain additional capital expenditures. KCS may find that these and other contractual restrictions in the merger agreement delay or prevent KCS from making certain changes, or limit its ability to make certain changes, during such period, even if KCS’s management believes that making certain changes may be advisable. The pendency of the transaction may also divert management’s attention and KCS’s resources from ongoing business and operations.

During the period in which KCS is in the voting trust, its existing revolving credit agreement will remain in place, which includes certain limitations on dividends and distributions to its shareholders, including CN at such time. Such limitations may restrict the combined company from receiving the full benefit of the cash generated by KCS during such period.

KCS’s employees, suppliers, vendors or customers may experience uncertainties about the effects of the transaction. It is possible that some employees, suppliers, vendors or customers and other parties with whom KCS has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with KCS as a result of the proposed acquisition. Similarly, current and prospective employees may experience uncertainty about their future roles with KCS following completion of the transaction, which may materially and adversely affect KCS’s ability to attract and retain key employees. If any of these effects were to occur, it could materially and adversely impact KCS’s operating results, financial position, cash flows and/or stock price.

The transaction is subject to final approval by the STB, and there can be no assurance as to whether and when it may be approved or if such approval will be granted with conditions applicable to the parties; accordingly, CN’s control of KCS may be delayed, jeopardized or prevented entirely and the anticipated benefits of the transaction could be reduced.

CN has submitted a motion to the STB for approval of the voting trust and, should the STB voting trust approval be obtained, CN and KCS intend to execute the voting trust agreement and cause the shares of KCS common stock and KCS preferred stock to be deposited into the voting trust immediately following the consummation of the transaction. The STB has the authority to impose conditions on its approval of a control transaction to alleviate competitive or other concerns, and, if such conditions are imposed, the anticipated benefits of the transaction might be reduced. To facilitate the STB approval process and to eliminate any purported competitive concerns with the transaction, CN has committed to divest KCS’s rail line between New Orleans and Baton Rouge, the sole area where a small number of CN and KCS customers would see their railroad options reduced if STB approval is obtained. Nevertheless, there is no assurance that STB final approval will be obtained or obtained on terms acceptable to CN.

In addition, under existing law, railroad competitors of CN and KCS and other interested parties may intervene to oppose the STB application or seek protective conditions in the event approval by the STB is granted, which might delay the approval process or reduce the anticipated benefits of the transaction. Furthermore, if the STB denies approval of the transaction or imposes conditions on its approval in a final order, and CN and KCS decide to appeal such final order from the STB, any such appeal might not be resolved for a substantial period of time after the entry of such order by the STB.

If either (i) the STB final approval has not been obtained by December 31, 2023 or (ii) the STB has, by a final and non-appealable order, refused to provide the STB final approval (which we refer to collectively as an “STB denial”), CN would be required to dispose of its interest in KCS in a manner that is acceptable to the STB. In the case of a divestiture, the market for the trust stock might be limited.

Failure by KCS to successfully execute its business strategy and objectives may materially adversely affect the future results of the combined company and, consequently, the market value of CN common shares.

The success of the transaction will depend, in part, on the ability of KCS to successfully execute its business strategy, including making deliveries in a safe and reliable manner, minimizing service interruptions and investing in its infrastructure to maintain its rail system and serve its customer base. These objectives are capital intensive. Furthermore, KCS’s business strategy, operations and plans for growth and expansion rely significantly on agreements with other railroads and third parties, including joint ventures and other strategic alliances, as well as interchange, trackage rights, haulage rights and marketing agreements with other railroads and third parties that enable KCS to exchange traffic and utilize trackage that it does not own. KCS’s ability to provide comprehensive rail service to its customers depends in large part upon its ability to maintain these agreements with other railroads and third parties, and upon the performance of the obligations under the agreements by the other railroads and third parties. The termination of, or the failure to renew, these agreements could have a material adverse effect on KCS’s consolidated financial statements and interfere with its business strategy, operations and plans for growth. If KCS is not able to achieve its business strategy, is not able to achieve its business strategy on a timely basis, or otherwise fails to perform in accordance with CN’s expectations, the anticipated benefits of the transaction may not be realized fully or at all, and the transaction may materially adversely affect the results of operations, financial condition and prospects of the combined company and, consequently, the market value of CN common shares.

Failure to complete the transaction could negatively impact the price of KCS voting stock, and future business and financial results.

If the transactions contemplated by the merger agreement are not completed for any reason, including as a result of the failure to obtain the KCS stockholder approval, KCS’s ongoing business may be materially and adversely affected and KCS would be subject to a number of risks, including the following:

•

KCS may experience negative reactions from the financial markets, including negative impacts on trading prices of KCS common stock, and from KCS’s employees, suppliers, vendors, regulators or customers;

•

KCS may be required to pay CN a termination fee of $700.0 million if the merger agreement is terminated in certain circumstances, including because the KCS board has changed its recommendation in favor of the transaction or in certain circumstances where, after the termination of the merger agreement, KCS consummates a qualifying transaction;

•

KCS will be required to refund holdco the reimbursement of the $700.0 million termination fee paid by KCS to CPRL in connection with the termination of the CPRL merger agreement if (i) KCS terminates the merger agreement in order to enter into an agreement providing for a superior proposal, (ii) CN terminates the merger agreement upon a change of recommendation by KCS’s board of directors or (iii) CN terminates the merger agreement on the basis of a breach by KCS of its representations, warranties or covenants in the merger agreement;

•

the merger agreement places certain restrictions on the conduct of KCS’s business, and such restrictions, the waiver of which is subject to the consent of CN, may prevent KCS from making certain material acquisitions, entering into or amending certain contracts, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the transaction or, with respect to certain actions, prior to the control date, as applicable, that KCS may have made, taken or pursued if these restrictions were not in place; and

•

matters relating to the transaction (including integration planning) will require substantial commitments of time and resources by KCS’s management and the expenditure of significant funds in the form of fees and expenses, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to KCS as an independent company.

In addition, KCS could be subject to litigation related to any failure to complete the acquisition.

If any of these risks materialize, they may materially and adversely affect KCS’s business, financial condition, financial results and stock prices.

Directors and executive officers of KCS have interests in the transaction that may differ from the interests of KCS stockholders generally, including, if the transaction is completed, the receipt of financial and other benefits.

In considering the recommendations of the KCS board that KCS stockholders approve the KCS merger proposal, KCS stockholders should be aware that KCS directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of KCS stockholders generally. These interests may include the treatment of KCS equity awards under the merger agreement, the potential payment of severance benefits and acceleration of outstanding KCS equity awards upon certain terminations of employment, retention awards and rights to ongoing indemnification and insurance coverage. For a more complete description of these interests, see the information provided in the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction,” on page 84.

Except in specified circumstances, if the effective time has not occurred by February 21, 2022, either KCS or CN may choose not to proceed with the transaction.

Either KCS or CN may terminate the merger agreement if the effective time has not occurred by February 21, 2022 (i.e., the end date). However, this right to terminate the merger agreement will not be available to KCS or CN if such party has breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure to consummate the transaction on or before the end date. For more information, see the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement” on page 143.

There may be less publicly available information concerning CN than there is for issuers that are not foreign private issuers because, as a foreign private issuer, CN is exempt from a number of rules under the U.S. Exchange Act and is permitted to file less information with the SEC than issuers that are not foreign private issuers and CN, as a foreign private issuer, is permitted to follow home country practice in lieu of the listing requirements of NYSE, subject to certain exceptions.

For so long as CN remains a foreign private issuer under the U.S. Exchange Act, CN is exempt from certain rules under the U.S. Exchange Act. CN is currently not required to, and chooses not to, file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Instead, CN files annual reports on Form 40-F and furnishes interim reports on Form 6-K. CN is also not required to comply with Regulation FD, which restricts the selective disclosure of material non-public information, and CN is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the U.S. Exchange Act. The members of the CN board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Accordingly, there may be less publicly available information concerning CN than there is for companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. In addition, certain information may be provided by CN in accordance with Canadian law, which may differ in substance or timing from such disclosure requirements under the U.S. Exchange Act. For example, disclosure with respect to CN annual meetings of shareholders will be governed by Canadian law. Further, as a foreign private issuer, under NYSE rules CN is subject to less stringent corporate governance requirements, although CN’s current corporate governance practices are consistent with all applicable Canadian and U.S. regulatory guidelines and standards. Subject to certain exceptions, the rules of NYSE permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of NYSE, including, for example, certain internal controls as well as board, committee and director independence requirements. CN is required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under NYSE listing standards in its annual report filed with the SEC or on its website. Accordingly, CN shareholders may not have the same protections afforded to shareholders of companies that are required to comply with all of the NYSE corporate governance requirements.

CN is organized under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the U.S. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the U.S. against CN, its officers, or members of the CN board.

CN is organized under the laws of Canada. A substantial portion of CN’s assets are located outside the U.S., and many of CN’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the U.S. and the assets of such persons may be located outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon CN and those directors, officers and experts, or to enforce judgments obtained in U.S. courts against CN or such persons either inside or outside of the U.S., or to enforce in U.S. courts judgments obtained against CN or such persons in courts in jurisdictions outside the U.S., in any action predicated upon the civil liability provisions of the federal securities laws of the U.S.

There is no certainty that civil liabilities predicated solely upon the federal securities laws of the U.S. can be enforced in Canada, whether by original action or by seeking to enforce a judgment of U.S. courts. In addition, punitive damages awards in actions brought in the U.S. or elsewhere may be unenforceable in Canada.

Resales of CN common shares following the transaction may cause the market value of CN common shares to decline.

Based on the number of shares of KCS common stock, KCS restricted share awards and KCS director deferred stock outstanding as of [—], 2021, CN expects to issue approximately [—] CN common shares at the effective time in connection with the transaction. The issuance of these new CN common shares could have the effect of depressing the market value for CN common shares. The increase in the number of CN common shares may lead to sales of such CN common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, CN common shares.

The market value of CN common shares may decline as a result of the transaction.

The market value of CN common shares may decline as a result of the transaction if, among other things, the combined company is unable to achieve the expected synergies or if the transaction costs related to the transaction are greater than expected. The market value also may decline if the combined company does not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by the market or if the effect of the transaction on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. In addition, some KCS stockholders may decide not to continue to hold the CN common shares they receive as a result of the transaction, and any such sales of CN common shares could have the effect of depressing their market price. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, CN common shares, regardless of CN’s actual operating performance following the completion of the transaction.

KCS and CN may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the transaction from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the transaction, then that injunction may delay or prevent the transaction from being completed.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of CN’s business and KCS’s business following the transaction. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

The IRS may not agree that CN should be treated as a foreign corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any state. Accordingly, under generally applicable U.S. federal income tax rules, CN, which is organized under the laws of Canada, would be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes (or to be subject to certain other adverse tax consequences). CN believes that it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code immediately following the transaction. There can be no assurance, however, that the IRS will not take a contrary position or that the relevant U.S. federal income tax law will not be changed (possibly with retroactive effect) in a manner that would result in a contrary conclusion. If CN were to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, CN could be subject to substantial U.S. tax liability and its non-U.S. shareholders could be subject to U.S. withholding tax on any dividends.

CN and KCS may have difficulty attracting, motivating and retaining executives and other key employees in light of the transaction.

CN’s success after the transaction will depend in part on the ability of CN to retain key executives and other employees of CN and KCS. Uncertainty about the effect of the transaction on CN and KCS employees may have an adverse effect on each of CN and KCS separately and consequently on the combined company. This uncertainty may impair CN’s and/or KCS’s ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the transaction, as employees of CN and KCS may experience uncertainty about their future roles in the combined company.

Additionally, KCS’s officers and employees may hold shares of KCS voting stock and KCS equity awards, and, if the transaction is completed, these officers and employees may be entitled to the merger consideration, preferred merger consideration or cash equal to the merger consideration value, as applicable, in respect of such shares of KCS voting stock and KCS equity awards. Under agreements between KCS and certain of its key employees, such employees could potentially resign from employment on or after the effective time following specified circumstances constituting good reason or constructive termination (as set forth in the applicable agreement) that could result in severance payments to such employees and accelerated vesting of their remaining unvested KCS equity awards. These payments and accelerated vesting benefits, individually or in the aggregate, could make retention of KCS key employees more difficult.

Furthermore, if key employees of CN or KCS depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined company, CN or KCS may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and the combined company’s ability to realize the anticipated benefits of the transaction may be materially and adversely affected. No assurance can be given that the combined company will be able to attract or retain key employees to the same extent that CN and KCS have been able to attract or retain employees in the past.

The merger agreement contains provisions that make it more difficult for KCS to pursue alternatives to the transaction and may discourage other companies from trying to acquire KCS for greater consideration than what CN has agreed to pay.

The merger agreement contains provisions that make it more difficult for KCS to sell its business to a party other than CN. These provisions include a general prohibition on KCS soliciting any alternative proposal. Further, there are only limited circumstances in which KCS may terminate the merger agreement to accept an alternative proposal and limited exceptions to KCS’s agreement that the KCS board will not withdraw or modify in a manner adverse to CN the KCS board recommendation in favor of the adoption of the merger agreement. In the event that KCS terminates the merger agreement for a superior proposal or the KCS board makes a change of recommendation, then KCS will be required to pay a termination fee of $700.0 million to CN and to refund holdco the reimbursement of the $700.0 million termination fee paid by KCS to CPRL in connection with the termination of the CPRL merger agreement. See “The Merger Agreement—No Solicitation” and “The Merger Agreement—Termination or Abandonment of the Merger Agreement—Termination Fees” on pages 131 and 144, respectively, of this proxy statement/prospectus.

KCS believes these provisions are reasonable and not preclusive of other offers, but these restrictions might nevertheless discourage a third party that has an interest in acquiring all or a significant part of KCS from considering or proposing an alternative proposal.

If an alternative proposal to acquire KCS is made, consummation of the transaction may be delayed.

If an alternative proposal to acquire KCS is made, the attention of KCS’s and CN’s respective management may be diverted away from the transaction, which may delay or impede consummation of the transaction. Matters related to such alternative proposal, including any potential related litigation, may require commitments of time and resources of both parties and their respective representatives, which could otherwise have been devoted to the transaction.

The financial forecasts are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under the section entitled “The KCS Merger Proposal—KCS Unaudited Prospective Financial Information” on page 80 were based on assumptions of, and information available to, the management team of KCS when prepared. These estimates and assumptions are subject to uncertainties, many of which are beyond the control of KCS and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” on page 32 will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

The financial estimates set forth in the forecasts included under the section entitled “The KCS Merger Proposal—KCS Unaudited Prospective Financial Information” on page 80 were based on assumptions that were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and KCS does not undertake any obligation, other than as required by applicable law, to update the financial estimates in this proxy statement/prospectus to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, KCS’s management. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. See “The KCS Merger Proposal—KCS Unaudited Prospective Financial Information” on page 80 for more information.

Exchange rate fluctuations may adversely affect the foreign currency value of CN common shares and any dividends.

CN common shares are quoted in Canadian dollars on the TSX and U.S. dollars on the NYSE. Dividends in respect of CN common shares, if any, are anticipated to be declared in Canadian dollars, consistent with CN’s current dividend practice. CN’s financial statements are prepared in Canadian dollars. Fluctuations in the exchange rate between the U.S. dollar and Canadian dollar will affect, among other matters, the U.S. dollar value of CN common shares and of any dividends in respect of such shares.

Risks Related to KCS’s Business

You should read and consider the risk factors specific to KCS’s business that will also affect the combined company after completion of the transaction. These risks are described in KCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, which are incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information,” on page 205 for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Related to CN’s Business

You should read and consider the risk factors specific to CN’s business that will also affect the combined company after completion of the transaction. These risks are described in CN’s Annual Report on Form 40-F for the year ended December 31, 2020 and Exhibit 99.3 to its Report of Foreign Private Issuer on Form 6-K for the quarterly period ended March 31, 2021, which are incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information,” on page 205 for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement/prospectus constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and under Canadian securities laws, including statements based on KCS and CN’s respective management’s assessment and assumptions, regarding the transaction, the expected benefits of the transaction and future opportunities for the combined company. By their nature, forward-looking statements involve risks, uncertainties and assumptions. These assumptions may not materialize and that current economic conditions render such assumptions, although reasonable at the time they were made, subject to greater uncertainty. Forward-looking statements may be identified by the use of terminology such as “believes,” “expects,” “anticipates,” “assumes,” “outlook,” “plans,” “targets,” or other similar words.

Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors which may cause actual results, performance or achievements of KCS, CN or the combined company to be materially different from the outlook or any future results, performance or achievements implied by such statements. Accordingly, readers are advised not to place undue reliance on forward-looking statements. Important risk factors that could affect the forward-looking statements in this proxy statement/prospectus include, but are not limited to: the outcome of the transaction; the parties’ ability to consummate the transaction; the conditions to the completion of the transaction; that the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule or at all; CN’s indebtedness, including the substantial indebtedness CN expects to incur and assume in connection with the transaction and the need to generate sufficient cash flows to service and repay such debt; CN’s ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that CN may be unable to achieve the expected synergies within the expected time-frames or at all and to successfully integrate KCS’s operations with those of CN; that such integration may be more difficult, time-consuming or costly than expected; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the transaction or the public announcement of the transaction; the retention of certain key employees of KCS may be difficult; the duration and effects of the COVID-19 pandemic, general economic and business conditions, particularly in the context of the COVID-19 pandemic; industry competition; inflation, currency and interest rate fluctuations; changes in fuel prices; legislative and/or regulatory developments; compliance with environmental laws and regulations; actions by regulators; the adverse impact of any termination or revocation by the Mexican government of the concession; increases in maintenance and operating costs; security threats; reliance on technology and related cybersecurity risk; trade restrictions or other changes to international trade arrangements; transportation of hazardous materials; various events which could disrupt operations, including illegal blockades of rail networks, and natural events such as severe weather, droughts, fires, floods and earthquakes; climate change; labor negotiations and disruptions; environmental claims; uncertainties of investigations, proceedings or other types of claims and litigation; risks and liabilities arising from derailments; timing and completion of capital programs; and other risks detailed from time to time in reports filed by KCS and CN with the SEC and, in the case of CN, the securities regulators in Canada. Reference should also be made to Management’s Discussion and Analysis in CN’s annual and interim reports, Annual Information Form and Form 40-F, filed with the SEC and Canadian securities regulators and available on CN’s website, for a description of major risk factors relating to CN. Additional risks that may affect KCS’s results of operations appear in Part I, Item 1A “Risks Related to KCS’s Operations and Business” of KCS’s Annual Report on Form 10-K for the year ended December 31, 2020, and in KCS’s other filings with the SEC.

Forward-looking statements reflect information as of the date on which they are made. KCS and CN assume no obligation to update or revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, unless required by applicable securities laws. In the event KCS or CN does update any forward-looking statement, no inference should be made that KCS or CN will make additional updates with respect to that statement, related matters or any other forward-looking statement.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

CN common shares are currently listed on the NYSE and the TSX under the symbols “CNI” and “CNR,” respectively. KCS common stock is currently listed on the NYSE under the symbol “KSU”.

The following table presents the closing price per share of CN common shares on the TSX and the NYSE and of KCS common stock on the NYSE on (i) March 19, 2021, the last full trading day prior to the public announcement of the signing of the CPRL merger agreement, (ii) April 19, 2021, the last trading day before the public announcement of the CN Proposal, (iii) May 20, 2021, the last full trading day prior to the public announcement of the signing of the merger agreement, and (iv) [—], 2021, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of KCS common stock, which was calculated by multiplying the closing price of CN common shares on the NYSE on those dates by the exchange ratio and adding the cash consideration.

Date	CN common shares TSX	CN common shares NYSE	KCS common stock NYSE	Equivalent value of merger consideration per share of KCS common stock based on price of CN common shares on NYSE
	(C$)	(US$)	(US$)	(US$)
March 19, 2021	146.55	116.82	224.16	331.89
April 19, 2021	148.16	118.13	256.4	333.37
May 20, 2021	128.27	106.39	293.67	320.11
[—], 2021	[—]	[—]	[—]	[—]

KCS common stockholders will not receive the merger consideration until the effective time, which may occur a substantial period of time after the KCS special meeting, or not at all. There can be no assurance as to the trading prices of KCS common stock or CN common shares at the effective time. The market prices of KCS common stock and CN common shares are likely to fluctuate prior to the effective time and cannot be predicted. We urge you to obtain current market quotations for both KCS common stock and CN common shares.

THE KCS SPECIAL MEETING

This proxy statement/prospectus is being provided to KCS stockholders in connection with the solicitation of proxies by the KCS board for use at the KCS special meeting and at any adjournments or postponements of the KCS special meeting. KCS stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the KCS Special Meeting

The KCS special meeting is scheduled to be held virtually via the internet on [—], 2021, beginning at [—], Central Time, unless postponed to a later date.

In light of ongoing developments with respect to the COVID-19 (coronavirus) pandemic, KCS has elected to hold the KCS special meeting solely by means of remote communication (via the internet). The KCS special meeting will be held solely via live audio webcast and there will not be a physical meeting location. KCS stockholders will be able to attend the KCS special meeting online and vote their shares electronically by visiting the special meeting website at [—]. KCS stockholders will need the 16-digit control number found on their proxy card in order to access the special meeting website.

KCS will entertain questions at the KCS special meeting in accordance with the rules of conduct for the meeting to the extent that the question posed by a stockholder are relevant to the KCS special meeting and the proposals presented. Any questions or comments that are unrelated to the business of the KCS special meeting will not be addressed at the meeting.

Purpose of the KCS Special Meeting

At the KCS special meeting, KCS stockholders will be asked to consider and vote on the following proposals, which we collectively refer to as the “KCS proposals”:

•	Proposal 1: Adoption of the Merger Agreement. To consider and vote on the KCS merger proposal;

•

Proposal 2: Approval, on an Advisory (Non-Binding) Basis, of Certain Transaction-Related Compensatory Arrangements with KCS’s Named Executive Officers. To consider and vote on the advisory KCS compensation proposal; and

•	Proposal 3: Adjournment of the KCS Special Meeting. To consider and vote on the KCS adjournment proposal.

Recommendation of the KCS Board

The KCS board unanimously recommends that KCS stockholders vote:

•	Proposal 1: “FOR” the KCS merger proposal;

•	Proposal 2: “FOR” the KCS compensation proposal; and

•	Proposal 3: “FOR” the KCS adjournment proposal.

At a special meeting of the KCS board held on May 21, 2021, the KCS board unanimously: (1) determined that it was in the best interests of KCS and its stockholders, and declared it advisable, to enter into the merger agreement; (2) approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement (including the merger); (3) recommended that the KCS stockholders adopt the merger agreement; and (4) directed that the merger agreement be submitted to a vote at a meeting of KCS’s stockholders.

See also the section entitled “The KCS Merger Proposal—Recommendation of the KCS Board; KCS’s Reasons for the Transaction,” on page 52.

Record Date and Outstanding Shares of KCS Voting Stock

The record date to determine stockholders who are entitled to receive notice of and to vote at the KCS special meeting or any adjournments or postponements thereof is [—], 2021. As of the record date, there were [—] shares of KCS common stock and [—] shares of KCS preferred stock, issued and outstanding, for a total of [—] shares of KCS voting stock eligible to vote at the KCS special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum of KCS stockholders is necessary to conduct the KCS special meeting. The presence (including virtually) or representation by proxy, of the holders of a majority of the aggregate voting power of the KCS capital stock issued and outstanding and entitled to vote at the KCS special meeting will constitute a quorum. Shares of KCS voting stock represented at the KCS special meeting by attendance via the special meeting website or represented by proxy and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the KCS proposals are considered “non-routine” matters under NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the KCS special meeting. If a quorum is not present, the KCS special meeting may be adjourned or postponed until the holders of the number of shares of KCS voting stock required to constitute a quorum attend.

Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under the NYSE rules, as applicable, are “non-routine.” This can result in a “broker non-vote”, which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the KCS proposals are considered “non-routine” matters under the NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the meeting. As a result, KCS does not expect any broker non-votes at the KCS special meeting and, if you hold your shares of KCS voting stock in “street name”, your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the KCS proposals unless they have received voting instructions from the beneficial owners.

Required Vote

Except for the KCS adjournment proposal, the vote required to approve each of the KCS proposals listed below assumes the presence of a quorum at the KCS special meeting. As described above, KCS does not expect there to be any broker non-votes at the KCS special meeting.

Proposal	Required Vote	Effect of Certain Actions
Proposal 1: KCS Merger Proposal	Approval requires the affirmative vote of at least a majority of the shares of KCS voting stock outstanding as of the record date and entitled to vote on the KCS merger proposal (assuming a quorum is present).	Shares of KCS voting stock not present at the KCS special meeting, shares that are present and not voted on the KCS merger proposal, including due to the failure of any KCS stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the KCS merger proposal, and abstentions will have the same effect as a vote “AGAINST” the KCS merger proposal.

Proposal 2: KCS Compensation Proposal	Approval requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS compensation proposal (assuming a quorum is present).

Shares of KCS voting stock that are present and not voted on the KCS compensation proposal and abstentions will have the same effect as a vote “AGAINST” the KCS Compensation Proposal.

Shares of KCS voting stock not present at the KCS special meeting will have no effect on the vote count for the KCS compensation proposal.

Proposal 3: KCS Adjournment Proposal	Approval requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS adjournment proposal (whether or not a quorum is present).

Shares of KCS voting stock that are present and not voted on the KCS adjournment proposal and abstentions will have the same effect as a vote “AGAINST” the KCS adjournment proposal.

Shares of KCS voting stock not present at the KCS special meeting, including due to the failure of any KCS stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the KCS adjournment proposal, will have no effect on the vote count for the KCS adjournment proposal.

Adjournment and Postponement

If a quorum is present at the KCS special meeting but there are not sufficient votes at the time of the KCS special meeting to approve the KCS merger proposal, then KCS stockholders may be asked to vote on the KCS adjournment proposal.

At any subsequent reconvening of the KCS special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the KCS special meeting, except for any proxies that have been effectively revoked prior to the time the proxy is voted at the reconvened meeting.

Voting by Directors and Executive Officers

As of [—], 2021, the latest practicable date prior to the date of this proxy statement/prospectus, KCS directors and executive officers, and their affiliates, as a group, owned and were entitled to vote approximately [—]% of the total outstanding shares of KCS common stock and [—]% of the total outstanding shares of KCS preferred stock, for a total of [—]% of the total outstanding shares of KCS voting stock. Although no KCS director or executive officer has entered into any agreement obligating them to do so, KCS currently expects that all of its directors and executive officers will vote their shares “FOR” the KCS merger proposal, “FOR” the KCS compensation proposal and “FOR” the KCS adjournment proposal. See the section entitled “The KCS Merger Proposal—Interests of KCS’s Directors and Executive Officers in the Transaction,” on page 84 and the arrangements described in Part III of KCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, KCS’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and KCS’s Definitive Proxy Statement on Schedule 14A for KCS’s 2021 annual meeting of stockholders filed with the SEC on April 9, 2021, each of which are incorporated into this proxy statement/prospectus by reference.

Voting by Proxy or in Person

Voting and Submitting a Proxy for KCS Voting Stock Held by Holders of Record

If you are a KCS stockholder of record, you may vote at the KCS special meeting by proxy through the internet, by telephone or by mail, or by attending the KCS special meeting and voting via the special meeting website, as described below.

•	By Internet: By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card.

•	By Telephone: By calling the number located on the proxy card and following the recorded instructions.

•

By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the enclosed proxy card in the envelope provided to you with your proxy materials.

•

Via the Special Meeting Website: All stockholders of record may vote at the KCS special meeting by attending the meeting via the special meeting website. Stockholders who plan to attend the KCS special meeting will need the 16-digit control number included on their proxy card in order to access the special meeting website and to attend and vote thereat.

Unless properly and timely revoked in one of the manners set forth in the section entitled “The KCS Special Meeting—Revocability of Proxies and Changes to a KCS Stockholder’s Vote,” on page 38, all duly executed proxies representing shares of KCS voting stock entitled to vote will be voted at the KCS special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you are a KCS stockholder of record, proxies submitted over the internet or by telephone as described above must be received by [—] Central Time, on [—], 2021. To reduce administrative costs and help the environment by conserving natural resources, KCS asks that you vote through the internet or by telephone.

By executing and delivering a proxy in connection with the KCS special meeting, you designate certain KCS officers identified therein as your proxies at the KCS special meeting. If you deliver an executed proxy, but do not specify a choice with respect to any proposal properly brought before the KCS special meeting, such proxies will vote your underlying shares of KCS voting stock on such uninstructed proposal in accordance with the recommendation of the KCS board. KCS does not expect that any matter other than the KCS proposals will be brought before the KCS special meeting and the KCS by-laws provide that the only business that may be conducted at the KCS special meeting are those proposals brought before the meeting by or at the direction of the KCS board.

Voting and Submitting a Proxy for KCS Voting Stock Held in “Street Name”

If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your shares of KCS voting stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the KCS proposals; see the section entitled “The KCS Special Meeting—Quorum; Abstentions and Broker Non-Votes,” on page 35.

If you hold your shares through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote at the KCS special meeting via the special meeting website. For more information on how to attend the KCS special meeting, see the section entitled “The KCS Special Meeting—Voting by Proxy or in Person,” on page 37.

Revocability of Proxies and Changes to a KCS Stockholder’s Vote

Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the KCS special meeting. If you are a KCS stockholder of record, you may revoke your proxy by any of the following actions:

•	by voting again by internet or telephone as instructed on your proxy card before the closing of the voting facilities at [—], Central Time, on [—], 2021;

•	by sending a signed written notice of revocation to KCS’s Corporate Secretary, provided such statement is received no later than [—], 2021;

•	by submitting a properly signed and dated proxy card with a later date that is received by KCS no later than the close of business on [—], 2021; or

•	by attending the KCS special meeting via the special meeting website and requesting that your proxy be revoked or voting via the website as described above.

Only your last submitted proxy card will be considered.

Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the KCS special meeting and vote thereat.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Kansas City Southern

427 West 12th Street

Kansas City, Missouri 64105

1-888-800-3690

Attention: Corporate Secretary

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the KCS special meeting via the special meeting website.

Tabulation of Votes

The KCS board will appoint an independent inspector of elections for the KCS special meeting. The inspector of elections will, among other matters, determine the number of shares of KCS voting stock represented at the KCS special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to KCS stockholders at the KCS special meeting.

Solicitation of Proxies; Expenses of Solicitation

KCS is soliciting proxies to provide an opportunity to all KCS stockholders to vote on agenda items at the KCS special meeting, whether or not the stockholders are able to attend the KCS special meeting or any adjournment or postponement thereof. KCS will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, KCS will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of KCS voting stock and secure their voting instructions, if necessary. KCS may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

KCS has also retained MacKenzie Partners to assist in soliciting proxies and in communicating with KCS stockholders and estimates that it will pay them a fee of approximately $[—] plus reimbursement for certain out-of-pocket fees and expenses. KCS also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of KCS or by KCS directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the internet or by other means of communication, including electronic communication. Directors, officers and employees of KCS will not be paid any additional amounts for their services or solicitation in this regard.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. KCS and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or KCS that they or KCS will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or KCS if you hold shares directly in your name. Written requests should be made to Kansas City Southern, 427 West 12th Street, Kansas City, Missouri 64105, Attention: Corporate Secretary, and oral requests may be made by calling KCS’s Corporate Secretary’s Office at 1-888-800-3690.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the KCS special meeting, please contact KCS’s proxy solicitor for the KCS special meeting:

MacKenzie Partners, Inc.

KCS stockholders call toll-free from the U.S. and Canada at 1-800-322-2885 or direct at 1-212-929-5500 from other locations

Banks and brokers may call collect at 1-212-929-5500.

KCS STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE TRANSACTION. IN PARTICULAR, KCS STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

THE KCS MERGER PROPOSAL

This section of this proxy statement/prospectus describes the various aspects of the transaction and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the transaction. In addition, important business and financial information about each of KCS and CN is included in or incorporated by reference into this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information” on page 205.

The approval by KCS stockholders of the merger proposal is required by Section 251 of the DGCL and is a condition to the completion of the transaction.

Approval of the merger proposal requires the affirmative vote of at least a majority of the shares of KCS stock outstanding as of the close of business on the record date and entitled to vote. Abstentions will have the same effect as a vote “AGAINST” the proposal.

IF YOU ARE A KCS STOCKHOLDER, THE KCS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE KCS MERGER PROPOSAL (PROPOSAL 1).

Transaction Structure

The merger agreement provides, among other things and subject to the terms and conditions set forth therein that, at the effective time, merger sub will merge with and into KCS, with KCS surviving the merger as a wholly owned subsidiary of CN. All of the outstanding shares of capital stock of the surviving corporation, as successor to KCS, will be deposited by holdco into the voting trust subject to the terms and conditions of the voting trust agreement, pending receipt of STB final approval. The terms and conditions of the transaction are contained in the merger agreement.

Merger Consideration

Under the merger agreement, at the effective time, each eligible share of KCS common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be automatically converted into the right to receive (i) 1.129 CN common shares and (ii) $200.00 in cash, without interest, and each share of KCS preferred stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive $37.50 in cash, without interest.

The merger consideration and/or the preferred merger consideration will be equitably adjusted in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving KCS common stock, KCS preferred stock or CN common shares prior to the effective time, to proportionally reflect such change.

Based on the number of shares of KCS common stock, KCS restricted share awards and KCS director deferred shares outstanding as of [—], 2021, CN expects to issue approximately [—] CN common shares to KCS common stockholders at the effective time under the merger agreement. The actual number of CN common shares to be issued under the merger agreement will be determined immediately prior to the effective time based on the exchange ratio, the number of shares of KCS common stock outstanding at such time and the number of KCS restricted share awards and KCS director deferred shares. Based on the number of shares of KCS common stock, KCS restricted share awards and KCS director deferred shares outstanding as of [—], 2021, and the number of CN common shares outstanding as of [—], 2021 immediately after the merger, former holders of KCS common stock are expected to own approximately [—]% of the issued and outstanding CN common shares as of [—], 2021.

Based on the closing price of CN common shares on the NYSE on May 20, 2021, the last full trading day prior to the public announcement of the signing of the merger agreement, the per share value of KCS common stock implied by the merger consideration was $320.11. Based on the closing price of CN common shares on the NYSE on [—], 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of KCS common stock implied by the merger consideration was $[—]. The implied value of the merger consideration will fluctuate, however, as the market price of CN common shares fluctuates, because the merger consideration that is payable per share of KCS common stock is a fixed fraction of a CN common share. As a result, the value of the merger consideration that KCS common stockholders will receive upon the completion of the transaction could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the KCS special meeting. Accordingly, you are encouraged to obtain current share price quotations for KCS common stock and CN common shares before deciding how to vote with respect to the approval of the merger agreement. KCS common stock trades on the NYSE under the symbol “KSU” and CN common shares trade on the NYSE and the TSX under the symbols “CNI” and “CNR,” respectively. The price of CN common shares on the NYSE is reported in U.S. dollars, while the price of CN common shares on the TSX is reported in Canadian dollars.

Background of the Transaction

The KCS board and senior management team periodically review and evaluate KCS’s long-term strategy and the range of strategic opportunities that might be available to it to strengthen KCS’s business and to enhance stockholder value. As part of this ongoing evaluation, management maintains a long-range plan (the “KCS Long-Range Plan”), which is periodically updated and reviewed with the KCS board, that reflects management’s financial and business outlook for KCS over a ten-year period. In addition, the KCS board and management team have, from time to time in the past, discussed and considered the possibility of entering into strategic transactions with other parties.

Beginning on July 31, 2020, several financial media outlets reported that an investor consortium was considering making a takeover proposal for KCS. Following these reports, the KCS board and senior management reached out to its financial advisor, Morgan Stanley, and its outside counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), to discuss the reports and the question of how KCS should respond if a proposal were made. On August 11, 2020, the KCS board met, together with members of senior management and representatives of Morgan Stanley and Wachtell Lipton, to discuss the financial media reports and the possibility of a proposal, including the KCS board’s fiduciary duties under Delaware law and preliminary perspectives on valuation for KCS based on the KCS Long-Range Plan and Wall Street research analyst forecasts. Thereafter, KCS reached out to BofA Securities to join Morgan Stanley as KCS’s and the KCS board’s financial advisor.

On August 17, 2020, Robert Druten, the Chairman of the KCS board, and Patrick Ottensmeyer, President and Chief Executive Officer of KCS, received an unsolicited written proposal from an investor consortium (“Party A”) to acquire KCS for $195.00 per share in cash. The proposal indicated that Party A intended to finance the acquisition through a combination of equity financing and $6.5 billion in debt financing, and that Party A anticipated obtaining all regulatory approvals within four to six months of signing a definitive agreement. Messrs. Druten and Ottensmeyer notified the KCS board of the receipt of Party A’s proposal and, later that day, Mr. Ottensmeyer and Michael Upchurch, the Executive Vice President and Chief Financial Officer of KCS, participated in a conversation with representatives of Party A to discuss the terms of the proposal.

A special meeting of the KCS board was convened on August 18, 2020, with members of senior management, and representatives of Morgan Stanley and Wachtell Lipton, to discuss Party A’s proposal and potential next steps. Representatives of Morgan Stanley shared their perspectives on the financial terms of Party A’s proposal. Members of management also reviewed the KCS Long-Range Plan and the opportunities and risks associated with executing on KCS’s long-term strategy. The KCS board discussed these considerations and perspectives and concluded that KCS should remain focused on its long-term strategic plans and should not pursue Party A’s proposal. Messrs. Ottensmeyer and Upchurch subsequently conveyed the KCS board’s conclusion to representatives of Party A.

On August 21, 2020, Keith Creel, President and Chief Executive Officer of CPRL, called Mr. Ottensmeyer to propose that CPRL and KCS consider entering into a merger-of-equals transaction in which KCS stockholders would receive consideration consisting solely of new shares of CPRL common stock, in an at-market transaction. Mr. Creel expressed his view that, relative to the other Class I railroad companies, a transaction involving CPRL and KCS would likely face the least amount of regulatory uncertainty given the companies’ status as the two smallest Class I railroad companies in North America and their lack of geographic overlap. During the same week, a representative of Party A contacted Mr. Ottensmeyer to request a meeting to further discuss the possibility of a transaction.

During the following week, Jean-Jacques Ruest, President and Chief Executive Officer of CN, contacted Mr. Ottensmeyer telephonically to note the financial media reports regarding a possible takeover proposal. Mr. Ruest said that, if KCS was interested in a sale, CN would be interested in discussing such a transaction. No further actions were taken by the KCS management team or board to engage with CN at the time.

On August 28, 2020, the KCS board met with members of senior management and a representative of Wachtell Lipton. The KCS board discussed Party A’s request for a meeting and instructed Mr. Ottensmeyer to accept the request. Representatives of KCS management then reviewed possible exchange ratios implied by the historical trading prices of KCS and CPRL common stock, as well as possible exchange ratios implied by the relative contributions of various financial metrics of KCS and CPRL. The KCS board discussed potential responses and determined not to take action with respect to CPRL’s proposal at the time, pending Mr. Ottensmeyer’s discussion with Party A and Party A’s response. Mr. Ottensmeyer also described his conversation with Mr. Ruest of CN. In the days following the KCS board meeting, Messrs. Ottensmeyer and Upchurch had a discussion with representatives of Party A with respect to Party A’s interest in a possible transaction.

On August 31, 2020, Party A submitted an updated, unsolicited written proposal to acquire KCS for $208.00 per share in cash, subject otherwise to the same terms and conditions set forth in Party A’s August 17th proposal. The next day, Messrs. Ottensmeyer and Upchurch participated in a conversation with representatives of Party A to discuss the updated proposal.

A meeting of the KCS board was held on September 2, 2020, with members of senior management and representatives of Morgan Stanley, BofA Securities and Wachtell Lipton. Representatives of Morgan Stanley and BofA Securities discussed the terms of Party A’s proposal and CPRL’s proposal and presented preliminary perspectives on valuation for KCS based on the KCS Long-Range Plan. After consideration of these and other factors, the KCS board again concluded that KCS should remain focused on its long-term strategic plans and determined that KCS should not pursue either Party A’s proposal or CPRL’s proposal. Thereafter, Mr. Ottensmeyer communicated the KCS board’s conclusions to representatives of Party A and to Mr. Creel.

From September to November 2020, the KCS board continued to discuss and review KCS’s long-term strategic plan and strategic opportunities in consultation with senior management and KCS’s external advisors.

On September 23, 2020, the KCS board met with members of management to further analyze and consider KCS’s financial and business outlook and strategic options, including KCS’s outlook as an independent company and an analysis of combinations with various other railroads. The KCS board also discussed the investor feedback received by KCS management following the publication of a September 9th financial media report that KCS had rejected a takeover proposal for $208.00 per share in cash.

On October 20, 2020, the KCS board convened a meeting for informational purposes with members of management and representatives of Morgan Stanley, BofA Securities and Wachtell Lipton to discuss various strategic alternatives that might be available to the company. This included a presentation from representatives of Morgan Stanley and BofA Securities containing illustrative buyout and ability-to-pay analyses with respect to Party A and various railroads who could be potential buyers.

On November 17, 2020, Mr. Ottensmeyer received a call from a representative of another Class I railroad company expressing interest in a potential acquisition of a portion of KCS’s assets. Mr. Ottensmeyer reported this conversation to the KCS board, but no further actions were taken by the KCS management team or KCS board to engage with such railroad company.

On November 23, 2020, representatives of Party A contacted Mr. Ottensmeyer to inform him that Party A intended to submit a revised proposal to acquire KCS for $230.00 per share in cash, which Party A submitted later that day. The revised proposal noted that Party A had high confidence that it would be able to obtain firm commitments from its equity partners and lenders once the parameters of a transaction had been agreed upon.

The KCS board met on December 2, 2020, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, to discuss Party A’s revised proposal and potential next steps. Mr. Upchurch discussed the KCS Long-Range Plan and KCS’s general strategic positioning. Representatives of Morgan Stanley and BofA Securities presented preliminary perspectives on valuation for KCS based on the KCS Long-Range Plan. The KCS board discussed the terms of Party A’s proposal and the possibility of contacting CPRL, and potentially other Class I railroads, to determine their interest in submitting a proposal to acquire KCS. The KCS board reviewed potential synergy estimates and the possible merger consideration such parties could offer to KCS stockholders. The KCS board also discussed the timing and certainty of consummating a transaction with a Class I railroad company in light of the regulatory framework for such a transaction. Among other things, the KCS board and management team discussed the possibility of addressing potential uncertainties by employing a voting trust structure in which an acquiring Class I railroad would close the acquisition and immediately deposit the shares of KCS into an independent voting trust, with KCS stockholders receiving their merger consideration at that time and prior to the acquiror’s receipt of final control approval from the STB.

After deliberation, the KCS board determined that Party A’s proposal was not at a value that the KCS board was prepared to accept, but authorized management to begin providing Party A with due diligence materials, subject to the execution of a mutually acceptable confidentiality agreement, so that Party A could have an opportunity to submit an improved proposal. The KCS board also directed Mr. Ottensmeyer to notify Mr. Creel that KCS was now considering a potential transaction and would be willing to consider an acquisition proposal from CPRL that contemplated a significant control premium and a voting trust structure to address timing and regulatory issues. After consideration of the risks associated with a broader outreach effort, the KCS board determined not to contact other parties at the time and to revisit the question of reaching out to additional parties at a later date. After the KCS board meeting, Mr. Ottensmeyer reached out to Party A and to Mr. Creel with the messages determined by the KCS board.

On December 4, 2020, KCS entered into a confidentiality agreement with Party A, which contained customary standstill restrictions on Party A (which restrictions would terminate in the event KCS were to, among other specified circumstances, enter into a transaction agreement with another party).

On December 8, 2020, KCS entered into formal engagement letters with Morgan Stanley and with BofA Securities to provide advice to KCS and the KCS board with respect to KCS’s strategic alternatives.

On December 9, 2020, CPRL submitted a written proposal to acquire KCS for 0.469 shares of CPRL common stock and $77.00 in cash per share of KCS common stock (equal to approximately $235.00 per share of KCS common stock based on the market price of CPRL’s common stock at the time). The proposal also contemplated that a transaction would be effectuated using a voting trust structure, which CPRL anticipated consummating within four months of signing a definitive agreement, with CPRL taking control of KCS following full STB approval within eight to twelve months thereafter. Mr. Ottensmeyer and other members of management subsequently participated in a call with Mr. Creel and other members of CPRL management to discuss the terms of CPRL’s proposal. On December 9, 2020, KCS entered into a mutual confidentiality agreement with CPRL, which contained customary standstill restrictions on CPRL (which restrictions would terminate in the event KCS were to, among other specified circumstances, enter into a transaction agreement with another party).

The KCS board held a meeting on December 14, 2020 at which it discussed CPRL’s proposal and the substance of the management team’s conversation with CPRL. The KCS board then determined that CPRL’s proposal was not at a value that the KCS board was prepared to accept, but authorized management to begin providing CPRL with due diligence materials under the mutual confidentiality agreement, so that CPRL could have an opportunity to submit an improved proposal.

Through December 2020, KCS provided Party A and CPRL with access to a virtual data room and various business and legal due diligence materials, including a copy of the KCS Long-Range Plan and hosted management presentations and diligence sessions for the benefit of Party A and CPRL. CPRL also provided KCS with access to a virtual data room and various reverse diligence materials.

On December 22, 2020, the KCS board held a special meeting, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors. Mr. Upchurch presented an update to the KCS Long-Range Plan, which had been adjusted upwards to reflect management’s more optimistic financial and operational outlook for KCS as a result of the expected recovery from the COVID-19 pandemic and a lower cost structure resulting from an acceleration of Precision Scheduled Railroading initiatives. Members of management then provided an update regarding the status of Party A’s and CPRL’s ongoing diligence efforts, as well as internal discussions regarding the regulatory process and potential issues associated with a strategic transaction. Representatives of Morgan Stanley and BofA Securities also shared their perspectives on the financial terms of Party A’s and CPRL’s latest proposals and refreshed their perspectives on valuation for KCS to reflect the new financial terms of those proposals and the updated KCS Long-Range Plan.

On December 28, 2020, Party A sent an updated written proposal to Messrs. Ottensmeyer and Upchurch to acquire KCS for $235.00 per share in cash. The proposal noted that, pursuant to the restrictions in its confidentiality agreement with KCS, Party A had not informed its equity partners or lenders of its recent conversations with KCS, but that Party A remained highly confident of the availability of financing for a transaction.

On December 31, 2020, CPRL submitted an updated written proposal to acquire KCS for 0.489 shares of CPRL common stock and $78.00 in cash per share of KCS common stock (equal to approximately $248.00 per share of KCS common stock based on the market price of CPRL’s common stock at the time).

The KCS board met on January 7, 2021, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors. Mr. Ottensmeyer provided an update on the status of KCS’s discussions with Party A and with CPRL and outlined potential next steps. Mr. Ottensmeyer offered his perspective that a potential combination with CPRL would be attractive for KCS and its stockholders and his expectation that CPRL could further increase its purchase price given potential synergies. Members of the KCS board and management also entered into a discussion regarding the updated KCS Long-Range Plan and a range of potential synergies for a combination with CPRL. Representatives of Morgan Stanley and BofA Securities presented their perspectives on the latest proposals received from Party A and from CPRL. The Company’s Chief Legal Officer then described the expected regulatory approval process and potential timeline in the event KCS pursued a transaction with a Class I railroad company. After discussion, the KCS board determined not to accept either of the proposals that had been most recently submitted by Party A and by CPRL. The KCS board directed Mr. Ottensmeyer to communicate to representatives of each party that the KCS board was not prepared to proceed with a transaction at its proposed purchase price, but that the KCS board was willing to allow each party to complete its confirmatory due diligence (and, in the case of Party A, to reengage with its financing partners) with the expectation that the parties would complete diligence efforts by early-to-mid February and revert with their best and final offers. In addition, the KCS board again discussed the possibility of reaching out to other parties to ascertain their potential interest in a transaction, but, for the same reasons considered at its previous meeting on December 2, 2020, determined not to do so at the time and to revisit the question again in the future.

In the days following the meeting, Mr. Ottensmeyer communicated the KCS board’s decisions to representatives of Party A and CPRL. Through the course of January and February 2021, members of KCS management, together with representatives of KCS’s legal and financial advisors, continued to engage with and to address due diligence requests from Party A and from CPRL. Members of the KCS board also periodically met and consulted with members of management regarding the status of the process and to discuss transaction-related issues. On January 22 and 23, 2021, representatives of KCS, including Messrs. Druten and Ottensmeyer, met with representatives of CPRL to discuss CPRL’s views on regulatory considerations and other issues relating to a potential combination with CPRL.

On January 26, 2021, the KCS board held a meeting with members of management and its legal advisors to specifically discuss potential regulatory considerations and issues relating to a strategic combination, including an assessment of the process for a voting trust transaction and obtaining final regulatory approval for the potential merger. The KCS board also convened meetings on February 4, 2021 and February 15, 2021, at which the KCS board reviewed the status of KCS’s discussions with Party A and CPRL and discussed potential next steps.

On March 3, 2021, KCS received updated acquisition proposals from Party A and from CPRL. Party A’s proposal contemplated an all-cash purchase price of $245.00 per share. The proposal indicated that Party A had re-engaged with its equity partners and that it was highly confident that the equity partners would be able to secure final internal approvals upon confirmation of the key transaction terms over a two- to three-week period. The proposal also noted that Party A believed the credit committee approvals that its lenders had received in August 2020 remained valid, although it had not engaged in any recent discussions with its lenders in light of the restrictions in its confidentiality agreement with KCS. CPRL’s proposal contemplated a purchase price of 0.489 shares of CPRL common stock and $81.00 in cash per share of KCS common stock (equal to approximately $260.00 per share of KCS common stock based on the market price of CPRL’s common stock at the time). The proposal indicated that CPRL anticipated consummating the voting trust transaction within four to six months after the signing of the merger agreement, with the acquisition of control within eight to twelve months thereafter. CPRL’s proposal also contemplated a $400 million reverse termination fee payable to KCS in the event the merger agreement was terminated due to the inability to complete the voting trust transaction as a result of STB regulatory issues. Furthermore, CPRL’s proposal contemplated the renaming of the combined company to “Canadian Pacific Kansas City”, with the U.S. headquarters of the company to be located in Kansas City, and indicated that CPRL would be open to considering KCS director representation on its board following consummation of the voting trust transaction.

In the subsequent days, with the authorization of the KCS board, members of KCS management circulated a draft merger agreement to representatives of CPRL. The draft included, among other terms, a customary “fiduciary out” provision that would permit the KCS board to terminate its existing agreement with an acquirer in order to accept an alternative acquisition proposal under certain circumstances. In addition, the draft merger agreement provided to CPRL contemplated a reverse termination fee representing 7.0% of the transaction consideration (or approximately $1.7 billion based on CPRL’s then proposed purchase price) and a one-way exchange ratio collar in which KCS stockholders would receive a fixed dollar amount of stock consideration in the event the acquirer’s stock price fell below a specified threshold, up to a maximum number of shares.

On March 6, 2021, the KCS board convened a meeting to discuss the updated proposals submitted by CPRL and Party A. Mr. Ottensmeyer reviewed the terms of each proposal and again expressed his views on the strategic options available to the company. Representatives of Morgan Stanley and BofA Securities also shared their perspectives on the financial terms of the proposals. The directors discussed with members of management and representatives of the financial advisors the potential synergies from a transaction involving CPRL and the possible benefits and risks associated with accepting merger consideration that included an acquirer’s common stock. Among other things, the KCS board discussed various mechanisms to protect against a potential decline in an acquirer’s stock price, including the one-way exchange ratio collar proposed in the draft merger agreement provided to CPRL. The KCS board discussed again with the company’s legal advisors the regulatory uncertainties and timeline for a strategic combination. The KCS board then directed management and the financial advisors to ask Party A and CPRL to submit final proposals and merger agreement markups by no later than March 15, and to inform Party A that it could reach out to its lending sources to confirm financing. The KCS board also again considered whether or not to reach out to other parties. After considering, among other factors, the various risks associated with further opening up the process, and the “fiduciary out” provisions included in the proposed merger agreement, the KCS board determined to focus its efforts on negotiating a transaction with either Party A or CPRL and not to reach out to other potential counterparties at the time.

Following the KCS board meeting, representatives of KCS and their advisors sent a letter to representatives of each of Party A and CPRL outlining the process and request for final proposals. In addition, representatives of KCS sent a draft merger agreement to representatives of Party A. Similar to the draft merger agreement provided to CPRL, the draft merger agreement contemplated a customary “fiduciary out” provision that would permit the KCS board to terminate its existing agreement with an acquirer in order to accept an alternative acquisition proposal under certain circumstances. It also included a reverse termination fee representing 7.0% of the transaction consideration (or approximately $1.6 billion based on Party A’s then proposed purchase price) in the event the transaction did not close due to the failure to obtain financing.

On March 15, 2021, Party A and CPRL submitted revised acquisition proposals, including markups of the forms of merger agreement previously provided by KCS. Party A’s proposal contemplated an all-cash purchase price of $250.00 per share, which it noted was its “final proposal.” The proposal indicated that Party A’s lenders had received full credit committee approvals to increase the overall debt financing to $10.3 billion and that all but one of Party A’s equity partners had received the required internal approvals to fund the transaction (Party A informed KCS subsequently that this final approval had been obtained). CPRL’s proposal contemplated merger consideration of 0.489 shares of CPRL common stock (without any provision for a collar) and $86.00 in cash per share of KCS common stock (equal to approximately $268.00 per share of KCS common stock based on the market price of CPRL’s common stock at the time). CPRL’s proposal also contemplated, among other things, an increased $800 million reverse termination fee and the elimination of the right of the KCS board to terminate the merger agreement in order to accept a superior proposal in certain circumstances.

On March 16, 2021, the KCS board met, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, to review the proposals received from Party A and CPRL. Representatives of Morgan Stanley and BofA Securities reviewed the history of KCS’s discussions with Party A and with CPRL, including the financial terms of the proposals that each party had submitted since August 2020. Representatives of Wachtell Lipton also provided an overview of the merger agreement markups delivered by Party A and CPRL. The KCS board entered into a discussion with members of management and representatives of the company’s financial advisors regarding Party A’s proposed financing structure and its potential capacity to further increase its purchase price. It was the view of the KCS board based on this discussion, as well as Party A’s statement that it had made its “final proposal”, that Party A would have minimal room to further increase its offer. The KCS board considered these facts and perspectives, as well as the facts and perspectives previously discussed and reviewed at prior meetings, and determined to focus its efforts on negotiating a transaction with CPRL, subject to CPRL agreeing to specific improvements to the terms of its proposal. To that end, the KCS board directed Mr. Ottensmeyer to communicate to Mr. Creel that the KCS board would be willing to proceed with a transaction if CPRL were to improve its proposal by, among other things, increasing its contemplated exchange ratio from 0.489 to 0.5 shares of CPRL common stock, increasing the amount of the reverse termination fee from $800 million to $1.3 billion, and accepting the KCS board’s right to terminate the merger agreement in order to accept a superior proposal in certain circumstances. A member of management and representatives of KCS’s outside compensation advisor also reviewed the terms of a proposed retention program and severance arrangements proposed to be submitted for approval by the KCS board were it to approve a transaction with CPRL. The KCS board discussed the terms of and reasons for the proposed retention program and severance arrangements.

Later that day, Mr. Ottensmeyer called Mr. Creel to communicate the KCS board’s requests. Mr. Creel said that he would need to consult with members of the CPRL board. Mr. Creel subsequently responded by stating that CPRL was prepared to offer an increased merger consideration of $90 in cash and 0.489 shares of CPRL common stock for each share of KCS common stock (equal to approximately $272 per share of KCS common stock based on the market price of CPRL’s common stock at the time), to increase the reverse termination fee to $1 billion, and to agree to the right of the KCS board to terminate the merger agreement to accept a superior proposal in certain circumstances. The following day, CPRL submitted a revised written proposal reflecting these terms. Mr. Ottensmeyer informed the KCS board of the terms of CPRL’s proposal, and at the direction of the KCS board and management, representatives of Wachtell Lipton proceeded to negotiate final terms of the transaction documents with representatives of Sullivan & Cromwell LLP, CPRL’s outside counsel (“Sullivan & Cromwell”), with the goal of announcing a signed merger agreement no later than the morning of March 21, 2021. From March 17 through March 20, 2021, representatives of Wachtell Lipton and Sullivan & Cromwell exchanged further revised drafts of the merger agreement and participated in calls to resolve the remaining open issues.

On March 20, 2021, the KCS board held a meeting, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors. A representative of Wachtell Lipton again discussed with the board its fiduciary duties under Delaware law. Thereafter, representatives of each of the financial advisors presented to the KCS board their respective financial analyses and each financial advisor rendered to the KCS board its oral opinion, which was subsequently confirmed in writing on the same date, to the effect that, as of such date and based upon and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, as set forth in each financial advisor’s respective written opinion, the consideration to be received in the transaction by holders of KCS common stock (other than certain excluded shares as described in the merger agreement) was fair, from a financial point of view, to such holders. The Wachtell Lipton representative then summarized the terms of the merger agreement compared to the terms previously reviewed. After further discussion and deliberation, the KCS board unanimously approved the merger agreement and resolved to recommend that the stockholders of KCS adopt the merger agreement. The KCS board also approved the proposed retention and severance arrangements previously discussed.

Following the completion of the KCS board meeting, representatives of Wachtell Lipton and Sullivan Cromwell finalized the merger agreement, and in the early morning of March 21, 2021, KCS and CPRL executed the CPRL merger agreement. KCS and CPRL issued a joint press release announcing the transaction in the morning of March 21, 2021.

On March 22, 2021, representatives of CPRL submitted an application to STB requesting approval of CPRL’s proposed voting trust agreement, pursuant to 49 C.F.R. § 1013.3(a).

On April 20, 2021, KCS received an unsolicited written proposal from CN (the “CN Proposal”) to acquire KCS for 1.059 CN common shares and $200.00 in cash per share of KCS common stock (valued at $325.00 per share of KCS common stock based on the market price of CN common shares at the time). The proposal contemplated that CN and KCS would enter into a merger agreement with substantially similar terms to those of the CPRL merger agreement, including the use of a voting trust arrangement and a commitment to obtain regulatory approvals on the same terms as in the CPRL merger agreement.

The KCS board met on April 20, 2021, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, for a preliminary review of the CN Proposal. Representatives of Morgan Stanley and BofA Securities reviewed and presented preliminary perspectives on the financial terms of the CN Proposal in comparison to the financial terms of the CPRL merger agreement. The KCS board also reviewed potential synergy estimates for a combination with CN relative to the synergies estimated for the transaction with CPRL.

On April 23, 2021, the STB announced a decision that the waiver provision under 49 C.F.R. § 1180.0(b) applied to the proposed transaction between CPRL and KCS and stated that the agency’s review of the transaction would be governed by the regulations set forth at 49 C.F.R. part 1180 (2000).

On April 24, 2021, the KCS board held a meeting, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors. Representatives of Morgan Stanley and BofA Securities again shared their perspectives on the financial terms of the CN Proposal in comparison to the financial terms of the CPRL merger agreement. The KCS board reviewed the potential synergies for a combination with each of CPRL and CN and discussed with the advisors the likely capacity of each party to further increase its purchase price and other enhancements that could be requested of CPRL and CN with respect to the terms of a transaction. The KCS board also discussed the regulatory considerations and issues relating to a combination with CN relative to CPRL, including an assessment of the process for approval of the proposed voting trust and for obtaining final regulatory approval for the potential combination. After consideration of these facts and perspectives, as well as the facts and perspectives previously discussed and reviewed at the KCS board’s April 20th meeting, the KCS board determined that the CN Proposal could reasonably be expected to lead to a “Company Superior Proposal”, as defined in the CPRL merger agreement (which we refer to as a “company superior proposal”). Accordingly, the KCS board determined that KCS should provide information to CN, and engage in discussions and negotiations with CN, with respect to the CN Proposal. KCS management subsequently notified representatives of CN and CPRL of the KCS board’s determination, after which KCS issued a press release announcing its decision and intent to engage in discussions with CN. On the evening of April 24, 2021, representatives of Cravath, Swaine & Moore LLP (which we refer to as “Cravath”), CN’s outside counsel, sent to Wachtell Lipton proposed forms of a merger agreement and a voting trust agreement reflecting the terms described in the CN Proposal.

On April 26, 2021, representatives of CN submitted an application to the STB requesting approval of CN’s proposed voting trust agreement, pursuant to 49 C.F.R. § 1180.4(b)(4)(iv). Also on April 26, 2021, KCS entered into a confidentiality agreement with CN, which contained no standstill provisions. Through the subsequent weeks, KCS provided CN with access to a virtual data room and various business and legal due diligence materials, including a copy of the KCS Long-Range Plan. Representatives of CN participated in management presentations and diligence sessions hosted by KCS. Members of KCS management also responded, directly and through KCS’s advisors, to diligence requests and questions from CN. In addition, CN provided KCS with access to a virtual data room and various reverse diligence materials, including a copy of the CN Five-Year Plan.

On May 6, 2021, the STB announced a decision finding that the voting trust agreement proposed by CPRL was acceptable, subject to certain modifications.

On May 8, 2021, the KCS board convened a meeting with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors to discuss KCS’s ongoing engagement with CN and potential next steps. Members of management and representatives of Wachtell Lipton reviewed the terms of CN’s draft merger agreement and presented a proposed list of enhancements to request from CN with respect to the CN Proposal, including (1) increasing the exchange ratio from 1.059 shares so that the transaction could qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (2) increasing the reverse termination fee payable to KCS in the event the merger agreement was terminated due to the inability of the parties to complete the voting trust transaction as a result of STB regulatory issues from $1.0 billion to $2.0 billion, (3) requiring CN to reimburse KCS upon payment of the $700 million termination fee by KCS to CPRL in the event KCS terminated the CPRL merger agreement to enter into a merger agreement with CN and (4) enhancing the flexibility of KCS to undertake certain actions following the execution of a merger agreement with CN without CN’s prior written consent, including with respect to the terms of KCS’s retention program and severance arrangements. The KCS board also reviewed a proposed timeline for soliciting a revised proposal from CN. The KCS board then directed management, together with KCS’s legal advisors, to seek the enhancements to the CN Proposal discussed with the KCS board and to request that CN submit a revised binding proposal so that the KCS board could be in a position to make a determination as to whether such revised proposal constituted a company superior proposal at a meeting scheduled for May 13, 2021. The KCS board also directed management to notify CPRL of the KCS board’s intention to make a determination with respect to the CN Proposal at its next meeting and to suggest that CPRL submit any revisions with respect to the CPRL merger agreement before such time.

Following the meeting, Mr. Ottensmeyer communicated the KCS board’s requests to Mr. Ruest and to Mr. Creel. Representatives of Wachtell Lipton also reached out to Cravath to review the requested enhancements with respect to the CN Proposal.

On May 11, 2021, representatives of Cravath contacted Wachtell Lipton to convey CN’s responses to KCS’s requested enhancements. The representatives of Cravath expressed that CN was prepared to accept several of KCS’s requests for enhanced flexibility during the pendency of the transaction, including with respect to the terms of KCS’s retention program and severance arrangements. The representatives of Cravath also expressed that CN was prepared to accept KCS’s proposal that CN (or an affiliate of CN) reimburse KCS for the $700 million termination fee that would be payable by KCS to CPRL in connection with the termination of the CPRL merger agreement, subject to KCS refunding such reimbursement in the event (i) KCS terminated the merger agreement with CN in order to accept a superior proposal, (ii) CN terminated the merger agreement upon a change of recommendation by the KCS board, (iii) CN terminated the merger agreement on the basis of a breach by KCS of its representations, warranties or covenants in a manner that would entitle CN not to consummate the merger or (iv) CN terminated the merger agreement on the basis of the occurrence of a material adverse effect on the business and operations of KCS. The Cravath representatives indicated that CN was unwilling to increase the exchange ratio or the reverse termination fee.

On May 12, 2021, Mr. Ottensmeyer called Mr. Ruest to request that CN increase its exchange ratio so as to restore the $325.00 per share valuation of CN’s proposal based on the current market price of CN’s common stock. Mr. Ottensmeyer further requested that CN consider increasing the amount of the reverse termination fee payable to KCS in the event the merger agreement was terminated due to the inability of the parties to complete the voting trust transaction as a result of STB regulatory issues. Mr. Ottensmeyer also spoke with Mr. Creel and encouraged CPRL to submit any proposed revisions to the CPRL merger agreement before KCS board’s next meeting.

On the morning of May 13, 2021, representatives of Cravath sent to representatives of Wachtell Lipton a proposed form of offer letter and revised drafts of the merger agreement and other transaction documents. CN’s revised proposal contemplated an increase in the exchange ratio to 1.129 shares of CN common shares while maintaining the $200.00 per share cash component of the proposed consideration (restoring the $325.00 per share valuation of CN’s proposal based on the closing price of CN’s common stock on May 12, 2021), an obligation by holdco to reimburse KCS for the $700 million termination fee payable to CPRL (subject to KCS refunding such reimbursement in the event (i) KCS terminated the merger agreement with CN in order to accept a superior proposal, (ii) CN terminated the merger agreement upon a change of recommendation by the KCS board or (iii) CN terminated the merger agreement on the basis of a breach by KCS of its representations, warranties or covenants in a manner that would entitle CN not to consummate the merger), and enhanced flexibility on the part of KCS to undertake certain actions without CN’s prior written consent during the pendency of the transaction, including with respect to the terms of KCS’s retention program and severance arrangements. Through the morning and early afternoon, representatives of Wachtell Lipton and Cravath discussed various minor revisions to the transaction documents. Representatives of Cravath then submitted a binding offer letter on behalf of CN, together with proposed final and binding forms of merger agreement and schedules (collectively, the “Revised CN Proposal”). The offer letter indicated that the Revised CN Proposal could be accepted by KCS at any time prior to 5:00 pm Eastern Time on May 21, 2021.

On the afternoon of May 13, 2021, the KCS board met, together with members of senior management and representatives of Morgan Stanley, BofA Securities and KCS’s legal advisors, to discuss the Revised CN Proposal. The KCS board reviewed the terms of the Revised CN Proposal relative to the terms of the CPRL merger agreement and discussed various regulatory considerations relating to a combination with CN and with CPRL, including the STB’s decisions applying the waiver provision under 49 C.F.R. § 1180.0(b) to the potential CPRL transaction and approving CPRL’s proposed voting trust agreement. The KCS board discussed potential next steps and the requirements of the CPRL merger agreement with respect to any further engagement with CN. Among other things, the KCS board considered the fact that, in the event the KCS board determined that the

Revised CN Proposal constituted a company superior proposal, KCS would be required to provide CPRL the opportunity for at least five business days to attempt to match the terms of the Revised CN Proposal prior to terminating the CPRL merger agreement and entering into a definitive agreement with CN. Representatives of Morgan Stanley and BofA Securities also presented to the KCS board their respective financial analyses. The representatives stated that they had each reviewed the terms of the Revised CN Proposal with their respective fairness committees and that, absent any material developments following the conclusion of the meeting, the financial advisors stood ready to deliver customary fairness opinions with respect to the Revised CN Proposal at such time as the KCS board were to consider terminating the CPRL merger agreement and entering into the Revised CN Proposal. The KCS board determined that the Revised CN Proposal constituted a company superior proposal and directed management to notify CPRL of the KCS board’s intention to terminate the CPRL merger agreement and to enter into a definitive agreement with respect to the Revised CN Proposal unless, at the end of the five business day period following the notice, the KCS board determined that the Revised CN Proposal no longer constituted a company superior proposal. Members of KCS management communicated the KCS board’s determination to representatives of CN and CPRL after the end of the meeting, and later on the evening of May 13, 2021, KCS issued a press release announcing the KCS board’s determination.

On May 17, 2021, the STB announced a decision finding that application of the waiver provision under 49 C.F.R. § 1180.0(b) to a potential transaction between CN and KCS was not warranted and stated that the agency’s review of the transaction would be governed by the regulations set forth at 49 C.F.R. part 1180, as adopted in Major Rail Consolidation Procedures, 5 S.T.B. 539 (2001). The STB also denied CN’s motion to approve its proposed voting trust agreement as incomplete, without prejudice to filing a new motion.

On the morning of May 20, 2021, Mr. Creel contacted Mr. Ottensmeyer to notify him that CPRL did not intend to propose revisions to the CPRL merger agreement. Shortly thereafter, Mr. Creel publicly announced CPRL’s intention not to increase its offer. Later that afternoon, the KCS board convened a meeting to discuss next steps with respect to the Revised CN Proposal. The KCS board reviewed again with KCS’s financial and legal advisors the financial terms of the Revised CN Proposal in comparison to the financial terms of the CPRL merger agreement. The KCS board also discussed the regulatory considerations associated with pursuing a transaction with CN and CPRL, including the STB’s determinations with respect to CN’s and CPRL’s proposed voting trust agreements, and considered the possibility of seeking additional enhancements to CN’s proposal. The KCS board then directed management to reach out to CN to request a further increase in the exchange ratio so as to restore the $325.00 per share valuation of CN’s proposal based on the current market price of CN’s common stock and a revised “escalating” reverse termination fee that would increase by $100 million per month in the event CN were unable to obtain voting trust approval from the STB within three months of the execution of a merger agreement with KCS.

Following the meeting, Mr. Ottensmeyer contacted Mr. Ruest to convey the requests from the KCS board. Later that evening, Mr. Ruest reached out to Mr. Ottensmeyer to indicate that CN was not willing to make any further changes to the Revised CN Proposal.

On the morning of May 21, 2021, the KCS board met again. Mr. Ottensmeyer updated the KCS board as to his conversations with Mr. Ruest, after which a discussion followed among the directors as to potential next steps. A representative of Wachtell Lipton discussed with the board its fiduciary duties under Delaware law. Thereafter, representatives of each of the financial advisors presented to the KCS board their respective financial analyses and each financial advisor rendered to the KCS board its oral opinion, which was subsequently confirmed in writing on the same date, to the effect that, as of such date and based upon and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, as set forth in each financial advisor’s respective written opinion, the consideration to be received in the transaction with CN by holders of KCS common stock (other than certain excluded shares as described in the merger agreement) was fair, from a financial point of view, to such holders. The full text of the written opinion of each of Morgan Stanley and BofA Securities is attached to this proxy statement as Annexes B and C and is incorporated by reference in this proxy statement in its entirety. See also the sections entitled “The KCS Merger

Proposal—Opinion of Morgan Stanley” and “The KCS Merger Proposal—Opinion of BofA Securities” on pages 58 and 69, respectively. After further discussion and deliberation, the KCS board unanimously determined that the Revised CN Proposal continued to constitute a company superior proposal and approved the termination of the CPRL merger agreement, KCS’s payment of the $700 million termination fee to CPRL under the terms of the CPRL merger agreement and KCS’s entry into the merger agreement with CN. The KCS board also approved the updated retention and severance arrangements set forth in the Revised CN Proposal.

Following the completion of the KCS board meeting, KCS management notified CPRL of the KCS board’s determination, after which KCS terminated the CPRL merger agreement and paid the $700 million termination fee to CPRL. Shortly thereafter, KCS delivered an executed signature page to the merger agreement with CN, which had already been executed by CN, and KCS and CN issued a joint press release announcing the transaction. Following execution of the merger agreement, holdco reimbursed KCS for the $700 million termination fee paid to CPRL.

Recommendation of the KCS Board; KCS’s Reasons for the Transaction

At a special meeting held on May 21, 2021, the KCS board unanimously: (1) determined that it was in the best interests of KCS and its stockholders, and declared it advisable, to enter into the merger agreement; (2) approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement (including the merger); (3) recommended that the stockholders of KCS adopt the merger agreement; and (4) directed that the merger agreement be submitted to a vote at a meeting of KCS’s stockholders. The KCS board unanimously recommends that KCS stockholders vote “FOR” the merger proposal.

In evaluating the transaction and in reaching its determinations and making its recommendations with respect to the merger agreement, the KCS board consulted with KCS senior management and outside legal and financial advisors over the course of several meetings, and considered a number of factors, including the following material factors that weighed in favor of the transaction.

Strategic Considerations and Synergies:

•

The KCS board believes the transaction will create an express route connecting the U.S., Mexico and Canada, with a seamless single-owner, single-operator service that provides new options for shippers and customers and new revenue for the combined company, preserve access to all existing gateways to enhance route choices and ensure robust price competition, and yield demonstrable benefits for the environment by converting significant volumes of truck traffic onto rails and delivering better fuel efficiency at lower costs;

•

The KCS board considered that the combination of CN and KCS was expected to generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) synergies for the combined company of approximately $1,000 million over three years, as well as a more conservative synergy analysis showing EBITDA synergies of approximately $415 million over three years, and assessed both synergy analyses in making its decision;

•

The KCS board believes that the combined company will have the scale, balance sheet strength, financial flexibility, and free cash flow to fund future growth, and improved ability to access the capital markets on more favorable terms than available to KCS as an independent company, which would allow the combined company to be more competitive in capturing strategic opportunities;

•

The KCS board received information from and had discussions with KCS’s management, in consultation with outside financial advisors, regarding CN’s business, results of operations, financial and market position, KCS management’s expectations concerning the combined company’s business and financial prospects, and historical and current trading prices of CN common shares;

Attractive Value and Mix of Consideration

•	The KCS board considered the aggregate value and nature of the consideration to be received in the transaction by KCS stockholders, including:

•

that the merger consideration had an implied value per share of KCS common stock of $325, based on the closing price of CN common shares on the NYSE as of May 12, 2021 (the last trading day before the KCS board’s determination that the Revised CN Proposal constituted a company superior proposal), which represented a premium of approximately 45% to KCS stockholders based on the unaffected closing price of KCS common stock on March 19, 2021 (the last trading day before the KCS board’s approval of and the announcement of the CPRL merger agreement);

•	that approximately 62% of the merger consideration consists of cash, which provides KCS stockholders with immediate liquidity for a portion of their shares; and

•

that approximately 38% of the merger consideration consists of CN common shares, with the CN common shares to be issued to KCS stockholders constituting approximately 12.6% of the outstanding shares of CN common shares following the transaction, offering KCS stockholders the opportunity for ownership participation in the future earnings, dividends and growth of the combined company, a company which the KCS board considers to be an attractive investment for the reasons discussed above under “Strategic Considerations and Synergies”;

Attractive Strategic Alternative:

•

The KCS board believes that the transaction with CN is attractive in comparison to the alternative of remaining independent and continuing to execute on KCS’s long-range business strategy and is also attractive in comparison to other alternatives, including the CPRL merger agreement. In this regard, the KCS board considered:

•

the course and history of KCS’s discussions and competitive negotiations with Party A, CPRL and CN, including: (i) the fact that, after six rounds of bidding, Party A’s last proposal to acquire KCS for $250.00 per share in cash was significantly lower in value than both CPRL and CN’s proposals and did not offer the opportunity for ongoing participation in the combined company’s future performance; and (ii) the fact that CPRL determined that it was unwilling to increase the consideration offered in its proposal to acquire KCS, the approximate value of which as of May 20, 2021 (the last trading day before the KCS board’s termination of the CPRL merger agreement and approval of the merger agreement with CN) was over 10% lower than the consideration offered by CN;

•

the confidence of CN in obtaining regulatory approval as demonstrated by its willingness to close into a voting trust and to pay a $1.0 billion breakup fee under specified circumstances if it could not close into the voting trust within nine months as a result of failure to obtain regulatory approval, as more fully described below under “Terms of the Merger Agreement”;

•

the fact that, in the two months following public announcement of the CPRL merger agreement, no party other than CN had submitted a competing proposal, and the fact that the merger agreement, like the CPRL merger agreement, would permit KCS to terminate the merger agreement to accept a superior proposal, subject to certain conditions, were an unsolicited proposal to be made after announcement of the transaction, as more fully described below under “Terms of the Merger Agreement”;

Opinions of KCS’s Financial Advisors

•	The KCS board considered the financial presentations by KCS’s financial advisors and the oral opinion of each such financial advisor rendered to the KCS board, subsequently confirmed by delivery of a written opinion dated May 21, 2021, to the effect that, as of such date and based upon and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, as set forth in each financial advisor’s respective written opinion, the consideration to be received in the transaction by holders of KCS common stock (other than certain excluded shares as described in the merger agreement) was fair, from a financial point of view, to such holders. The full text of the written opinion of each of Morgan Stanley and BofA Securities is attached to this proxy statement as Annexes B and C and is incorporated by reference in this proxy statement in its entirety. See also the sections entitled “The KCS Merger Proposal—Opinion of Morgan Stanley” and “The KCS Merger Proposal—Opinion of BofA Securities” on pages 58 and 69, respectively;

Timing and Likelihood of Completion of the Transaction

•

The KCS board considered the willingness of CN to close into a voting trust, allowing KCS stockholders to receive the merger consideration immediately following the completion of the voting trust transaction, which is currently expected to be completed in the second half of 2021, rather than waiting for CN to obtain final control approval from the STB before KCS stockholders would receive the merger consideration;

•

The KCS board considered the limited closing conditions to the completion of the transaction, the absence of a financing condition or similar contingency that is based on CN’s ability to obtain financing and the strong commitment made by CN to obtain regulatory approvals, as further described in the section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction” on page 91 and “The Merger Agreement—Regulatory Filings and Efforts; Other Actions” on page 139;

Terms of the Merger Agreement

•

The KCS board considered the ability of KCS, subject to specified limitations, to respond to and engage in discussions regarding unsolicited third-party acquisition proposals under certain circumstances and, ultimately, to terminate the merger agreement in order to enter into a definitive agreement providing for a superior proposal to the merger with CN, subject to compliance with the procedural terms and conditions set forth in the merger agreement and the payment of a termination fee of $700 million to CN and the refund of holdco’s reimbursement of the $700 million termination fee paid to CPRL, as further discussed in the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement” on page 143;

•

The KCS board considered the obligation of CN to pay KCS a termination payment of $1.0 billion upon termination of the merger agreement under specified circumstances, including if (i) the transaction has not been consummated by February 21, 2022 because approval of the voting trust transaction by the STB, if required, has not been received by such date or because there is an injunction or similar order prohibiting the transaction or the voting trust transaction arising out of the STB review process or under Section 721 of the United States Defense Production Act of 1950 or (ii) such an injunction or order has become final and non-appealable, in each case, as further discussed in the section entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement” on page 143;

Governance Matters

•

The KCS board considered the fact that, following final approval of the transaction by the STB (or at such earlier date following the closing of the transaction as may be approved by the STB), four KCS directors will be appointed to the CN board, which will allow for oversight of and input into the strategy of the combined company;

The KCS board weighed these factors that it viewed as supporting the merger agreement and the transaction against a number of potentially negative factors, including:

•

the fact that completion of the transaction depends on certain factors outside of KCS’s control, including regulatory approvals, and that there can be no assurance that the conditions to the transaction will be satisfied even if the merger proposal is approved by KCS stockholders;

•	the potential consequences of non-consummation, including the potential negative impacts on KCS, its business and the trading price of its shares of common stock;

•

the terms of the merger agreement that restrict KCS’s ability to solicit alternative acquisition proposals and to provide information to, or engage in discussions with, a third party interested in pursuing an alternative acquisition proposal, as further discussed in the section entitled “The Merger Agreement—No Solicitation” on page 131, though the KCS board also considered that such terms do not prevent such discussions if certain criteria are met;

•

the obligation of KCS to pay CN a termination fee of $700 million upon termination of the merger agreement and to refund holdco the reimbursement of the $700 million termination fee paid by KCS to CPRL in connection with the termination of the CPRL merger agreement in the event KCS accepts a superior proposal, though the KCS board determined that the obligation was reasonable and not preclusive or coercive;

•

the potential for diversion of management and employee attention, and potential retention challenges, due to the possible effects of the announcement and pendency of the transaction, though the KCS board also considered and approved a retention program and severance arrangements in connection with the transaction, as discussed in the sections entitled “Interests of KCS’s Directors and Executive Officers in the Transaction—Executive Severance Arrangements” on page 86 and “Interests of KCS’s Directors and Executive Officers in the Transaction—Retention Program” on page 87;

•	the difficulty and costs inherent in integrating large and diverse businesses;

•

the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not realizing anticipated performance or capturing potential synergies and other benefits expected to be obtained as a result of the transaction; and

•	the risks and other considerations of the type and nature described under the sections entitled “Risk Factors” on page 20 and “Cautionary Statement Regarding Forward-Looking Statements” on page 32.

The KCS board considered the factors described above as a whole, including through engaging in discussions with KCS senior management and KCS’s outside legal and financial advisors. Based on this review and consideration, the KCS board unanimously concluded that these factors, on balance, supported a determination that the merger agreement and the transactions contemplated by the merger agreement, including the transaction, were advisable and in the best interests of KCS stockholders, and to make its recommendation to KCS stockholders that they vote to adopt the merger agreement.

In addition, the KCS board was aware of and considered the fact that KCS’s directors and executive officers may have certain interests in the transaction that are different from, or in addition to, the interests of KCS stockholders generally, including the treatment of equity awards held by such directors and executive officers in the transaction, as described in the section entitled “Interests of KCS’s Directors and Executive Officers in the Transaction” on page 84.

The foregoing discussion describes the material factors that the KCS board considered, but is not, and is not intended to be, exhaustive. The KCS board collectively reached the conclusion to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, in light of the various factors described above and other factors that the members of the KCS board believed appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the KCS board considered in connection with its evaluation of the transaction, the KCS board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the KCS board in approving the merger agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 32.

Board of Directors and Management of CN after the Transaction

Board of Directors

Under the merger agreement, CN and KCS have agreed to take all actions necessary to designate and appoint four of the directors of the KCS board as of immediately prior to the effective time to serve as directors on the CN board, effective as of the control date. In the event that after the effective time any of the four directors indicates that he or she plans to resign as a director of KCS and is willing to become a director of CN, CN will seek approval of the STB to allow such director to be appointed as a director of CN as soon as practicable and prior to the control date. In addition, under the merger agreement, as of the effective time, the board of directors of the surviving corporation will consist of the directors of KCS immediately prior to the effective time.

Management

Following the effective time, the management and board of directors of KCS will continue to manage the surviving corporation while it is in the voting trust, pursuing its independent business plan and growth strategies. Following receipt of STB final approval, CN will acquire control of KCS and the two companies will be combined, and Mr. Ruest will serve as Chief Executive Officer of the combined company as of the control date.

Information about Mr. Ruest is incorporated herein by reference from CN’s Notice of Annual Meeting and Management Information Circular, furnished to the SEC in its Report of Foreign Private Issuer on Form 6-K on March 23, 2021.

CN’s Reasons for the Transaction

At its meeting on May 13, 2021, the CN board unanimously approved, authorized and declared in the best interests of CN the form, terms and provisions of the merger agreement and the transaction.

In evaluating the merger agreement, the CN board consulted with and received the advice of CN’s management and its legal and financial advisors. In reaching its decision, the CN board considered a number of factors, including, but not limited to, the following factors which the CN board viewed as generally supporting its decision to approve and enter into the merger agreement:

•

its belief that the transaction will bring together CN’s and KCS’s highly complementary networks to create a safer, faster, cleaner and stronger railway that is ideally positioned to support the growth of an emerging consumption-based economy through better service options and customer choice;

•

its belief that the transaction will create an express route that connects the U.S., Mexico and Canada with a seamless single-owner, single-operator service that preserves access to all existing gateways, enhances route choices and ensures robust price competition, generating new options for shippers and new revenue for the combined company, realizing the many benefits of the USMCA;

•	its belief that the transaction will generate significant synergies, with the vast majority of synergies coming from additional revenue opportunities;

•	its belief that the transaction will be accretive to CN’s adjusted diluted earnings per share in the first full year following CN assuming control of KCS;

•	its belief that the transaction will yield demonstrable benefits for the environment by converting significant volumes of truck traffic onto rails, delivering better fuel efficiency at lower cost; and

•

its belief that the transaction will lead to significant infrastructure investments in key communities across the network of the surviving company, including Illinois, Missouri, Michigan, Louisiana and Texas, driving more economic opportunity and more jobs for these communities.

In addition to considering the factors described above, the CN board considered its knowledge of CN’s business, operations, financial condition, earnings and prospects and of KCS’s business, operations, financial condition, earnings and prospects, taking into account the results of CN’s due diligence review of KCS, and the current and prospective business climate in the industry in which CN and KCS operate.

The CN board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the transaction, including:

•

the challenges inherent in completing the transaction, integrating the businesses, operations and workforces of KCS with those of CN, and developing and executing a successful strategy and business plan for the surviving company;

•

the risk that regulatory agencies may object to and challenge the transaction or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company; see the section entitled “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction,” on page 91;

•

the challenges inherent in the timing of the completion of the transaction and the inability of CN or KCS to predict when or if STB final approval will be obtained, resulting in the shares of the surviving company needing to be held in the voting trust for an unknown and a potentially significant period of time;

•	the risk that, despite the efforts of CN and KCS prior to the consummation of the merger, the surviving company may lose key personnel;

•	the risk of not capturing the anticipated synergies and performance improvements, and the risk that other anticipated benefits might not be realized;

•	the possibility that the combined company might not achieve its projected financial results; and

•

the risks of the type and nature described in the section entitled “Risk Factors” on page 20 and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 32.

The foregoing discussion of the factors considered by the CN board is not intended to be exhaustive, but rather includes the principal factors considered by the CN board. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the CN board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement. In addition, individual members of the CN board may have given differing weights to different factors. The CN board conducted an overall review of the factors described above, including thorough discussions with CN’s management and outside legal and financial advisors.

The explanation of the reasoning of the CN board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 32.

Opinion of Morgan Stanley

The KCS board retained Morgan Stanley to act as its financial advisor and to provide it with a financial opinion in connection with the merger. KCS selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, business and affairs of KCS. At the meeting of the KCS board on May 21, 2021, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on the same date, to the KCS board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by the holders of shares of KCS common stock (other than excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of KCS common stock.

The full text of Morgan Stanley’s written opinion to the KCS board, dated May 21, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference herein in its entirety. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the KCS board, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of KCS common stock (other than excluded shares) pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how the shareholders of KCS should vote at the shareholder meeting to be held in connection with the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)	reviewed certain publicly available financial statements and other business and financial information of KCS and CN, respectively;

(b)	reviewed certain internal financial statements and other financial and operating data concerning KCS and CN, respectively;

(c)

reviewed the KCS management unaudited KCS projections, the KCS management assumed synergies and the KCS management unaudited CN projections (each as defined and described in the below section entitled “KCS Unaudited Prospective Financial Information”), in each case prepared by the management of KCS;

(d)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of KCS and CN, respectively;

(e)

discussed the past and current operations and financial condition and the prospects of KCS, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of KCS;

(f)

discussed the past and current operations and financial condition and the prospects of CN, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of CN;

(g)	reviewed the reported prices and trading activity for KCS common stock and CN common shares;

(h)

compared the financial performance of KCS and CN and the prices and trading activity of KCS common stock and CN common shares with that of certain other publicly-traded companies comparable with KCS and CN, respectively, and their securities;

(i)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(j)	participated in certain discussions and negotiations among representatives of KCS and CN and certain parties and their financial and legal advisors;

(k)	reviewed the Draft Merger Agreement, the Commitment Letter, the Draft Voting Trust Agreement, and certain related documents; and

(l)	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by KCS and CN, respectively, and formed a substantial basis for its opinion. With respect to the KCS management unaudited KCS projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of KCS of the future financial performance of KCS. With respect to the KCS management unaudited CN projections and the KCS management assumed synergies, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of KCS of the future financial performance of CN, including following consummation of the merger. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, (i) that CN will obtain financing in accordance with the terms set forth in the Commitment Letter, (ii) that the STB will permit the merger to close into the voting trust in accordance with the terms of the Draft Voting Trust Agreement and (iii) that the definitive merger agreement would not differ in any material respect from the Draft Merger Agreement. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley relied upon, without independent verification, the assessment by the managements of KCS and CN of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of KCS and CN; (iii) their ability to retain key employees of KCS and CN, respectively, and (iv) the validity of, and risks associated with, KCS and CN’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of CN and KCS and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of KCS’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of KCS common stock in the merger. Morgan Stanley’s opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to KCS, nor does it address the underlying business decision of KCS to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. Morgan Stanley expressed no opinion with respect to the treatment of the KCS preferred stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of KCS or CN, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the KCS board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Morgan Stanley considered a number of factors in analyzing the merger consideration. The fact that points in the ranges of implied equity value per share of KCS common stock derived below were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the merger consideration, but is one of many factors Morgan Stanley considered. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 20, 2021, which was the last trading day prior to the date on which the KCS board approved the merger, and is not necessarily indicative of current market conditions.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley, at the direction of the KCS board, used and relied upon the KCS management unaudited KCS projections, the KCS management assumed synergies and the KCS management unaudited CN projections. For more information, please see the section of this proxy statement captioned “The KCS Merger Proposal—KCS Unaudited Prospective Financial Information” on page 80.

Analyses Related to KCS

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share of KCS common stock as of March 31, 2021, based on estimates of future unlevered free cash flows for the nine months ending December 31, 2021 and fiscal years 2022 through 2029 contained in the KCS management unaudited KCS projections, including net debt of KCS as of March 31, 2021 of $3,842 million. Morgan Stanley also calculated a range of terminal values for KCS based on next twelve months (“NTM”) EBITDA exit multiple range of 10.75x to 12.25x, which was selected based on Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to March 31, 2021 by applying a discount rate range of 6.4% to 7.6%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect KCS’s estimated weighted average cost of capital.

This analysis indicated a range of implied equity values per share of KCS common stock of $219.00 to $272.00, in each case rounded to the nearest $1.00.

Morgan Stanley compared the foregoing range of implied equity values per share of KCS common stock to the closing trading price of KCS common stock as of March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL) of $224.16 and the implied value of the merger consideration to be received by holders of shares of KCS common stock in the merger as of May 20, 2021 of $320.11.

Comparable Public Company Analysis

Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of KCS with corresponding publicly available financial information for other Class 1 Rail companies that shared certain similar characteristics to KCS to derive an implied valuation range for KCS. The companies used in this comparison were the following:

•	CPRL

•	CN

•	Union Pacific Corporation

•	Norfolk Southern Corporation

•	CSX Corporation

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to KCS’s. Although none of such companies are identical or directly comparable to KCS, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to KCS.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on public filings, publicly available research estimates and publicly available financial information published by Capital IQ as of March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL) for KCS and CPRL, as of April 19, 2021 (which was the last trading day prior to the announcement of the CN Proposal) for CN and as of May 20, 2021 for Union Pacific Corporation, Norfolk Southern Corporation and CSX Corporation:

•

the ratio of aggregate value (“AV”), calculated as the market value of equity plus short-term debt, long-term debt, preferred equity and non-controlling interests, net of cash, cash equivalents and investments to estimated fiscal year 2021 EBITDA, which is referred to below as the 2021E AV/EBITDA Ratio; and

•	the ratio of stock price to estimated fiscal year 2021 earnings per share, which is referred to below as the 2021E P/E Ratio.

The results of Morgan Stanley’s analysis were presented for the comparable companies, as indicated in the following table:

	2021E AV/EBITDA Ratio	2021E P/E Ratio
KCS	14.9x	24.9x
CPRL	16.2x	23.3x
CN	15.6x	25.1x
Union Pacific Corporation	15.2x	23.2x
Norfolk Southern Corporation	14.9x	24.0x
CSX Corporation	13.8x	22.6x
Mean	15.1x	23.8x
Median	15.1x	23.7x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of 2021E AV/EBITDA Ratio and 2021E P/E Ratio and applied these ranges to KCS’s estimated fiscal year 2021 EBITDA of $1,655 million based on consensus analyst estimates and of $1,690 million based on the KCS management unaudited KCS projections, and to KCS’s estimated fiscal year 2021 earnings per share of $9.00 based on consensus analyst estimates and of $9.34 based on the KCS management unaudited KCS projections. For purposes of this analysis, Morgan Stanley utilized the KCS management unaudited KCS projections and consensus analyst estimates. Morgan Stanley then calculated a range of implied equity values per share of KCS common stock as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per Share of KCS Common Stock
2021E AV/EBITDA Ratio (KCS management unaudited KCS projections)	14.0x – 16.0x	$217.00-$254.00
2021E P/E Ratio (KCS management unaudited KCS projections)	23.0x – 25.0x	$215.00-$234.00
2021E AV/EBITDA Ratio (Consensus)	14.0x – 16.0x	$212.00-$248.00
2021E P/E Ratio (Consensus)	23.0x – 25.0x	$207.00-$225.00

Morgan Stanley compared the foregoing ranges of implied equity values per share of KCS common stock to the closing trading price of KCS common stock as of March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL) of $224.16 per share and the implied value of the merger consideration to be received by holders of shares of KCS common stock in the merger as of May 20, 2021 of $320.11 per share.

No company included in the comparable public company analysis is identical to KCS. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KCS. These include, among other things, the impact of competition on the business of KCS and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of KCS and the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.

Precedent Transactions and Premia Paid Analysis

Morgan Stanley performed a precedent transactions analysis, which attempts to imply a value of a company based on publicly available financial terms and premia of selected transactions. Morgan Stanley reviewed the publicly available financial information for certain transactions in the railroad industry since June 1994.

For purposes of this analysis, based on publicly available financial information, Morgan Stanley analyzed the ratio of the implied AV to last twelve months EBITDA, referred to as the AV/LTM EBITDA Ratio, for each of the target companies in the selected transactions. The transactions reviewed, the date that each transaction was announced and the corresponding AV/LTM EBITDA Ratios were as follows:

Date Announced	Acquiror	Target	AV/LTM EBITDA Ratio
July 2019	Brookfield Infastructure Partners L.P. / GIC Pte Ltd.	Genesee & Wyoming Inc.	13.4x

March 2017	GMexico Transportes S.A. de C.V.	Florida East Coast Railway Holdings Corp	13.6x

October 2016	Genesee & Wyoming Australia Pty Ltd	Glencore Rail (NSW) Pty Limited	11.4x	(1)

Date Announced	Acquiror	Target	AV/LTM EBITDA Ratio
October 2016	Macquarie Infrastructure and Real Assets	Genesee & Wyoming Australia Pty Ltd (49%)	11.2x	(1)

March 2016	Rail Consortium(2)	Pacific National Holdings Pty Ltd	10.3x

February 2015	Genesee & Wyoming Inc.	Freightliner Group Limited (95%)	9.5x

July 2012	Genesee & Wyoming Inc.	RailAmerica, Inc.	10.3x

November 2009	Berkshire Hathaway Inc.	Burlington Northern Santa Fe Corp.	8.8x

September 2007	Canadian Pacific Railway Limited	Dakota, Minnesota & Eastern Railroad Corporation	15.2x

November 2006	Fortress Investment Group LLC	RailAmerica, Inc.	11.7x

August 2005	Toll Holding Ltd.	Patrick Corporation	15.0x

December 2004	Kansas City Southern	Transportacion Ferroviaria Mexicana, S.A. de C.V. (51%)	6.1x

November 2003	Canadian National Railway Company	BC Rail Ltd.	14.4x

January 2001	Canadian National Railway Company	Wisconsin Central Ltd.	9.8x

February 1998	Canadian National Railway Company	Illinois Central Corp	11.4x

April 1997	CSX Corp. / Norfolk Southern Corporation	Conrail Inc.	12.1x

August 1995	Union Pacific Corp.	Southern Pacific Rail Corp.	12.3x

March 1995	Union Pacific Corp.	Chicago and North Western Holdings Corporation	8.4x

June 1994	Burlington Northern Inc.	Santa Fe Pacific Corporation	7.2x

Median			11.4x

(1)	G&W Australia transaction multiple was based on NTM projections since LTM were unavailable. All other transactions reflect AV/LTM EBITDA Ratios.
(2)

Rail Consortium consists of CPP Investments Limited (33%), Global Infrastructure Partners Inc. (27%), China Investment Corporation (16%), GIC Pte. Ltd. (12%), and British Columbia Investment Management Corporation (12%).

The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its analysis of the relevant metrics for each of the precedent transactions and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of AV/LTM EBITDA Ratio and applied this range to KCS’s last 12 months (“LTM”) COVID-Adjusted EBITDA as of March 31, 2021 of $1,629 million as provided by KCS management, which reflects an add-back of $257 million, as provided by KCS management, for the estimated impact of COVID-19 for the second quarter through the fourth quarter of 2020.

Based on this analysis, Morgan Stanley calculated a range of implied equity values per share of KCS common stock as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per Share of KCS Common Stock
AV/LTM EBITDA Ratio	11.0x – 15.0x	$154.00 – $225.00

Morgan Stanley also reviewed the premia paid for transactions announced between January 1, 2007 and December 31, 2020 with a publicly announced transaction value of more than $1,000 million, as published by Thomson Reuters. The premia paid were calculated based on each of (i) the target company’s closing stock price and (ii) the 52-week high of the target company’s stock price, in each case on the last trading day prior to the public announcement of the transactions. Based on its analysis of the relevant metrics and upon the application of its professional judgment and experience, Morgan Stanley (A) selected a representative range of premia of 15% to 35% with respect to the target companies’ closing stock prices and applied this range of premia to the closing trading price of KCS common stock as of March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL) of $224.16 and (B) selected a representative range of premia of (5%) to 20% with respect to the 52-week highs of such target companies’ stock prices and applied this range of premia to the 52-week high price per share of KCS common stock as of March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL) of $224.16.

These analyses indicated ranges of implied equity values per share of KCS common stock of (i) $258.00 to $303.00 and (ii) $213.00 to $269.00, respectively, in each case rounded to the nearest $1.00.

Morgan Stanley compared the foregoing ranges of implied equity values per share of KCS common stock to the closing trading price of KCS common stock as of March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL) of $224.16, and the implied value of the merger consideration to be received by holders of shares of KCS common stock in the merger as of May 20, 2021 of $320.11.

No company or transaction used in the precedent transactions or premia paid analysis is identical to KCS or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KCS. These include, among other things, the impact of competition on the business of KCS or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of KCS or the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using precedent transactions data.

Other Factors

Morgan Stanley observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

Historical Trading Range. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the low and high per share trading range of shares of KCS common stock for the 12-month period ending March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL). Morgan Stanley observed that during such period the trading range was $101.00 to $224.00 per share of KCS common stock, rounded to the nearest $1.00.

•

Equity Research Analysts’ Price Targets. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the undiscounted price targets for shares of KCS common stock prepared and published by 20 equity research analysts as of March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL). These targets generally reflect each analyst’s estimate of the future public market trading price of shares of KCS common stock. In order to better compare the equity analysts’ stock price targets with the merger consideration, Morgan Stanley discounted each analyst’s price target to present value by applying, for a one year discount period, a discount rate of 7.8%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect KCS’s cost of equity. This analysis resulted in a discounted analyst price target range for shares of KCS common stock of $186.00 to $238.00 per share, rounded to the nearest $1.00.

•

Discounted Equity Value Analysis. For reference only and not as a component of its fairness analysis, Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common equity as a function of such company’s estimated future earnings and a theoretical range of trading multiples. The resulting estimated future implied value of equity is subsequently discounted back to the present day at the company’s cost of equity in order to arrive at an illustrative estimate of the present value for the company’s theoretical future implied stock price.

In arriving at the estimated equity values per share of KCS common stock, Morgan Stanley selected a representative range of ratio of stock price to future earnings per share (“P/E Multiple”) utilizing the next 12 months (“NTM”) estimated earnings per share and applied this range of multiples to an estimate of fiscal year 2029 earnings per share from the KCS management unaudited KCS projections. Morgan Stanley then discounted the resulting equity values per share to March 31, 2021 at a discount rate of 7.8%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect KCS’s cost of equity. Based on this analysis, Morgan Stanley derived a range of implied equity values per share of KCS common stock as follows, each rounded to the nearest $1.00:

	Representative Range	Implied Equity Value Per Share of KCS common stock
P/E Multiple	17.0x – 21.0x	$267.00 – $326.00

Analyses Related to CN

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per CN common share as of March 31, 2021, based on estimates of future unlevered free cash flows for the nine months ending December 31, 2021 and fiscal years 2022 through 2029 contained in the KCS management unaudited CN projections, including net debt of CN as of March 31, 2021 of $9,771 million. Morgan Stanley also calculated a range of terminal values for CN based on NTM EBITDA exit multiple range of 11.75x to 13.25x, which was selected based on Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to March 31, 2021 by applying a discount rate range of 5.5% to 6.8%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect CN’s estimated weighted average cost of capital.

This analysis indicated a range of implied equity values per CN common share of $121.00 to $149.00, in each case rounded to the nearest $1.00.

Morgan Stanley compared the foregoing range of implied equity values per CN common share to the closing trading price of CN common shares on May 20, 2021 of $106.39 and to the closing trading price per CN common share on April 19, 2021 (which was the last trading day prior to the announcement of the CN Proposal) of $118.13.

Comparable Public Company Analysis

Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of CN with corresponding publicly available financial information for other Class 1 Rail companies that shared certain similar characteristics to CN to derive an implied valuation range for CN. The companies used in this comparison were the following:

•	KCS

•	CPRL

•	Union Pacific Corporation

•	Norfolk Southern Corporation

•	CSX Corporation

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to CN’s. Although none of such companies are identical or directly comparable to CN, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to CN.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on public filings, publicly available research estimates and publicly available financial information published by Capital IQ as of March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL) for KCS and CPRL, as of April 19, 2021 (which was the last trading day prior to the announcement of the CN Proposal) for CN and as of May 20, 2021 for Union Pacific Corporation, Norfolk Southern Corporation and CSX Corporation:

•	the 2021E AV/EBITDA Ratio; and

•	the 2021E P/E Ratio.

The results of Morgan Stanley’s analysis were presented for the comparable companies, as indicated in the following table:

	2021E AV/EBITDA Ratio	2021 E P/E Ratio
KCS	14.9x	24.9x
CP	16.2x	23.3x
CN	15.6x	25.1x
Union Pacific Corporation	15.2x	23.2x
Norfolk Southern Corporation	14.9x	24.0x
CSX Corporation	13.8x	22.6x
Mean	15.1x	23.8x
Median	15.1x	23.7x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of 2021E AV/EBITDA Ratio and 2021E P/E Ratio and applied these ranges to CN’s estimated fiscal year 2021 EBITDA of $6,063 million based on consensus analyst estimates and of $5,949 million based on the KCS management unaudited CN projections, and to CN’s estimated fiscal year 2021 earnings per share of $4.76 based on consensus analyst estimates and of $4.82 based on the KCS management unaudited CN projections. For purposes of this analysis, Morgan Stanley utilized the KCS management unaudited CN projections and consensus analyst estimates.

Morgan Stanley then calculated a range of implied equity values per CN common share as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per CN Common Share
2021E AV/EBITDA Ratio (KCS management unaudited CN projections)	14.0x – 16.0x	$103.00-$120.00
2021E P/E Ratio (KCS management unaudited CN projections)	23.0x – 25.0x	$111.00-$120.00
2021E AV/EBITDA Ratio (Consensus)	14.0x – 16.0x	$106.00-$123.00
2021E P/E Ratio (Consensus)	23.0x – 25.0x	$109.00-$119.00

Morgan Stanley compared the foregoing ranges of implied equity values per CN common share to the closing trading price of CN common shares on May 20, 2021 of $106.39 and to the closing trading price on April 19, 2021 (which was the last trading day prior to the announcement of the CN Proposal) of $118.13.

No company included in the comparable public company analysis is identical to CN. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of CN. These include, among other things, the impact of competition on the business of CN and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of CN and the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.

Other Factors

Morgan Stanley observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

Historical Trading Range. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the low and high per share trading range of CN common shares for the 12-month period ending April 19, 2021 (which was the last trading day prior to the announcement of the CN Proposal). Morgan Stanley observed that during such period the trading range was $76.00 to $119.00 per CN common share, rounded to the nearest $1.00.

•

Equity Research Analysts’ Price Targets. For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the undiscounted price targets for CN common shares prepared and published by 27 equity research analysts as of April 19, 2021 (which was the last trading day prior to the announcement of the CN Proposal). These targets generally reflect each analyst’s estimate of the future public market trading price of CN common shares. In order to better compare the equity analysts’ stock price targets with the trading price of CN common shares on May 20, 2021 of $106.39 and to the closing trading price of $118.13 on April 19, 2021 (which was the last trading day prior to the announcement of the CN Proposal), Morgan Stanley discounted each analyst’s price target to present value by applying, for a one year discount period, a discount rate of 6.5%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect CN’s cost of equity. This analysis resulted in a discounted analyst price target range for CN common shares of $91.00 to $123.00 per share, rounded to the nearest $1.00.

Summary of Material Pro Forma Financial Analysis

Has/Gets Analysis

Morgan Stanley performed a Has/Gets Analysis to calculate the theoretical change in value for holders of KCS common stock resulting from the merger based on a comparison of (i) the pro forma ownership by holders of

KCS common stock of CN giving effect to the merger and (ii) the 100% ownership by holders of KCS common stock of the KCS common stock on a standalone basis. For KCS common stock on a standalone basis, Morgan Stanley used the reference range obtained in the discounted cash flow analysis described above under “Summary of Material Financial Analyses of KCS—Discounted Cash Flow Analysis.” Morgan Stanley then performed the same analysis by calculating the range of implied per share equity values allocable to holders of KCS common stock on a pro forma basis, giving effect to the merger, by assuming approximately 13% pro forma ownership, based on the number of CN common shares estimated to be issued to holders of KCS common stock in the merger, utilizing the results of the standalone discounted cash flow analyses for KCS and CN described above under “Summary of Material Financial Analyses of KCS—Discounted Cash Flow Analysis” and under “Summary of Material Financial Analyses of CN—Discounted Cash Flow Analysis,” and taking into account the KCS management assumed synergies on the basis of (1) a projected $1,000 million in synergies as provided by KCS management (referred to in this section as the “$1,000 Million Synergy Case”) and (2) a projected $415 million in synergies as provided by KCS management (referred to in this section as the “$415 Million Synergy Case”). Morgan Stanley then compared these implied per share equity value ranges, which were further adjusted by an estimated additional net debt from the merger and $200.00 per share cash merger consideration, to the implied per share equity value ranges derived for KCS common stock on a standalone basis utilizing the results of the standalone discounted cash flow analysis for KCS described above.

This analysis yielded the following implied per share equity value ranges for KCS common stock on a standalone and on a pro forma basis (rounded to the nearest $1.00):

Implied Equity Value Per Share of KCS common stock
Standalone	Pro Forma $1,000 Million Synergy Case	Pro Forma $415 Million Synergy Case
$219.00 - $272.00	$334.00 - $370.00	$326.00 - $361.00

Other Considerations

In connection with the review of the merger by the KCS board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of KCS or CN.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of KCS or CN. These include, among other things, the impact of competition on the businesses of KCS and CN or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of KCS, CN or the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of KCS common stock (other than excluded shares) pursuant to the merger agreement, and in connection with the delivery of its opinion to the KCS board. These analyses do not purport to be appraisals or to reflect the prices at which shares of KCS common stock or CN common shares might actually trade.

The merger consideration to be received by the holders of shares of KCS common stock was determined through arm’s-length negotiations between KCS and CN and was approved by the KCS board. Morgan Stanley acted as financial advisor to the KCS board during these negotiations but did not, however, recommend any specific merger consideration to KCS, nor opine that any specific merger consideration constituted the only appropriate merger consideration for the merger. In addition, Morgan Stanley’s opinion does not in any manner address the prices at which CN common shares will trade following consummation of the merger or at any other time and Morgan Stanley expressed no opinion or recommendation as to how KCS’s shareholders should vote at any shareholder meeting to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the KCS board was one of many factors taken into consideration by the KCS board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the KCS board with respect to the merger consideration or of whether the KCS board would have been willing to agree to different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

KCS has agreed to pay Morgan Stanley for its services in connection with the merger an aggregate fee, which is currently estimated, based on the information available as of the date of announcement, to be approximately $70 million, $5 million of which was paid upon the execution of the merger agreement and delivery of its opinion in connection with the proposed acquisition of KCS by CP, $2.5 million of which was paid upon delivery by Morgan Stanley of its opinion in connection with the merger and the remainder of which is due upon the closing of the merger. KCS has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, KCS has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley or its affiliates have (i) provided financial advisory and financing services to KCS and its affiliates and have received aggregate fees of approximately $5 million to $10 million in connection with such services (which includes the fee received upon delivery of its opinion in connection with the proposed acquisition of KCS by CP) and (ii) have not received any fees from CN in connection with financial advisory or financing services. Morgan Stanley may also seek to provide financial advisory and financing services to KCS, CN and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CN, KCS, their respective affiliates or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Opinion of BofA Securities

KCS retained BofA Securities to act as its financial advisor in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. KCS selected BofA

Securities to act as KCS’s financial advisor in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with KCS and its business.

On May 21, 2021, at a meeting of the KCS board held to evaluate the merger, BofA Securities delivered to the KCS board an oral opinion, which was confirmed by delivery of a written opinion dated May 21, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in BofA Securities’ written opinion, the merger consideration to be received in the merger by holders of KCS common stock (other than “excluded shares”) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the KCS board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of BofA Securities’ written opinion. BofA Securities delivered its opinion to the KCS board for the benefit and use of the KCS board (in its capacity as such) in connection with and for purposes of its evaluation of the merger. BofA Securities’ opinion does not address any other terms or other aspects or implications of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to KCS or in which KCS might engage or as to the underlying business decision of KCS to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect of the merger and does not express any opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

In connection with rendering its opinion, BofA Securities, among other things:

(1)	reviewed certain publicly available business and financial information relating to KCS and CN;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of KCS furnished to or discussed with BofA Securities by the management of KCS, including the KCS management unaudited KCS projections (as defined and described in the below section entitled “KCS Unaudited Prospective Financial Information”) relating to KCS prepared by the management of KCS;

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of CN furnished to or discussed with BofA Securities by the management of KCS, including the KCS management unaudited CN projections (as defined and described in the below section entitled “KCS Unaudited Prospective Financial Information,”) relating to CN prepared by the management of KCS;

(4)

reviewed the KCS management assumed synergies (as defined and described in the below section entitled “KCS Unaudited Prospective Financial Information”) anticipated by the managements of KCS and CN to result from the merger;

(5)

discussed the past and current business, operations, financial condition and prospects of KCS with members of senior managements of KCS and CN, and discussed the past and current business, operations, financial condition and prospects of CN with members of senior managements of KCS and CN;

(6)	reviewed the trading histories for KCS common stock and CN common shares and a comparison of such trading histories with the trading histories of other companies BofA Securities deemed relevant;

(7)	compared certain financial and stock market information of KCS and CN with similar information of other companies BofA Securities deemed relevant;

(8)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

(9)

reviewed a draft dated May 13, 2021 of the merger agreement (the “Draft Merger Agreement”), a draft dated May 13, 2021 of the commitment letter from certain lenders (the “Commitment Letter”), and a draft dated May 13, 2021 of the voting trust agreement among CN, holdco and the trustee (the “Draft Voting Trust Agreement”), and certain related documents; and

(10)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and has relied upon the assurances of the managements of KCS and CN that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the KCS management unaudited KCS projections, BofA Securities was advised by KCS, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of KCS as to the future financial performance of KCS. With respect to the KCS management unaudited CN projections and the KCS management assumed synergies, in each case, BofA Securities was advised by KCS, and assumed, with the consent of KCS, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of KCS as to the future financial performance of CN and other matters covered thereby. BofA Securities also relied, at the direction of KCS, on the assessments of the managements of KCS and CN, respectively, as to CN’s ability to achieve the KCS management assumed synergies and was advised by KCS and CN, and assumed, with the consent of KCS, that the KCS management assumed synergies would be realized in the amounts and at the times projected. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of KCS or CN, nor did BofA Securities make any physical inspection of the properties or assets of KCS or CN. BofA Securities did not evaluate the solvency or fair value of KCS or CN under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of KCS, that the merger would be consummated in accordance with the terms set forth in the merger agreement, without waiver, modification or amendment of any material term, condition or other agreement contemplated therein or thereby and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on KCS, CN or the contemplated benefits of the merger. BofA Securities also assumed, at the direction of KCS, that (i) CN would obtain financing in accordance with the terms set forth in the Commitment Letter, (ii) the STB would permit the merger to close into the voting trust in accordance with the terms of the Draft Voting Trust Agreement and (iii) the final executed merger agreement would not differ in any material respect from the Draft Merger Agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of KCS common stock (other than excluded shares) in the merger and no opinion or view was expressed with respect to any consideration to be received by the holders of KCS preferred stock or any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to KCS or in which KCS might engage or as to the underlying business decision of KCS to proceed with or effect the merger. BofA Securities did not express any opinion as to what the value of CN common shares actually would be when issued or the prices at which KCS common stock or CN common shares would trade at any time, including following the announcement or consummation of the merger. In addition, BofA

Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. While the credit, financial and stock markets have been experiencing unusual volatility, BofA Securities expressed no opinion or view as to any potential effects of such volatility on KCS, CN or the merger. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The discussion set forth below in the subsections entitled “—Summary of Material Financial Analyses of KCS,” “—Summary of Material Financial Analyses of CN,” and “—Summary of Material Pro Forma Financial Analysis,” beginning on pages 72, 76 and 78, respectively represents a brief summary of the material financial analyses presented by BofA Securities to the KCS board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Financial Analyses of KCS

Selected Publicly Traded Companies Analysis.

BofA Securities reviewed publicly available financial and stock market information of the following five selected publicly traded companies in the rail transportation industry:

•	Union Pacific Corporation

•	CN

•	CSX Corporation

•	Norfolk Southern Corporation

•	CPRL

BofA Securities reviewed, among other things, the closing price per share as of May 20, 2021 for Union Pacific Corporation, CSX Corporation and Norfolk Southern, as of April 19, 2021 for CN (which was the last trading day prior to the announcement of the CN Proposal) and as of March 19, 2021 for CPRL (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL), as a multiple of Wall Street analyst consensus estimates of calendar year 2021 earnings per share (“EPS”) for the applicable company (such multiples are referred to in this section as “2021E Price/EPS”). BofA Securities also reviewed the estimated enterprise value, calculated as the market value of equity plus short-term debt, long-term debt, preferred equity and minority interest, minus cash, marketable securities and investments, as applicable (“EV”) for each selected company, as a multiple of Wall Street analyst consensus estimates of calendar year 2021 EBITDA (such multiples are referred to in this section as “2021E EV/EBITDA”). Financial data of the selected companies were derived from their public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of May 20, 2021.

The results of BofA Securities’ analysis were presented for the selected publicly traded companies, as indicated in the following table:

	Price/EPS	EV/EBITDA
Company	2021E	2021E
Union Pacific Corporation	23.3x	15.0x
CN	24.9x	15.6x
CSX Corporation	22.6x	13.8x
Norfolk Southern Corporation	24.1x	15.0x
CPRL	23.3x	16.1x

The overall low to high 2021E Price/EPS multiples observed for the selected companies were 22.6x to 24.9x (with a mean of 23.6x and median of 23.3x). Based on BofA Securities’ review of the 2021E Price/EPS multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a 2021E Price/EPS multiple reference range of 22.5x to 25.0x to KCS management’s estimated calendar year 2021 EPS as reflected in the KCS management unaudited KCS projections to calculate an implied equity value reference range per share of KCS common stock (rounded to the nearest $0.05).

The overall low to high 2021E EV/EBITDA multiples observed for the selected companies were 13.8x to 16.1x (with a mean of 15.1x and median of 15.0x). Based on BofA Securities’ review of the 2021E EV/EBITDA multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a 2021E EV/EBITDA multiple reference range of 14.0x to 16.0x to KCS management’s estimated calendar year 2021 EBITDA as reflected in the KCS management unaudited KCS projections to calculate an implied equity value reference range per share of KCS common stock (rounded to the nearest $0.05).

This analysis indicated the following approximate implied equity value reference ranges per share of KCS common stock, as compared to the implied value of the merger consideration, calculated by adding the $200.00 in cash consideration to $120, the implied value of the 1.129 of a share of CN common stock included in the merger consideration based on the $106.39 closing price of the CN common stock on May 20, 2021 (“Implied Consideration Value”):

	Implied Equity Value Reference Range Per Share of KCS Common Stock	Implied Consideration Value
2021E Price/EPS	$210.20 - $233.55	$320
2021E EV/EBITDA	$216.90 - $253.75

No selected publicly traded company used in this analysis is identical or directly comparable to KCS. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics (reflected, among other things, in differences in historical trading levels of these companies) and other factors that could affect the public trading or other values of the companies to which KCS was compared.

Selected Precedent Transactions Analysis.

BofA Securities reviewed, to the extent publicly available, financial information relating to 21 selected transactions involving acquisitions of rail transportation companies since 1994. For each of these transactions, BofA Securities reviewed the merger values for each transaction based on the merger consideration paid to the shareholders of the target company in the selected transactions (with the full transaction value implied for transactions with less than 100% being acquired), as multiples of estimates of the target company’s EBITDA, for the last twelve months for the year in which the applicable transaction was announced except with respect to the Glencore Rail/Genesee & Wyoming Australia and the Genesee & Wyoming Australia/Macquarie

Infrastructure & Real Assets transactions, where, in each case, such multiple was based on the estimated EBITDA for the twelve months following the announcement made in October 2016, and based on publicly available information at that time (such multiples are referred to in this section as “TV/LTM EBITDA”).

Date Announced	Target	Acquiror	TV/ LTM EBITDA
07/19	Genesee & Wyoming Inc.	Brookfield Infrastructure Partners L.P. / GIC Pte Ltd.	13.4x

03/17	Florida East Coast Railway Holdings Corp	GMéxico Transportes S.A. de C.V.	13.6x

10/16	Glencore Rail (NSW) Pty Limited	Genesee & Wyoming Australia Pty Ltd	11.4x

10/16	Genesee & Wyoming Australia Pty Ltd (49%)	Macquarie Infrastructure and Real Assets	11.2x

03/16	Pacific National Holdings Pty Ltd	Rail Consortium(1)	10.3x

02/15	Freightliner Group Limited (95%)	Genesee & Wyoming Inc.	9.5x

07/12	RailAmerica, Inc.	Genesee & Wyoming Inc.	10.3x

11/09	Burlington Northern Santa Fe Corp.	Berkshire Hathaway Inc.	8.8x

09/07	Dakota, Minnesota & Eastern Railroad Corporation	Canadian Pacific Railway Limited	15.2x

05/07	Florida East Coast Industries Inc.	Fortress Investment Group LLC	N/A

11/06	RailAmerica, Inc.	Fortress Investment Group LLC	11.7x

12/05	Meridian Speedway, LLC	Kansas City Southern (70%) / Norfolk Southern Corporation (30%)	N/A

08/05	Patrick Corporation	Toll Holding Ltd.	15.0x

12/04	Transportacion Ferroviaria Mexicana, S.A. de C.V. (51%)	Kansas City Southern	6.1x

11/03	BC Rail Ltd.	Canadian National Railway Company	14.4x

01/01	Wisconsin Central Ltd.	Canadian National Railway Company	9.8x

02/98	Illinois Central Corp	Canadian National Railway Company	11.4x

04/97	Conrail Inc.	CSX Corp. / Norfolk Southern Corporation	12.1x

08/95	Southern Pacific Rail Corp.	Union Pacific Corp.	12.3x

03/95	Chicago and North Western Holdings Corporation	Union Pacific Corp.	8.4x

06/94	Santa Fe Pacific Corporation	Burlington Northern Inc.	7.2x

(1)	CPP Investments Limited (33%), Global Infrastructure Partners Inc. (27%), China Investment Corporation (16%), GIC Pte Ltd. (12%) and British Columbia Investment Management Corporation (12%).

The overall low to high TV/LTM EBITDA multiples of the target companies in the selected transactions were 6.1x to 15.2x (with a mean of 11.2x and a median of 11.4x).

Based on BofA Securities’ review of the TV/LTM EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied a TV/LTM EBITDA multiple reference range of 11.5x to 14.0x to KCS’s COVID-Adjusted EBITDA for the twelve month period ended March 31, 2021 of $1,629 million as provided by KCS management, which reflects an add-back of $257 million, as provided by KCS management, for the estimated impact of COVID-19 for the second quarter through the fourth quarter of 2020, to calculate a range of implied EV for KCS. BofA Securities then calculated an implied equity value reference range per share of KCS common stock (rounded to the nearest $0.05). This analysis indicated the following approximate implied equity value reference ranges per share of KCS common stock (rounded to the nearest $0.05), as compared to the Implied Consideration Value:

Implied Equity Value Reference Range Per Share of KCS Common Stock	Implied Consideration Value
$163.10 - $207.55	$320

No selected precedent transaction used in this analysis or the applicable business or target company is identical or directly comparable to KCS or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which KCS and the merger were compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of KCS to calculate a range of implied present values per share of KCS common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows that KCS was expected to generate during the nine-month period ending December 31, 2021 and for the fiscal years 2022 through 2029 based on the KCS management unaudited KCS projections. BofA Securities calculated terminal values for KCS by applying a selected range of perpetuity growth rates of 2.25% to 2.75% to KCS’s normalized free cash flows in the terminal year. BofA Securities then calculated implied equity value reference ranges per share of KCS common stock (rounded to the nearest $0.05) by deducting from this range of present values (i) KCS’s net debt as of March 31, 2021, as provided by KCS management, and (ii) KCS’s preferred equity and minority interest as of March 31, 2021, as reflected in KCS’s public filings, at the direction of KCS management, and dividing the result by the number of fully-diluted shares of KCS common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of KCS). The cash flows were discounted to present value as of March 31, 2021, utilizing mid-year discounting convention, and using a discount rate range of 6.0% to 7.5%, which was based on an estimate of KCS’s weighted average cost of capital. This analysis indicated the following approximate implied equity value reference range per share of KCS common stock (rounded to the nearest $0.05), as compared to the Implied Consideration Value:

Implied Equity Value Reference Range Per Share of KCS Common Stock	Implied Consideration Value
$204.90 - $349.60	$320

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

52-Week Trading Range. BofA Securities reviewed the trading range of the shares of KCS common stock for the 52-week period ended March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL), which was $100.54 to $224.16.

•

Wall Street Analysts Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets for the shares of KCS common stock available as of March 19, 2021 (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL), and noted that the range of such price targets (discounted by one year at KCS’s estimated mid-point cost of equity of 7.7% and rounded to the nearest $0.05) was $185.75 to $238.70.

•

Present Value of Future Stock Price. BofA Securities calculated a range of present values of KCS future stock prices discounted back to March 31, 2021 by using KCS’s estimated calendar year 2029 EPS based on the KCS management unaudited KCS projections, a range of price to next twelve months EPS multiples of 16.0x to 22.0x and KCS’s estimated mid-point cost of equity of 7.7%, as well as the expected future dividend payments as provided by KCS management, which indicated a range of implied present values of future stock prices of KCS common stock of $254.60 per share to $343.90 per share, in each case rounded to the nearest $0.05 per share.

Summary of Material Financial Analyses of CN

Selected Publicly Traded Companies Analysis.

BofA Securities reviewed publicly available financial and stock market information of the following five selected publicly traded companies in the rail transportation industry:

•	Union Pacific Corporation

•	CSX Corporation

•	Norfolk Southern Corporation

•	CPRL

•	KCS

BofA Securities reviewed, among other things, the closing price per share as of May 20, 2021 for Union Pacific Corporation, CSX Corporation and Norfolk Southern and as of March 19, 2021 for KCS and CPRL (which was the last trading day prior to the announcement of the proposed acquisition of KCS by CPRL), as a multiple of Wall Street analyst consensus estimates of calendar year 2021 “EPS” for the applicable company (such multiples are referred to in this section as “2021E Price/EPS”). BofA Securities also reviewed the estimated “EV” for each selected company, as a multiple of Wall Street analyst consensus estimates of calendar year 2021 “EBITDA” (such multiples are referred to in this section as “2021E EV/EBITDA”). Financial data of the selected companies were derived from their public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of May 20, 2021.

The results of BofA Securities’s analysis were presented for the selected publicly traded companies, as indicated in the following table:

	Price/EPS	EV/EBITDA
Company	2021E	2021E
Union Pacific Corporation	23.3x	15.0x
CSX Corporation	22.6x	13.8x
Norfolk Southern Corporation	24.1x	15.0x
CPRL	23.3x	16.1x
KCS	24.9x	15.0x

The overall low to high 2021E Price/EPS multiples observed for the selected companies were 22.6x to 24.9x (with a mean of 23.6x and median of 23.3x). Based on BofA Securities’ review of the 2021E Price/EPS multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a 2021E

Price/EPS multiple reference range of 22.5x to 25.0x to KCS management’s estimated calendar year 2021 EPS as reflected in the KCS management unaudited CN projections to calculate an implied equity value reference range per share of CN common shares (rounded to the nearest $0.05).

The overall low to high 2021E EV/EBITDA multiples observed for the selected companies were 13.8x to 16.1x (with a mean of 15.0x and median of 15.0x). Based on BofA Securities’ review of the 2021E EV/EBITDA multiples for the selected companies and on its professional judgment and experience, BofA Securities applied a 2021E EV/EBITDA multiple reference range of 14.0x to 16.0x to KCS management’s estimated calendar year 2021 EBITDA as reflected in the KCS management unaudited CN projections to calculate an implied equity value reference range per share of CN common shares (rounded to the nearest $0.05).

This analysis indicated the following approximate implied equity value reference ranges per share of CN common shares, as compared to the closing price of the CN common shares on May 20, 2021 of $106.39 and the closing price of CN common shares on April 19, 2021 (which was the last trading day prior to the announcement of the CN Proposal) of $118.13:

Implied Equity Value Reference Range Per Share of CN Common Stock
2021E Price/EPS	$108.35 - $120.40
2021E EV/EBITDA	$103.40 - $120.10

No selected publicly traded company used in this analysis is identical or directly comparable to CN. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics (reflected, among other things, in differences in historical trading levels of these companies) and other factors that could affect the public trading or other values of the companies to which CN was compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of CN to calculate a range of implied present values per share of CN common shares utilizing estimates of the standalone, unlevered, after-tax free cash flows that CN was expected to generate during the nine-month period ending December 31, 2021 and for the fiscal years 2022 through 2029 based on the KCS management unaudited CN projections. BofA Securities calculated terminal values for CN by applying a selected range of perpetuity growth rates of 2.25% to 2.75% to CN’s normalized free cash flows in the terminal year. BofA Securities then calculated implied equity value reference ranges per share of CN common shares (rounded to the nearest $0.05) by deducting from this range of present values CN’s net debt as of March 31, 2021, as provided by KCS management, and adding net pension assets as of March 31, 2021, as reflected in CN’s public filings, at the direction of KCS management, and dividing the result by the number of fully-diluted shares of CN common shares outstanding (calculated on a treasury stock method basis, based on information provided by the management of KCS). The cash flows were discounted to present value as of March 31, 2021, utilizing mid-year discounting convention, and using a discount rate range of 5.5% to 7.0%, which was based on an estimate of CN’s weighted average cost of capital. This analysis indicated the following approximate implied equity value reference range per share of CN common shares (rounded to the nearest $0.05), as compared to the closing price of the CN common shares on May 20, 2021 of $106.39 and the closing price of the CN common shares on April 19, 2021(which was the last trading day prior to the announcement of the CN Proposal) of $118.13:

Implied Equity Value Reference Range Per Share of CN Common Shares
$105.55 - $188.90

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

52-Week Trading Range. BofA Securities reviewed the trading range of the shares of CN common shares for the 52-week period ended April 19, 2021 (which was the last trading day prior to the announcement of the CN Proposal), which was $75.97 to $118.77.

•

Wall Street Analysts Price Targets. BofA Securities reviewed certain publicly available equity research analyst price targets for the CN common shares available as of April 19, 2021 (which was the last trading day prior to the announcement of the CN Proposal), and noted that the range of such price targets (discounted by one year at CN’s estimated mid-point cost of equity of 6.7% and rounded to the nearest $0.05) was $91.35 to $122.45.

Summary of Material Pro Forma Financial Analysis

Has/Gets Analysis

BofA Securities performed a Has/Gets Analysis to calculate the theoretical change in value for holders of KCS common stock resulting from the merger based on a comparison of (i) the pro forma ownership by holders of KCS common stock of CN giving effect to the merger, and (ii) the 100% ownership by holders of KCS common stock of the KCS common stock on a stand-alone basis. For KCS common stock on a stand-alone basis, BofA Securities used the reference range obtained in its discounted cash flow analysis described above under “Summary of Material Financial Analyses of KCS—Discounted Cash Flow Analysis.” BofA Securities then performed the same analysis by calculating the range of implied per share equity values allocable to holders of KCS common stock on a pro forma basis, giving effect to the merger, by assuming approximately 13% pro forma ownership, based on the number of shares of CN common shares estimated to be issued to holders of KCS common stock in the merger, utilizing the results of the standalone discounted cash flow analyses for KCS and CN described above under “Summary of Material Financial Analyses of KCS—Discounted Cash Flow Analysis” and under “Summary of Material Financial Analyses of CN—Discounted Cash Flow Analysis,” and taking into account the KCS management assumed synergies on the basis of (i) a projected $1,000 million in synergies as provided by KCS management (referred to in this section as the “$1,000 Million Synergy Case”) and (ii) a projected $415 million in synergies as provided by KCS management (referred to in this section as the “$415 Million Synergy Case”). BofA Securities calculated the present value of the synergies (including after-tax costs to achieve such synergies) as of March 31, 2021 by using a discount rate range of 6.0% to 7.5%. BofA Securities then compared these implied per share equity value reference ranges, which were further adjusted by an estimated additional net debt from the merger and $200.00 per share cash consideration, to the implied per share equity value reference ranges derived for KCS on a standalone basis utilizing the results of the standalone discounted cash flow analysis for KCS described above.

This analysis yielded the following implied per share equity value reference ranges for KCS common stock on a stand-alone basis and on a pro forma basis (rounded to the nearest $1.00):

Range Per Share of KCS common stock	Implied Equity Value Reference
Stand-Alone	Pro Forma $1,000 Million Synergy Case	Pro Forma $415 Million Synergy Case
$205 - $350	$318 - $430	$308 - $413

Miscellaneous

As noted above, the discussion set forth above in “Summary of Material Financial Analyses of KCS,” “Summary of Material Financial Analyses of CN” and “Summary of Material Pro Forma Financial Analysis” represents a brief summary of the material financial analyses presented by BofA Securities to the KCS board in connection with its opinion, and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of KCS and CN. The estimates of the future performance of KCS and CN in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of KCS common stock of the merger consideration, to be received by such holders in the merger and were provided to the KCS board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of KCS or CN.

The type and amount of consideration payable in the merger was determined through negotiations between KCS and CN, rather than by any financial advisor, and was approved by the KCS board. The decision to enter into the merger agreement was solely that of the KCS board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the KCS board in its evaluation of the merger and should not be viewed as determinative of the views of the KCS board or management or any other party with respect to the merger or the merger consideration.

KCS has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee, which is currently estimated, based on the information available as of the date of announcement, to be approximately $70 million, $5 million of which was paid upon delivery of its opinion in connection with the proposed acquisition of KCS by CP, $2.5 million of which was paid upon delivery of its opinion in connection with the merger and the remainder of which is payable immediately prior to or upon the closing of the merger. KCS also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Securities or any of its affiliates, against certain liabilities, including liabilities under the federal securities laws, arising out of BofA Securities’ engagement.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of BofA Securities’ businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of KCS, CN and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to KCS and its affiliates and have received, or in the future may receive, compensation for the rendering of these services, including (i) having acted as a joint bookrunner on certain debt capital markets transactions for KCS, (ii) having acted as a dealer-manager on an accelerated share repurchase transaction for KCS and (iii) having acted or acting as administrative agent, co-lead arranger and joint bookrunner for, and as a lender (including a letter of credit lender) under, KCS’s $600 million senior unsecured revolving credit facility due March 8, 2024. From May 1, 2019, through April 30, 2021, BofA Securities and its affiliates derived aggregate revenues from KCS and its affiliates of approximately $8 million for corporate and/or investment banking services, which includes the fee received upon delivery of its opinion in connection with the proposed acquisition of KCS by CPRL.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to CN and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a joint bookrunner on certain debt capital markets transactions for CN, (ii) having provided or providing certain commodity, derivatives and foreign exchange trading services to CN and (iii) having acted or acting as a participant lender under CN’s C$2.0 billion unsecured revolving credit facility, consisting of a C$1.0 billion tranche maturing on March 31, 2024 and a C$1.0 billion tranche maturing on March 31, 2026. From May 1, 2019, through April 30, 2021, BofA Securities and its affiliates derived aggregate revenues from CN of approximately $6.1 million for corporate and/or investment banking services.

KCS Unaudited Prospective Financial Information

As described under the section of this proxy statement/prospectus entitled “The KCS Merger Proposal—Background of the Transaction,” on page 42, KCS management maintains the KCS Long-Range Plan, which is periodically updated and reviewed with the KCS board, that reflects KCS management’s financial and business outlook for KCS over a ten-year period. This KCS Long-Range Plan was reviewed by the KCS board in connection with its consideration of a transaction with CN, CPRL and other potential strategic alternatives throughout the latter half of 2020 continuing through its meeting on May 21, 2021. The KCS Long-Range Plan included certain unaudited prospective financial information concerning KCS on a standalone basis for the fiscal years ending December 31, 2021 through December 31, 2029. We refer to these unaudited projections as the “KCS management unaudited KCS projections”. The KCS management unaudited KCS projections were provided to Morgan Stanley and BofA Securities, which were directed by KCS management to use and rely upon the KCS management unaudited KCS projections for purposes of their respective financial analyses and fairness opinions, as well as to CN.

In connection with the transaction, KCS management also prepared certain unaudited prospective financial information concerning CN on a standalone basis using (i) an internal five-year financial forecast prepared by CN management and provided to KCS management for the fiscal years ending December 31, 2021 through December 31, 2025 (which we refer to as the “CN Five-Year Plan”) and (ii) extrapolations prepared by KCS management on the basis of the CN Five-Year Plan for the fiscal years ending December 31, 2026 through December 31, 2029. We refer to these unaudited projections as the “KCS management unaudited CN projections,” and the KCS management unaudited KCS projections and the KCS management unaudited CN projections, collectively, as the “KCS management unaudited projections”. The KCS management unaudited CN projections were provided to the KCS board in connection with its consideration of the transaction as well as to Morgan Stanley and BofA Securities, which were directed by KCS management to use and rely upon the KCS management unaudited CN projections for purposes of their respective financial analyses and fairness opinions.

The KCS management unaudited projections were prepared treating KCS and CN, respectively, on a standalone basis, without giving effect to the transaction, including any impact of the negotiation or execution of the transaction, the expenses that may be incurred in connection with the transaction or the consummation thereof, the potential synergies that may be achieved by the combined company as a result of the transaction, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the transaction, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transaction.

In connection with the transaction, KCS management prepared pro forma analyses, which were presented to the KCS board, that included CN’s estimated potential earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) synergies of $1,000 million, together with a more conservative estimate of potential EBITDA synergies of $415 million. The pro forma analyses assumed a phase-in of synergies over the three years following CN’s receipt of final control approval from the STB. KCS management, among other things, assumed that the aggregate cost of achieving the projected synergies would be, with respect to the $1,000 million synergies case, $240 million, and with respect to the $415 million synergies case, $174 million, with half of the costs to be incurred in the first year of the phase-in and the remaining half to be incurred in the second year of the phase-in. KCS management also assumed, with respect to the $1,000 million synergies case, $75 million of dissynergies, with respect to the $415 million synergies case, $100 million of dissynergies, and, with respect to the $415 million synergies case, $28 million of capital expenditure and depreciation and amortization synergies. These assumed synergies, including the cost to achieve such synergies (which we refer to collectively as the “KCS management assumed synergies”), are not reflected in the KCS management unaudited projections. The KCS management assumed synergies were provided to Morgan Stanley and BofA Securities, which were directed by KCS management to use and rely upon for purposes of their respective financial analyses and fairness opinions.

Other than annual financial guidance provided to investors, which is generally updated each quarter, KCS does not as a matter of course make public long-term forecasts or projections as to future performance, revenues, earnings or other results, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of the underlying assumptions and estimates. However, the financial projections by KCS management are being included in this proxy statement/prospectus to give shareholders access to certain non-public information provided to the KCS board and KCS’s financial advisors and to CN and its financial advisors. The inclusion of the financial projections by KCS should not be regarded as an indication that the KCS board, KCS, the CN board, CN, Morgan Stanley, BofA Securities or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of KCS’s management were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of KCS’s management’s knowledge and belief, the expected course of action and the expected future financial performance of KCS or CN, as applicable. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the KCS management unaudited projections or the KCS management assumed synergies. Although KCS’s management believes there is a reasonable basis for the KCS management unaudited projections and the KCS management assumed synergies, KCS cautions stockholders that future results could be materially different from the KCS management unaudited projections and the KCS management assumed synergies. This summary of the KCS management unaudited projections and the KCS management assumed synergies is included in this proxy statement/prospectus because the KCS management unaudited projections and the KCS management assumed synergies were provided to KCS’s financial advisor and to the KCS board for purposes of considering and evaluating the transaction and the merger agreement.

Other than annual financial guidance provided to investors, CN does not as a matter of course share with third parties long-term forecasts or projections as to future performance, revenues, earnings or other results due to, among other reasons, the inherent difficult of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. CN’s management prepared and provided to KCS’s management the CN Five-Year Plan solely in connection with KCS’s consideration of a transaction with CN. The fact that the CN Five-Year Plan was provided to KCS management should not be regarded as an indication that the CN board, CN, KCS or any other recipient of the CN Five-Year Plan considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results of CN, and it should not be relied on as such.

The KCS management unaudited projections and the KCS management assumed synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the KCS management unaudited projections and the KCS management assumed synergies are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by KCS’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, industry trends, the regulatory environment, competition, and the risks discussed in this proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 32 and 20, respectively. See also “Where You Can Find Additional Information” beginning on page 205. The KCS management unaudited projections and the KCS management assumed synergies also reflect assumptions as to certain business decisions that are subject to change. Because the KCS management unaudited projections were developed for KCS on a standalone basis without giving effect to the transaction, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the transaction or any changes to KCS’s or CN’s operations or strategy that may be implemented after completion of the transaction. There can be no assurance that the KCS management unaudited projections or the KCS management assumed synergies will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the KCS management unaudited projections and the KCS management assumed synergies relate, the less predictable and more unreliable the information becomes.

The KCS management unaudited projections contain certain non-GAAP financial measures that KCS believes are helpful in understanding its past financial performance and future results. KCS management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While KCS believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze KCS’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of KCS’s competitors and may not be directly comparable to similarly titled measures of KCS’s competitors due to potential differences in the exact method of calculation.

Financial measures included in projections provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such financial measures are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to and were not relied on by Morgan Stanley or BofA Securities for purposes of their respective financial analyses and opinions or by the KCS board in connection with its consideration of the transaction, nor were they provided to CN or its financial advisors. Accordingly, a reconciliation of these non-GAAP financial measures has not been provided.

None of KCS, CN, the combined company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the KCS management unaudited projections or the KCS management assumed synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the KCS management unaudited projections or the KCS management assumed synergies to reflect circumstances existing after the date the KCS management unaudited projections or the KCS management assumed synergies were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the KCS management unaudited projections or the KCS management assumed synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, KCS does not intend to make publicly available any update or other revision to the KCS management unaudited projections or the KCS management assumed synergies, even in the event that any or all assumptions are shown to be in error. None of KCS or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any KCS stockholder or other person regarding KCS’s ultimate performance compared to the information contained in the KCS management unaudited projections or the KCS management assumed synergies or that forecasted results will be achieved. KCS has made no representation to CN, in the merger agreement or otherwise, concerning the KCS management unaudited projections or the KCS management assumed synergies.

The prospective financial information included in this document has been prepared by, and is the responsibility of, KCS management. PricewaterhouseCoopers LLP and KPMG have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor KPMG express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated in this document relates to KCS’s previously issued financial statements, and the KPMG reports incorporated in this document relate to CN’s previously issued financial statements. These reports do not extend to the prospective financial information and should not be read to do so.

The following table presents a summary of the KCS management unaudited KCS projections that were reviewed by the KCS board in connection with its consideration of the transaction and provided to Morgan Stanley and BofA Securities for purposes of their respective financial analyses and fairness opinions, as well as to CN.

(Dollars in millions)	FY’21		FY’22	FY’23	FY’24	FY’25	FY’26	FY’27	FY’28	FY’29
Revenue	$3,055		$3,352	$3,554	$3,748	$3,946	$4,143	$4,344	$4,556	$4,770
EBITDA(1)	1,690		1,893	2,033	2,174	2,318	2,462	2,610	2,768	2,928
Capital Expenditures	500		550	586	618	651	684	717	752	787
EPS(2)	9.34		11.47	12.87	14.66	16.62	18.72	21.03	23.59	26.38
Unlevered Free Cash Flow(3)	690	(4)	825	940	1,013	1,089	1,164	1,242	1,324	1,408

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(2)

EPS is defined as diluted earnings per share adjusted for the depreciation component of income tax driven by the difference in the Mexican peso to U.S. dollar exchange rate that existed at the time assets in Mexico were put into service and the current Mexican peso to U.S. dollar exchange rate.

(3)

Unlevered Free Cash Flow is defined as EBITDA less depreciation and amortization, plus other income, less other expenses, tax affected, plus depreciation and amortization, adjusted for changes in net working capital, less capital expenditures and less other investing activities. The calculation of Unlevered Free Cash Flow was not expressly included in the KCS management unaudited KCS projections but was derived from the KCS management unaudited KCS projections and is included for reference.

(4)	Figure represents April – December 2021.

The following table presents a summary of the KCS management unaudited CN projections that were provided to the KCS board in connection with its consideration of the transaction as well as to Morgan Stanley and BofA Securities for purposes of their respective financial analyses and fairness opinions.

(Dollars in millions)	FY’21		FY’22	FY’23	FY’24	FY’25	FY’26	FY’27	FY’28	FY’29
Revenue	$11,822		$12,652	$13,536	$14,488	$15,352	$16,215	$17,101	$18,045	$19,001
Adj. EBITDA(1)	5,949		6,384	6,952	7,564	8,161	8,746	9,348	9,992	10,650
Capital Expenditures	2,400		2,536	2,712	2,900	3,076	3,249	3,426	3,615	3,807
Unlevered Free Cash Flow(2)	2,253	(3)	3,041	3,184	3,496	3,700	3,664	3,960	4,275	4,600

(1)

Adj. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is adjusted for exclusion of net periodic benefit for purposes of KCS management unaudited CN projections. This is not reflective of how CN computes and reports “Adjusted EBITDA” for purposes of its financial reporting.

(2)

Unlevered Free Cash Flow is defined as Adj. EBITDA less depreciation and amortization, plus other income, less other expenses, tax affected, plus depreciation and amortization, adjusted for changes in net working capital plus increases in deferred income taxes, less capital expenditures, plus other operating activities and less other investing activities. The calculation of Unlevered Free Cash Flow was not expressly included in the KCS Management unaudited CN projections but was derived from the KCS management unaudited CN projections and is included for reference.

(3)	Figure represents April – December 2021.

Listing of CN Common Shares

It is a condition to the completion of the transaction that the CN common shares issuable under the merger agreement are approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

CN must use its reasonable best efforts to cause the CN common shares to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions, prior to the effective time.

Delisting and Deregistration of KCS Common Stock

If the transaction is completed, KCS common stock will be delisted from the NYSE and deregistered under the U.S. Exchange Act, and KCS will no longer be required to file periodic reports with the SEC with respect to KCS common stock.

KCS has agreed to cooperate with CN and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE and the SEC to delist the KCS common stock from the NYSE and to terminate its registration under the U.S. Exchange Act as promptly as practicable after the effective time.

Interests of KCS’s Directors and Executive Officers in the Transaction

In considering the recommendations of the KCS board that KCS stockholders approve the KCS merger proposal, KCS stockholders should be aware that KCS directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of KCS stockholders generally. The KCS board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement and in recommending to KCS stockholders that the merger agreement be adopted. KCS stockholders should take the interests described below into account in deciding whether to vote “FOR” the KCS merger proposal.

The transaction will constitute a “change in control” for purposes of the KCS compensation arrangements described below. For purposes of this section, a “qualifying termination” generally means (except as noted below) (i) a termination by CN, KCS or any of their respective subsidiaries, without “cause” or (ii) a termination of employment with “good reason”, in each case occurring during the period that begins on the effective time and ends on the second anniversary of the control date:

Name of Executive Officer	Position
Patrick J. Ottensmeyer	President and Chief Executive Officer
Michael W. Upchurch	Executive Vice President and Chief Financial Officer
Jeffrey M. Songer	Executive Vice President, Strategic Merger Planning
Brian D. Hancock	Executive Vice President and Chief Innovation Officer
Michael J. Naatz	Executive Vice President and Chief Marketing Officer
John F. Orr	Executive Vice President, Operations
Warren K. Erdman	Executive Vice President Administration and Corporate Affairs
Oscar Augusto Del Cueto Cuevas	KCSM President, General Manager and Executive Representative
Lora S. Cheatum	Senior Vice President and Chief Human Resources Officer
Suzanne M. Grafton	Vice President and Chief Accounting Officer
Adam J. Godderz	Senior Vice President and Chief Legal Officer and Corporate Secretary

Treatment of KCS Equity Awards

Treatment of KCS Stock Options. The merger agreement provides that each KCS stock option, whether vested or unvested, that is outstanding as of immediately prior to the effective time will, at the effective time, become fully vested and be converted into the right to receive a cash payment equal to (i) the excess, if any, of (A) the merger consideration value over (B) the exercise price per share of such KCS stock option, multiplied by (ii) the total number of shares subject to such KCS stock option, less applicable tax withholding (if any) with respect to such cash payment. As of June 14, 2021, all KCS stock options had an exercise price per share that is less than the merger consideration value, as calculated in accordance with the assumptions provided herein.

Treatment of KCS Restricted Share Awards Granted Prior to March 21, 2021. Each KCS restricted share award that is outstanding as of immediately prior to the effective time and was granted prior to March 21, 2021, will, at the effective time, be converted into the right to receive (i) the merger consideration and (ii) the accrued but unpaid cash dividends corresponding to each share subject to such KCS restricted share award, less applicable tax withholding (if any) with respect to the payment of such merger consideration or cash.

Treatment of KCS Restricted Share Awards Granted on or After March 21, 2021. Each KCS restricted share award that is outstanding as of immediately prior to the effective time and was granted on or after March 21, 2021, will, at the effective time, be converted into a cash-based award that entitles the holder thereof, upon vesting, to receive (i) an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS restricted share award and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award. Each such cash-based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS restricted share award, except that such award will vest in full upon a qualifying termination.

Treatment of KCS Performance Share Awards. The merger agreement provides that each KCS performance share award that is outstanding as of immediately prior to the effective time will, at the effective time, be converted into a cash-based award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS performance share award, with the number of shares of KCS common stock subject to each such award equal to 200% of the target number of shares of KCS common stock covered by each such KCS performance share award as of immediately prior to the effective time. Each such cash-based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS performance share award, except that performance-based vesting conditions will no longer apply and such award will vest in full upon a qualifying termination.

Treatment of Director Deferred Stock Awards. The merger agreement provides that, at the effective time, each then outstanding KCS director deferred stock award will be converted into the right to receive the merger consideration, less applicable tax withholding (if any) with respect to the payment of such merger consideration.

The estimated value of the unvested KCS equity awards held and any corresponding accrued but unpaid cash dividends by each of the named executive officers is set forth below in the table entitled “Golden Parachute Compensation Table” on page 89. Based on the same assumptions set forth in the subsection below entitled “Quantification of Potential Payments and Benefits to KCS’s Named Executive Officers in Connection with the Transaction” and in footnote 2 to the “Golden Parachute Compensation Table,” the estimated aggregate value of the unvested KCS equity awards and any corresponding accrued but unpaid cash dividends held by all KCS executive officers who are not named executive officers is $18,183,542. Upon the completion of the transaction, non-employee directors of KCS will receive amounts previously earned in connection with their service on the board of directors of KCS that were deferred in the form of cash, and whose value is therefore not affected by the transaction. Additionally, upon the completion of the transaction, non-employee directors of KCS will receive amounts previously earned in connection with their service on the board of directors of KCS that were deferred in the form of KCS director deferred stock awards.

Executive Severance Arrangements

In connection with the transactions contemplated by the merger agreement, on May 21, 2021, KCS entered into letter agreements with seven of KCS’s executive officers, including each of KCS’s named executive officers, (excluding Mr. Hancock), that, in consideration of certain acknowledgments from the applicable executive officers, as described in more detail below, revised certain terms of the executive’s severance agreement or employment agreement, as applicable, to, among other things: (1) provide that the protection period for enhanced change in control severance (the “protection period”) will run from the date that the transaction is completed through the two-year anniversary of the control date; (2) clarify that for purposes of determining an executive officer’s pro-rata bonus and target bonus for purposes of cash severance, the “target award” will be the greater of the target award for the calendar year in which the executive officer’s employment is terminated and the target award for the calendar year in which the change in control occurs; and (3) for Mr. Upchurch and two executive officers who are not named executive officers, establishing the multiple applicable to the base salary and target bonus components of his or her severance during the protection period at three times.

In addition, in consideration of certain acknowledgments from the applicable executive officers that the completion of the merger will not, in and of itself, constitute “good reason” under the executive officers’ severance agreements or employment agreements and that the non-competition period under the severance agreements or employment agreements for each of the executive officers who entered into an amendment described above, other than Mr. Songer, will be extended by one year (or, in the case of one executive officer who is not a named executive officer, will be established at one year), the letter agreements provide that in the event that an executive officer receives any payments or benefits that are subject to tax under Section 4999 of the Code, the executive officer will receive a payment that puts the executive officer in the same after-tax position as though such tax did not apply. One executive officer who is not a named executive officer is party to an employment agreement with KCS that was in effect prior to entry into the merger agreement and already provided for a make whole payment as described above and severance benefits as described below.

One executive officer who is not a named executive officer and was not previously party to a severance agreement or employment agreement, entered into an employment agreement with KCS providing for severance payments and benefits consistent with those provided to the other executive officers, as described in the paragraph below, as well as a make whole payment on the same terms and conditions as described above.

Upon a qualifying termination, one executive officer who is not a named executive officer is entitled to receive 90 days of salary, plus an additional 20 days of salary for each year of service, as well as other statutory benefits in connection with the executive officer’s service, pursuant to Mexican law.

Upon a qualifying termination, each executive officer, other than the executive officer described in the immediately preceding paragraph, will be entitled to receive (in addition to other payments and benefits described in this section) (i) cash severance payable in equal installments consistent with KCS’s regular payroll practice over a period of 12 months equal to three times, in the case of Messrs. Ottensmeyer, Upchurch and two executive officers who are not named executive officers, and two times for all other executive officers other than two executive officers who are not named executive officers, the executive officer’s base salary and target bonus (two executive officers who are not named executive officers are entitled to a cash severance payment equal to 320% of his or her base salary only), (ii) for all executive officers other than two executive officers who are not named executive officers, the executive officer’s target bonus award for the fiscal year in which the termination occurs, prorated for the number of days in the calendar year prior to the executive officer’s termination of employment, (iii) other than one executive officer who is not a named executive officer, monthly cash reimbursement payments for the difference between the monthly COBRA premium paid by the executive officer and the monthly premium amount paid by similarly situated active executives of KCS for an 18-month period, (iv) in the case of one executive officer who is not a named executive officer only, regardless of whether he incurs a qualifying termination, three years of continued participation in all of KCS’s health, benefit, welfare, retirement and other similar plans, including employee stock ownership plans, and (v) for all executives other than two executive officers who are not named executive officers, outplacement benefits for one year, with a maximum value of $25,000. Other than in the case of one executive officer who is not a named executive officer, these severance benefits are subject to the executive officer executing an arbitration agreement and signing a general release of employment-related claims in favor of KCS within 45 days following the executive officer’s termination date and subsequently allowing that release to become effective. These agreements set forth the rights and responsibilities of each party, including, for each executive officer other than one executive officer who is not a named executive officer, a prohibition on competition for a period of two years following the executive officer’s termination of employment (with the exception of Messrs. Songer and Hancock and one executive officer who is not a named executive officer, who are subject to a prohibition on competition for a period of one year following his or her termination of employment), a perpetual non-disparagement obligation and employee and customer non-solicitation restrictions that apply for a period of two years following the executive officer’s termination of employment (with the exception of Messrs. Songer and Hancock and one executive officer who is not a named executive officer, who are subject to non-solicitation restrictions for a period of one year following his or her termination of employment). All applicable executive officers are also subject to a perpetual confidentiality obligation.

The estimated value of the make whole payment for each named executive officer is set forth below in the table entitled “Golden Parachute Compensation Table” and, for purposes of this quantification, does not reflect the impact of any common approaches to mitigating potential tax exposure under Section 4999 of the Code, such as ascribing value to post-closing non-competition covenants or otherwise treating amounts paid as reasonable compensation for services rendered following the closing. Based on the same assumptions set forth in the subsection below entitled “Quantification of Potential Payments and Benefits to KCS’s Named Executive Officers in Connection with the Transaction” and in footnote 4 to the “Golden Parachute Compensation Table,” the estimated aggregate make whole payments for all of KCS’s executive officers who are not named executive officers would be $11,364,255, which does not reflect the impact of any common approaches to mitigating potential tax exposure under Section 4999 of the Code, such as ascribing value to post-closing non-competition covenants or otherwise treating amounts paid as reasonable compensation for services rendered following the closing.

The estimated value of the severance payments and benefits for each of the named executive officers is set forth below in the table entitled “Golden Parachute Compensation Table.” Based on the same assumptions set forth in the subsection below entitled “Quantification of Potential Payments and Benefits to KCS’s Named Executive Officers in Connection with the Transaction” and in footnote 1 to the “Golden Parachute Compensation Table,” the estimated aggregate cash severance payment for all of KCS’s executive officers who are not named executive officers is $10,075,035, of which the portion applicable to the non-U.S. executive officer was converted from pesos to USD based on the June 16th exchange rate published by the Bank of Mexico.

Retention Program

As permitted under the merger agreement, KCS has established a cash-based retention program for KCS employees that is designed to promote retention, incentivize the completion of the transaction and reward extraordinary effort. Each award granted pursuant to the retention program will vest and become payable in two installments: (i) 25% on the earlier of (a) the date on which the transaction is completed and (b) February 21, 2022, and (ii) 75% on the earlier of (a) ninety (90) days after the control date and (b) June 1, 2023, subject, in each case, to the recipient’s continued employment through the applicable vesting dates; provided, however, that if the recipient experiences a qualifying termination, then the recipient will be entitled to any then unpaid portion of the recipient’s award. KCS has granted retention awards in the amount of $2,120,000; $1,082,000; $1,076,000 and $1,018,000 to each of Messrs. Ottensmeyer, Upchurch, Songer and Naatz, respectively. KCS has granted retention awards equal to $4,384,500 in the aggregate to the KCS executive officers who are not named executive officers.

Treatment of 2021 and 2022 Bonuses

KCS and CN have agreed that, with respect to the 2021 and 2022 annual bonuses for all employees, including the executive officers, if the control date has not occurred prior to the date that such annual bonuses are payable, KCS will be permitted to pay such bonuses at the greater of (i) target performance and (ii) 130% of actual performance, but in no event greater than 200% of target, and if the control date has occurred prior to the date that such annual bonuses are payable, then CN will pay such bonuses at the applicable greater of amount.

Continued Indemnification and Insurance

From and after the effective time, CN and the surviving corporation will indemnify and hold harmless each current and former director, officer or employee of KCS and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of KCS, in each case determined as of the effective time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the effective time), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the effective time (including acts or omissions in connection with such persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of KCS), whether asserted or claimed prior to, at or after the effective time.

Prior to the effective time, KCS will obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with on terms and conditions providing substantially equivalent benefits as KCS’s existing policies with respect to matters existing or occurring at or prior to the effective time, subject to certain limitation and premium thresholds. For additional details regarding the indemnification and insurance described herein, see the discussion under the section entitled “The KCS Merger Proposal—Indemnification and Insurance,” on page 137.

Arrangements with CN

As of the date hereof, none of our executive officers has entered into any agreement with CN or any of its affiliates regarding employment with CN or one or more of its affiliates following the consummation of the transaction. Prior to or following the control date certain of our executive officers may have discussions, or may enter into agreements with, CN or one of its affiliates regarding employment with CN or one or more of its affiliates.

Quantification of Potential Payments and Benefits to KCS’s Named Executive Officers in Connection with the Transaction

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information for each named executive officer of KCS about certain compensation with respect thereto that is based on, or otherwise related to, the transaction. For additional details regarding the terms of the payments and benefits described herein, see the discussion under the subsection entitled “—Interests of KCS’s Directors and Executive Officers in the Transaction,” on page 84. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur after the date hereof and before completion of the transaction. For purposes of calculating such amounts, the following assumptions were used:

•

The relevant price per share of KCS common stock is $294.54 (which we refer to as the “assumed equity value”), which is the average closing price per share of KCS common stock as reported on the NYSE over the first five business days following the first public announcement of the transaction on May 21, 2021;

•	The transaction occurs on August 31, 2021, which is the assumed completion date of the transaction solely for purposes of the disclosure in this section;

•

Each named executive officer (other than Mr. Hancock) experiences a qualifying termination on the assumed completion date of the transaction of August 31, 2021 and immediately following the completion of the transaction;

•	Each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of June 14, 2021; and

•

Each named executive officer’s unvested and outstanding equity awards are as of June 14, 2021 (other than Mr. Hancock) and no named executive officer receives any additional equity grants on or prior to the completion of the transaction.

For purposes of this golden parachute disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the transaction and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the transaction and a qualifying termination.

	Golden Parachute Compensation Table
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Make Whole Payments ($)(4)	Total ($)
Patrick J. Ottensmeyer	9,768,553	32,581,903	33,837	14,480,345	56,864,638
Michael W. Upchurch	4,192,379	7,631,494	51,558	4,131,966	16,007,397
Jeffrey M. Songer	3,299,340	8,526,634	51,558	3,776,085	15,653,617
Brian D. Hancock(5)	—	—	—	—	—
Michael J. Naatz	2,985,808	7,460,656	51,508	3,501,376	13,999,348

(1)

Cash Severance and Retention Bonus for Named Executive Officers. Pursuant to each named executive officer’s severance agreement and the amendments to those severance agreements, as applicable, upon a qualifying termination, each named executive officer will become entitled to a cash severance payment equal to (i) the applicable multiple of the applicable named executive officer’s base salary and target bonus award plus (ii) a prorated target bonus award for the fiscal year in which the termination occurs. The applicable multiple is 3.0 for Messrs. Ottensmeyer and Upchurch and 2.0 for all other named executive officers. These cash severance payments are conditioned upon the named executive officer executing an arbitration agreement and signing a general release of employment-related claims in favor of KCS within 45 days following the executive officer’s termination date and subsequently allowing that release to become effective. In addition, the named executive officers are subject to non-competition and non-solicitation provisions that apply for a period of two years following the executive officer’s qualifying termination of employment (with the exception of Messrs. Songer and Hancock, who are subject to non-competition and non-solicitation provisions for a period of one year following a qualifying termination of employment). This column also includes the value of the named executive officer’s retention bonus, if any.

The amounts in this column are considered “double trigger” amounts as they will generally only become payable in the event of a qualifying termination of employment following the completion of the transaction or, in the case of the retention bonuses, based on the named executive officer’s continued employment for a specified period of time. For additional disclosure related to the amounts disclosed in this column, see the subsections above entitled “Executive Severance Arrangements” and “Retention Program”.

Named Executive Officer	Base Salary Component of Severance ($)	Bonus Component of Severance ($)	Prorated Current- Year Bonus ($)	Retention Bonus ($)	Total ($)
Patrick J. Ottensmeyer	3,180,000	3,657,000	811,553	2,120,000	9,768,553
Michael W. Upchurch	1,623,000	1,217,250	270,129	1,082,000	4,192,379
Jeffrey M. Songer	1,076,000	860,800	286,540	1,076,000	3,299,340
Brian D. Hancock	—	—	—	—	—
Michael J. Naatz	1,018,000	712,600	237,208	1,018,000	2,985,808

(2)

Outstanding and Unvested Equity Awards. The amounts in this column represent the estimated value that may be received by the KCS named executive officers in respect of their unvested and outstanding KCS equity awards. The unvested KCS stock options will vest and be converted at the effective time into the right to receive a cash payment. The value of the cash payment for the KCS stock options will be equal to the product of the excess of the merger consideration value over the respective per share exercise price of the applicable KCS stock option and the number of shares subject to that KCS stock option. The consideration to be received in respect of the KCS restricted share awards will equal the product of the number of shares subject to that KCS restricted share award and the merger consideration plus accrued but unpaid cash dividends corresponding to each share subject to that KCS restricted share award. The KCS performance share awards will be converted into a cash-based award equal to the merger consideration value multiplied by the number of shares covered by the KCS performance share award, assuming the applicable performance goals are achieved at 200% of target. For purposes of this disclosure, the merger consideration value and the value of the merger consideration is assumed to be equal to the assumed equity value, or $294.54. The amounts payable with respect to the KCS stock options and the KCS restricted share awards in this column are considered “single trigger” amounts, as such awards will become payable solely as a result of the completion of the transaction. The amounts payable with respect to the KCS performance share awards are considered “double trigger” amounts, as such awards will become payable in the event of a qualifying termination following the completion of the transaction. The table below assumes that the completion of the transaction occurs on August 31, 2021 and sets forth the value of the outstanding and unvested equity awards as of June 14, 2021.

Named Executive Officer	Value of Unvested Stock Options ($)	Value of Unvested Restricted Share Awards ($)	Value of Unvested Performance Share Awards ($)	Total ($)
Patrick J. Ottensmeyer	5,632,823	3,702,805	23,246,275	32,581,903
Michael W. Upchurch	1,320,846	880,509	5,430,139	7,631,494
Jeffrey M. Songer	1,252,251	2,119,344	5,155,039	8,526,634
Brian D. Hancock	—	—	—	—
Michael J. Naatz	1,193,489	1,346,582	4,920,585	7,460,656

(3)

Benefits. The amounts in this column represent the estimated value of the KCS-paid group health care plan continuation coverage during the 18-month period following a qualifying termination of employment for each of the named executive officers and outplacement services of $25,000 for each of the named executive officers. The amounts in this column are considered “double-trigger” amounts as they will only become payable in the event of a qualifying termination of employment following the completion of the transaction.

(4)

Make Whole Payments. The amounts listed in this column represent the estimated make whole payment each named executive officer (other than Mr. Hancock) could become entitled to receive on a “double-trigger” basis upon a qualifying termination of employment following the completion of the transaction (and, for purposes of this quantification, does not reflect the impact of any common approaches to mitigating potential tax exposure under Section 4999 of the Code, such as ascribing value to post-closing non-competition covenants or otherwise treating amounts paid as reasonable compensation for services rendered following the completion of the transaction). However, in the event that a named executive officer is subject to excise taxes under Section 4999 of the Code solely as a result of “single-trigger” payments and benefits, that named executive officer would also be entitled to receive a make whole payment, as applicable. In addition to the assumptions described immediately prior to the table above, the amounts in this column are calculated based on a 20% excise tax rate and each named executive officer’s estimated effective tax rate based on their state of residence, including a federal marginal income tax rate of 37% and applicable state, local and payroll taxes. The actual amount of the make whole payment for each named executive officer, if any, will not be determinable until after the completion of the transaction. For additional disclosure related to the amounts disclosed in this column, see the section above titled “Executive Severance Arrangements”.

(5)

Mr. Hancock’s Separation. On June 7, 2021, Mr. Hancock notified KCS of his intention to retire effective July 2, 2021. In connection with his retirement, Mr. Hancock entered into a Confidential Separation Agreement and Full and General Release, dated June 8, 2021 with KCS, pursuant to which Mr. Hancock will receive payments totaling $2,000,000 through July 2, 2022, as well as company provided subsidized medical insurance through such date. Mr. Hancock is not receiving any compensation as a result of the transaction and his unvested KCS equity awards will be forfeited upon his retirement.

Accounting Treatment of the Transaction

Following the closing date, until STB final approval is obtained and CN acquires control of KCS, CN preliminarily expects to account for its 100% equity ownership investment in the surviving corporation, as successor to KCS, using the equity method of accounting in its consolidated financial statements. Once the STB has completed its review of the transaction and approved CN’s acquisition of control of KCS, CN will consolidate KCS prospectively. As the ultimate outcome of the transaction, assuming receipt of STB final approval, will be a business combination of CN and KCS, the unaudited pro forma condensed consolidated financial information presented in this proxy statement/prospectus has been prepared on the basis of a business combination.

Accordingly, the aggregate fair value of the merger consideration and preferred merger consideration paid by CN will be allocated to KCS’s net assets based on the fair value of the identifiable assets acquired and liabilities assumed and the excess will be recorded as goodwill.

Regulatory Approvals Required for the Transaction

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions of the merger agreement, KCS and CN have agreed to promptly obtain all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods and make all necessary registrations, notices, notifications, petitions, applications, reports and other filings and take all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity.

KCS and CN are not currently aware of any material consents or other filings that are required prior to the parties’ completion of the transaction other than those described in this proxy statement/prospectus. There can be no assurance, however, if and when any of the consents required to be obtained for the transactions contemplated by the merger agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

Although CN and KCS believe that they will receive the required authorizations and approvals described below to complete the transactions contemplated by the merger agreement, there can be no assurance as to the timing of these consents and approvals, CN’s or KCS’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary), or the conditions or limitations that such approvals may contain or impose.

For more information see the sections of this proxy statement/prospectus entitled “The Merger Agreement—Conditions that Must Be Satisfied or Waived for the Transaction to Occur” and “The Merger Agreement—Regulatory Filings and Efforts; Other Actions” on pages 121 and 139, respectively.

STB

Certain activities of CN, KCS and their subsidiaries are regulated by the STB. The provisions of subtitle IV, title 49 of the United States Code require approval of, or the granting of an exemption from approval by, the STB for (i) the acquisition of control of two or more carriers subject to the jurisdiction of the STB by a person that is not a carrier and (ii) for the acquisition or control of a carrier by a person that is not a carrier but that controls any number of carriers. STB final approval is required for, among other things, CN’s acquisition of control of KCS.

The parties intend to consummate the transaction prior to having obtained STB final approval through the use of a voting trust. A voting trust is a mechanism that allows the transfer of beneficial ownership of the shares of a rail carrier to an acquiror, while keeping that rail carrier independent and avoiding premature control of that rail carrier pending STB review of the transaction. Accordingly, all of the outstanding shares of capital stock of the surviving corporation, as successor to KCS, would remain in the voting trust pending the STB’s review of CN’s acquisition of control of KCS.

Under the merger agreement, CN and holdco intend, immediately after the consummation of the transaction, to deposit the certificates for all of the outstanding shares of capital stock of the surviving corporation into the voting trust to ensure that CN and holdco do not acquire and directly or indirectly exercise control over KCS and its affiliates prior to obtaining the STB final approval. Instead, the outstanding shares of capital stock of the surviving corporation would be held in trust and voted by the trustee.

Before CN is able to indirectly acquire the outstanding shares of capital stock of the surviving corporation and deposit such shares into the voting trust, CN must first obtain the STB voting trust approval. Under the merger agreement, CN and KCS are obligated to use reasonable best efforts to obtain, as promptly as practicable, the STB voting trust approval.

Prior to the execution of the merger agreement, CN filed with the STB a motion for approval of the voting trust agreement. As CN was not then able to provide an agreed version of the merger agreement, the STB issued a decision on May 17, 2021 dismissing CN’s motion, without prejudice, as incomplete. In such decision, the STB also determined that the transaction would not be eligible for a waiver from the STB’s current regulations governing proposals for major rail consolidations. Following the execution of the merger agreement, on May 26, 2021, CN and KCS filed an updated joint motion for approval of the voting trust. On June 8, 2021, the STB established a procedural schedule for reviewing the voting trust. As of June 22, 2021, the motion for approval of the voting trust remained under STB review.

Railroad competitors and various other parties have argued that the STB should carefully review CN and holdco’s use of a voting trust. In addition, the DOJ has filed a comment addressed to the STB in opposition to CN’s request to use a voting trust, taking the position that use of a voting trust should rarely, if ever, be allowed. CN and holdco are confident that the proposed voting trust fulfills the STB’s requirements for approval thereof.

If CN and KCS are allowed to use the voting trust mechanism, under the terms of the voting trust agreement, the trustee would hold such shares until (i) the receipt of STB final approval for CN to control KCS; or (ii) if STB final approval is denied, until the trust stock is disposed of. The voting trust agreement that has been submitted to the STB provides that the trustee will vote all trust stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the transactions contemplated by the merger agreement, and, until the STB has issued a final order approving the transaction and common control of KCS by CN, against any proposed merger, business combination or similar transaction involving KCS but not involving CN or one of its affiliates. The voting trust agreement contains other terms and conditions designed to ensure that neither holdco nor CN will control KCS during the pendency of the STB proceedings. In addition, the voting trust agreement provides that holdco (or such wholly owned subsidiary of CN that holds the shares of capital stock of the surviving corporation immediately prior to the deposit of such shares with the trustee, as applicable) will be entitled to receive any cash dividend paid by KCS. For a more detailed description of the voting trust, see the section entitled “The Voting Trust,” on page 147.

The voting trust agreement is modeled closely upon voting trust agreements that have previously been approved by the STB. However, there can be no assurance that the STB will not seek changes in the voting trust agreement, disapprove of the use of a voting trust, or impose conditions or other restrictions on the parties in connection with the voting trust, such as those relating to the conduct of KCS’s business during the trust period.

The STB has requested public comment on the voting trust agreement. Such comments are due June 28, 2021, and replies by CN and KCS are due July 6, 2021.

The STB voting trust approval is the only approval of the STB that is required to close the merger. However, STB final approval will be required in order to ultimately transfer control of the trust stock to holdco.

Under the merger agreement, each of CN and KCS is obligated to, as promptly as practicable, but in no event later than six months after the date of the merger agreement, file the STB approval application and use its reasonable best efforts to obtain, as promptly as practicable, the STB final approval.

Under the merger agreement, CN and KCS must use reasonable best efforts to prosecute all filings and other presentations made, and promptly make any subsequent filings or presentations, with the STB with diligence, diligently oppose any third party’s objections to, appeals from or petitions to reconsider or reopen any approval, opinion, exemption or other authorization obtained from the STB, and take all such further actions as in the reasonable judgment of CN and KCS may facilitate obtaining the STB final approval. To facilitate the STB’s review and eliminate any purported competitive concerns, CN has committed to divest KCS’s rail line between New Orleans and Baton Rouge, the sole area where a small number of CN and KCS customers would see their railroad options reduced if STB approval is obtained. As a result of the divesture, such KCS customers will continue to have access to at least as many rail options after the consummation of the merger as they do today.

If an STB denial occurs, CN will be obligated to, directly or indirectly, divest the trust stock in accordance with the voting trust agreement during a period of two years after the STB denial, subject to any extension of the two-year period as the STB may approve. Any such post-closing disposition would be subject to the jurisdiction of the STB to oversee CN’s divestiture of the trust stock.

CFIUS

The transactions contemplated by the merger agreement are subject to review by CFIUS pursuant to Section 721. Under the terms of the merger agreement, CN may not assume control over KCS’s railroad operations until the parties have obtained completion of the CFIUS Process.

The merger agreement provides for CN and KCS to cooperate regarding the preparation and filing with CFIUS of a declaration and/or a written notice in connection with the transactions contemplated by the merger agreement. If the parties opt to file a declaration, CFIUS will initiate a 30 calendar day assessment period, at the end of which, if it determines that there are no unresolved national security concerns, CFIUS will conclude all action under Section 721. Alternatively, CFIUS may (i) inform the parties that it is not able to conclude action under Section 721 on the basis of the declaration and that the parties may file a written notice to seek written confirmation from CFIUS that action under Section 721 has been concluded; (ii) request that the parties file a written notice; or (iii) initiate a unilateral review of the transactions contemplated by the merger agreement. If the parties opt to file a written notice (whether in the first instance or after failing to obtain completion of the CFIUS Process through a declaration filing) CFIUS will initiate a 45 calendar day review period, at the end of which it may (x) determine that there are no unresolved national security concerns and conclude all action under Section 721; or (y) determine that certain circumstances warrant additional review, and commence an investigation for up to an additional 45 calendar days (which may be extended by an additional 15 days in extraordinary circumstances). If CFIUS has no unresolved national security concerns at the end of the investigation, it will inform the parties it has concluded all action under Section 721. If CFIUS has unresolved national security concerns at the end of the investigation, it may send a report to the President of the U.S., who may act to suspend or prohibit the transactions contemplated by the merger agreement.

At any time during the course of the CFIUS review or investigation, CFIUS may request that the parties take actions to mitigate any national security concerns it has identified. Where CFIUS has completed all action with respect to the transactions contemplated by the merger agreement or the President of the U.S. has announced a decision not to exercise his authority under Section 721 with respect to the transactions, the President and CFIUS may not take any further action under Section 721 with respect to the transactions.

COFECE and IFT

Pursuant to the Mexican Federal Economic Competition Law and the Federal Telecommunications and Broadcasting Law, consummation of the transactions contemplated by the merger agreement requires the approval of the COFECE and the IFT, autonomous constitutional entities responsible for enforcing the Federal Economic Competition Law in the sectors of their respective jurisdiction, including reviewing and authorizing concentrations, when applicable. Such notifications may be submitted in parallel, and the procedures follow the same rules and legal time frame (as described below); nonetheless, in non-telecom transactions, the notification process before the IFT is usually more expeditious than the process before the COFECE.

The merger agreement provides that KCS, CN, merger sub will promptly, but in any event no later than 30 business days after the date of the merger agreement (i.e., July 9, 2021), file any and all notifications and report forms to the Mexican antitrust authorities, in each case as required under applicable law with respect to the transactions contemplated thereby, and take all other actions necessary to cause the expiration or termination of the process under applicable law as soon as practicable.

Notifications of the transaction are expected to be submitted to the Mexican antitrust authorities during or prior to the week of July 4, 2021. Each of the Mexican antitrust authorities has 10 business days from the date the notifications were submitted to issue a request for information (which we refer to as “RFI”), and the parties to such proceedings will have 10 business days to respond (subject to an extension of up to 10 additional business days upon prior request). Once the response to such RFI is fulfilled, the Mexican antitrust authorities will issue a letter of acceptance. After the delivery of such letter of acceptance, each competition authority will have 15 business days to issue a second RFI, and the parties will have 15 business days to respond (subject to extensions of up to 15 additional business days upon prior request). It is possible, but highly unlikely, that the Mexican antitrust authorities will not submit an RFI. In exceptionally complex cases, Mexican antitrust authorities may extend the period to issue the second RFI or the final decision for an additional 40 business day period.

The Mexican antitrust authorities will have 60 business days to review the transaction and issue a resolution from (i) the date on which the first RFI is fulfilled, (ii) if a second RFI is submitted, the date on which the second RFI is fulfilled, or (iii) if no RFI is submitted, the date notifications of the transaction were submitted to the Mexican antitrust authorities. Further, in complex cases, the Mexican antitrust authorities can extend the review period for up to 40 additional business days.

If the Mexican antitrust authorities identify competition concerns to the parties, the parties will have the opportunity, at any point after the initial notification is submitted and before the review process has been completed, to offer conditions on which approval by the Mexican antitrust authorities will be contingent. If such conditions are offered, the term for the Mexican antitrust authorities to issue a resolution will be restarted. If the Mexican antitrust authorities do not issue a resolution within the relevant review period (including any extension, if applicable), the transaction will be deemed approved. Failure to obtain clearance from the Mexican antitrust authorities precludes the parties from closing the transaction in Mexico. The statutory review periods have not yet commenced in this jurisdiction.

ARTF and SCT

On June 15, 2021, KCS and CN (through KCSM) filed notices with the ARTF and SCT, which are principally responsible for regulating railroad services in Mexico. The purpose of such notices is to inform ARTF and SCT of the change in the indirect participation in the capital stock of KCSM upon completion of the transactions contemplated by the merger agreement. The notice process is for informational purposes only, and no approval is required from either ARTF or SCT to consummate the transaction. As part of this notice process, ARTF and/or SCT may request information from the new indirect shareholders of KCSM and of any change in the percentages of direct shareholding.

Mexican Rail Union

KCS and CN have provided an informal notification to the Mexican rail union; no approval on the part of the Mexican rail union is required in order to consummate the transaction.

FCC

KCS is subject to regulation by the FCC under the Communications Act of 1934, as amended. KCS and its subsidiaries hold, control, and/or lease various licenses issued by the FCC for the non-common carrier operation of radio and microwave facilities and the use of associated spectrum over certain defined geographic areas. KCS uses its radio and microwave facilities to support its railroad operations and public safety related to those operations. FCC pre-approval of the transfers of KCS’s FCC licenses into the voting trust will be required. Failure to receive FCC approval prior to transferring control of the FCC licenses could result in referral to the FCC’s Enforcement Bureau and the possibility of civil fines, other remedial action, or possibly even revocation of the subject licenses by the FCC. Initial approval from the FCC is expected before closing into the voting trust.

In the second half of 2021, CN and KCS anticipate filing all required applications for FCC consent to the transfer of control of the subject FCC licenses from KCS to the voting trust. Applications for FCC consent are potentially subject to petition to deny by third parties and public comment, and require the FCC affirmatively to determine that the transfer of control serves the public interest. While CN and KCS believe that FCC approval will ultimately be obtained, this approval is not assured. CN and KCS anticipate, but cannot guarantee, receiving approval prior to the consummation of the transaction and the transfer of the outstanding shares of capital stock of the surviving corporation into the voting trust, which could potentially occur in June or July 2021.

Additionally, if the transaction is consummated, then the FCC will also preside over a similar post-closing approval process, which would require the filing of a pre-approval application for authorization of the transfer of control of the FCC licenses from the voting trust to CN. CN and KCS anticipate, but cannot guarantee, that the FCC will ultimately approve this subsequent transfer of control of the FCC licenses. CN and KCS are not aware of any cases where STB approval was granted but FCC approval was not.

Appraisal or Dissenters’ Rights

General

If you hold one or more shares of KCS voting stock, you may be entitled to appraisal rights under Delaware law and have the right to dissent from the transaction, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the transaction) as of the effective time in place of the merger consideration or the preferred merger consideration, as applicable, as determined by such court, if you strictly comply with the procedures specified in Section 262 of the DGCL, subject to certain limitations under the DGCL. Any such KCS stockholder awarded “fair value” for their shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration or the preferred merger consideration, as applicable. The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, the full text of which is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the holder of record of shares of KCS voting stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, KCS, not less than 20 days prior to the KCS special meeting, must notify each stockholder who was a KCS stockholder on the record date for notice of the KCS special meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice to KCS stockholders that appraisal rights are available in connection with the transaction. A holder of KCS voting stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and the text of Section 262 of the DGCL carefully. Failure to comply timely and properly with the requirements of Section 262 of the DGCL may result in the loss of appraisal rights. A KCS stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration and/or the preferred merger consideration, as applicable.

How to Exercise and Perfect Your Appraisal Rights.    If you are a KCS stockholder wishing to exercise the rights to seek an appraisal of your shares, you must do ALL of the following:

•

you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless properly and timely revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights, you must vote against the adoption of the merger agreement or abstain from voting your shares;

•

you must deliver to KCS a written demand for appraisal of your shares before the vote on the adoption of the merger agreement at the KCS special meeting and such demand must reasonably inform KCS of your identity and your intention to demand appraisal of your shares of KCS voting stock;

•

you must continuously hold the shares from the date of making the demand through the completion of the transaction. You will lose your appraisal rights if you transfer such shares before the completion of the transaction; and

•

you or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of such shares within 120 days after the completion of the transaction. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the KCS stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of KCS voting stock within the time prescribed in Section 262 of the DGCL.

Voting electronically at the KCS special meeting or by proxy against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights.    Only a holder of record of shares of KCS voting stock issued and outstanding at the time a demand for appraisal is made and that continue to be issued and outstanding and held of record by such holder immediately prior to the effective time may assert appraisal rights for the shares of KCS voting stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates (or in the stock ledger). The demand for appraisal must reasonably inform KCS of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its KCS voting stock. Beneficial owners who do not also hold their shares of KCS voting stock of record may not directly make appraisal demands to KCS. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of KCS voting stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of KCS voting stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of KCS voting stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of KCS voting stock as to which appraisal is sought. Where no number of shares of KCS voting stock is expressly mentioned, the demand will be presumed to cover all shares of KCS voting stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of KCS voting stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of KCS voting stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Kansas City Southern

427 West 12th Street

Kansas City, Missouri 64105

1-888-800-3690

Attention: Corporate Secretary

The Surviving Corporation’s Actions After the Completion of the Transaction. If the transaction is completed, the surviving corporation will give written notice of the completion of the transaction within 10 days after the completion of the transaction to you if you did not vote in favor of adoption of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the completion of the transaction, if you have not commenced an appraisal proceeding or joined such a proceeding as a named party, you have the right to withdraw the demand and to accept the merger consideration or the preferred merger consideration, as applicable, in accordance with the merger agreement for your shares of KCS voting stock. Within 120 days after the completion of the transaction, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by you, demanding a determination of the fair value of the shares of KCS voting stock held by all dissenting stockholders who are entitled to appraisal rights. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the completion of the transaction, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving corporation, upon your written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which KCS has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of KCS voting stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph. As noted above, however, a demand for appraisal may only be made by or on behalf of a holder of record of shares of KCS voting stock. If a petition for appraisal is duly filed by you or another record holder of KCS voting stock who has properly exercised his or her appraisal rights in accordance with the provisions of Section 262 of the DGCL, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the office of the Register in Chancery in which the petition was filed with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order the Register in Chancery to give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving corporation and to the stockholders shown on such duly verified list at the addresses therein stated. Such notice will also be published at least one week before the day of the hearing in at least one newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss from the proceedings any stockholder who fails to comply with this direction. If immediately before a merger the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the transaction for such total number of shares exceeds $1 million or (3) the merger was approved pursuant to Section 253 or 267 of the DGCL. The KCS voting stock is listed on NYSE and therefore this provision may be applicable in respect thereof, to the extent that KCS voting stock continues to be listed on NYSE until immediately before the transaction.

After determination of the stockholders entitled to appraisal of their shares of KCS voting stock, the appraisal proceeding will be conducted as to the shares of KCS voting stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of KCS voting stock at the completion of the transaction held by dissenting stockholders who have properly exercised his, her or its appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the transaction, together with interest, if any, to be paid. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the completion of the transaction through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the completion of the transaction and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each KCS stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such KCS stockholder), in which case interest shall accrue after such payment only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. When the fair value is determined, the Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the KCS stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares of KCS voting stock represented by certificates upon the surrender to the surviving corporation of such stockholder’s certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the transaction which throw any light on future prospects of the combined company. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the transaction.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of KCS voting stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration or the preferred merger consideration, as applicable.

CN does not anticipate offering more than the merger consideration or preferred merger consideration, as applicable, to any KCS stockholder exercising appraisal rights and reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of KCS voting stock is less than the value of the merger consideration or preferred merger consideration, as applicable. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the closing date or, assuming the shares of KCS voting stock remain listed on a national securities exchange immediately before the transaction, if neither of the ownership thresholds above has been satisfied, then all KCS stockholders will lose the right to an appraisal, and will instead receive the merger consideration and/or the preferred merger consideration, as applicable, described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each KCS stockholder party to the appraisal proceeding is responsible for its own attorneys’ fees and expert witnesses’ fees and expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of KCS voting stock entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective date of the transaction, vote the shares of KCS voting stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of KCS voting stock as of a record date prior to the effective date of the transaction.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the merger to the surviving corporation, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any KCS stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the transaction within 60 days after the effective date of the transaction. If you fail to perfect, successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of KCS voting stock will be converted into the right to receive the merger consideration or preferred merger consideration, as applicable, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the per share merger consideration for your shares of KCS voting stock in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a KCS stockholder and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES COMPLIANCE WITH THE PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Restrictions on Resales of CN Common Shares Received in the Transaction

The CN common shares to be issued in connection with the transaction will be registered under the U.S. Securities Act and will be freely transferable under the U.S. Securities Act and the U.S. Exchange Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of CN for purposes of Rule 144 under the U.S. Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with CN and may include the executive officers, directors and significant shareholders of CN. This proxy statement/prospectus does not cover resale of CN common shares received by any person at the effective time, and no person is authorized to make use of this proxy statement/prospectus in connection with any such resale.

The CN common shares to be received by holders of KCS common stock in connection with the transaction will not be legended and may be resold in Canada through registered dealers provided that (i) the trade is not a “control distribution” as defined in National Instrument 45-102—Resale of Securities of the Canadian securities administrators, (ii) no unusual effort is made to prepare the market or to create a demand for the CN common shares, (iii) no extraordinary commission or consideration is paid to a person in respect of such sale, and (iv) if the selling security holder is an insider or officer of CN, as the case may be, the selling security holder has no reasonable grounds to believe that CN is in default of applicable Canadian securities law.

Dividend Policy

Subject to applicable law and the approval of the KCS board and the CN board, as applicable, KCS and CN will coordinate the declaration, setting of record dates and payment dates of dividends on KCS common stock and CN common shares so that holders of KCS common stock do not receive dividends on both KCS common stock and CN common shares received in the transaction in respect of any calendar quarter to which such dividend relates or fail to receive a dividend on either KCS common stock or CN common shares received in the transaction for any calendar quarter.

Debt Financing

As of March 31, 2021, CN had long-term debt of approximately C$12.252 billion and KCS had long-term debt of approximately $3.76 billion. Under the bridge commitment letter, JP Morgan and RBC have committed to provide the bridge facility in an aggregate principal amount of up to $19.3 billion to bridge debt financing required to fund the cash component of and pay transaction fees and expenses associated with the transaction. CN expects to reduce the commitments under the bridge facility with an offering of debt securities and/or the borrowing of term loans before the closing.

On June 22, 2021, CN entered into a term loan credit agreement with a syndicate of lenders providing for a $5 billion delayed-draw term loan consisting of a $2 billion tranche maturing three years after funding and a $3 billion tranche maturing five years after funding. Both tranches will be available for a single drawing at the closing in order to fund a portion of the cash component of, and pay transaction fees and expenses associated with, the transaction. The term loans under each tranche will bear interest at a floating rate of (i) for LIBOR loans, the adjusted LIBOR rate plus the applicable margin and (ii) for alternate base rate loans, the alternate base rate plus the applicable margin. In each case, the applicable margin for alternate base rate loans is equal to the applicable margin for LIBOR loans minus 1.00%. On any date, the applicable margin will be determined based on CN’s debt ratings issued by Standard & Poor’s Ratings Services Group and Moody’s Investor Services, Inc. (with the applicable margin for LIBOR loans ranging from (x) 0.625% for the 3-year tranche and 0.750% for the 5-year tranche if CN’s debt rating is equal to or higher than A+/A1 to (y) 1.375% for the 3-year tranche and 1.500% for the 5-year tranche if CN’s debt rating is equal to or lower than BBB-/Baa3). In accordance with the terms of the bridge commitment letter, the commitments under the bridge facility have been reduced by an amount equal to the $5 billion of commitments under the term loan credit agreement.

CN has publicly announced that CN has suspended share repurchases indefinitely to bolster cash available for debt repayment and contribute to its deleveraging plan.

Certain U.S. Federal Income Tax Consequences

The following discussion is a general summary based on current law of certain U.S. federal income tax considerations that may be relevant to (i) U.S. holders (as defined below) who exchange shares of KCS voting stock for the applicable consideration in connection with the transaction and (ii) U.S. holders who hold and dispose of CN common shares received in the transaction. This discussion is based on the Code, U.S. Treasury regulations promulgated under the Code (which we refer to as the “Treasury Regulations”), judicial authorities and published positions of the IRS, all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and is not a complete description of all tax considerations that may be relevant to KCS stockholders; it is not a substitute for tax advice. It applies only to holders that hold their shares of KCS common stock or KCS preferred stock, and, in the case of holders of KCS common stock receiving CN common shares in connection with the transaction, will hold the CN common shares received in the transaction, as capital assets within the meaning of Section 1221(a) of the Code (generally, property held for investment) and that use the U.S. dollar as their functional currency. In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to KCS stockholders in light of their particular circumstances, nor does it apply to holders subject to special rules under the U.S. federal income tax laws, such as banks or other financial institutions, insurance companies, tax-exempt entities and organizations, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations) and investors therein, U.S. expatriates, pension funds, individual retirement and other tax-deferred accounts, “controlled foreign corporations,” “passive foreign investment companies,” “personal holding companies,” persons liable for the alternative minimum tax, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” persons that directly, indirectly or constructively, own or at any time during the five year period ending on the closing date owned, 5% or more of the total combined voting power or value of any class of KCS stock, persons who received their shares of KCS voting stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, holders of KCS voting stock who exercise appraisal or dissenters’ rights, U.S. holders that hold their shares of KCS voting stock, or who will hold the CN common shares, in connection with a permanent establishment or fixed base outside the United States, or holders that hold their shares of KCS voting stock or CN common shares as part of a hedge, straddle, conversion, constructive sale or other integrated or risk reduction financial transaction. This summary also does not address any considerations relating to U.S. federal taxes other than the income tax (such as estate or gift taxes), any U.S. state and local, or non-U.S. tax laws or considerations, the Medicare tax on net investment income, any considerations with respect to any withholding required under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or, except as expressly addressed below, any reporting requirements.

As used in this section, “U.S. holder” means a beneficial owner of shares of KCS voting stock, and, in the case of any holder of KCS common stock that has received CN shares in connection with the transaction, a beneficial owner of CN common shares received in the transaction, that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) such trust has made a valid election under applicable Treasury Regulations to be treated as a U.S. person; or (iv) an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanging its shares of KCS voting stock for the applicable consideration or holding or disposing of CN common shares generally will depend on the status of the partner and the activities of the partnership. Partnerships and persons treated as partners in partnerships that hold shares of KCS voting stock should consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of participating in the transaction and acquiring, owning and disposing of CN common shares.

The following discussion does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the transaction or to the ownership and disposition of CN common shares. All holders of KCS voting stock should consult their own tax advisors as to the specific tax consequences to them of the transaction and of the ownership and disposition of CN common shares, including with respect to reporting requirements and the applicability and effect of any U.S. federal, state, local, non-U.S. or other tax laws in light of their particular circumstances.

Holders of KCS voting stock that are not U.S. holders should consult their own tax advisors regarding the possibility that, in the event the applicable withholding agent is unable to determine whether the applicable consideration payable to such holder should be treated as a dividend for U.S. federal income tax purposes, such withholding agent may withhold U.S. federal tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of the applicable consideration payable to such holder in the transaction. All holders that are not U.S. holders should consult their own tax advisors as to (i) whether it may be desirable to sell any KCS voting stock or CN common shares that they own prior to the Transaction, (ii) the procedures for establishing their entitlement under an applicable income tax treaty to a reduced rate of withholding, and (iii) the possibility of claiming a refund of any U.S. federal tax withheld.

U.S. Federal Income Tax Consequences

Tax Consequences of the Transaction to U.S. Holders

The receipt of the applicable consideration (including any cash in lieu of a fractional CN common share) in exchange for shares of KCS voting stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, and subject to the discussion below regarding potential dividend treatment, a U.S. holder who receives the applicable consideration (including any cash in lieu of a fractional CN common share) in exchange for shares of KCS voting stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the cash and the fair market value of any CN common shares received pursuant to the merger and (ii) such U.S. holder’s adjusted tax basis in the shares of KCS voting stock surrendered in exchange therefor. A U.S. holder’s tax basis in its KCS voting stock will generally be equal to the amount paid for such stock.

Any such gain or loss will generally be capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period with respect to the surrendered shares of KCS voting stock exceeds one year. A non-corporate U.S. holder’s long-term capital gain may be taxed at lower rates. Deductions for capital losses are subject to significant limitations.

The aggregate tax basis of the CN common shares a U.S. holder receives in the transaction generally will equal the shares’ fair market value as of the effective time of the merger. A U.S. holder’s holding period for the CN common shares received in the merger generally will begin on the day after the merger.

If a U.S. holder acquired different blocks of KCS voting stock at different times or different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of KCS voting stock.

Special Considerations Under Section 304 of the Code

Notwithstanding the above, in certain circumstances, the receipt of the applicable consideration by U.S. holders of KCS voting stock who also own CN common shares may be subject to Section 304 of the Code if holders who own (including by attribution) 50% or more of the total combined voting power or total value of the KCS voting stock before the merger also own (including by attribution), immediately after the merger, 50% or more of the total combined voting power or total value of the CN common shares. If Section 304 of the Code were to apply to the receipt of the applicable consideration, then instead of recognizing gain or loss as described above in respect of such applicable consideration, a U.S. holder of KCS voting stock may recognize dividend income up to the amount of such applicable consideration if such holder’s receipt of the applicable consideration is not “substantially disproportionate” with respect to such holder, is “essentially equivalent to a dividend” or is not in termination of such holder’s interest in each case under the tests set forth in Section 302 of the Code. In applying the above tests, a holder may, under constructive ownership rules, be deemed to own stock that is owned by other persons in addition to the stock actually owned by the holder. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of such constructive ownership rules, U.S. holders of KCS voting stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances, and any actions that may be taken to mitigate the potential application of such rules.

U.S. Federal Income Taxation of U.S. Holders of CN Shares

Passive Foreign Investment Company Considerations

Based on the composition of CN’s current gross assets and income and the manner in which CN expects to operate its business in future years, CN believes, and the following discussion assumes, that CN will not be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its current taxable year and does not expect to be so classified in the foreseeable future. The tests to determine whether a company is a PFIC apply annually and a company’s status can change depending, among other things, on changes in the composition and relative value of its gross receipts and assets, changes in its operations and changes in the market value of its stock. Accordingly, there can be no assurance that CN will not become a PFIC in any future taxable year. If CN were to be a PFIC for any taxable year during which a U.S. holder owned CN common shares, such U.S. holder generally would be subject, in that taxable year and all subsequent taxable years (whether or not CN continued to be a PFIC), to materially adverse U.S. federal income tax consequences, including that gain from a sale or other disposition of CN common shares, as well as certain distributions on CN common shares, would be subject to tax at the highest ordinary income tax rates and an interest charge and U.S. holders would be subject to additional information reporting requirements. U.S. holders should consult their own tax advisors as to the potential application of the PFIC rules.

Dividends

Subject to the preceding discussion of special rules applicable to PFICs, the gross amount of any distribution of cash with respect to CN common shares will be included in a U.S. holder’s gross income as a dividend to the extent of CN’s current and accumulated earnings and profits as determined under U.S. federal income tax laws. CN does not expect to maintain calculations of earnings and profits for U.S. federal income tax purposes. Therefore, a U.S. holder should expect that any such distribution will generally be treated as a dividend from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. CN will be treated as a qualified foreign corporation if (i) its shares are readily tradable on an established securities market in the United States or CN qualifies for comprehensive benefits under the U.S.–Canada income tax treaty and (ii) CN is not a PFIC for either the taxable year of the distribution or prior taxable years. U.S. Treasury guidance indicates that shares listed on the NYSE will be considered readily tradable on an established securities market in the United States, and therefore CN currently expects to be treated as a qualified foreign corporation. There can be no assurance, however, that CN common shares will be considered readily tradable on an established securities market in future years or that CN will be treated as a qualified foreign corporation.

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date the dividend is includible in the U.S. holder’s income, whether or not the currency is converted into U.S. dollars at that time. A U.S. holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

U.S. holders must include any tax withheld from a dividend payment in their gross income even though they do not in fact receive such withheld tax. Subject to certain limitations, Canadian tax withheld and paid over to Canada will be creditable against, or deductible in determining, a U.S. holder’s U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to preferential tax rates for qualified dividend income. To the extent a refund of the tax withheld is available to U.S. holders under Canadian law or under the U.S.-Canada income tax treaty, the amount of tax withheld that is refundable will not be eligible for credit against, or deductible in determining, such U.S. holder’s U.S. federal income tax liability.

Sales or Other Dispositions of CN Shares

Subject to the preceding discussion of special rules applicable to PFICs, a U.S. holder generally will recognize capital gain or loss on the sale or other disposition of CN common shares in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder’s adjusted tax basis in the CN common shares disposed. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. holder’s holding period exceeds one year as of the sale. Deductions for capital loss are subject to significant limitations.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to cash payments made to U.S. holders in connection with the transaction and in respect of CN common shares, unless an exemption applies. Backup withholding tax may apply to amounts subject to information reporting if the applicable stockholder fails to provide an accurate taxpayer identification number, fails to report all interest and dividends required to be shown on its U.S. federal income tax returns or otherwise fails to establish an exemption from backup withholding. U.S. holders can claim a credit against their U.S. federal income tax liability for the amount of any backup withholding tax and a refund of any excess, provided that all required information is timely provided to the IRS. U.S. holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. THE TAX CONSEQUENCES OF THE TRANSACTION AND OF HOLDING AND DISPOSING OF CN SHARES WILL DEPEND ON A HOLDER’S SPECIFIC SITUATION. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF THE TRANSACTION AND HOLDING AND DISPOSING OF CN SHARES IN LIGHT OF THE HOLDER’S OWN CIRCUMSTANCES, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Certain Canadian Federal Income Tax Consequences

This summary is based on the description of the transaction set out in this proxy statement/prospectus, the current provisions of the Income Tax Act (Canada) and the regulations thereunder (which we refer to as the “Canadian tax act”), relevant jurisprudence, and an understanding of the current administrative policies and practices of the Canada Revenue Agency (which we refer to as the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian tax act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to as the “proposed amendments”) and assumes that all proposed amendments will be enacted in the form proposed; however, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the transaction. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a holder’s particular status and circumstances, including the country, province or territory in which the holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. No representations are made with respect to the income tax consequences to any particular holder. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the transaction may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult their own tax advisors with respect to the income tax consequences of the transaction in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.

Application

The following summary describes the principal Canadian federal income tax considerations generally applicable under the Canadian tax act to a beneficial owner of KCS common stock or KCS preferred stock, as the case may be, who disposes, or is deemed to have disposed, of KCS common stock or KCS preferred stock, as applicable, in connection with the merger and who, for the purposes of the Canadian tax act and at all relevant times, (i) deals at arm’s length with and is not affiliated with CN, merger sub or KCS; and (ii) holds all KCS common stock and KCS preferred stock, and will hold all CN common shares acquired via the merger, as applicable (which we refer to, collectively, in this portion of the summary as the “Securities”) as capital property (which we refer to in this portion of the summary as a “holder”). Generally, the Securities will be considered to be capital property to a holder for purposes of the Canadian tax act, provided that the holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a holder: (i) that is a “financial institution” for the purposes of the “mark-to-market property” rules, (ii) that is a “specified financial institution”, (iii) that is a partnership, (iv) an interest in which would be a “tax shelter investment”, (v) that has elected to determine its “Canadian tax results” in a currency other than Canadian currency pursuant to the functional currency reporting rules, (vi) that has entered or will enter into, in respect of any Securities, a “derivative forward agreement” or a “synthetic disposition arrangement”, or (vii) in respect of which KCS is a “foreign affiliate”, all within the meaning of the Canadian tax act. Any such holders should consult their own tax advisors with respect to the particular Canadian federal income tax consequences to them of the transaction.

Additional considerations, not discussed herein, may be applicable to a holder that is a corporation resident in Canada and is, or becomes, or does not deal at arm’s length for purposes of the Canadian tax act with a corporation resident in Canada that is or becomes, as part of a transaction or series of transactions or events that includes the acquisition of CN common shares, controlled by a non-resident person, or if no single non-resident person has or acquires control, by a group of non-resident persons not dealing with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Canadian tax act. Such holders should consult their own tax advisors.

This summary does not address issues relevant to KCS voting stock holders who acquired their KCS common stock or KCS preferred stock on the exercise of an employee stock option or pursuant to another employee incentive award. Such holders should consult their own tax advisors.

Canadian Currency

For the purposes of the Canadian tax act, subject to certain exceptions (including where a taxpayer has made an election to compute its “Canadian tax results” in a currency other than Canadian currency), all amounts relating to the acquisition, holding or disposition of KCS common stock, KCS preferred stock and CN common shares (including dividends, adjusted cost base and proceeds of disposition), as applicable, must be converted into Canadian dollars for the purposes of the Canadian tax act. Amounts denominated in a foreign currency must be converted into Canadian dollars using the exchange rate quoted by the Bank of Canada for the day on which the amount arose, or, if there is no such rate quoted for the particular day, the closest preceding day for which such a rate is quoted, in accordance with the Canadian tax act.

Holders Resident in Canada

The following portion of the summary is generally applicable to a holder who, at all relevant times and for purposes of the Canadian tax act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada and is not exempt from tax under Part I of the Canadian tax act (which we refer to in this portion of the summary as a “Canadian resident holder”).

A Canadian resident holder whose CN common shares would not otherwise be capital property may be entitled to file an election under subsection 39(4) of the Canadian tax act to treat the CN common shares and any other “Canadian securities” (as defined in the Canadian tax act) owned by such Canadian resident holder as capital property. This election will not apply to any KCS common stock or KCS preferred stock held by such Canadian resident holder. Canadian resident holders should consult their own tax advisors with respect to whether this election is available and advisable in their particular circumstances.

Disposition of KCS Common Stock

A Canadian resident holder who disposes of KCS common stock in connection with the merger will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian resident holder of its KCS common stock, determined immediately before the disposition. The proceeds of disposition to the Canadian resident holder will be equal to the sum of the aggregate of the fair market value of the CN common shares and the cash consideration received on the disposition (including cash received in lieu of a fractional CN common share). For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “—Taxation of Capital Gains and Capital Losses” on page 108.

U.S. tax, if any, levied on any gain realized on a disposition of shares of KCS common stock in connection with the merger may be eligible for a foreign tax credit under the Canadian tax act to the extent and under the circumstances described in the Canadian tax act. Canadian resident holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regarding to their particular circumstances.

The cost to a Canadian resident holder of CN common shares received by that Canadian resident holder via the merger will be equal to their fair market value at the time they are acquired by such Canadian resident holder. For purposes of determining the adjusted cost base of CN common shares, the cost of the CN common shares acquired must be averaged with the adjusted cost base of all other CN common shares held by the Canadian resident holder as capital property, subject to the detailed provisions of the Canadian tax act.

Disposition of KCS Preferred Stock

A Canadian resident holder who disposes of KCS preferred stock through the merger will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian resident holder of its KCS preferred stock, determined immediately before the disposition. The proceeds of disposition to the Canadian resident holder will be equal to the cash consideration received on the disposition of the Canadian resident holder’s KCS preferred stock. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “—Taxation of Capital Gains and Capital Losses” on page 108.

U.S. tax, if any, levied on any gain realized on a disposition of shares of KCS preferred stock in connection with the merger may be eligible for a foreign tax credit under the Canadian tax act to the extent and under the circumstances described in the Canadian tax act. Canadian resident holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regarding to their particular circumstances.

Appraisal Rights

A Canadian resident holder who disposes of KCS common stock or KCS preferred stock on the valid exercise of appraisal rights will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian resident holder of its KCS common stock or KCS preferred stock, as applicable, determined immediately before the disposition. The proceeds of disposition to the Canadian resident holder will be equal to the cash consideration received on the disposition. For a description of the tax treatment of capital gains and capital losses, see the subsection below entitled “—Taxation of Capital Gains and Capital Losses”. Canadian resident holders who are considering exercising appraisal rights should consult their tax advisors for the tax and other implications thereof.

U.S. tax, if any, levied on any gain realized on a disposition of shares of KCS common stock or KCS preferred stock on the exercise of appraisal rights may be eligible for a foreign tax credit under the Canadian tax act to the extent and under the circumstances described in the Canadian tax act. Canadian resident holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regarding to their particular circumstances.

Dividends on CN Common Shares (Post-Transaction)

A Canadian resident holder who is an individual (other than certain trusts) will be required to include in income any dividends received or deemed to be received on the CN common shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by CN as “eligible dividends” as defined in the Canadian tax act. Although there can be no assurance that any dividend paid by CN will be designated as an “eligible dividend”, CN has posted notification on its website that, unless otherwise indicated, dividends on CN common shares are designated as “eligible dividends” for purposes of the Canadian tax act. Dividends received or deemed to be received by an individual and certain trusts may give rise to a liability for minimum tax under the Canadian tax act.

Dividends received (or deemed to be received) on a CN common share by a Canadian resident holder that is a corporation will be included in computing such Canadian resident holder’s income for the taxation year and will generally also be deductible in computing its taxable income for that taxation year. In certain circumstances, a dividend received (or deemed to be received) by a Canadian resident holder that is a corporation may be deemed to be proceeds of disposition or a capital gain pursuant to subsection 55(2) of the Canadian tax act. Canadian resident holders that are corporations should consult their own tax advisors regarding their particular circumstances. A Canadian resident holder that is a “private corporation” or a “subject corporation”, each as defined in the Canadian tax act, will generally be liable to pay an additional tax under Part IV of the Canadian tax act, which is refundable in certain circumstances, on dividends received, or deemed to be received, on a CN common share to the extent such dividends are deductible in computing the Canadian resident holder’s taxable income.

Disposition of CN Common Shares (Post-Transaction)

A Canadian resident holder that disposes or is deemed to dispose of a CN common share after the transaction will recognize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the CN common share exceed (or are less than) the aggregate of the adjusted cost base to the Canadian resident holder of such CN common share, determined immediately before the disposition, and any reasonable costs of disposition. For a description of the tax treatment of capital gains and capital losses, see the subsection entitled “—Taxation of Capital Gains and Capital Losses” immediately below.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain realized by a Canadian resident holder in a taxation year will be included in computing the Canadian resident holder’s income in that taxation year as a taxable capital gain and one-half of any capital loss realized in a taxation year (which we refer to as an “allowable capital loss”) must be deducted from the taxable capital gains realized by the Canadian resident holder in the same taxation year, in accordance with the rules contained in the Canadian tax act. Allowable capital losses in excess of taxable capital gains realized by a Canadian resident holder in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Canadian resident holder in such taxation year, subject to and in accordance with the rules contained in the Canadian tax act.

Capital gains realized by an individual and certain trusts may give rise to a liability for minimum tax under the Canadian tax act. A Canadian resident holder that is, throughout the year, a “Canadian-controlled private corporation”, as defined in the Canadian tax act, may be subject to an additional tax (which is refundable in certain circumstances) on its “aggregate investment income”, which is defined to include taxable capital gains.

The amount of any capital loss realized by a Canadian resident holder that is a corporation on the disposition of a CN common share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted) to the extent and under the circumstances prescribed by the Canadian tax act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Canadian resident holders to whom these rules may apply should consult their own tax advisors.

Eligibility for Investment

Based on the current provisions of the Canadian tax act and subject to the provision of any particular plan, provided that the CN common shares are listed on a “designated stock exchange” within the meaning of the Canadian tax act (which currently includes the TSX and the NYSE), or CN is otherwise a “public corporation” (other than a “mortgage investment corporation”) for purposes of the Canadian tax act, the CN common shares will be qualified investments under the Canadian tax act for a trust governed by a registered retirement savings plan (which we refer to as “RRSP”), a registered retirement income fund (which we refer to as “RRIF”), a registered disability savings plan (which we refer to as “RDSP”), a registered education savings plan (which we refer to as “RESP”), a tax-free savings account (which we refer to as “TFSA”) or a deferred profit sharing plan, each as defined in the Canadian tax act.

Notwithstanding the foregoing, if the CN common shares are “prohibited investments” within the meaning of the Canadian tax act, for a particular RRSP, RRIF, RDSP, RESP or TFSA, the annuitant of the RRSP or RRIF, the holder of the TFSA or RDSP, or the subscriber of the RESP, as the case may be, will be subject to a penalty tax under the Canadian tax act. The CN common shares will generally not be a “prohibited investment” for these purposes unless the annuitant under the RRSP or RRIF, the holder of the TFSA or RDSP, or the subscriber of the RESP, as applicable, (i) does not deal at arm’s length with CN for purposes of the Canadian tax act, or (ii) has a “significant interest”, as defined in the Canadian tax act, in CN. In addition, the CN common shares will generally not be a “prohibited investment” if the CN common shares are “excluded property” for purposes of the prohibited investment rules for an RRSP, RRIF, RDSP, RESP or TFSA. Annuitants under RRSPs or RRIFs, holders of TFSAs or RDSPs, and subscribers of RESPs should consult their own tax advisors as to whether the CN common shares will be prohibited investments in their particular circumstances.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a holder who, at all relevant times and for purposes of the Canadian tax act, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, KCS common stock or KCS preferred stock, as the case may be, and will not use or hold, or be deemed to use or hold, CN common shares, as applicable, in a business carried on in Canada (which we refer to in this portion of the summary as a “non-Canadian resident holder”). This portion of the summary is not generally applicable to a non-Canadian resident holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere or (ii) an “authorized foreign bank” (as defined in the Canadian tax act).

The following portion of the summary assumes that none of the KCS common stock, KCS preferred stock, or CN common shares will constitute “taxable Canadian property” to any particular non-Canadian resident holder at any time. Generally, KCS common stock, KCS preferred stock, or CN common shares, as the case may be, will not constitute taxable Canadian property to a non-Canadian resident holder at a particular time, provided that the applicable shares are listed at that time on a “designated stock exchange” (which currently includes the NYSE and the TSX), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (A) the non-Canadian resident holder, (B) persons with whom the non-Canadian resident holder does not deal at arm’s length, and (C) partnerships in which the non-Canadian resident holder or a person described in (B) above holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of KCS or CN, as the case may be, and (ii) more than 50% of the fair market value of KCS common stock, KCS preferred stock or CN common shares, as the case may be, was derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Canadian tax act), (C) “timber resource properties” (as defined in the Canadian tax act), and (D) options in respect of, or interests in, or for civil rights in, any of the foregoing property whether or not the property exists. In certain circumstances set out in the Canadian tax act, shares which are not otherwise “taxable Canadian property” may be deemed to be “taxable Canadian property.”

KCS has represented in the merger agreement that, at no time during the 60 months immediately preceding the effective time, will more than 50% of the fair market value of KCS voting stock be derived, directly or indirectly, from one or any combination of the properties listed in (ii)(A) to (D) above. Assuming the accuracy of this representation, the KCS common stock and KCS preferred stock will not be “taxable Canadian property” to non-Canadian resident holders at the time of their disposition in connection with the merger for purposes of the Canadian tax act.

Disposition of KCS Common Stock or KCS Preferred Stock in Connection with the Merger

A non-Canadian resident holder will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of KCS common stock or KCS preferred stock, as the case may be, in connection with the merger unless the shares are “taxable Canadian property” to the non-Canadian resident holder and the shares are not “treaty-protected property” of the non-Canadian resident holder, each within the meaning of the Canadian tax act.

Appraisal Rights

A non-Canadian resident holder will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of KCS common stock or KCS preferred stock, as the case may be, pursuant to the valid exercise of appraisal rights unless the shares are “taxable Canadian property” to the non-Canadian resident holder and the shares are not “treaty-protected property” of the non-Canadian resident holder, each within the meaning of the Canadian tax act.

Dividends on CN Common Shares (Post-Transaction)

Dividends paid or credited, or deemed to be paid or credited, on CN common shares to a non-Canadian resident holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the non-Canadian resident holder’s jurisdiction of residence. For example, the rate of withholding tax under the U.S.-Canada income tax treaty applicable to a non-Canadian resident holder who is a resident of the United States for the purposes of such treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under such treaty, generally will be 15%. CN will be required to withhold the required amount of withholding tax from the dividend, and remit it to the CRA for the account of the non-Canadian resident holder. Non-Canadian resident holders who may be eligible for a reduced rate of withholding tax on dividends pursuant to an applicable income tax convention should consult their own tax advisors with respect to taking all appropriate steps in this regard.

Disposition of CN Common Shares (Post-Transaction)

A non-Canadian resident holder will not be subject to tax under the Canadian tax act on any capital gain realized on a disposition of CN common shares, unless the shares are “taxable Canadian property” to the non-Canadian resident holder and the shares are not “treaty-protected property” of the non-Canadian resident holder, each within the meaning of the Canadian tax act.

THE ADVISORY COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, KCS is required to submit to a non-binding, advisory stockholder vote certain compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transaction as disclosed in the section entitled “Quantification of Potential Payments and Benefits to KCS’s Named Executive Officers in Connection with the Transaction,” on page 88. The KCS compensation proposal gives KCS stockholders the opportunity to express their views on the transaction-related compensation of KCS’s named executive officers.

Accordingly, KCS is asking KCS stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to KCS’s named executive officers that is based on or otherwise relates to the transaction, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Quantification of Potential Payments and Benefits to KCS’s Named Executive Officers in Connection with the Transaction” including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the KCS compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a KCS stockholder, you may vote to approve the KCS merger proposal and vote not to approve the KCS compensation proposal, and vice versa. The vote on the KCS compensation proposal is advisory and non-binding. As a result, if the transaction is completed, the transaction-related compensation may be paid to KCS’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if KCS stockholders do not approve the KCS compensation proposal.

The KCS board unanimously recommends a vote “FOR” the KCS compensation proposal.

Assuming a quorum is present at the KCS special meeting, approval of the KCS compensation proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS compensation proposal. Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS compensation proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for the KCS compensation proposal (assuming a quorum is present).

IF YOU ARE A KCS STOCKHOLDER, THE KCS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE KCS COMPENSATION PROPOSAL (PROPOSAL 2).

THE KCS ADJOURNMENT PROPOSAL

The KCS special meeting may be adjourned to another time and place in order to permit the solicitation of additional proxies if there are not sufficient votes to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders.

KCS is asking its stockholders to authorize the holder of any proxy solicited by the KCS board to vote in favor of any adjournment or postponement of the KCS special meeting to solicit additional proxies if there are not sufficient votes to approve the KCS merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to KCS stockholders.

The KCS board unanimously recommends that KCS stockholders vote “FOR” the proposal to adjourn the KCS special meeting if necessary.

Approval of the KCS adjournment proposal requires the affirmative vote of at least a majority of the shares of KCS voting stock present at the KCS special meeting in person (including virtually) or represented by proxy and entitled to vote on the KCS adjournment proposal (whether or not a quorum is present). Accordingly, if a KCS stockholder present in person (including virtually) at the KCS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the KCS adjournment proposal. If a KCS stockholder is not present in person (including virtually) at the KCS special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

IF YOU ARE A KCS STOCKHOLDER, THE KCS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE KCS ADJOURNMENT PROPOSAL (PROPOSAL 3).

INFORMATION ABOUT THE COMPANIES

Canadian National Railway Company

935 de La Gauchetière Street West

Montreal, Quebec, Canada H3B 2M9

1-514-399-7091

CN is engaged in the rail and related transportation business. CN’s network of 19,500 route miles of track spans Canada and the U.S. and is the only railroad connecting Canada’s Eastern and Western coasts with the U.S. South. CN’s extensive network and efficient connections to all Class I railroads provide CN customers access to Canada, the U.S. and Mexico. Essential to the economy, to the customers, and to the communities it serves, CN safely transports more than 300 million tons of cargo annually, serving exporters, importers, retailers, farmers and manufacturers. CN and its affiliates have been contributing to community prosperity and sustainable trade since 1919. CN is committed to programs supporting social responsibility and environmental stewardship. CN’s freight revenues are derived from seven commodity groups representing a diversified and balanced portfolio of goods transported between a wide range of origins and destinations. This product and geographic diversity better positions CN to face economic fluctuations and enhances its potential for growth opportunities. For the year ended December 31, 2020, CN’s largest commodity group accounted for 27% of total revenues. From a geographic standpoint, 16% of revenues relate to U.S. domestic traffic, 31% transborder traffic, 17% Canadian domestic traffic and 36% overseas traffic. CN is the originating carrier for over 85%, and the originating and terminating carrier for over 65%, of traffic moving along its network, which allows it both to capitalize on service advantages and build on opportunities to efficiently use assets.

CN is committed to conducting its operations and activities in a manner that protects the natural environment and considers protecting the environment a fundamental corporate social responsibility governing its activities.

CN controls and holds all of the common stock of holdco. CN is a public company and CN common shares are listed on the NYSE under the symbol “CNI” and the TSX under the symbol “CNR”. CN’s principal executive office is located at 935 de La Gauchetière Street West, Montreal, Quebec, Canada H3B 2M9, and its telephone number is 1-514-399-7091.

Additional information about CN can be found on its website at www.cn.ca. The information contained in, or that can be accessed through, CN’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about CN, see the section entitled “Where You Can Find Additional Information” on page 205.

Brooklyn Merger Sub, Inc.

17641 S. Ashland Avenue

Homewood, IL 60430

1-514-399-8100

Merger sub, a Delaware corporation and a wholly owned subsidiary of CN, was formed for the purpose of facilitating the transaction. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, merger sub will merge with and into KCS. As a result, immediately following the merger, KCS will survive as a wholly owned subsidiary of CN and merger sub will cease to exist as a separate entity.

Following the closing of the transaction, all of the outstanding shares of capital stock of the surviving corporation, as successor to KCS, will be deposited into the voting trust subject to the voting trust agreement, pending receipt of STB final approval.

Merger sub’s principal executive office is located at 935 de La Gauchetière Street West, Montreal, Quebec, Canada H3B 2M9, and its telephone number is 1-514-399-8100.

Brooklyn US Holding, Inc.

17641 S. Ashland Avenue

Homewood, IL 60430

1-514-399-8100

Holdco, a Delaware corporation and a wholly owned subsidiary of CN, was formed for the purpose of facilitating the transaction. Immediately following the effective time, holdco will establish the voting trust. The trust certificates will show holdco (or such wholly owned subsidiary of CN that holds the shares of capital stock of the surviving corporation immediately prior to the deposit of such shares with the trustee, as applicable) as the registered holder of the trust certificates.

Holdco’s principal executive office is located at 17641 S. Ashland Avenue, Homewood, IL 60430, and its telephone number is 1-514-399-8100.

Kansas City Southern

427 West 12th Street

Kansas City, MO 64105

1-816-983-1303

KCS, a Delaware corporation, is a holding company with domestic and international rail operations in North America that are strategically focused on the growing north/south freight corridor connecting key commercial and industrial markets in the central U.S. with major industrial cities in Mexico. As used below, “Kansas City Southern” may refer to KCS or, as the context requires, to one or more subsidiaries of KCS.

Kansas City Southern controls and owns all of the stock of KCSR, a U.S. Class 1 railroad founded in 1887. KCSR serves a ten-state region in the Midwest and southeast regions of the U.S. and has the shortest north/south rail route between Kansas City, Missouri and several key ports along the Gulf of Mexico in Alabama, Louisiana, Mississippi and Texas.

Kansas City Southern controls and owns all of the stock of KCSM. Through the concession, which could expire in 2047 unless extended, KCSM operates a key commercial corridor of the Mexican railroad system and has as its core route the most strategic portion of the shortest, most direct rail passageway between Mexico City and Laredo, Texas. Laredo is a principal international gateway through which a substantial portion of rail and truck traffic between the U.S. and Mexico crosses the border. KCSM serves most of Mexico’s principal industrial cities and three of its major seaports. KCSM’s rail lines provide exclusive rail access to the U.S. and Mexico border crossing at Nuevo Laredo, Tamaulipas. Under the concession, KCSM has the right to use and operate the southern half of the rail bridge at Laredo, Texas, which spans the Rio Grande River between the U.S. and Mexico. KCS owns the northern half of this bridge through its ownership of Mexrail.

KCSM also provides exclusive rail access to the port of Lazaro Cardenas on the Pacific Ocean. The Mexican government developed the port at Lazaro Cardenas principally to serve Mexican markets and as an alternative to the U.S. west coast ports for Asian and South American traffic bound for North America.

Kansas City Southern wholly owns Mexrail which, in turn, wholly owns Tex-Mex. Tex-Mex owns a 160-mile rail line extending from Laredo, Texas to the port city of Corpus Christi, Texas, which connects the operations of KCSR with KCSM.

The Kansas City Southern coordinated rail network (KCSR, KCSM and Tex-Mex, including trackage rights) comprises approximately 7,100 route miles extending from the Midwest and southeast regions of the U.S. south into Mexico and connects with all other Class 1 railroads, providing shippers with an effective alternative to other railroad routes and giving direct access to Mexico and the southeast and southwest U.S. through alternate interchange hubs.

PCRC, an unconsolidated joint venture company owned equally by Kansas City Southern and Mi-Jack, was awarded a concession from the Republic of Panama to reconstruct and operate the Panama Canal Railway, a 47-mile railroad located adjacent to the Panama Canal that provides international container shipping companies with a railway transportation alternative to the Panama Canal. The concession was awarded in 1998 for an initial term of 25 years with an automatic renewal for an additional 25-year term. The Panama Canal Railway is a north-south railroad traversing the isthmus of Panama between the Atlantic and Pacific oceans.

Other subsidiaries and affiliates of Kansas City Southern include the following:

•	KCSM Servicios, S.A. de C.V., a wholly owned and consolidated subsidiary that provides employee services to KCSM;

•

Meridian Speedway, LLC, a 70% owned consolidated affiliate that owns the former KCSR rail line between Meridian, Mississippi and Shreveport, Louisiana, which is the portion of the rail line between Dallas, Texas and Meridian known as the “Meridian Speedway.” Norfolk Southern Corporation, through its wholly owned subsidiary, The Alabama Great Southern Railroad Company, owns the remaining 30% of MSLLC;

•	TFCM, S. de R.L. de C.V., a 45% owned unconsolidated affiliate that operates a bulk liquid terminal in San Luis Potosí, Mexico;

•	Ferrocarril y Terminal del Valle de México, S.A. de C.V., a 25% owned unconsolidated affiliate that provides railroad services as well as ancillary services in the greater Mexico City area; and

•	PTC-220, LLC, a 14% owned unconsolidated affiliate that holds the licenses to large blocks of radio spectrum and other assets for positive train control.

KCS is a public company. KCS common stock and KCS preferred stock are traded on the NYSE under the symbols “KSU” and “KSU-P,” respectively. KCS’s principal executive offices are located at 427 West 12th Street, Kansas City, MO 64105, and its telephone number is 1-816-983-1303.

Additional information about KCS can be found on its website at www.kcsouthern.com. The information contained in, or that can be accessed through, KCS’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about KCS, see the section entitled “Where You Can Find Additional Information,” on page 205.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the merger agreement that might be important to you. You are urged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The merger agreement and the summary of its terms in this proxy statement/prospectus are included solely to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about CN, KCS, merger sub or any of their respective subsidiaries or affiliates. The representations, warranties and covenants made in the merger agreement by CN, KCS and merger sub were made solely for the purposes of the merger agreement and as of specific dates and are qualified and subject to important limitations and exceptions agreed to by CN, KCS and merger sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right to not complete the transaction if the representations and warranties of the other party prove to be untrue or incorrect, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC or on SEDAR, are qualified by certain matters contained in certain reports publicly filed with the SEC and on SEDAR, and in some cases were qualified by the matters contained in the respective confidential disclosure schedules that CN and KCS delivered to each other in connection with the merger agreement, which disclosures were not included in the merger agreement attached to this proxy statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in KCS’s or CN’s public disclosures. Investors are not third-party beneficiaries under the merger agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus, and reports, statements and filings that CN and KCS file with the SEC and CN files on SEDAR from time to time. For more information, see the section entitled “Where You Can Find Additional Information,” on page 205.

Structure, Closing and Effectiveness of the Transaction

The merger agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, at the effective time, merger sub will merge with and into KCS, with KCS surviving the merger as a wholly owned subsidiary of CN. The closing of the transaction (which we refer to as the “closing”) will occur at 8:30 a.m., New York City time, on the second business day after all of the closing conditions set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to satisfaction or waiver of those conditions), or at such other time as CN and KCS may agree in writing. For more information, see the section entitled “—Conditions that

Must be Satisfied or Waived for the Transaction to Occur,” on page 121. The transaction will become effective when a certificate of merger (which we refer to as the “certificate of merger”) has been duly filed with the Secretary of State of the State of Delaware or at such later time as agreed by the parties to be specified in such certificates of merger.

Immediately following the merger, all of the outstanding shares of capital stock of the surviving corporation, as successor to KCS, will be deposited into the voting trust subject to the voting trust agreement, the form of which is attached as Exhibit A to the merger agreement, and held in the voting trust pending STB final approval.

Effects of the Transaction

The merger agreement provides that the directors of KCS as of immediately prior to the effective time will serve as the directors of the surviving corporation as of the effective time, the officers of KCS as of immediately prior to the effective time will serve as the officers of the surviving corporation as of the effective time, the certificate of incorporation of merger sub as in effect immediately prior to the effective time (amended so that the name of the surviving corporation shall be “Kansas City Southern”) will be the certificate of incorporation of the surviving corporation following the effective time, and the by-laws of merger sub as in effect immediately prior to the effective time will be the by-laws of the surviving corporation following the effective time.

Post-Control Date Governance and Other Matters

The parties will take all actions necessary to designate and appoint four of the directors of KCS as of immediately prior to the effective time to serve as directors on the CN board as of the control date, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with CN’s organizational documents. In the event that after the effective time any of such four directors indicates that he or she plans to step down as a director of KCS and is willing to become a director of CN, CN will seek the approval of the STB to allow such director to be appointed as a director of CN as soon as practicable and prior to the control date.

As promptly as practicable following the control date, CN will recognize Kansas City, Missouri as the location of the headquarters of CN’s United States business and operations. Following the control date, CN intends to continue to operate the business of KCS in the United States and Mexico using the name of KCS.

Merger Consideration

Under the merger agreement, at the effective time, each share of KCS common stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be automatically converted into the right to receive (i) 1.129 CN common shares and (ii) $200.00 in cash, without interest, and each share of KCS preferred stock that is outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive $37.50 in cash, without interest.

The merger consideration and/or the preferred merger consideration will be equitably adjusted in the event of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares involving KCS common stock, KCS preferred stock or CN common shares prior to the effective time, to proportionally reflect such change.

No Fractional Shares

No fractional CN common shares will be issued in connection with the merger and no certificates or scrip representing fractional CN common shares will be delivered on the conversion of shares of KCS common stock. Each holder of shares of KCS common stock who would otherwise have been entitled to receive as a result of the merger a fraction of a CN common share (after aggregating all shares represented by the certificates and book-

entry shares delivered by such holder) will receive, in lieu of such fractional CN common share, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such holders, of the aggregated number of fractional CN common shares that would otherwise have been issuable to such holders as part of the merger consideration (which we refer to as the “fractional share cash amount”). As soon as practicable after the effective time, the exchange agent will, on behalf of all such holders of fractional CN common shares, effect the sale of all such CN common shares that would otherwise have been issuable as part of the merger consideration at the then-prevailing prices on the NYSE through one or more member firms of the NYSE. After the proceeds of such sale have been received, the exchange agent will determine the applicable fractional share cash amount payable to each applicable holder in respect of its fractional CN common shares and will make such amounts available to such holders in accordance with the merger agreement. The payment of cash in lieu of fractional CN common shares to such holders is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional CN common share that would otherwise have been issuable as part of the merger consideration.

Shares Subject to Properly Exercised Appraisal Rights

The dissenting shares will not be converted into the right to receive the merger consideration or the preferred merger consideration, as applicable, to which the holders of such shares would otherwise be entitled under the merger agreement, but will instead be cancelled and converted into the right to receive judicially determined “fair value” of such shares at the effective time. If, after the effective time, any such holder fails to perfect or effectively withdraws or loses such rights, such dissenting shares will thereafter no longer be considered dissenting shares and will be treated as if they had been converted into, at the effective time, the right to receive the merger consideration or preferred merger consideration, as applicable, without any interest thereon. See the subsection of this proxy statement/prospectus entitled “The KCS Merger Proposal—Appraisal or Dissenters’ Rights” on page 95.

Surrender of KCS Common Stock

Prior to the effective time, CN or an affiliate will, on behalf of merger sub, deposit or cause to be deposited with the exchange agent in trust for the benefit of holders of shares of KCS common stock and KCS preferred stock, (i) cash sufficient to pay the aggregate cash consideration payable in respect of the KCS common stock and the aggregate preferred merger consideration and (ii) evidence of CN common shares in book-entry form representing the number of CN common shares sufficient to deliver the aggregate share consideration deliverable in respect of the KCS common stock.

As soon as reasonably practicable after the effective time and not later than three business days following the closing date, CN will cause the exchange agent to mail to each holder of record of shares of KCS common stock or KCS preferred stock whose shares were converted into the right to receive the merger consideration or the preferred merger consideration, as applicable, a letter of transmittal and instructions for use in effecting the surrender of book-entry shares or certificates in exchange for the merger consideration or the preferred merger consideration, as applicable.

On the surrender of certificates (or effective affidavits of loss in lieu of a certificate) or book-entry shares to the exchange agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book-entry shares, receipt of an “agent’s message” by the exchange agent, and such other documents as may customarily be required by the exchange agent, the holder of such certificates (or affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange the merger consideration or the preferred merger consideration, as applicable, together with any fractional share cash amount and any dividends or other distributions payable with respect to such shares following the effective time). No interest will be paid or accrued on any amount payable on due surrender of certificates (or effective affidavits of loss in lieu thereof) or book-

entry shares. If payment of the merger consideration or preferred merger consideration, as applicable, is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition precedent of payment that (i) the certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the person requesting such payment will have paid any transfer and other similar taxes required by reason of the payment of the merger consideration or preferred merger consideration, as applicable, to a person other than the registered holder of the certificate surrendered or will have established that such tax either has been paid or is not required to be paid.

In the case of any certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the exchange agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration (together with the fractional share cash amount and any dividends or other distributions deliverable with respect to such shares following the effective time) or the preferred merger consideration, as applicable, payable with respect to the shares of KCS common stock or KCS preferred stock represented by such lost, stolen or destroyed certificate.

Withholding

The exchange agent, KCS, CN and merger sub, as applicable, will be entitled to deduct and withhold from any amounts otherwise payable to holders of KCS common stock or KCS preferred stock pursuant to the conversion of shares and exchange of certificates such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or foreign tax law with respect to the making of such payment; provided, however, that the representation and warranty of KCS regarding the value of its stock not being attributable to real property in Canada contained in the merger agreement is true as of the effective time, no deduction or withholding will be made under the laws of Canada (or any province of Canada) from any such amounts (subject to certain specifically enumerated exceptions in the merger agreement) except to the extent that any such deduction or withholding will be required by a change in law after the date of the merger agreement. To the extent that amounts are so deducted or withheld and timely paid over to the relevant governmental entity, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of KCS Equity Awards

KCS Stock Options

Each KCS stock option, whether vested or unvested, that is outstanding as of immediately prior to the effective time will, at the effective time, become fully vested and be converted into the right to receive an amount of cash equal to (i) the excess, if any, of (A) the merger consideration value over (B) the exercise price per share of that KCS stock option multiplied by (ii) the total number of shares of KCS common stock subject to such KCS stock option as of immediately prior to the effective time, less applicable tax withholding (if any) with respect to the payment of such cash.

KCS Restricted Share Awards

Each KCS restricted share award that is outstanding as of immediately prior to the effective time and was granted prior to March 21, 2021, will, at the effective time, be converted into the right to receive (i) the merger consideration in respect of each share of KCS common stock subject to such KCS restricted share award as of immediately prior to the effective time and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award, less applicable tax withholding (if any) with respect to the payment of such merger consideration or cash.

Each KCS restricted share award that is outstanding as of immediately prior to the effective time and was granted on or after March 21, 2021, will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive (i) an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS restricted share award and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award. Each such cash-based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS restricted share award, except that such award will vest in full upon a qualifying termination.

KCS Performance Share Awards

Each KCS performance share award that is outstanding as of immediately prior to the effective time will, at the effective time, be converted into an award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS performance share award, with the number of shares of KCS common stock subject to each such KCS performance share award equal to 200% of the target number of shares of KCS common stock covered by each such award as of immediately prior to the effective time. Each such cash-based award will have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding KCS performance share award, except that the performance-based vesting conditions will no longer apply and such award will vest in full upon a qualifying termination.

KCS Director Deferred Stock Award

Each award of KCS director deferred stock that is outstanding as of immediately prior to the effective time, will, at the effective time, be converted into the right to receive the merger consideration, less applicable tax withholding (if any) with respect to the payment of such merger consideration.

Treatment of ESPP

The merger agreement provides that, as soon as practicable following the date of the merger agreement, KCS will adopt resolutions or take other actions so that (i) participation in the ESPP will be limited to those employees who were participants as of the date of the merger agreement, (ii) participants may not increase payroll deduction elections or rate of contributions from those in effect on the date of the merger agreement or make any separate non-payroll contributions to the ESPP on or following the date of the merger agreement, (iii) no offering period will commence on or after the date of the merger agreement and (iv) the ESPP will terminate, effective as of the earlier of the first purchase date following the date of the merger agreement and the fifth trading day before the effective time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ESPP).

Conditions that Must be Satisfied or Waived for the Transaction to Occur

Mutual Conditions to Completion

The respective obligations of each party to effect the transaction are subject to the satisfaction or waiver by CN and KCS at or prior to the closing of the transaction of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of KCS voting stock in favor of the adoption of the merger agreement having been obtained;

•

the Form F-4 (of which this proxy statement/prospectus forms a part) having become effective in accordance with the provisions of the U.S. Securities Act and no stop order suspending the effectiveness of the Form F-4 having been issued and remaining in effect and no proceeding to that effect having been commenced;

•

no injunction or similar order by any court or other governmental entity of competent jurisdiction having been entered and continuing to be in effect that prohibits or makes illegal the consummation of the transaction or the voting trust transaction;

•	the STB voting trust approval having been obtained;

•	the authorizations required to be obtained from the COFECE and the IFT with respect to the transactions contemplated by the merger agreement having been obtained; and

•	the CN common shares to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

Conditions to the Obligations of KCS

The obligation of KCS to effect the transaction is also subject to the satisfaction or waiver by KCS at or prior to the closing of the transaction of the following conditions:

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certain representations and warranties of CN and merger sub in the merger agreement relating to capitalization and the absence of certain changes or events that would have a material adverse effect being true and correct in all respects, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except for de minimis inaccuracies;

•

certain representations and warranties of CN and merger sub in the merger agreement relating to the qualification, organization, existence and good standing of CN and merger sub, the issued and outstanding capital stock of CN and the absence of any subscriptions, options, warrants, calls, convertible securities or other similar agreements relating to the issuance, transfer, redemption or acquisition of capital stock of CN or its subsidiaries, the requisite power and authority of CN and merger sub to enter into the merger agreement, and no finders or brokers being true and correct in all material respects, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

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all other representations and warranties of CN and merger sub in the merger agreement that are qualified by material adverse effect being true and correct in all respects as so qualified, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

all other representations and warranties of CN and merger sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be true or correct, individually or in the aggregate, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CN;

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each of CN and merger sub having performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the closing of the transaction;

•	since the date of the merger agreement, no event, change, occurrence, effect or development having occurred that has had, or is reasonably likely to have, a material adverse effect on CN; and

•	KCS’s receipt of a certificate of the chief executive officer or another senior officer of CN, certifying that the conditions set forth in the bullets directly above have been satisfied.

Conditions to the Obligations of CN and Merger Sub

The obligations of CN and merger sub to effect the transaction are also subject to the satisfaction or waiver by CN at or prior to the closing of the transaction of the following conditions:

•	certain representations and warranties of KCS in the merger agreement relating to capitalization and the absence of certain changes or events that would have a material adverse effect being true and correct in all respects, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except for de minimis inaccuracies;

•

certain representations and warranties of KCS in the merger agreement relating to the qualification, organization, existence and good standing of KCS, the issued and outstanding capital stock of KCS and the absence of any subscriptions, options, warrants, calls, convertible securities or other similar agreements relating to the issuance, transfer, redemption or acquisition of capital stock of KCS or its subsidiaries, the requisite power and authority of KCS to enter into the merger agreement, the KCS board to approve the merger agreement and resolving to recommend that KCS stockholders adopt the merger agreement and no finders or brokers being true and correct in all material respects, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

all other representations and warranties of KCS in the merger agreement that are qualified by material adverse effect being true and correct in all respects as so qualified, each as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date);

•

all other representations and warranties of KCS in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be true or correct, individually or in the aggregate, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KCS;

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KCS having performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the closing of the transaction;

•	since the date of the merger agreement, no event, change, occurrence, effect or development having occurred that has had, or is reasonably likely to have, a material adverse effect on KCS; and

•	CN’s receipt of a certificate of the chief executive officer or another senior officer of KCS, certifying that the conditions set forth in the bullets directly above have been satisfied.

Frustration of Closing Conditions

None of CN, merger sub or KCS may rely on the failure of any condition described above to be satisfied as a basis for not consummating the transaction or for terminating the merger agreement if such failure was caused by such party’s material breach of any covenant or agreement of the merger agreement.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by each of KCS, CN and merger sub solely for the benefit of KCS, on the one hand, or CN and merger sub, on the other hand, that are subject in some cases to important exceptions and qualifications including, among other things, as to materiality and material adverse effect. Furthermore, the assertions embodied in those representations and warranties are qualified by information in KCS’s and CN’s respective public filings and in the confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement, which disclosure schedules are not reflected in the merger agreement and will not otherwise be publicly disclosed. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. See the section entitled “The Merger Agreement—Material Adverse Effect” on page 125 for a definition of material adverse effect applicable to each of KCS and CN. The representations and warranties were used for the purpose of allocation of risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, these descriptions, representations and warranties should not be read alone.

The representations and warranties of KCS, CN and merger sub in the merger agreement relate to, among other things:

•	due organization, valid existence, good standing, corporate power and authority, qualification to do business, organizational documents and ownership of their respective subsidiaries;

•	capital structure, including in particular the number of shares of equity-based awards issued and outstanding and the absence of certain debt and securities;

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corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, board recommendations, requisite stockholder/shareholder approvals and the enforceability of the merger agreement;

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consents and approvals relating to the execution, delivery and performance of the merger agreement, including required filings with, and the consents and approvals of, government entities in connection with the transactions contemplated by the merger agreement;

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absence of conflicts with or breaches of its or its subsidiaries’ governing documents, certain contracts or applicable laws as a result of the execution, delivery and performance of the merger agreement and the completion of the transactions contemplated by the merger agreement;

•	filings with the SEC pursuant to the U.S. Exchange Act or U.S. Securities Act and, with respect to CN, with applicable Canadian securities regulators, since December 31, 2018;

•	compliance with the applicable listing and corporate governance rules and regulations of the NYSE and the TSX;

•	internal controls over financial reporting and disclosure controls and procedures;

•	preparation of financial statements in compliance with U.S. GAAP;

•	financial statements and fair presentation of consolidated financial position;

•	no undisclosed liabilities;

•	compliance with laws since December 31, 2018, and possession of requisite permits;

•	compliance with anti-corruption, anti-bribery and anti-money-laundering laws and export and sanctions regulations in the past five years and institution of compliance policies since December 31, 2018;

•	environmental matters;

•	matters related to employee benefit plans, and labor and employment;

•	the absence of any event, change, occurrence or development that has had or would reasonably be expected to have a material adverse effect on KCS or CN, as applicable, since December 31, 2020;

•	the absence of certain investigations, litigation, orders and injunctions;

•	accuracy of the information supplied for inclusion in this proxy statement/prospectus to be provided to CN shareholders;

•	tax matters;

•	receipt of fairness opinions of financial advisors;

•	required stockholder/shareholder approvals;

•	affiliate transactions;

•	brokers’ fees in connection with the transactions contemplated by the merger agreement; and

•	inapplicability of certain anti-takeover statutes or regulations or anti-takeover provisions in organizational documents.

The merger agreement also contains representations and warranties made by KCS as to, among other things:

•	intellectual property matters;

•	title to assets and title to properties (including real property) matters;

•	matters with respect to certain material contracts;

•	matters with respect to certain suppliers and customers;

•	the termination of the CPRL merger agreement and the payment of the related termination fee; and

•	insurance matters.

The merger agreement also contains representations and warranties made by CN as to, among other things:

•	debt financing matters;

•	solvency; and

•	absence of ownership by CN and its subsidiaries and merger sub and their subsidiaries, of KCS common stock or certain securities, contract rights or derivative positions.

Material Adverse Effect

Specified representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, such representations or warranties will not be deemed to be untrue or incorrect unless the failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect).

Under the merger agreement, a “material adverse effect” with respect to KCS or CN, as applicable, is defined as an event, change, occurrence, effect or development that (i) has a material adverse effect on the business, operations or financial condition of such party and its subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impair the ability (A) in the case of KCS, KCS, and (B) in the case of CN, CN or merger sub, to consummate the transactions contemplated by the merger agreement or, in the case of CN, to obtain the debt financing, but, solely in the case of clause (i), will not include events, changes, occurrences, effects or developments relating to or resulting from:

•	changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;

•

any decline in the market price or trading volume of such party’s shares, or any change in the credit rating of such party or any of its securities (provided that the facts and circumstances underlying such decline or change may be taken into account in determining whether a material adverse effect in respect of such party has occurred to the extent not otherwise excluded by the definition thereof);

•	changes or developments in the industries in which such party or its subsidiaries operate;

•	changes in law or the interpretation or enforcement thereof after the date of the merger agreement;

•

the execution, delivery or performance of the merger agreement or the public announcement or pendency or consummation of the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, partnerships, customers or suppliers or governmental entities;

•	in the case of KCS, the identity of CN or any of its affiliates as the acquiror of KCS;

•

compliance with the terms of, or the taking or omission of any action required by, the merger agreement or consented to (after disclosure to the other party of all material and relevant facts and information) or requested by such party in writing;

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any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving Canada, the U.S. or any other governmental entity or the declaration by any governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of the merger agreement;

•	any hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events;

•	any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events;

•	changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of the merger agreement;

•	any litigation relating to or resulting from the merger agreement or the transactions contemplated thereby; or

•

any failure of such party to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a material adverse effect in respect of such party has occurred to the extent not otherwise excluded by the definition thereof);

except, with respect to the first, third, eighth, ninth, tenth and eleventh bullets above, if the impact thereof is materially and disproportionately adverse to such party and its subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental material disproportionate impact may be taken into account in determining whether there has been a material adverse effect in respect of such party.

Conduct of Business Pending the Transaction

KCS

From and after the date of the merger agreement and prior to earlier of the control date and the termination of the merger agreement, except (i) as may be required by applicable law, (ii) as may be agreed in writing by CN (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by the merger agreement or (iv) as set forth in the disclosure schedules to the merger agreement provided by KCS (which we refer to as the “KCS disclosure schedules”), KCS will, and will cause its subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business in accordance with the capital allocation policy set forth on the KCS disclosure schedules, and (B) preserve intact in all material respects its business organization and maintain existing relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates.

From and after the date of the merger agreement until the earlier of the control date and the termination of the merger agreement, except (w) as may be required by applicable law, (x) as may be agreed in writing by CN (which consent will not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by the merger agreement or (z) as set forth in the KCS disclosure schedules, KCS:

•

will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of KCS or its subsidiaries), except (A) quarterly cash dividends paid by KCS on the outstanding shares of KCS common stock consistent with the KCS capital allocation policy, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the shares of KCS common stock, (B) dividends paid by KCS on the outstanding shares of KCS preferred stock in accordance with the terms thereof and (C) dividends and distributions paid by subsidiaries of KCS to KCS or to any of KCS’s other wholly owned subsidiaries;

•

will not, and will not permit any of its subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by certain interim operating covenants contained in the merger agreement, and except for any such transaction by a wholly owned subsidiary of KCS that remains a wholly owned subsidiary after consummation of such transaction;

•

will not, and will not permit any of its subsidiaries to, except in the ordinary course of business, hire any employee or engage any independent contractor (who is a natural person) or terminate the employment of any employee of KCS or any of its subsidiaries or increase the compensation or other benefits payable or provided to KCS’s or any of its subsidiaries’ directors or employees, except that, notwithstanding the foregoing, except as required pursuant to the terms of any KCS benefit plan in effect as of the date of the merger agreement, KCS will not, and will not permit any of its subsidiaries to, (A) grant any transaction or retention bonuses, (B) grant any KCS equity awards or other equity or long-term incentive compensation awards or (C) subject to certain exceptions, enter into any employment, change of control, severance or retention agreement with any employee of KCS or any of its subsidiaries;

•

will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP or SEC rule or policy;

•	will not adopt any amendments to the organizational documents of KCS or any of its significant subsidiaries, other than amendments solely to effect ministerial changes to such documents;

•

except for transactions among KCS and its wholly owned subsidiaries or among KCS’s wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any subsidiaries of KCS or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested KCS equity award (except as otherwise provided by the terms of the merger agreement or the express terms of any such KCS equity award), other than (A) issuances of shares of KCS common stock in respect of any exercise of or settlement of KCS equity awards outstanding on the date of the merger agreement or as may be granted after the date of the merger agreement as permitted under certain interim operating covenants contained in the merger agreement, (B) permitted liens and (C) pursuant to existing agreements in effect prior to the execution of the merger agreement (or refinancings thereof permitted pursuant to certain interim operating covenants contained in the merger agreement);

•

except for transactions among KCS and its subsidiaries or among KCS’s wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of KCS common stock from a holder of KCS equity awards in satisfaction of withholding obligations or in payment of the exercise price;

•

will not, and will not permit any of its subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any lien (other than permitted liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its subsidiaries but excluding intellectual property, other than in the ordinary course of business, and except (A) pursuant to existing agreements in effect prior to the execution of the merger agreement (or refinancings thereof permitted pursuant to certain interim operating covenants contained in the merger agreement), (B) transactions among KCS and its subsidiaries or among KCS’s subsidiaries or (C) for consideration not in excess of $25 million individually or $50 million in the aggregate;

•

will not, and will not permit any of its subsidiaries to, settle, pay, discharge or satisfy any action, other than any action that involves only the payment of monetary damages not in excess of $15 million for any individual action or $25 million in the aggregate over the amount reflected or reserved against in the audited consolidated balance sheet of KCS and its subsidiaries as of December 31, 2020 (or the notes thereto) relating to actions and would not result in (x) the imposition of any order that would restrict the future activity or conduct of KCS or any of its subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) or (y) a finding or admission of a violation of law;

•

will not, and will not permit any of its subsidiaries to, terminate or permit any material KCS permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material KCS permit (excluding, in each case, any KCS permit that KCS, in its reasonable judgment, no longer believes to be material or necessary to the conduct of its businesses);

•

will not, and will not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of KCS or any of its subsidiaries, except for any such transactions between or among KCS’s subsidiaries or between or among any of KCS’s subsidiaries and KCS;

•	will not, and will not permit any of its subsidiaries to, enter into any new line of business that is not reasonably related to the existing business lines of KCS and its subsidiaries;

•

will not, and will not permit any of its subsidiaries to, reorganize, restructure or combine any railroads or railroad operations if any such action would result in KCS or any of its subsidiaries ceasing to be classified as a Class 1 railroad by the STB; and

•

will not, and will not permit any of its subsidiaries to enter into any consent decree or similar agreement that, individually or in the aggregate, is material to KCS and its subsidiaries, taken as a whole.

In addition, from and after the date of the merger agreement and prior to earlier of the effective time and the date, if any, on which the merger agreement is earlier terminated pursuant to its terms (the “interim period”), except (w) as may be required by applicable law, (x) as may be agreed in writing by CN (which consent will not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by the merger agreement or (z) as set forth in the KCS disclosure schedules, KCS:

•

will not, and will not permit any of its subsidiaries to, incur, assume or guarantee, any indebtedness for borrowed money, other than in the ordinary course of business, except for (A) any indebtedness among KCS and its wholly owned subsidiaries or among KCS’s wholly owned subsidiaries, (B) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of KCS or its subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest), (C) guarantees or credit support provided by KCS or any of its subsidiaries for indebtedness of KCS or any of its wholly owned subsidiaries, to the extent such indebtedness is (1) in existence on the date of the merger agreement or (2) incurred in compliance with certain interim operating covenants contained in the merger agreement, (D) indebtedness incurred pursuant to agreements in effect prior to the execution of the merger agreement (or replacements, renewals, extensions or refinancings thereof) and (E) other indebtedness in an aggregate principal amount outstanding at any time incurred by KCS or any of its subsidiaries that is consistent with the KCS capital allocation policy;

•

will not, and will not permit any of its subsidiaries to, make any loans, advances, guarantees or capital contributions to or investments in any person (other than between KCS or any of its wholly owned subsidiaries, on the one hand, and any of KCS’s wholly owned subsidiaries, on the other hand) in excess of $35 million individually or $50 million in the aggregate;

•

will not, and will not permit any of its subsidiaries to, enter into any contract with a term greater than two years, that may not be terminated by KCS or any of its subsidiaries without cause, and would have been a KCS material contract had it been entered into prior to the merger agreement, terminate or modify, amend or waive any material rights under any KCS material contract in any material respect in a manner that is adverse to KCS, in each case, other than in the ordinary course of business or as otherwise contemplated by certain interim operating covenants contained in the merger agreement;

•

will not, and will not permit any of its subsidiaries to, acquire assets (other than pursuant to any capital expenditures permitted by certain interim operating covenants contained in the merger agreement) from any other person with a fair market value or purchase price in excess of $25 million individually or $50 million in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that could reasonably be expected to prevent, materially delay or materially impair the ability of KCS to consummate the transactions contemplated by the merger agreement, other than acquisitions of inventory or other goods in the ordinary course of business;

•

will not, and will not permit any of its subsidiaries to, make or authorize any capital expenditures other than (A) capital expenditures not in excess of $700 million in the aggregate in any 12-month period or (B) other capital expenditures to the extent necessary to restore service to KCS railroads, repair improvements on KCS real estate or guarantee safety in the event of railroad accidents or incidents (natural or otherwise) affecting railroad operations or real estate;

•

other than consistent with past practice, will not (A) make (other than in the ordinary course of business), change or revoke any material tax election, (B) change any material method of tax accounting or tax accounting period, (C) file any amended tax return with respect to any material tax, (D) settle or compromise any material tax proceeding for an amount in excess of $10 million individually or $25 million in the aggregate over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in any forms, statements, certifications, documents and reports filed or furnished by KCS to the SEC relating thereto or enter into any closing agreement relating to any material tax, (E) surrender any right to claim a material tax refund or (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material tax without notifying CN in writing reasonably promptly after entering any such agreement;

•

will not, and will not permit any of its subsidiaries to become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•

will not, and will not permit any of its subsidiaries to terminate or fail to exercise renewal rights with respect to any insurance policies of KCS and its subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the overall insurance coverage of KCS and its subsidiaries, taken as a whole;

•

will not, and will not permit any of its subsidiaries to, sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest or otherwise dispose of any KCS intellectual property (other than permitted liens) material to the business of KCS or any of its subsidiaries, except for non-exclusive licenses of KCS intellectual property granted in the ordinary course of business;

•

will not, and will not permit any of its subsidiaries to, abandon or otherwise allow to lapse or expire any material registered KCS intellectual property, other than lapses or expirations of any registered KCS intellectual property that is at the end of its maximum statutory term (with renewals); and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions, including those prohibited prior to the control date.

Nothing contained in the merger agreement gives CN or merger sub, directly or indirectly, the right to control or direct KCS’s or its subsidiaries’ operations prior to the control date. Prior to the control date, KCS will exercise, consistent with the terms and conditions of the merger agreement and the voting trust agreement and subject to applicable law, complete control and supervision over its and its subsidiaries’ operations.

CN

During the interim period, except (i) as may be required by applicable law, (ii) as may be agreed in writing by KCS (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by the merger agreement or (iv) as set forth in the disclosure schedules to the merger agreement provided by CN (which we refer to as the “CN disclosure schedules”), CN will, and will cause its subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business and (B) preserve intact in all material respects its business organization and maintain existing relationships and goodwill with governmental entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates.

During the interim period, except (w) as may be required by applicable law, (x) as may be agreed in writing by KCS (which consent will not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by the merger agreement or (z) as set forth in the CN disclosure schedules, CN:

•

will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of CN or its subsidiaries), except (A) regular quarterly cash dividends paid by CN on the CN common shares consistent with past practice, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the CN common shares and (B) dividends and distributions paid by subsidiaries of CN to CN or to any of CN’s other wholly owned subsidiaries;

•

will not, and will not permit any of its subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned subsidiary of CN that remains a wholly owned subsidiary after consummation of such transaction;

•

will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by U.S. GAAP or rule or policy of the SEC or the Canadian securities administrators;

•	will not adopt any amendments to the organizational documents of CN, other than amendments solely to effect ministerial changes to such documents;

•

except for transactions among CN and its wholly owned subsidiaries or among CN’s wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any subsidiaries of CN or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested CN equity award (except as otherwise provided by the terms of the merger agreement or the express terms of any such CN equity award), other than (A) issuances of CN common shares (x) in respect of any exercise of or settlement of CN equity awards outstanding on the date of the merger agreement, (y) as permitted under the bridge commitment letter executed in connection with the debt financing or (z) as may be granted after the date of the merger agreement in the ordinary course of business, (B) the grant of CN equity awards or other equity compensation awards in the ordinary course of business, (C) any permitted liens and (D) pursuant to existing agreements in effect prior to the execution of the merger agreement;

•

will not, and will not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CN or any of its subsidiaries, except for any such transactions between or among CN’s subsidiaries; and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

During the interim period, CN will not, and will cause its affiliates not to, directly or indirectly (whether by plan of arrangement, amalgamation, business combination, merger, consolidation or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent of any governmental entity necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the merger agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the transactions contemplated by the merger agreement (including the debt financing).

No Solicitation

During the interim period, KCS has agreed it will not, and it will cause its subsidiaries and its and their directors and officers not to, and will use reasonable best efforts to cause its other representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, an alternative proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with any person regarding an alternative proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an alternative proposal (except to notify such person that the provisions of the merger agreement prohibit any such discussions or negotiations);

•

furnish any nonpublic information relating to KCS or its subsidiaries in connection with or for the purpose of facilitating an alternative proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an alternative proposal;

•

recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an alternative proposal (except for permitted confidentiality agreements as discussed below); or

•	approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make an alternative proposal.

Prior to the time, but not after, the KCS stockholder approval is obtained, in response to an unsolicited, bona fide written alternative proposal that did not result from KCS’s violation of the non-solicitation provisions contained in the merger agreement, KCS may (including through its representatives) contact the third party making such alternative proposal to clarify the terms and conditions of the alternative proposal. If such alternative proposal constitutes a superior proposal or the KCS board determines in good faith after consultation with outside legal and financial advisors that such alternative proposal could reasonably be expected to lead to a superior proposal, KCS may take the following actions:

•

furnish non-public information to the third party who made such alternative proposal (including its representatives and prospective equity and debt financing sources) in response to a request for such non-public information if, prior to furnishing such information, KCS receives from the third party making such alternative proposal an executed confidentiality agreement with KCS with confidentiality and use provisions that are not less restrictive in the aggregate to such third party than the terms in the Confidentiality Agreement, dated as of April 26, 2021, between CN and KCS, are to CN (it being understood that such confidentiality agreement does not need to include any “standstill” or similar provisions or otherwise prohibit the making or amendment of any alternative proposal), provided, however, that if the third party making such alternative proposal is a known competitor of KCS, KCS will not provide any commercially sensitive non-public information to such third party other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

•	engage in discussions or negotiations with the third party (including its representatives) with respect to the alternative proposal.

KCS will promptly give notice (and in any event, within 48 hours) to CN if it or its representatives receive (i) any inquiries, proposals or offers with respect to an alternative proposal or (ii) any request for information that, to the knowledge of KCS, has been or is reasonably likely to have been made in connection with any alternative proposal. Such notice is required to include the name of the applicable third party and the material terms and conditions of such inquiries, proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). KCS will be required to thereafter keep CN reasonably informed, on a reasonably current basis, of any material developments regarding any alternative proposals or any material change to the terms of any such alternative proposal and any material change to the status of any such discussions or negotiations with respect thereto.

Change of Recommendation

Except as permitted by the merger agreement, the KCS board (including any committee thereof) will not:

•

withhold, withdraw, qualify or modify (or propose publicly to withhold, withdraw, qualify or modify) its recommendation to the KCS stockholders to adopt the merger agreement (which we refer to as the “KCS board recommendation”);

•	fail to include the KCS board recommendation in this proxy statement/prospectus;

•

in the case of any alternative proposal that is structured as a tender offer or exchange offer for the outstanding KCS common stock, fail to recommend within ten business days after the commencement of such tender offer or exchange offer against acceptance of such tender offer or exchange offer by the KCS stockholders;

•	approve, adopt, recommend or declare advisable any alternative proposal or publicly propose to approve, adopt, recommend or declare advisable any alternative proposal; or

•

approve, adopt, recommend or declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to and entered into in compliance with the section of the merger agreement described above under the subsection below entitled “—No Solicitation” with respect to any alternative proposal).

The taking of any of the actions set forth above will constitute a “change of recommendation.”

Furthermore, KCS will (and will cause its subsidiaries and its and their respective directors and officers to, and will use its reasonable best efforts to cause its other representatives to) promptly terminate any existing discussions and negotiations conducted prior to the date of the merger agreement with any person (other than CN, KCS or any of their respective affiliates or representatives) with respect to any alternative proposal, or proposal or transaction that could reasonably be expected to lead to or result in an alternative proposal. KCS will promptly terminate all physical and electronic data access previously granted to such persons and request that any such persons promptly return or destroy all confidential information concerning KCS and any of its subsidiaries and provide prompt written confirmation thereof.

Prior to the time the KCS stockholder approval is obtained, the board of directors of KCS may:

•

in response to a superior proposal, effect a change of recommendation and/or cause KCS to terminate the merger agreement to enter into a definitive agreement providing for a superior proposal, if: (i) KCS has given CN written notice of its intent to take such action at least five business days in advance, setting forth a description of the terms and conditions of the superior proposal that is the basis for such action (and including the identity of the person making the superior proposal and a copy of the proposed definitive agreement for such superior proposal, if any); (ii) KCS negotiates in good faith during such five business day period with CN (to the extent CN wishes to negotiate) to enable CN to make such amendments to the terms of the merger agreement as would permit the KCS board not to effect a change of recommendation in connection with such superior proposal or not to cause KCS to terminate the merger agreement in connection with such superior proposal; and (iii) at the end of the five business day period, prior to taking action to effect a change of recommendation or termination of the merger agreement, the KCS board takes into account any firm commitments by CN to amend the terms of the merger agreement made in writing and any other proposals or information offered by CN in response to the superior proposal, as applicable, during such five business day period, and concludes that the superior proposal would continue to constitute a superior proposal if such amendments were to be given effect. For purposes of the aforementioned negotiation period, any material modification to the terms of the superior proposal (including any change in the amount or, if applicable, form of consideration) will be deemed to be a new alternative proposal, except that references to five business days will be deemed to be references to three business days; and

•

in response to an intervening event, effect a change of recommendation, if the KCS board determines in good faith, after consultation with outside legal counsel, that its failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that the KCS board will not be entitled to make such a change in recommendation unless: (i) KCS has given CN written notice of its intent to take such action at least five business days in advance, setting forth a description of the applicable intervening event; and (ii) at the end of such five business day period, prior to taking action to effect a change of recommendation, the KCS board takes into account any firm commitments to amend the terms of the merger agreement made by CN in writing and any other proposals or information offered by CN in response to the intervening event and determines in good faith, after consultation with its outside legal counsel, that its failure to make such change of recommendation would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable law if such amendments were to be given effect.

As further described in the section below entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement,” if CN terminates the merger agreement due to the KCS board making a change of recommendation, or if KCS terminates the merger agreement to enter into a definitive agreement providing for a superior proposal, KCS will be required to pay a termination fee of $700.0 million to CN and to refund holdco the reimbursement of the $700.0 million termination fee paid by KCS to CPRL in connection with the termination of the CPRL merger agreement.

The merger agreement will not prohibit KCS or CN, or each of their board of directors or any committees thereof, from complying with their respective disclosure obligations under applicable law, rules or policies of the NYSE.

Efforts to Obtain Required Stockholder/Shareholder Votes

KCS will take all action necessary in accordance with applicable law and its organizational documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of this proxy statement/prospectus for the purpose of obtaining the KCS stockholder approval as soon as reasonably practicable following the date when the Form F-4 is declared effective by the SEC. Unless the KCS board has made a change of recommendation in compliance with the provisions of the merger agreement, KCS will include its KCS board recommendation in this proxy statement/prospectus, and will solicit, and use its reasonable best efforts to obtain, the KCS stockholder approval at the KCS special meeting (including by soliciting proxies in favor of the adoption of the merger agreement) as soon as reasonably practicable.

KCS will cooperate with and keep CN informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of this proxy statement/prospectus to its shareholders. KCS may adjourn or postpone the KCS special meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the KCS board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable law, (ii) if as of the time that the KCS special meeting is originally scheduled (as set forth in this proxy statement/prospectus) there are insufficient shares of KCS voting stock represented (either in person (including virtually) or represented by proxy) to constitute a quorum necessary to conduct the business of the KCS special meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the KCS stockholder approval, (iv) to comply with applicable law or (v) with the prior written consent of CN (which will not be unreasonably withheld, conditioned or delayed). Without the prior written consent of CN (which will not be unreasonably withheld, conditioned or delayed), the adoption of the merger agreement will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by the KCS stockholders in connection with the adoption of the merger agreement) that KCS will propose to be acted on by the KCS stockholders at the KCS special meeting.

The obligation of KCS to hold its stockholder meeting will not be affected solely by the making of a change of recommendation or solely by the commencement of, announcement or disclosure of, or communication to CN of, any alternative proposal.

Financing

Debt Financing

CN has agreed to use its reasonable best efforts, and to cause each of its subsidiaries to use its reasonable best efforts, to obtain funds sufficient, together with cash and other sources of funds immediately available to CN on the closing date, for the satisfaction of CN’s obligations under the merger agreement and the bridge commitment letter, including payment of the cash consideration and preferred merger consideration and any fees and expenses of or payable by CN, merger sub or its affiliates, and for any repayment or refinancing of any outstanding indebtedness of KCS and/or its subsidiaries contemplated by, or required in connection with the merger (the “financing amounts”). CN has agreed to use its reasonable best efforts to do all things necessary, proper or advisable to obtain the proceeds of the financing contemplated by the bridge commitment letter on the terms and subject only to the conditions described in the bridge commitment letter, including (i) maintaining in effect the bridge commitment letter, (ii) negotiating and entering into definitive agreements with respect to the debt financing consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions) on or prior to the closing date, (iii) satisfying on a timely basis all conditions in the bridge commitment letter and the definitive agreements within CN’s control and complying with its obligations thereunder and (iv) enforcing its rights under the bridge commitment letter, in each case in a timely and diligent manner.

In the event any portion of the debt financing contemplated by the bridge commitment letter becomes unavailable regardless of the reason therefor, (i) CN will promptly notify KCS in writing of such unavailability and the reason therefor and (ii) CN will use its reasonable best efforts, and will cause each of its subsidiaries to use their reasonable best efforts, to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative sources (the “alternative financing”) in an amount sufficient, when taken together with cash and the other sources of immediately available funds to CN at the closing of the transaction to pay the financing amounts and that do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the bridge commitment letter. To the extent requested in writing by KCS from time to time, CN will keep KCS informed on a reasonably current basis of the status of its efforts to arrange and consummate the debt financing. CN will promptly notify KCS in writing if there exists any actual or threatened material breach, default, repudiation, cancellation or termination by any party to the bridge commitment letter or any definitive agreement relating to the debt financing and a copy of any written notice or other written communication from any financing party with respect to any actual material breach, default, repudiation, cancellation or termination by any party to the bridge commitment letter or any definitive agreement relating to the debt financing or any provision thereof.

CN has acknowledged and agreed that compliance with the foregoing obligations will not relieve CN of its obligations to consummate the transactions contemplated by the merger agreement whether or not the debt financing is available and that the receipt or availability of any funds or financing (including the debt financing contemplated by the bridge commitment letter) by CN or any other financing or other transactions will not be a condition to any of CN’s obligations under the merger agreement.

Cooperation of KCS

KCS has agreed to use its reasonable best efforts, and to cause each of its subsidiaries to use its reasonable best efforts, and each of them will use their reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by CN in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any debt financing or alternative financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of KCS or its affiliates and is otherwise subject to certain specified limitations), including, to the extent so requested, using reasonable best efforts to:

•	furnish promptly to CN financing information regarding KCS and its subsidiaries in connection with the debt financing;

•	assist CN in its preparation of the customary unaudited pro forma financial statements in connection with the debt financing;

•	provide reasonable and customary assistance to CN and the financing parties in their marketing efforts in connection with all or any portion of the debt financing;

•	make senior management of KCS available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings and other customary syndication activities;

•	cause KCS’s independent registered accounting firm to provide customary assistance with the debt financing;

•	provide customary authorization letters authorizing the distribution of KCS’s information to prospective lenders in connection with a syndicated bank financing;

•	assist in obtaining or updating corporate and facility credit ratings;

•

assist in the negotiation and preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees and customary closing certificates, in each case as contemplated in connection with the debt financing;

•	make introductions of CN to KCS’s existing lenders and facilitate relevant coordination between CN and such lenders;

•

cooperate with internal and external counsel of CN in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the debt financing;

•

deliver, at least three business days prior to closing of the transaction, to the extent reasonably requested in writing at least nine business days prior to closing, all documentation and other information regarding KCS and its subsidiaries that any financing party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations and, to the extent required by any financing party, beneficial ownership certificates;

•

at CN’s written request, provide all reasonable assistance to CN in connection with any steps CN may determine are necessary or desirable to take to (i) obtain consent for the change of control under KCS’s revolving credit agreement arising from the transaction and/or (ii) prepay some or all amounts outstanding under KCS’s revolving credit agreement;

•

at CN’s written request, cooperate with and use reasonable best efforts to provide all reasonable assistance to CN in connection with any amendments to certain financing agreements of KCS subsidiaries;

•

on the closing date but immediately following the closing of the transaction, at CN’s request (which may be prior to the closing date), execute such documentation as is reasonably requested so that KCS can assume the commitment letter in respect of KCS’s revolving credit agreement (to the extent the debt commitments thereunder have not been terminated at closing of the transaction in accordance with their terms); and

•	consent to the use of KCS’s and its subsidiaries’ logos in connection with the debt financing.

Employee Matters

From and after the effective time, KCS will, and to the extent within its control, CN will cause KCS to, honor all KCS benefit plans in accordance with their terms as in effect immediately before the effective time. For a period of one year following the control date, CN will provide, or will cause to be provided, to each current employee of KCS and its subsidiaries (i) base compensation and cash and equity target incentive opportunities that, in each case, are no less favorable than were provided to the KCS employee immediately before the effective time (it being understood that in lieu of equity compensation awards, CN may provide KCS employees who, as of immediately prior to the effective time, were eligible to receive KCS equity awards, long-term incentive awards that are settled in cash in an amount sufficient to replace the target grant date value of the KCS employee’s equity compensation opportunity prior to the effective time, provided that, subject to certain exceptions, such long-term incentive awards will have the same terms and conditions as those applicable to the equity awards granted by CN to its similarly situated employees) and (ii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to the KCS employee immediately before the effective time. Without limiting the generality of the foregoing, during the one-year period following the control date, (A) CN will or will cause the surviving corporation to provide to each KCS employee whose employment terminates under circumstances that would give rise to severance benefits under the KCS benefit plans set forth on the KCS disclosure schedules, severance benefits in accordance with the terms of the applicable KCS severance plan in which such KCS employee is eligible to participate immediately prior to the effective time and (B) severance benefits offered to each KCS employee will be determined taking into account all service with KCS, its subsidiaries (and including, on and after the effective time, the surviving corporation and any of its affiliates) and without taking into account any reduction in compensation paid or benefits provided to such KCS employee after the effective time.

If the control date occurs before February 1, 2022, then no later than March 15, 2022, CN will, or will cause the surviving corporation to, pay to each KCS employee who participates in a KCS annual bonus plan (or any successor plan of CN and its subsidiaries) an annual bonus payment in respect of calendar year 2021 in an amount that is based on the achievement of the applicable performance goals at the greater of (i) target performance and (ii) 130% of actual performance, but in no event greater than 200% of target. If the control date occurs on or after February 1, 2022 but before February 1, 2023, then no later than March 15, 2023, CN will or will cause the surviving corporation to, pay to each KCS employee who participates in a KCS annual bonus plan (or any successor plan of CN and its subsidiaries) an annual bonus payment in respect of calendar year 2022 in an amount that is based on the achievement of the applicable performance goals at the greater of (i) target performance and (ii) 130% of actual performance, but in no event greater than 200% of target.

For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of CN and its subsidiaries providing benefits to any KCS employees after the control date, each KCS employee will be credited with his or her years of service with KCS and its subsidiaries and their respective predecessors before the control date, to the same extent as such KCS employee was entitled, before the control date, to credit for such service under any similar KCS benefit plan in which such KCS employee participated or was eligible to participate immediately prior to the control date; provided that the foregoing will not apply (x) for benefit accrual under defined benefit pension plans, (y) for purposes of qualifying for subsidized early retirement benefits or (z) to the extent that its application would result in a duplication of benefits. In addition (i) each KCS employee will be immediately eligible to participate in any new plans to the extent coverage under such new plan is comparable to a KCS benefit plan in which such KCS employee participated immediately before the control date, and (ii) for purposes of each new plan providing medical, dental, pharmaceutical, vision and any other insurance benefits to any KCS employee, CN will cause all preexisting condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of KCS or its subsidiaries in which such employee participated immediately prior to the control date, and CN will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old plans ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

The provisions described in this section are solely for the benefit of the parties to the merger agreement, and no current or former director, employee or consultant or any other person will be a third-party beneficiary of the merger agreement, and nothing in the merger agreement will be construed as an amendment to any KCS benefit plan or other compensation or benefit plan or arrangement for any purposes or otherwise will prevent CN, the surviving corporation or any of their affiliates from terminating the employment of any KCS employee.

Indemnification and Insurance

KCS, CN and merger sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of KCS or its subsidiaries as provided in its or their respective organizational documents or in any agreement will survive the transaction and will continue at and after the effective time in full force and effect. For a period of six years after the effective time, CN and the surviving corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of KCS’s and any of its subsidiaries’ organizational documents as in effect immediately prior to the effective time or in any indemnification agreements of KCS or any of its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the effective time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time were current or former directors, officers or employees of KCS or any of its subsidiaries; provided that all rights to indemnification in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding or resolution of such claim, even if beyond such six-year period. From and after the control date, CN will assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and will cause the surviving corporation and its subsidiaries to honor, in accordance with their respective terms, the indemnification and insurance covenants contained in the merger agreement.

Each of CN and the surviving corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses to) each current and former director, officer or employee of KCS or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of KCS or its subsidiaries (which we collectively refer to, together with such person’s heirs, executors or administrators, successors and assigns, the “indemnified parties”) against any costs or expenses, judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time. In the event of any such proceeding, CN and the surviving corporation will cooperate with the indemnified party in the defense of any such proceeding.

For a period of six years from the effective time, CN and the surviving corporation will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by KCS and its subsidiaries with respect to matters arising on or before the effective time; provided that after the effective time, CN and the surviving corporation will not be required to pay annual premiums in excess of 300% of the last aggregate annual premium paid by KCS prior to the date of the merger agreement in respect of the coverage required to be obtained pursuant thereto, but in such case will purchase as much coverage as reasonably practicable for such amount. KCS will purchase, prior to the effective time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by KCS and its subsidiaries with respect to matters arising on or before the effective time, covering without limitation the transactions contemplated by the merger agreement and the purchase of such “tail” policy will be deemed to discharge and satisfy the obligations of CN and the surviving corporation pursuant to the immediately preceding sentence; provided, that KCS will not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by KCS prior to the date of the merger agreement for KCS’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if the cost of such “tail” policy would otherwise exceed such limit, KCS will be permitted to purchase as much coverage as reasonably practicable for up to such limit. CN and the surviving corporation will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation, and no other party will have any further obligation to purchase or pay for insurance under the merger agreement.

CN will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in the indemnification and insurance provisions contained in the merger agreement.

The rights of each KCS indemnified party under the merger agreement will be in addition to, and not in limitation of, any other rights such indemnified party may have under the organizational documents of KCS or any of its subsidiaries or the surviving corporation, any other indemnification arrangement, the DGCL or otherwise. The indemnification and insurance provisions contained in the merger agreement will survive the consummation of the transaction and are expressly intended to benefit, and are enforceable by, each of the indemnified parties.

Regulatory Filings and Efforts; Other Actions

General Obligations

Subject to the merger agreement, each of the parties thereto will (and will cause each of their respective affiliates to) promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to cause the conditions to closing set forth in the merger agreement to be satisfied and to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement and in any event prior to the end date, including:

•

obtaining all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the KCS approvals and the CN approvals, from governmental entities and making all necessary registrations, notices, notifications, petitions, applications, reports and other filings and taking all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents from third parties;

•

defending any actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement (including the voting trust), or seeking to prohibit or delay the closing of the transaction; and

•	the execution and delivery of any additional instruments necessary, proper or advisable to consummate, and to fully carry out the purposes of the transactions contemplated by the merger agreement.

Except as otherwise permitted under the merger agreement, KCS, CN and merger sub will not (and will cause their subsidiaries not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the closing of the transaction.

Filings with the STB

With respect to filings to be made with the STB:

•

(i) CN has submitted to the STB a copy of the form of voting trust agreement attached to the merger agreement as Exhibit A and (ii) CN and KCS have agreed to use their reasonable best efforts to obtain, as promptly as practicable thereafter, the STB voting trust approval;

•	each of CN and KCS have filed the STB approval application with the STB for the approval of the transactions contemplated by the merger agreement;

•

each of CN and KCS will, as promptly as practicable, but in no event later than six months, after the date of the merger agreement, file the STB approval application with the STB and will use its reasonable best efforts to obtain, as promptly as practicable, the STB final approval;

•

each of CN and KCS will use their reasonable best efforts to (i) prosecute all such filings and other presentations made, and promptly make any subsequent filings or presentations, with the STB with diligence, (ii) diligently oppose any third party’s objections to, appeals from or petitions to reconsider or reopen any approval, opinion, exemption or other authorization obtained from the STB and (iii) take all such further action as in the reasonable judgment of CN and KCS may facilitate obtaining the STB final approval;

•

following the closing of the transaction, in the event of an STB denial or failure to obtain completion of the CFIUS process, or as may be required in connection with obtaining STB final approval, CN will devise and implement the process and strategy to directly or indirectly sell or otherwise dispose of the shares or assets of the surviving corporation (which we refer to as the “post-closing disposition”), subject to any jurisdiction of the STB to oversee the post-closing disposition; and

•

following the closing of the transaction, KCS and its successors will cooperate with CN and will (and will cause each of its subsidiaries to) use its reasonable best efforts to take all actions reasonably requested by CN and do or cause to be done all things necessary, proper or advisable on its part to assist CN in its process to effect the post-closing disposition.

Regulatory Filings and Obligations

KCS, CN and merger sub will:

•

promptly, but no later than 30 business days after the date of the merger agreement, file any and all notification and report forms to the COFECE and the IFT required under applicable law with respect to the transactions contemplated by the merger agreement, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under applicable law as soon as practicable after the date of the merger agreement;

•	take all actions with CFIUS as may be advisable under applicable law to obtain completion of the CFIUS process with respect to the transactions contemplated by the merger agreement, including:

•	promptly, but no later than ten business days after the date of the merger agreement, jointly providing notification to CFIUS of the execution of the merger agreement;

•	promptly, and no later than ten business days after the closing of the transaction, submitting a draft CFIUS joint voluntary notice to CFIUS;

•	submitting a final joint voluntary notice to CFIUS after promptly resolving all comments to the draft CFIUS joint voluntary notice from CFIUS; and

•

in the case of a CFIUS declaration, submitting a CFIUS joint voluntary notice if CFIUS so requests or informs the parties that it is not able to conclude action under Section 721 with respect to the transactions contemplated by the merger agreement on the basis of such CFIUS declaration;

•	cooperate with each other in:

•

determining whether any other filings are required to be made with, or consents are required to be obtained from, or with respect to, any third parties or governmental entities, including under other applicable antitrust laws and/or in connection with the KCS approvals and CN approvals, in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement; and

•	promptly making all such filings and timely obtaining all such consents;

•

supply to any governmental entity as promptly as practicable any additional information or documents that may be requested pursuant to any law or by such governmental entity, including responding to any request for information from CFIUS in the applicable time frame set forth in 31 C.F.R. Part 800, subject to any extensions of such time that may be granted by CFIUS staff upon request of a party to the joint notice; and

•

other than with respect to the STB voting trust approval and the STB final approval, take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement, including taking all such further action as may be necessary to resolve such objections, if any, as any state antitrust enforcement authorities, CFIUS or other governmental entity or other person may assert under any law (including in connection with the KCS approvals and CN approvals) with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the transaction so as to enable the closing of the transaction to occur as promptly as practicable after the date of the merger agreement, including:

•	proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products or businesses of CN and its subsidiaries or of KCS and its subsidiaries; and

•

otherwise taking or committing to take any actions that after the closing date would limit CN’s or its subsidiaries’ (including the surviving corporation’s) freedom of action with respect to, or their ability to retain, one or more of their subsidiaries’ (including the surviving corporation’s) assets (whether tangible or intangible), products or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the closing of the transaction;

provided that neither KCS nor any of its subsidiaries will be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of KCS or any of its subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to KCS or its subsidiaries only from and after the effective time in the event that the closing occurs.

Notwithstanding the foregoing, other than with respect to the STB voting trust approval and the STB final approval, the merger agreement does not require CN or any of its affiliates to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining any CN approvals that would reasonably be expected to have a material adverse effect with respect to CN and its subsidiaries, taken as a whole, after giving effect to the transaction (measured on a scale relative to KCS and its subsidiaries, taken as a whole).

Cooperation and Consultation

Each of KCS, CN and merger sub will cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to the provisions in the merger agreement summarized in this section, and, subject to applicable legal limitations and the instructions of any governmental entity, KCS, on the one hand, and CN and merger sub, on the other hand, will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly informing and furnishing the other with copies of notices or other communications received or given by CN or KCS, as the case may be, or any of their respective subsidiaries, from or to any third party and/or any governmental entity with respect to such transactions. Subject to applicable law relating to the exchange of information, KCS, on the one hand, and CN and merger sub, on the other hand, will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any governmental entity.

Each of KCS, CN and merger sub agrees not to initiate or agree to participate in any meeting or discussion, either in person or by telephone or videoconference, with any governmental entity in connection with the transaction unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate.

CN will, acting reasonably, devise and implement the strategy and timing for obtaining any consents required under any applicable law in connection with the transactions contemplated by the merger agreement and CN will, for the avoidance of doubt, have the final authority over the development, presentation and conduct of the STB case. CN will take the lead in all meetings and communications with any governmental entity in connection with obtaining such consents; provided that CN will consult in advance with KCS and in good faith take KCS’s views into account regarding the overall strategy and timing. KCS and its subsidiaries will not initiate any such discussions or proceedings with any governmental entity, or take or agree to take any actions, restrictions or conditions with respect to obtaining any consents in connection with the transactions contemplated by the merger agreement without the prior written consent of CN.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any law, each of KCS, CN and merger sub will cooperate in all respects with each other and will contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any action, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

Voting Trust Agreement

Subject to the merger agreement, applicable law and to the rules, regulations and practices of the STB, the voting trust agreement may be modified or amended at any time by CN and holdco in their sole discretion; provided that:

•

prior to the effective time, the voting trust agreement may not be modified or amended without the prior written consent of KCS unless such modification or amendment is not inconsistent with the merger agreement and is not adverse to KCS or its stockholders and would not reasonably be expected to have a material and adverse effect on receipt of the STB voting trust approval; and

•

whether prior to or after the effective time, the voting trust agreement may not be modified or amended without the prior written consent of KCS if such modification or amendment would reasonably be expected to materially increase the liability exposure of the board of directors of the surviving corporation under applicable law.

No power of the surviving corporation, CN or any of its affiliates provided for in the voting trust agreement may be exercised in a manner which violates the merger agreement. Prior to the effective time, CN and holdco, with KCS’s consent (not to be unreasonably withheld, conditioned or delayed), will change or modify the terms of the voting trust agreement to the extent required by the STB as a condition to receiving the STB voting trust approval or to the extent requested by CFIUS to preclude the issuance of any type of order (whether temporary, provisional or any other type) by CFIUS, in each case so long as the required changes or modifications do not have, in the aggregate, a material adverse effect on CN’s rights thereunder.

Other Covenants and Agreements

CN and KCS have agreed in the merger agreement to various other covenants and agreements regarding various matters, including with respect to:

•

each party providing the other party with reasonable access, subject to compliance with applicable laws, to such party’s businesses, properties, personnel, agents, contracts, commitments, books and records and other reasonably requested information during the period prior to the effective time and, in the case of KCS, prior to the control date;

•	cooperation between CN and KCS in the preparation and filing of this proxy statement/prospectus;

•

each party taking such actions as are necessary to complete the transactions contemplated by the merger agreement if any takeover statute is or may become applicable to the transactions contemplated by the merger agreement;

•	cooperation between KCS, CN and merger sub in connection with public announcements regarding the transactions contemplated by the merger agreement;

•

cooperation with CN and the use of reasonable best efforts by KCS to delist KCS common stock from the NYSE and deregister KCS common stock under the U.S. Exchange Act as promptly as practicable after the effective time;

•

the use of reasonable best efforts by CN to cause the CN common shares that are to be issued in the merger to be listed on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions, prior to the effective time;

•

each party taking reasonably necessary or advisable steps to cause any dispositions of KCS equity securities and any acquisitions of CN equity securities pursuant to the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the U.S. Exchange Act to be exempt under Rule 16b-3 promulgated under the U.S. Exchange Act;

•

KCS giving CN the reasonable opportunity to participate in the defense or settlement of any stockholder litigation brought against KCS or the KCS board relating to the transactions contemplated by the merger agreement and KCS refraining from compromising or settling, or agreeing to compromise or settle, any such stockholder litigation without the prior written consent of CN (which will not be unreasonably withheld, conditioned or delayed);

•	coordination between the parties of the declaration, setting of record dates and payment dates of dividends on KCS common stock; and

•	CN and merger sub executing and delivering written stockholder consents of merger sub adopting and approving the merger agreement.

Termination or Abandonment of the Merger Agreement

The merger agreement may be terminated and abandoned at any time prior to the effective time whether before or after any approval by the KCS stockholders of the matters presented in connection with the transaction:

•	by mutual written consent of KCS and CN;

•	by either KCS or CN, if:

•

the effective time has not occurred on or before the end date; provided that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure to consummate the transaction on or before such date;

•

any governmental entity of competent jurisdiction has issued or entered an injunction or similar order permanently enjoining or prohibiting the completion of the merger or the voting trust transaction, and such injunction or order has become final and non-appealable; provided that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in a manner that has been the primary cause of such injunction or order; or

•	the KCS stockholder approval is not obtained at the KCS special meeting or at any adjournment or postponement thereof;

•	by KCS:

•

if there has been a breach or failure to perform in any material respect by CN or merger sub of any representation, warranty, covenant or agreement set forth in the merger agreement and such breach or failure would result in a failure of certain conditions to closing and such breach or failure is not curable prior to the end date, or if curable prior to the end date, has not been cured within 45 business days after the giving of notice thereof by KCS; however, the right to terminate the merger agreement due to such a breach or failure will not be available to KCS if KCS is in material breach of any representation, warranty, agreement or covenant contained in the merger agreement; or

•	prior to receipt of the KCS stockholder approval, in order to enter into a definitive agreement providing for a superior proposal;

•	by CN:

•

if there has been a breach or failure to perform in any material respect by KCS of any representation, warranty, covenant or agreement set forth in the merger agreement and such breach or failure would result in a failure of certain conditions to closing and such breach or failure is not curable prior to the end date, or if curable prior to the end date, has not been cured within 45 business days after the giving of notice thereof by CN; however, the right to terminate the merger agreement due to such a breach or failure will not be available to CN if CN or merger sub is in material breach of any representation, warranty, agreement or covenant contained in the merger agreement; or

•	prior to receipt of the KCS stockholder approval, if the KCS board has effected a change of recommendation.

Effect of Termination

Except as described in the section below entitled “The Merger Agreement—Termination or Abandonment of the Merger Agreement—Termination Fees,” on page 144, if the merger agreement is validly terminated in accordance with its terms, the merger agreement will be null and void and there will be no liability on the part of KCS, CN, merger sub or their respective subsidiaries or affiliates, except that (i) certain provisions of the merger agreement will survive such termination, including those relating to the payment of termination fees and confidentiality, and (ii) no such termination will relieve any party for liability for such party’s fraud or willful and material breach of any covenant or obligation contained in the merger agreement prior to its termination.

Termination Fees

KCS has agreed to pay a termination fee of $700.0 million to CN if:

•	the merger agreement is terminated by KCS prior to receipt of the KCS stockholder approval in order to enter into a definitive agreement providing for a superior proposal;

•	the merger agreement is terminated by CN because, prior to receipt of the KCS stockholder approval, the KCS board has effected a change of recommendation; or

•

(i) after the date of the merger agreement, a qualifying transaction is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two business days prior to, the KCS special meeting; (ii) the merger agreement is terminated by (A) either party as a result of the occurrence of the end date prior to receipt of the KCS stockholder approval or due to the failure to obtain the KCS stockholder approval or (B) CN as a result of a breach or failure by KCS to perform any of its representations, warranties, covenants or other agreement contained in the merger agreement (as described above); and (iii) concurrently with or within twelve months after such termination KCS consummates a KCS qualifying transaction or enters into a definitive agreement providing for a KCS qualifying transaction and later consummates such transaction.

KCS has agreed to refund holdco the reimbursement of the $700.0 million termination fee paid by KCS to CPRL in connection with the termination of the CPRL merger agreement, if:

•	KCS terminates the merger agreement prior to receipt of the KCS stockholder approval in order to enter into a definitive agreement providing for a superior proposal;

•	the merger agreement is terminated by CN because, prior to the receipt of the KCS stockholder approval, the KCS board has effected a change of recommendation; or

•

the merger agreement is terminated by CN as a result of a breach or failure by KCS to perform any of its representations, warranties, covenants or other agreement contained in the merger agreement (as described above).

CN has agreed to pay a termination fee of $1.0 billion to KCS if:

•

CN or KCS terminates the merger agreement in connection with (i) (A) the effective time not occurring on or before the end date as a result of an injunction or order entered or issued by a governmental entity pursuant to the Interstate Commerce Commission Termination Act of 1995, the Surface Transportation Board Reauthorization Act of 2015 or any other law relating to the regulation of the railroad industry (which we refer to collectively as “railroad laws”), or Section 721, which continues to be in effect that prohibits or makes illegal the consummation of the transaction or the voting trust transaction, or the failure to obtain STB voting trust approval (if required), and, in any such case, all of the other mutual conditions to the obligations of CN and KCS to effect the transaction have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing; provided that such conditions were then capable of being satisfied if the closing had taken place) and no breach by KCS of its regulatory efforts obligations has contributed materially and substantially to the failure of such regulatory conditions to be satisfied or (ii) a final and non-appealable order of a governmental entity pursuant to any railroad law or Section 721 permanently enjoining or prohibiting the consummation of the transaction or the voting trust transaction; provided that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in a manner that has been the primary cause of such order.

Any termination fee payable pursuant to the merger agreement shall be paid in consideration for the disposition of the receiving party’s rights under the merger agreement. Subject to the exceptions and qualifications in the merger agreement, KCS and CN are required to gross-up any termination fee payable by them for certain required tax withholdings or deductions.

Expenses

Except as set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that all filing fees paid by any party in respect of any regulatory filing (including any filings under antitrust laws and/or in respect of consents and approvals listed in the disclosure schedules) will be borne by CN.

Modification, Amendment or Waiver

At any time prior to the effective time, whether before or after receipt of the KCS stockholder approval, any provision of the merger agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by KCS, CN and merger sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the KCS stockholder approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of KCS, the effectiveness of such amendment or waiver will be subject to the approval of the KCS stockholders. No failure or delay by any party in exercising any right under the merger agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the merger agreement. The rights and remedies therein provided will be cumulative and not exclusive of any rights or remedies provided by law.

Specific Enforcement; Remedies

Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

In circumstances where CN is obligated to consummate the transaction and the transaction has not been consummated, CN and merger sub expressly acknowledge and agree that KCS and its stockholders will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically CN’s and merger sub’s obligations to consummate the transaction.

Each party further agrees that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in the specific performance section of the merger agreement, as summarized above, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

The merger agreement is governed by the law of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

THE VOTING TRUST

The summary of certain terms of the voting trust agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the form of voting trust agreement, a copy of which is attached to this proxy statement/prospectus as Exhibit A to Annex A, which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the voting trust that might be important to you. You are urged to read the form of voting trust agreement carefully and in its entirety because it is the legal document that governs the transaction.

Under the voting trust agreement, immediately following the completion of the merger, holdco will deposit or cause to be deposited with the trustee the certificates of all of the outstanding shares of capital stock of the surviving corporation, creating an irrevocable voting trust in respect of the trust stock. Upon depositing the trust stock, holdco (or the applicable depositing stockholder) will receive voting trust certificates representing the deposited shares (which we collectively refer to as the “trust certificates”). In its capacity as trustee, the trustee will be required to vote all trust stock as further described below. Although holdco will remain the beneficial owner of the trust stock, it will be unable to exercise control over KCS while the trust stock is held by the trustee.

The voting trust agreement requires the trustee to vote all trust stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the transactions contemplated by the merger agreement, and, until the STB has issued a final order approving the transaction and common control of KCS by CN, against any proposed merger, business combination or similar transaction involving KCS but not involving CN or one of its affiliates. On other matters (including the election or removal of directors), the trustee generally will vote the trust stock in the trustee’s sole discretion, unless a holder of a trust certificate, with the prior written approval of the STB, directs the trustee as to any such vote with respect to the trust stock represented by such trust certificate.

Under the voting trust agreement, the trustee is generally prohibited from exercising the voting powers of the trust stock in any way that would create any dependence or intercorporate relationship between (i) CN or its affiliates, on the one hand, and (ii) KCS or its affiliates, on the other hand, and is also prohibited from selling, leasing, assigning, transferring, alienating, pledging, encumbering or hypothecating the trust stock and/or any major assets of KCS.

Pending the termination of the voting trust, the trustee will pay to holdco (or, if applicable, one or more other wholly owned subsidiaries of CN), as registered holder(s) of the trust certificates, all cash dividends and cash distributions on the trust stock.

Under the voting trust agreement, and notwithstanding the foregoing, CN may at any time elect to cause holdco to sell or otherwise dispose of all or any part of the trust stock, subject to obtaining any necessary regulatory approvals. With respect to any such sale or disposal proposed by CN, the voting trust agreement provides that the trustee must take all actions reasonably requested by CN (including, without limitation, exercising all voting rights in respect of the trust stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, such sale or disposition).

The voting trust agreement provides that, in the event the STB final approval shall be granted, or in the event that the law is amended to allow CN or its affiliates to acquire control of KCS without obtaining STB final approval or other governmental approval (and upon delivery of an opinion of independent counsel selected by the STB that no order of the STB or other governmental authority is required), the trustee will transfer the trust stock to or upon the order of holdco (or, if applicable, one or more other wholly owned subsidiaries of CN), as registered holder(s) of the trust certificates, and the voting trust shall terminate.

The voting trust agreement provides that, in the event that there has been an STB denial, CN will use its reasonable best efforts to, directly or indirectly, (i) sell the trust stock to one or more eligible purchasers, or

(ii) otherwise dispose of the trust stock, during a period of two years after such STB denial or such extension of the two-year period as the STB may approve. Any such disposition will be subject to the jurisdiction of the STB to oversee CN’s direct or indirect divestiture of the trust stock. In connection with such an event, the trustee would continue to perform its duties under the voting trust agreement and, if CN fails to so sell or distribute the trust stock during such period, the trustee will as soon as practicable sell the trust stock for cash to one or more eligible purchasers in such manner and for such price as the trustee in its discretion deems reasonable after consultation with CN. For purposes of the voting trust agreement, an “eligible purchaser” is a person or entity not affiliated with CN and that has all necessary regulatory authority, if any, to purchase the trust stock. CN must cooperate with the trustee in so disposing of the trust stock and the trustee must act in accordance with any direction made by CN as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any STB or court order. The proceeds of the sale or other disposition would be distributed to holdco (or, if applicable, one or more other wholly owned subsidiaries of CN), as registered holder(s) of the trust certificates.

The voting trust agreement provides that the trustee will receive reasonable and customary compensation for all services rendered under the voting trust agreement and will be indemnified by CN. Neither the trustee nor any affiliate of the trustee may have (i) any officers, or members of their respective boards or directors, in common with CN or any of its affiliates, or (ii) any direct or indirect business arrangements or dealings, financial or otherwise, with CN or any of its affiliates, other than dealings pertaining to establishment and carrying out of the trust. During the term of the trust, the trustee will not own any stock or securities of CN or any of its affiliates; provided that, the trustee may own interests in any independently managed diversified mutual fund that owns stock or securities of CN and/or any of its affiliates. Neither CN nor its affiliates may purchase the stock or securities of the trustee or any affiliate of the trustee.

Subject to applicable law and to the rules, regulations and practices of the STB, until the voting trust agreement is executed, CN may amend the terms thereof in its sole discretion; provided that (x) prior to the effective time, the voting trust agreement may not be modified or amended without the prior written consent of KCS unless such modification or amendment is not inconsistent with the merger agreement, is not adverse to KCS and its stockholders and would not reasonably be expected to have a material and adverse effect on receipt of the STB voting trust approval and (y) the voting trust agreement may not be modified or amended without the prior written consent of KCS if such modification or amendment would reasonably be expected to materially increase the liability exposure of the board of directors of the surviving corporation under applicable law. Following the execution of the voting trust agreement, the voting trust agreement may only be modified or amended by agreement executed by the trustee, CN, holdco and any other registered holder(s) of the trust certificates (i) pursuant to an order of the STB, (ii) with the prior approval of the STB, (iii) in order to comply with any order of the STB or (iv) upon receipt of an opinion of counsel satisfactory to the trustee and the registered holder(s) of trust certificates that an order of the STB approving such modification or amendment is not required and that the amendment is authorized under the merger agreement and is consistent with the regulations of the STB regarding voting trusts.

Prior to the execution of the merger agreement, CN filed with the STB a motion for approval of the voting trust agreement. As CN was not then able to provide an agreed version of the merger agreement, the STB issued a decision on May 17, 2021 dismissing CN’s motion, without prejudice, as incomplete. In such decision, the STB also determined that the transaction would not be eligible for a waiver from the STB’s current regulations governing proposals for major rail consolidations. Following the execution of the merger agreement, on May 26, 2021, CN and KCS filed an updated joint motion for approval of the voting trust. On June 8, 2021, the STB established a procedural schedule for reviewing the voting trust. Under that schedule, public comments on the voting trust are due June 28, 2021, and replies to those comments by CN and KCS are due July 6, 2021. For more information, see “The KCS Merger Proposal—Regulatory Approvals Required for the Transaction” on page 91.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information and related notes (the “Pro Forma Financial Statements”) give effect to CN’s acquisition of KCS, which will be completed in two stages. First, upon consummation of the merger, each share of KCS common stock that is outstanding immediately prior to the effective time (other than excluded shares) will be converted automatically into the right to receive the merger consideration, being the share consideration of 1.129 CN common shares and the cash consideration of $200.00 in cash, without interest, and each share of KCS preferred stock that is outstanding immediately prior to the effective time (other than excluded shares) (together with the shares of KCS common stock, the “KCS shares”) will be converted into the right to receive the preferred merger consideration of $37.50 in cash, without interest. Immediately following the consummation of the merger, all of the outstanding shares of capital stock of the surviving corporation, as successor to KCS, will be deposited into the voting trust (“closing date”). Second, upon the occurrence of the control date, being the date on which CN is lawfully permitted to assume control over KCS’s railroad operations pursuant to the STB final approval and following the completion of the CFIUS process, the voting trust will be terminated and CN will acquire control of KCS.

The following Pro Forma Financial Statements have been prepared for illustrative and informational purposes in accordance with Regulation S-X Article 11, “Pro Forma Financial Information”, as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Businesses”, which was adopted by the SEC on May 21, 2020 (“Article 11”) to illustrate the estimated effects of the merger, including the combination of the historical financial statements of CN and KCS, and certain other related transactions and adjustments described below.

Following the closing date, until STB final approval is obtained and CN acquires control of KCS, CN preliminarily expects to account for its 100% equity ownership investment in the surviving corporation, as successor to KCS, using the equity method of accounting in its consolidated financial statements. However, the Pro Forma Financial Statements are prepared on the assumption that the control date has occurred and that CN assumes control of KCS. As the ultimate outcome of the transaction will be a business combination of CN and KCS, the Pro Forma Financial Statements have been presented on a consolidated basis (see Note 2, “Principles of consolidation”, for additional information).

Had the investment in KCS been accounted by CN in accordance with the equity method of accounting in the Pro Forma Financial Statements, instead of CN consolidating the assets and liabilities of KCS in accordance with the acquisition method of accounting, the March 31, 2021 pro forma balance sheet would have included an adjustment to record CN’s equity investment in KCS of C$37,047 million. Additionally, instead of CN consolidating the revenues and expenses of KCS, the pro forma statement of income for the year ended December 31, 2020 would otherwise have been adjusted to present income from an equity investment of C$523 million and a related deferred income tax expense of C$69 million, resulting in after tax net income for such period of C$3,146 million. The pro forma statement of income for the three months ended March 31, 2021 would otherwise have been adjusted to present income from an equity investment of C$187 million and a related deferred income tax expense of C$24 million, resulting in after tax net income for such period of C$944 million.

The Pro Forma Financial Statements are based on the historical consolidated financial statements of CN and KCS and have been prepared to reflect the merger and related debt financing (the “Transactions”). Pro forma adjustments for the debt financing and the following items have been presented in a separate column as “other transaction accounting adjustments”:

•	Settlement of outstanding share-based compensation awards that are modified as a result of the merger; and

•	Cash and other share-based incentive award retention programs that KCS will establish as a result of the merger.

The Transactions are more fully described in Notes 1, 4 and 5 to the Pro Forma Financial Statements. The Pro Forma Financial Statements give pro forma effect to the Transactions as if they had occurred on January 1, 2020 for statement of income purposes, and as if they had occurred on March 31, 2021 for balance sheet purposes. The Pro Forma Financial Statements should be read in conjunction with the CN and KCS audited financial statements and accompanying notes as at and for the year ended December 31, 2020 and the unaudited financial statements and accompanying notes as at and for the period ended March 31, 2021.

The Pro Forma Financial Statements are provided for illustrative purposes only and are based on various assumptions and are not intended to represent or be indicative of what CN’s consolidated balance sheet would actually have been or will be for any future periods or the consolidated statement of income would actually have been had the Transactions and other adjustments been completed as at the dates indicated or will be for any future periods. The Pro Forma Financial Statements do not purport to project the future financial position or operating results of CN following the completion of the merger and should not be taken as representative of the future consolidated results of operations or financial position of CN. The Pro Forma Financial Statements do not include adjustments to reflect any potential synergies, operating efficiencies or cost savings that may be achievable in connection with the merger. The Pro Forma Financial Statements do not reflect any divestitures or any other actions that may be required by regulatory or governmental authorities in connection with obtaining regulatory approvals and clearances for the Transactions. We therefore caution you not to place undue reliance on the Pro Forma Financial Statements.

The Pro Forma Financial Statements have been prepared using the acquisition method of accounting under U.S. GAAP, with CN being the accounting acquirer in the merger. As of the date of this proxy statement/prospectus, CN has completed only a preliminary purchase price allocation. Final allocation of the purchase price will materially differ from the preliminary amounts reflected in the Pro Forma Financial Statements. Accordingly, the pro forma adjustments are preliminary, and will be different from adjustments based on final acquisition accounting when completed, and such differences will be material.

The Pro Forma Financial Statements reflect pro forma adjustments CN believes are necessary to present fairly CN’s pro forma financial position and results of operations following the completion of the merger as at and for the periods indicated. The pro forma adjustments are based on currently available information and assumptions CN believes are, under the circumstances and given the information available as of the date of this proxy statement/prospectus, reasonable, directly attributable to the merger, and reflective of adjustments necessary to report CN’s financial condition and results of operations as if CN completed the merger.

The Pro Forma Financial Statements are presented in millions of Canadian dollars, CN’s reporting currency, unless indicated otherwise.

CANADIAN NATIONAL RAILWAY COMPANY

Unaudited Pro Forma Condensed Consolidated Balance Sheet as at March 31, 2021

	Historical		Pro Forma
In millions of Canadian dollars	CN	KCS as reclassified (Note 3)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Consolidated
Assets
Current assets
Cash and cash equivalents	$518	$326	$(23,451)	4a, 4a(iv)	$24,005	5a	$1,398
Restricted cash and cash equivalents	529	—	—		—		529
Accounts receivable	1,177	341	—		—		1,518
Material and supplies	633	165	—		—		798
Other current assets	517	76	—		—		593
Total current assets	3,374	908	(23,451)		24,005		4,836

Properties	39,816	11,322	—		—		51,138
Operating lease right-of-use assets	403	102	—		—		505
Pension asset	955	—	—		—		955
Intangible assets, goodwill and other	416	490	32,147	4a, 4d	—		33,053
Total assets	$44,964	$12,822	$8,696		$24,005		$90,487
Liabilities and equity
Current liabilities
Accounts payable and other	$2,162	$598	$417	4a(iv), 4b	$404	5a	$3,581
Current portion of long-term debt	676	8	—		17,332	5a	18,016
Total current liabilities	2,838	606	417		17,736		21,597

Deferred income taxes	8,406	1,523	(95)	4a, 4f	—		9,834
Other liabilities and deferred credits	529	130	—		—		659
Pension and other postretirement benefits	759	22	—	—			781
Long-term debt	12,252	4,728	454	4a, 4c	6,269	5a	23,703
Operating lease liabilities	289	69	—		—		358
Shareholders’ equity
Common shares	3,710	8	13,426	4a, 4a(iv), 4e	—		17,144
Common shares in Share Trusts	(96)	—	—		—		(96)
Additional paid-in capital	368	1,142	(1,142)	4e	—		368
Accumulated other comprehensive income (loss)	(3,490)	100	(100)	4e	—		(3,490)
Retained earnings	19,399	4,083	(4,264)	4b, 4e	—		19,218
Total shareholders’ equity	19,891	5,333	7,920		—		33,144
Noncontrolling interest	—	411	—	4a(vi)	—		411
Total equity	19,891	5,744	7,920		—		33,555
Total liabilities and equity	$44,964	$12,822	$8,696		$24,005		$90,487

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

CANADIAN NATIONAL RAILWAY COMPANY

Unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended

March 31, 2021

	Historical		Pro Forma
In millions of Canadian dollars except per share data	CN	KCS as reclassified (Note 3)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Consolidated
Revenues	$3,535	$894	$—		$—		$4,429

Operating expenses
Labor and fringe benefits	785	164	—		19	5b, 5c(ii)	968
Purchased services and material	549	97	—		—		646
Fuel	364	90	—		—		454
Depreciation and amortization	404	117	—		—		521
Equipment rents	89	27	—		—		116
Casualty and other	154	55	—		—		209
Acquisition-related costs	—	24	—		—		24
Loss (recovery) on assets held for sale	(137)	—	—		—		(137)

Total operating expenses	2,208	574	—		19		2,801

Operating income	1,327	320	—		(19)		1,628
Interest expense	(130)	(49)	9	4c	(262)	5a	(432)
Other components of net periodic benefit income	96	—	—		—		96
Other income (loss)	(2)	(2)	—		—		(4)

Income before income taxes	1,291	269	9		(281)		1,288
Income tax expense	(317)	(74)	(2)	4f	74	5d	(319)

Net income	974	195	7		(207)		969
Less: Net income attributable to noncontrolling interest	—	1	—		—		1

Net income attributable to controlling shareholders	$974	$194	$7		$(207)		$968

Earnings per share
Basic	$1.37						$1.19
Diluted	$1.37						$1.19
Weighted-average number of shares (Note 7)
Basic	711.0		102.7				813.7
Diluted	712.8		102.7				815.5

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

CANADIAN NATIONAL RAILWAY COMPANY

Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2020

	Historical		Pro Forma
In millions of Canadian dollars except per share data	CN	KCS as reclassified (Note 3)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Consolidated
Revenues	$13,819	$3,532	$—		$—		$17,351

Operating expenses
Labor and fringe benefits	2,723	652	—		147	5b, 5c	3,522
Purchased services and material	2,152	391	—		—		2,543
Fuel	1,152	295	—		—		1,447
Depreciation and amortization	1,589	480	—		—		2,069
Equipment rents	432	125	—		—		557
Casualty and other	508	243	—		—		751
Acquisition-related costs	—	—	432	4b	—		432
Loss (recovery) on assets held for sale	486	—	—		—		486

Total operating expenses	9,042	2,186	432		147		11,807

Operating income	4,777	1,346	(432)		(147)		5,544
Interest expense	(554)	(202)	36	4c	(1,112)	5a	(1,832)
Other components of net periodic benefit income	315	—	—		—		315
Other income (loss)	6	(39)		—	—		(33)

Income before income taxes	4,544	1,105	(396)		(1,259)		3,994
Income tax expense	(982)	(274)	9	4b, 4f	328	5d	(919)

Net income	3,562	831	(387)		(931)		3,075
Less: Net income attributable to noncontrolling interest	—	3	—		—		3
Net income attributable to controlling shareholders	$3,562	$828	$(387)		$(931)		$3,072

Earnings per share
Basic	$5.01						$3.77
Diluted	$5.00						$3.77
Weighted-average number of shares (Note 7)
Basic	711.3		102.7				814.0
Diluted	713.0		102.7				815.7

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1 – Basis of presentation

The Pro Forma Financial Statements have been prepared from:

•

The unaudited Interim Consolidated Financial Statements of CN as at and for the three months ended March 31, 2021 included in CN’s Quarterly Report on Form 6-K for the quarterly period ended March 31, 2021 furnished with the SEC on April 26, 2021;

•

The unaudited Interim Consolidated Financial Statements of KCS as at and for the three months ended March 31, 2021 included in KCS’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC on April 16, 2021;

•

The Consolidated Financial Statements of CN as at and for the year ended December 31, 2020 as included in CN’s Annual Report on Form 40-F for the year ended December 31, 2020 filed with the SEC on February 1, 2021; and

•

The Consolidated Financial Statements of KCS as at and for the year ended December 31, 2020 as included in KCS’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on January 29, 2021.

The Pro Forma Financial Statements include all adjustments necessary to be consistent with U.S. GAAP and in accordance with Article 11. The unaudited Pro Forma Condensed Consolidated Balance Sheet (the “pro forma balance sheet”) gives effect to the Transactions as if they had occurred on March 31, 2021. The unaudited Pro Forma Condensed Consolidated Statements of Income for the three months ended March 31, 2021 and the year ended December 31, 2020 (collectively, the “pro forma statements of income”) give effect to the Transactions as if they had occurred on January 1, 2020. The Pro Forma Financial Statements do not include management’s adjustments to reflect any potential synergies, operating efficiencies or cost savings that may be achievable in connection with the merger.

The Pro Forma Financial Statements may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results that may be obtained in the future. The Pro Forma Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto of CN and KCS referred to above.

2 – Principles of consolidation

The Pro Forma Financial Statements have been prepared on the basis that CN will account for the transaction as a purchase of KCS using the acquisition method in accordance with the Financial Accounting Standards Board Accounting Standards Codification 805 “Business Combinations” (“ASC 805”). Under the acquisition method, assets and liabilities of KCS are recorded at their fair value on the date of the transaction and the total consideration is allocated to the tangible and intangible assets acquired and liabilities assumed. The excess of the total purchase consideration over the fair value of the identifiable assets acquired and liabilities assumed is recorded as goodwill.

The adjustments reflected in the Pro Forma Financial Statements are preliminary. The allocation of the estimated merger consideration and preferred merger consideration (which we collectively refer to herein as the “consideration”) is pending finalization of various estimates, inputs and analyses, as more fully described in Note 4a. Since the Pro Forma Financial Statements have been prepared based on preliminary estimates of the consideration and fair values attributable to the acquisition of KCS by CN, the actual amounts eventually recorded for the purchase accounting, including the identifiable intangibles and goodwill, will differ materially from the information presented. See Note 4 “Preliminary purchase price calculation” for additional information.

3 – Adjustments to KCS historical financial statements

Accounting policies

As of the date of this proxy statement/prospectus, CN is not aware of any material differences in accounting policies that would have a material impact on the Pro Forma Financial Statements. Following the merger, CN will conduct a review of KCS’s accounting policies in an effort to determine if there are any additional material differences that require reclassification or different measurement of KCS’s revenues, expenses, assets or liabilities to conform to CN’s accounting policies and classifications. As a result of that review, CN may identify differences between the accounting policies of CN and KCS that, when conformed, could have a material impact on the Pro Forma Financial Statements.

Currency adjustments

CN’s consolidated financial statements are presented in Canadian dollars while the consolidated financial statements of KCS are presented in U.S. dollars. For purposes of the Pro Forma Financial Statements, the historical balance sheet of KCS has been translated to Canadian dollars at the March 31, 2021 closing foreign exchange rate of C$1.2562 per $1.00 and the historical statements of income for the year ended December 31, 2020 and the three months ended March 31, 2021 have been translated to Canadian dollars at the average foreign exchange rates of C$1.3415 and C$1.2666 per $1.00 for those respective periods.

Presentation and reclassification adjustments

Certain presentation and reclassification adjustments have been made to the historical presentation of KCS financial statements in order conform to the presentation by CN.

Adjustments to the presentation of the KCS historical balance sheet include:

•	Presentation of “Accounts receivable, net” in “Accounts receivable”

•	Presentation of “Materials and supplies” in “Material and supplies”

•	Presentation of “Property and equipment (including concession assets), net” in “Properties”

•	Reclassification of “Investments” to “Intangible assets, goodwill and other”

•	Reclassification of “Other assets” to “Intangible assets, goodwill and other”

•	Presentation of “Accounts payable and accrued liabilities” in “Accounts payable and other”

•	Presentation of “Long-term debt due within one year” in “Current portion of long-term debt”

•

Reclassification of “Other noncurrent liabilities and deferred credits” of C$152 million to “Other liabilities and deferred credits” of C$130 million and to “Pension and other postretirement benefits” of C$22 million

•	Presentation of “Long-term operating lease liabilities” in “Operating lease liabilities”

•	Presentation of “Stockholders’ equity” including preferred and common stock in “Common shares”

•	Presentation of “Accumulated other comprehensive income” in “Accumulated other comprehensive income (loss)”

Adjustments to the presentation of the KCS historical statements of income include:

•	Presentation of “Compensation and benefits” in “Labor and fringe benefits”

•	Presentation of “Purchased services” in “Purchased services and material”

•	Presentation of “Equipment costs” in “Equipment rents”

•

Reclassification of “Materials and other” of C$84 million to “Purchased services and material” of C$29 million and to “Casualty and other” of C$55 million for the three months ended March 31, 2021. Reclassification of “Materials and other” of C$350 million to “Purchased services and material” of C$125 million and to “Casualty and other” of C$225 million for the year ended December 31, 2020.

•	Presentation of “Write-off of software development costs” in “Casualty and other”

•	Reclassification of “Restructuring charges” of C$23 million to “Labor and fringe benefits” of C$13 million and to “Equipment rents” of C$10 million for the year ended December 31, 2020

•	Presentation of “Merger costs” in “Acquisition-related costs”

•	Presentation of “Other income (expense), net” in “Other income (loss)”

•	Reclassification of “Equity in net earnings (losses) of affiliates” to “Other income (loss)”

•	Reclassification of “Foreign exchange loss” in “Other income (loss)”

Intercompany eliminations

There are no significant intercompany balances or transactions that require elimination from the Pro Forma Financial Statements.

The following tables illustrate the impact of adjustments made to the historical KCS financial statements to convert them to Canadian dollars and to align to the presentation of CN as described above.

KANSAS CITY SOUTHERN

Unaudited Adjusted Condensed Consolidated Balance Sheet as at March 31, 2021

In millions	KCS before reclassification in U.S. dollars	KCS before reclassification in Canadian dollars	Reclassification in Canadian dollars	KCS as reclassified in Canadian dollars	CN Presentation
Assets					Assets
Current assets					Current assets
Cash and cash equivalents	$259.9	$326	$—	$326	Cash and cash equivalents
Accounts receivable, net	271.1	341	—	341	Accounts receivable
Materials and supplies	131.6	165	—	165	Material and supplies
Other current assets	60.7	76	—	76	Other current assets

Total current assets	723.3	908	—	908	Total current assets
Property and equipment (including concession assets), net	9,012.8	11,322	—	11,322	Properties
Operating lease right-of-use assets	81.0	102	—	102	Operating lease right-of-use assets
			490	490	Intangible assets, goodwill and other
Investments	48.0	60	(60)
Other assets	341.9	430	(430)

Total assets	$10,207.0	$12,822	$—	$12,822	Total assets

Liabilities and equity					Liabilities and equity
Current liabilities					Current liabilities
Accounts payable and accrued liabilities	$476.2	$598	$—	$598	Accounts payable and other
Long-term debt due within one year	6.5	8	—	8	Current portion of long-term debt

Total current liabilities	482.7	606	—	606	Total current liabilities
Deferred income taxes	1,212.7	1,523	—	1,523	Deferred income taxes
Other noncurrent liabilities and deferred credits	121.1	152	(22)	130	Other liabilities and deferred credits
			22	22	Pension and other postretirement benefits
Long-term debt	3,763.5	4,728	—	4,728	Long-term debt
Long-term operating lease liabilities	54.5	69	—	69	Operating lease liabilities
Stockholders’ equity					Shareholders’ equity
Stockholders’ equity	6.3	8	—	8	Common shares
Additional paid-in capital	909.0	1,142	—	1,142	Additional paid-in capital
Accumulated other comprehensive income	79.8	100	—	100	Accumulated other comprehensive income (loss)
Retained earnings	3,250.6	4,083	—	4,083	Retained earnings

Total stockholders’ equity	4,245.7	5,333	—	5,333	Total shareholders’ equity
Noncontrolling interest	326.8	411	—	411	Noncontrolling interest

Total equity	4,572.5	5,744	—	5,744	Total equity

Total liabilities and equity	$10,207.0	$12,822	$—	$12,822	Total liabilities and equity

KANSAS CITY SOUTHERN

Unaudited Adjusted Condensed Consolidated Statement of Income for the three months ended March 31, 2021

In millions	KCS before reclassification in U.S. dollars	KCS before reclassification in Canadian dollars	Reclassification in Canadian dollars	KCS as reclassified in Canadian dollars	CN Presentation
Revenues	$706.0	$894	$—	$894	Revenues

Operating expenses					Operating expenses
Compensation and benefits	129.5	164	—	164	Labor and fringe benefits
Purchased services	53.8	68	29	97	Purchased services and material
Fuel	70.9	90	—	90	Fuel
Depreciation and amortization	92.0	117	—	117	Depreciation and amortization
Equipment costs	21.1	27	—	27	Equipment rents
			55	55	Casualty and other
Merger costs	19.3	24	—	24	Acquisition-related costs
Materials and other	66.4	84	(84)

Total operating expenses	453.0	574	—	574	Total operating expenses

Operating income	253.0	320	—	320	Operating income
Interest expense	(39.0)	(49)	—	(49)	Interest expense
Other income (expense), net	(0.8)	(1)	(1)	(2)	Other income (loss)
Equity in net earnings (losses) of affiliates	6.0	8	(8)
Foreign exchange loss	(7.3)	(9)	9

Income before income taxes	211.9	269	—	269	Income before income taxes
Income tax expense	58.5	74	—	74	Income tax expense

Net income	153.4	195	—	195	Net Income
Less: Net income attributable to noncontrolling interest	0.4	1	—	1	Less: Net income attributable to noncontrolling interest

Net income attributable to Kansas City Southern and subsidiaries	$153.0	$194	$—	$194	Net income attributable to controlling shareholders

KANSAS CITY SOUTHERN

Unaudited Adjusted Condensed Consolidated Statement of Income for the year ended December 31, 2020

In millions	KCS before reclassification in U.S. dollars	KCS before reclassification in Canadian dollars	Reclassification in Canadian dollars	KCS as reclassified in Canadian dollars	CN Presentation
Revenues	$2,632.6	$3,532	$—	$3,532	Revenues

Operating expenses					Operating expenses
Compensation and benefits	476.5	639	13	652	Labor and fringe benefits
Purchased services	198.1	266	125	391	Purchased services and material
Fuel	219.8	295	—	295	Fuel
Depreciation and amortization	357.9	480	—	480	Depreciation and amortization
Equipment costs	85.8	115	10	125	Equipment rents
			243	243	Casualty and other
Materials and other	260.9	350	(350)
Write-off of software development costs	13.6	18	(18)
Restructuring charges	17.0	23	(23)

Total operating expenses	1,629.6	2,186	—	2,186	Total operating expenses

Operating income	1,003.0	1,346	—	1,346	Operating income
Interest expense	(150.9)	(202)	—	(202)	Interest expense
Other income (expense), net	2.1	3	(42)	(39)	Other income (loss)
Equity in net earnings (losses) of affiliates	(1.4)	(2)	2
Foreign exchange loss	(29.6)	(40)	40

Income before income taxes	823.2	1,105	—	1,105	Income before income taxes
Income tax expense	204.1	274	—	274	Income tax expense

Net income	619.1	831	—	831	Net Income
Less: Net income attributable to noncontrolling interest	2.1	3	—	3	Less: Net income attributable to noncontrolling interest

Net income attributable to Kansas City Southern and subsidiaries	$617.0	$828	$—	$828	Net income attributable to controlling shareholders

4—Preliminary purchase price calculation

a) Consideration and fair value of assets and liabilities acquired

The preliminary purchase price calculation reflected in the Pro Forma Financial Statements does not represent the actual consideration to be transferred upon completion of the merger. To determine the preliminary purchase price calculation, the closing price per CN common share on the NYSE on June 17, 2021 of $106.00 (the “Closing Price”) and the Canadian dollar to U.S. dollar foreign exchange rate, as reported by the Bank of Canada on June 17, 2021 at C$1.2341 per $1.00 (the “Foreign Exchange Rate”) have been used. The actual purchase price calculation and Foreign Exchange Rate (and, accordingly, the fair value of the merger consideration) will fluctuate between June 17, 2021 and the closing date and is therefore subject to change. A 10% change in the Closing Price would increase or decrease the fair value of the preliminary purchase price calculation and goodwill by C$1,356 million. A one-cent change in the Canadian dollar relative to the U.S. dollar would increase or decrease the fair value of the preliminary purchase price calculation and goodwill by C$291 million.

The transaction is anticipated to result in the following estimated purchase price allocation:

In millions of Canadian dollars
Consideration
(i)	CN common shares issued	$13,405
(ii)	Cash consideration for shares of KCS common stock	22,402
(iii)	Cash consideration for shares of KCS preferred stock	10
(iv)	Consideration to settle share-based compensation	250
(v)	Cash paid for CPRL merger termination fee	845

Total Consideration		36,912

(vi)	Estimated fair value of noncontrolling interest	411

Total		$37,323

(i)	Based on the Closing Price multiplied by the number of shares of KCS common stock outstanding as at May 31, 2021 multiplied by the exchange ratio of 1.129 and multiplied by the Foreign Exchange Rate.
(ii)	Represents the cash consideration of $200.00 paid for each share of KCS common stock outstanding as at May 31, 2021 multiplied by the Foreign Exchange Rate.
(iii)	Represents the cash consideration of $37.50 paid for each share of KCS preferred stock outstanding as at May 31, 2021 multiplied by the Foreign Exchange Rate.
(iv)

Upon closing, each KCS stock option that is outstanding and unexercised will generally be cancelled in consideration for the right to receive an amount in cash based on the excess of the value of the merger consideration over the option’s exercise price per share, less applicable tax withholding (if any) associated with such payment. The settlement amount, valued at C$146 million, is based on the excess of the merger consideration over the exercise price multiplied by the Foreign Exchange Rate and multiplied by the number of KCS stock options outstanding as at May 31, 2021.

Upon closing, each KCS restricted share award and KCS director deferred stock that is outstanding will generally be converted into the right to receive the merger consideration and, in the case of each KCS restricted share award, the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award, less applicable tax withholding (if any) with respect to the payment of this consideration. The portion of the consideration payable in respect of KCS restricted share awards and KCS director deferred stock that has been settled through the issuance of CN common shares has been valued at C$29 million and has been calculated based on the Closing Price multiplied by the KCS restricted share awards and director deferred stock outstanding as at May 31, 2021 multiplied by the exchange ratio of 1.129 and multiplied by the Foreign Exchange Rate. The portion of the consideration payable in respect of KCS restricted share awards and KCS director deferred stock that has been settled in cash has been valued at C$48 million and has been calculated by multiplying $200.00 by the Foreign Exchange Rate and then multiplying by the number of KCS restricted share awards and KCS director deferred stock outstanding as at May 31, 2021.

Compensation expense of C$82 million associated with the accelerated vesting of the KCS stock options and KCS restricted share awards is not presented in the pro forma statement of income as it represents a pre-acquisition cost and will not recur in the statement of income beyond twelve months after the transaction.

Upon closing, each KCS performance share award that is outstanding and unvested will be converted into a cash-based award that entitles the holder thereof, upon vesting at the end of the three-year requisite service period, to receive an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS performance share award, with the number of shares of KCS common stock subject to each such award equal to 200% of the target number of shares of KCS common stock covered by each such KCS performance share award. The fair value of the KCS’s performance share awards attributable to pre-merger service that will be assumed by CN as at the closing date is estimated at C$27 million, and forms part of the consideration paid by CN to acquire KCS. This expense is not presented in the pro forma statements of income as it is a pre-acquisition cost and will not recur in the statement of income beyond twelve months after the transaction. The amount is included within Accounts payable and other on the pro forma balance sheet. See Note 5b “Share-based compensation” for additional information.

(v)	Consideration paid of $700 million (C$845 million) by holdco to KCS in connection with KCS’s termination of the CPRL merger agreement.
(vi)

As of the date of this proxy statement/prospectus, the fair market value of the interest held by others in Meridian Speedway LLC, a subsidiary of KCS (“Meridian Speedway”), cannot be reasonably estimated and has been currently reflected at the carrying amount. When CN has finalized its determination of the fair value of the noncontrolling interest in Meridian Speedway, the total fair value of the noncontrolling interest could be materially different.

Fair value of the assets acquired and liabilities assumed:

In millions of Canadian dollars	Historical KCS as reclassified in Canadian dollars (Note 3)	Fair Value Adjustments	Note	Estimated Fair Value
Current Assets	$908	$—		$908
Properties	11,322	—		11,322
Operating lease right-of-use assets	102	—		102
Intangible assets, goodwill and other	490	32,147	4d	32,637
Accounts payable and other	(598)	(209)	4b	(807)
Current portion of long-term debt	(8)	—		(8)
Deferred income taxes	(1,523)	95	4f	(1,428)
Other liabilities and deferred credits	(130)	—		(130)
Pension and other postretirement benefits	(22)	—		(22)
Long-term debt	(4,728)	(454)	4c	(5,182)
Operating lease liabilities	(69)	—		(69)

Total identifiable net assets	$5,744	$31,579		$37,323

Under the acquisition method, the acquired assets and liabilities assumed are measured at their estimated fair value at the date of acquisition with the exception of income taxes, operating lease liabilities, operating lease right-of-use assets as well as contingent assets and liabilities.

The purchase price allocation is preliminary and will change as a result of several factors, including:

•

Finalization of the fair value measurement of assets acquired and liabilities assumed including any divestitures or other restrictions that may be imposed by the STB or other regulatory authorities in connection with the necessary approvals;

•	Changes in the Canadian to U.S. dollar and Mexican peso to U.S. dollar foreign exchange rates;

•

Actual number of shares of KCS common stock, KCS preferred stock, KCS stock options, KCS restricted share awards, KCS director deferred stock and KCS performance share awards issued and outstanding as of immediately prior to the closing date;

•	The price per CN common share on the closing date;

•	Actual amounts paid to settle the outstanding KCS equity awards;

•	Actual transaction costs incurred by KCS; and

•	The remeasurement of the equity method investment in KCS that is held in the voting trust prior to the control date, which remeasurement will occur immediately before CN acquires control of KCS.

The final purchase price allocation will be determined when CN has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final allocation could differ materially from the preliminary allocation used in the transaction accounting adjustments.

b) Transaction costs

Transaction costs, including investment banker, advisory, legal and other professional fees, were adjusted for in the Pro Forma Financial Statements as follows:

	Adjustments to the December 31, 2020 pro forma statement of income(1)	Adjustments to the March 31, 2021 pro forma balance sheet (2)

	(U.S. dollar values translated at the 2020 average U.S. dollar to Canadian dollar foreign exchange rate)	(U.S. dollar values translated at the March 31, 2021 closing U.S. dollar to Canadian dollar foreign exchange rate)
In millions of Canadian dollars	Acquisition-related costs	Accounts payable and other
Transaction costs incurred by CN	$209	$197
Transaction costs incurred by KCS	223	209

Total	$432	$406

(1)

Estimated transaction costs of C$432 million expected to be incurred that have not yet been recognized have been reported as Acquisition-related costs in the pro forma statement of income for December 31, 2020. C$209 million of these acquisition-related costs were incurred by CN, of which C$66 million are estimated to be deductible for tax purposes, resulting in an income tax recovery of C$17 million. The remaining C$223 million of transaction costs relate to KCS and are assumed to be not deductible for tax purposes for the purpose of these Pro Forma Financial Statements. The estimated transaction costs are preliminary, may change and will not recur in the statement of income beyond twelve months after the transaction.

(2)

Estimated transaction costs of C$406 million expected to be incurred that have not yet been recognized have been reported as a current liability under Accounts payable and other. C$197 million of these acquisition-related costs were incurred and payable by CN, of which C$62 million are estimated to be deductible for tax purposes, resulting in an income tax recovery of C$16 million included in the adjustment to Accounts payable and other. The remaining C$209 million of transaction costs payable relate to KCS and are included in the purchase price allocation in Note 4a, of which the amount deductible for tax purposes requires further review and is assumed to be zero for the purpose of these Pro Forma Financial Statements. The estimated transaction costs are preliminary, may change and will not recur in the statement of income beyond twelve months after the transaction.

c) Long-term debt

The fair value is estimated based on quoted market prices for the same or similar debt instruments, as well as discounted cash flows using current interest rates for debt with similar terms, company rating, and remaining maturity. The change in fair value is amortized into Interest expense over the remaining term of the underlying debt instrument using the effective interest rate method. As a result, adjustments of C$9 million and C$36 million have been recorded as a reduction of interest expense in the pro forma statements of income for March 31, 2021 and December 31, 2020, respectively.

d) Intangible assets, goodwill and other

The fair values of KCS’s identifiable tangible and intangible assets and liabilities assumed and the impact of applying acquisition accounting have not been determined as of the date of this proxy statement/prospectus. Due to the stage of the transaction as of the date of this proxy statement/prospectus, estimates of such amounts are not yet known. Included in Intangible assets, goodwill and other is an adjustment to goodwill of C$32,147 million for the excess of the total consideration over the recognized amounts of KCS’s net assets of C$32,163 million, net of an adjustment to eliminate $13 million (C$16 million) of historical carrying value of goodwill of KCS in accordance with the requirements of ASC 805. A detailed valuation of the net assets acquired has not been completed and actual amounts attributable to properties, intangible assets, other assets, other liabilities and the related deferred income tax balances results will differ materially from the book values used.

e) Historical shareholders’ equity

The historical balances in KCS’s shareholders’ equity will be eliminated as part of the transaction.

f) Income taxes

The adjustment to income tax relates to the deferred tax impact of the pro forma adjustments to the balance sheet as a result of the preliminary purchase price calculation. For the three months ended March 31, 2021 and for the year ended December 31, 2020, the adjustment to income tax is calculated at an estimated effective rate of approximately 21.0% pertaining to the increase in fair value of the long-term debt resulting from the purchase price allocation, 26.2% pertaining to the portion of CN’s transaction costs deductible for income tax purposes and 25.0% pertaining to the vesting of KCS’s share-based compensation awards.

It is expected that a significant amount of deferred income tax liability will be recorded on the taxable temporary differences resulting from the final determination of the fair values of properties and identifiable intangible assets acquired, which is not reflected herein.

g) Depreciation and amortization expense

The excess of the total consideration over the recognized amounts of net assets has been presented as goodwill in the pro forma balance sheet and, as a result, no pro forma depreciation and amortization of intangible and tangible assets has been recorded. A valuation of the net assets acquired has not been completed as of the date of this proxy statement/prospectus and any adjustments associated with depreciable and amortizable assets are not yet known. It is expected that a significant amount of depreciation and amortization will be recorded resulting from the determination of the final fair values of properties and identifiable intangible assets acquired. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 32.

5—Other transaction accounting adjustments

Explanations of the other transaction accounting adjustments to the Pro Forma Financial Statements are as follows:

a) Debt and interest expense

CN has obtained committed financing in the form of a $14,300 million (C$17,964 million) senior unsecured 364-day bridge loan facility and $5,000 million (C$6,281 million) delayed-draw term loan facility to provide financing certainty for the transaction.

CN expects to reduce the commitments under the bridge facility with an offering of long-term debt securities (which we refer to as the “permanent financing”) before the closing date. However, as there can be no assurance that the permanent financing will be obtained prior to the closing date and given that terms relating to the expected permanent financing are uncertain as of the date of this proxy statement/prospectus, the cash component of the consideration and transaction fees and expenses are assumed to be financed for pro forma purposes through the committed financing obtained via the bridge and term loan facilities.

The table below presents a breakdown of the components of the debt financing and related interest expense pursuant to the committed debt financing arrangements:

In millions of Canadian dollars, unless stated otherwise	Term	Effective interest rate(1)	Face value (U.S. dollars)	Face value	Deferred financing fees(2)	Net debt	Interest expense for the three months ended March 31, 2021(3)	Interest expense for the year ended December 31, 2020(3)
Bridge facility	364-days	5.305%	$14,300	$17,964	$(632)	$17,332	$240	$1,018
Term Loans	3-years	1.311%	2,000	2,512	(4)	2,508	8	36
Term Loans	5-years	1.429%	3,000	3,769	(8)	3,761	14	58
Total			$19,300	$24,245	$(644)	$23,601	$262	$1,112

(1)

Loans may be borrowed as “LIBOR loans” or alternate base rate loans. Interest rates are based on (a) the interest rate equal to the LIBOR rate multiplied by the applicable statutory reserve rate or (b) the alternate base rate, as applicable, plus the applicable margin (with the applicable margin being determined based on the senior unsecured debt rating of CN). In each case, the applicable margin for alternate base rate loans is equal to the greater of (i) 0% and (ii) the applicable margin for LIBOR loans minus 1.00%. The LIBOR rate used is the current LIBOR rate for an interest period of three months as at June 17, 2021. The applicable interest rates for LIBOR loans are summarized below, based on the expected senior unsecured debt rating of CN upon issuance of the debt:

a.	Bridge facility:

i.	0-90 days: LIBOR plus 1.25%

ii.	91-180 days: LIBOR plus 1.50%

iii.	181-270 days: LIBOR plus 1.75%

iv.	271-360 days: LIBOR plus 2.00%

b.	Term loan (3-year): LIBOR plus 1.125%.

c.	Term loan (5-year): LIBOR plus 1.25%

(2)

A schedule of deferred financing fees is summarized below. Deferred financing fees of C$404 million related to the bridge facility are not yet paid and are included in the Accounts payable and other adjustment. Net cash proceeds received from the issuance of debt is C$24,005 million.

Total deferred financing fees of $513 million (C$644 million) are incurred as follows:

a.	Upon issuance of debt: $191 million (C$240 million)

b.	90-days post close: $72 million (C$90 million)

c.	180 days post close: $107 million (C$134 million)

d.	270 days post close: $143 million (C$180 million)

(3)	Interest expense includes amortization of deferred financing fees.

Upon the closing of the merger, CN expects to designate the $19.3 billion of U.S. dollar-denominated debt as a foreign currency hedge of its net investment in foreign operations. Accordingly, foreign exchange gains and losses, from the dates of designation, on the translation of the U.S. dollar-denominated debt would be included in Other comprehensive income (loss).

The following table illustrates the impact of a change in the LIBOR rate by +/- 0.125%:

	Change in interest expense for the three months ended March 31, 2021		Change in interest expense for the year ended December 31, 2020
In millions of Canadian dollars	LIBOR rate + 0.125%	LIBOR rate - 0.125%	LIBOR rate + 0.125%	LIBOR rate - 0.125%
Bridge facility	$6	$(6)	$24	$(24)
Syndicated Term Loans	1	(1)	3	(3)
Syndicated Term Loans	1	(1)	5	(5)
Total	$8	$(8)	$32	$(32)

b) Share-based compensation

Upon the closing of the merger, each outstanding and unvested KCS performance share award will be converted into a cash-based award that entitles the holder thereof, upon vesting at the end of the three-year requisite service period, to receive an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS performance share award, with the number of shares of KCS common stock covered by each such KCS performance share award equal to 200% of the target number of shares of KCS common stock covered by each such KCS performance share award. The estimated portion of the award attributable to post-merger services resulted in an adjustment of C$16 million and C$57 million reflected within Labor and fringe benefits in the pro forma statements of income for the three months ended March 31, 2021 and for the year ended December 31, 2020 respectively.

c) Retention bonuses

(i) As permitted under the merger agreement, KCS may establish a cash-based retention program for KCS employees that is designed to promote retention, incentivize the completion of the transaction and reward extraordinary effort. Each award granted pursuant to the retention program will vest and become payable in two installments: (1) 25% on the earlier of (a) the date on which the closing date occurs and (b) February 21, 2022, and (2) 75% on the earlier of (a) ninety (90) days after the date that CN acquires control of KCS and (b) June 1, 2023, subject, in each case, to the recipient’s continued employment through the applicable vesting dates; provided, however, that if the recipient experiences a qualifying termination, then the recipient will be entitled to any then unpaid portion of the recipient’s award. As the Pro Forma Financial Statements give pro forma effect to the Transactions as if they had occurred on January 1, 2020 for statement of income purposes, an adjustment of C$67 million for the period following the merger is reflected within Labor and fringe benefits in the statement of income for December 31, 2020, representing the maximum allowable amount to be awarded under this program. This adjustment will not recur in the statements of income beyond twelve months after the transaction.

(ii) As permitted under the merger agreement, KCS is permitted to grant employees and officers up to 57,159 KCS restricted share awards with a vesting period of not less than one year for retention purposes. As at the closing date, the unvested KCS restricted share awards will be converted into a right to receive (i) an amount in cash equal to the merger consideration value in respect of each share of KCS common stock subject to such KCS restricted share award, and (ii) the accrued but unpaid cash dividends corresponding to each share of KCS common stock subject to such KCS restricted share award, upon vesting. As these Pro Forma Financial Statements give pro forma effect to the Transactions as if they had occurred on January 1, 2020 for statement of income purposes, adjustments of C$3 million and C$12 million for the period following the merger are reflected within Labor and fringe benefits in the pro forma statement of income for March 31, 2021 and December 31, 2020 respectively, representing the maximum allowable awards to be granted under this program.

(iii) Pursuant to the merger agreement, CN will be required to pay to KCS employees who participate in the KCS annual bonus plan an annual bonus payment that is based on the achievement of the applicable performance goals at the greater of (1) target performance and (2) 130% of actual performance, but in no event greater than 200% of target. An adjustment of C$11 million is reflected within Labor and fringe benefits in the statement of income for December 31, 2020 representing the incremental bonus that would have been recorded had the adjustment been reflected in the annual bonus plan for the 2020 calendar year. This adjustment will not recur in the statement of income beyond twelve months after the transaction.

d) Income taxes

The adjustment to Income tax expense relates to the estimated tax impact of Other transaction accounting adjustments and is calculated at an estimated effective rate of approximately 26.2% for adjustments pertaining to CN and 25.0% for adjustments pertaining to KCS for the three months ended March 31, 2021 and for the year ended December 31, 2020.

6—Cost savings and synergies

The Pro Forma Financial Statements do not include management’s adjustments to reflect any potential synergies, operating efficiencies or cost savings that may be achievable in connection with the merger.

7—Pro forma weighted average number of CN common shares outstanding

The earnings per CN common share has been based on the following:

For the three months ended March 31, 2021

In millions of shares	Basic	Diluted
CN’s weighted average common shares outstanding for the period	711.0	712.8
CN common shares issued upon the consummation of the merger	102.7	102.7

Pro forma weighted average number of CN common shares outstanding	813.7	815.5

For the year ended December 31, 2020

In millions of shares	Basic	Diluted
CN’s weighted average common shares outstanding for the period	711.3	713.0
CN common shares issued upon the consummation of the merger	102.7	102.7

Pro forma weighted average number of CN common shares outstanding	814.0	815.7

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of KCS

To KCS’s knowledge, the following table sets forth certain information regarding the beneficial ownership of KCS common stock as of June 17, 2021 (except as noted in the footnotes below) with respect to: (i) each person known by KCS to beneficially own more than 5% of the shares of KCS common stock issued and outstanding, (ii) each member of the KCS board, (iii) each named executive officer of KCS and (iv) all current directors and executive officers as a group. KCS has determined beneficial ownership in accordance with the rules of the SEC.

KCS is not aware of any beneficial owner of more than 5% of the “KCS preferred stock.” None of KCS’s directors or executive officers owns any shares of KCS preferred stock. No officer or director of KCS owns any equity securities of any subsidiary of KCS. Beneficial ownership is generally defined as either the sole or shared power to vote or dispose of the shares. Except as otherwise noted, the beneficial owners have the sole power to vote and dispose of the KCS voting stock.

Beneficial Owners	Common Stock(1)		Percent of Class(1)
The Vanguard Group	9,881,055	(2)	10.56%
Massachusetts Financial Services Company	6,725,646	(3)	7.2%
BlackRock, Inc.	7,278,423	(4)	7.8%

Directors
Lydia I. Beebe	2,028	(5)	*
Director
Lu M. Córdova	10,031	(6)	*
Director
Robert J. Druten	16,117	(7)	*
Director
Antonio O. Garza, Jr.	4,448		*
Director
David Garza-Santos	2,648		*
Director
Janet H. Kennedy	3,402		*
Director
Mitchell J. Krebs	4,087		*
Director
Henry J. Maier	9,087		*
Director
Thomas A. McDonnell	116,965	(8)	*
Director
Patrick J. Ottensmeyer	244,506	(9)	*
Director; President and Chief Executive Officer

Executive Officers	Common Stock(1)		Percent of Class(1)
Brian D. Hancock	34,375	(10)	*
Executive Vice President and Chief Innovation Officer
Michael J. Naatz	22,827	(11)	*
Executive Vice President, Chief Marketing Officer
Jeffrey M. Songer	49,174	(12)	*
Executive Vice President and Chief Operating Officer
Michael W. Upchurch	65,167	(13)	*
Executive Vice President and Chief Financial Officer
All Directors and Executive Officers as a Group (19 Persons)	742,475	(14)	*

*	Less than 1% of the outstanding shares.
(1)

This column includes KCS common stock, including restricted shares, beneficially owned by officers, directors, nominees for director and beneficial owners of more than 5% of KCS common stock. In accordance with SEC rules, this column also includes shares that may be acquired upon the exercise of options or other convertible securities that are exercisable or convertible on the record date, or will become exercisable or convertible within 60 days of that date, which are considered beneficially owned. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or other convertible securities held by that person that are exercisable or convertible on the record date, or exercisable or convertible within 60 days of the record date, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. In addition, under applicable law, shares that are held indirectly are considered beneficially owned. Directors, nominees for director and executive officers may also be deemed to own, beneficially, shares included in the amounts shown above which are held in other capacities. The holders may disclaim beneficial ownership of shares included under certain circumstances. A list of KCS executive officers is included in KCS’s Annual Report on Form 10-K for the year ended December 31, 2020 and KCS’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021. See page 205 of this proxy statement/prospectus for instructions on how to obtain copies of the Form 10-K of Form 10-Q.

(2)

The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. Based on a Schedule 13G/A, filed February 10, 2021, Vanguard reports sole voting power of 0 shares, shared voting power of 194,019 shares, sole power to dispose of 9,431,213 shares and shared power to dispose of 449,842 shares.

(3)

The address of Massachusetts Financial Services Company (“MFS”) is 111 Huntington Avenue, Boston, MA 02199. Based on a Schedule 13G/A, filed February 11, 2021, MFS reports sole voting power of 6,547,489 shares and sole dispositive power of 6,725,646 shares.

(4)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Based on a Schedule 13G/A, filed January 29, 2021, Black Rock, Inc. reports sole voting power of 6,318,835 shares and sole dispositive power of 7,278,423 shares.

(5)	Ms. Beebe’s shares are held in a revocable living trust for which she and her spouse are the trustees’s with sole voting and dispositive power.
(6)	Ms. Córdova’s shares are held in a revocable living trust for which she is the trustee with sole voting and dispositive power.
(7)	Mr. Druten’s beneficial ownership includes 100 shares held by a charitable foundation for which Mr. Druten disclaims beneficial ownership.
(8)

Mr. McDonnell’s beneficial ownership includes 76,965 shares held in a trust for which he is the trustee with sole voting and dispositive power, and 40,000 shares held by a charitable foundation for which Mr. McDonnell disclaims beneficial ownership.

(9)

Mr. Ottensmeyer’s beneficial ownership includes 17,276 restricted shares, 118,815 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date, and 260 shares allocated to his account in the KCS 401(k) Plan.

(10)

Mr. Hancock’s beneficial ownership includes 4,540 restricted shares and 14,619 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date.

(11)

Mr. Naatz’s beneficial ownership includes 4,530 restricted shares and 10,025 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date.

(12)

Mr. Songer’s beneficial ownership includes 7,143 restricted shares and 17,267 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date.

(13)

Mr. Upchurch’s beneficial ownership includes 4,120 restricted shares and 37,845 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date and 200 shares held jointly with his children.

(14)

The number includes 51,219 restricted shares, 257,725 shares that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the record date, 49,641 shares held jointly, 50,913 shares otherwise held indirectly, with 40,100 shares disclaimed.

Security Ownership of Certain Beneficial Owners and Management of CN

To CN’s knowledge, the following table sets forth certain information regarding the beneficial ownership of CN common shares as of June 17, 2021 (except as noted in the footnotes below) with respect to: (i) each person known by CN to beneficially own more than 5% of the CN common shares issued and outstanding, (ii) each member of the CN board, (iii) each named executive officer of CN, and (iv) all current directors and executive officers as a group. CN has determined beneficial ownership in accordance with the rules of the SEC.

No executive officer or director of CN owns any equity securities of any subsidiary of CN. Beneficial ownership is generally defined as either the sole or shared power to vote or dispose of the shares. Except as otherwise noted, the beneficial owners have the sole power to vote and dispose of the CN voting shares.

Beneficial Owners	Common Shares(1)	Percent of Class(1)
Cascade Investment, L.L.C.(2) (3)	87,314,431	12.31%
Bill & Melinda Gates Foundation Trust(2) (4)	13,907,283	1.96%
TOTAL(2)	101,221,714	14.27%

Directors
Shauneen Bruder	16,529	*
Director
Julie Godin	16,216	*
Director
Denise Gray	0	*
Director
Justin M. Howell	0	*
Director
Kevin G. Lynch	30,546	*
Director
Margaret A. McKenzie	5,217	*
Director
James E. O’Connor	37,398	*
Director
Robert Pace	345,774	*
Director
Robert L. Phillips	35,012	*
Director
Stein, Laura	31,697	*
Director

Named Executive Officers	Common Shares(1)	Percent of Class(1)
Jean-Jacques Ruest	823,802	*
Director; President and Chief Executive Officer
Sean Finn	124,431	*
Executive Vice President Corporate Services and Chief Legal Officer
Ghislain Houle	356,488	*
Executive Vice President and Chief Financial Officer
Dominique Malenfant	359	*
Executive Vice President and Chief Information and Technology Officer
Robert Reilly	35,195	*
Executive Vice President and Chief Operating Officer

	Common Shares(1)	Percent of Class(1)
All Directors and Executive Officers as a Group of President Officers	2,096,833	*

*	Less than 1% of the outstanding shares.
(1)

This column includes CN common shares beneficially owned by executive officers, including the named executive officers, directors, and beneficial owners of more than 5% of CN common shares. It includes, for non-executive directors, deferred share units under the Deferred Share Unit Plan for non-executive directors, and for executive officers, including the named executive officers, deferred share units under CN’s Voluntary Incentive Deferral Plan. In addition, in accordance with SEC rules, this column also includes shares that may be acquired upon the exercise of options that were exercisable on June 17, 2021, or that will become exercisable within 60 days of that date, which are considered beneficially owned. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that were exercisable on June 17, 2021, or exercisable within 60 days of that date, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. In addition, under applicable law, shares that are held indirectly are considered beneficially owned. Directors and executive officers may also be deemed to own, beneficially, shares included in the amounts shown above which are held in other capacities. The holders may disclaim beneficial ownership of shares included under certain circumstances. A list of CN executive officers is included in CN’s Annual Report on Form 40-F for the year ended December 31, 2020. See page 205 of this proxy statement/prospectus for instructions on how to obtain copies of the Form 40-F of CN.

(2)

William H. Gates III (“Gates”) is the sole member of Cascade Investment, L.L.C. (which we refer to as “Cascade”). Cascade held 87,314,431 CN common shares on June 17, 2021, representing 12.31% of the outstanding CN common shares. In addition, Mr. Gates is a co-trustee of the Bill & Melinda Gates Foundation Trust (which we refer to as the “BMGFT”), which held 13,907,283 CN common shares on June 17, 2021, representing 1.96% of the outstanding CN common shares. Hence, on June 17, 2021, Mr. Gates is deemed to have control or direction over 101,221,714 CN common shares, representing 14.27% of the outstanding CN common shares.

(3)

The address of Cascade is 2365 Carillon Point Kirkland WA 98033 USA. Based on a Schedule 13D/A, filed May 4, 2021, Cascade reports sole voting power of 87,314,431 shares, shared voting power of 0 shares, sole dispositive power of 87,314,431 shares and shared dispositive power of 0 shares.

(4)

The address of the BMGFT is 2365 Carillon Point Kirkland WA 98033 USA. Based on a Schedule 13D/A, filed May 4, 2021, BMGFT reports sole voting power of 0 shares, shared voting power of 13,907,283 shares, sole dispositive power of 0 shares and shared dispositive power of 13,907,283 shares.

COMPARISON OF RIGHTS OF CN SHAREHOLDERS AND KCS STOCKHOLDERS

General

CN is organized under the federal laws of Canada and, accordingly, the rights of CN shareholders will be governed principally by the CBCA, CN’s articles of continuance, as amended (which we refer to as “CN’s articles”), and CN’s by-laws (which we refer to as “CN’s by-laws”). KCS is incorporated in the State of Delaware, and the rights of KCS stockholders are governed by the DGCL and the KCS certificate of incorporation, as amended (which we refer to as “KCS’s certificate of incorporation”), and by-laws, as amended and restated (which we refer to as “KCS’s by-laws”). At the effective time, each share of KCS common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration. As a result, KCS common stockholders will become shareholders of CN and their rights will be governed principally by the CBCA and CN’s articles and CN’s by-laws.

Material Differences Between the Rights of Shareholders of CN and Stockholders of KCS

The following is a summary of material differences between the rights of CN shareholders under the CBCA, CN’s articles and CN’s by-laws and the existing rights of KCS stockholders under the DGCL, KCS’s certificate of incorporation and KCS’s by-laws. While KCS and CN believe that the following summary covers all of the material differences, it may not contain all of the information that is important to you. The following summary does not include a complete description of all differences between the rights of CN shareholders and KCS stockholders, nor does it include a complete discussion of the respective rights of CN shareholders and KCS stockholders.

The following summary is qualified in its entirety by reference to the CBCA, CN’s articles and CN’s by-laws, the DGCL, KCS’s certificate of incorporation and KCS’s by-laws and the various other documents referred to in this summary. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the CBCA and the DGCL, CN’s articles and CN’s by-laws, KCS’s certificate of incorporation and KCS’s by-laws, and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a KCS shareholder and the rights of a CN stockholder. KCS has filed with the SEC KCS’s certificate of incorporation and KCS’s by-laws referenced in this summary of shareholder rights, and CN has filed with the SEC CN’s articles and CN’s by-laws referenced in this summary of shareholder rights. For more information, see the section entitled “Where You Can Find Additional Information” on page 205. References to a “holder” in the following summary are to the registered holder of the applicable shares.

Provision	CN	KCS
Authorized Share Capital

CN’s articles authorize CN to issue an unlimited number of CN common shares, an unlimited number of Class A Preferred Shares issuable in series (which we refer to as “CN class A preferred shares”) and an unlimited number of Class B Preferred Shares issuable in series (which we refer to as “CN class B preferred shares”), all without par value.

Holders of CN common shares are entitled to all of the applicable rights and obligations under the CBCA and CN’s articles and CN’s by-laws.

In addition to the rights attaching to any series thereof (as described in this table

The aggregate number of shares of stock that KCS has the authority to issue is 402.84 million, consisting of 400 million shares of KCS common stock, 840 thousand shares of KCS preferred stock and 2 million shares of new series preferred stock, par value $1.00 per share (which we refer to as the “new series preferred stock”).

Provision	CN	KCS
under the heading “Variation of Rights Attaching to a Class or Series of Shares”, holders of CN class A preferred shares and CN class B preferred shares are entitled to all of the applicable rights and obligations under the CBCA and CN’s articles and CN’s bylaws.

Preferred Shares

CN’s articles authorize the CN board to issue an unlimited number of CN class A preferred shares and an unlimited number of CN class B preferred shares, each issuable in series and without par value.

The CN board is authorized to fix, before issuance and without shareholder approval, the designation, rights, privileges, restrictions and conditions attaching to the CN class A preferred shares or CN class B preferred shares of each series. No rights, privileges, restrictions or conditions attached to a series of such preferred shares may confer upon the said series a priority in respect of dividends or return of capital over any other series of the same class that are then outstanding.

Neither the holders of the CN class A preferred shares nor the holders of the CN class B preferred shares are entitled to vote at meetings of shareholders or to vote separately as a class, in each case except as provided by law.

As of June 17, 2021, there were no issued and outstanding CN class A preferred shares or CN class B preferred shares.

Holders of KCS preferred stock are entitled to receive dividends up to but not exceeding the rate of 4% per annum, before any dividends are declared or paid to common stock or new series preferred stock for the same period. Such dividends are not cumulative, and the holders of the KCS preferred stock are not entitled to receive any other earnings or profits. In case of liquidation or dissolution of KCS, the holders of KCS preferred stock are entitled to receive payment up to the amount of the par value before any payment or liquidation is made upon the common stock or new series preferred stock. Holders of KCS preferred stock are entitled to one vote per share on any matter brought before the stockholders.

The KCS board is authorized to issue up to 2 million shares of new series preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series. As of the date of this proxy statement, there are currently no shares of new series preferred stock outstanding.

Variation of Rights Attaching to a Class or Series of Shares	Under the CBCA, the rights attaching to CN common shares or any outstanding CN class A preferred shares or CN class B preferred shares may be varied only through an amendment of CN’s articles authorized by special resolution of CN’s shareholders including, if applicable, a separate special resolution of the holders of the affected class or series of shares in	Under KCS’s certificate of incorporation, the board of directors is authorized to issue up to 2 million shares of new series preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to

Provision	CN	KCS

accordance with the provisions of the CBCA. For purposes of the CBCA, a “special resolution” is generally a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution.

Under CN’s articles, the CN board is authorized to fix, before issuance and without shareholder approval, the designation, rights, privileges, restrictions and conditions attaching to the CN class A preferred shares or CN class B preferred shares of each series. No rights, privileges, restrictions or conditions attached to a series of such preferred shares may confer upon the said series a priority in respect of dividends or return of capital over any other series of the same class that are then outstanding.

the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

Consolidation and Division; Subdivision	Under the CBCA, an amendment of the articles of a corporation, including an amendment to change the issued shares of a class or series of shares into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series, requires the approval of shareholders by way of a special resolution, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the CBCA.	Under the DGCL, the issued shares of KCS common stock may be combined into a smaller number of shares or split into a greater number of shares through an amendment to KCS’s certificate of incorporation.

Reduction of Share Capital	Under the CBCA, CN may, by way of a special resolution of CN shareholders, reduce its stated capital for a class or series of shares for any purpose including, without limitation, for the purpose of distributing to a holder of a share of any class or series of shares an amount not exceeding the stated capital of the class or series, and declaring its stated capital to be reduced by an amount that is not represented by realizable assets, provided there are no reasonable grounds for believing that (i) CN is, or after the proposed reduction of its stated capital would be, unable to pay its liabilities as they become due, or (ii) after the proposed	Under the DGCL, KCS, by an affirmative vote of at least a majority of the KCS board, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or by transferring to surplus the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of KCS remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.

Provision	CN	KCS
reduction of its stated capital, the realizable value of CN’s assets would be less than the aggregate of its liabilities.

Distributions and Dividends, Repurchases and Redemptions

Distributions/Dividends

Under the CBCA, CN shareholders are entitled to receive dividends if, as and when declared by the CN board, provided that there are no reasonable grounds for believing that (i) CN is, or would after the payment be, unable to pay its liabilities as they become due, or (ii) the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Under the CBCA, a corporation may pay a dividend by issuing fully paid shares of such corporation or may pay in money or property. If shares of a corporation are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money is to be added to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

Under CN’s articles, holders of shares of any series of CN class A preferred shares shall be entitled to receive, in priority to holders of shares of any series of CN class B preferred shares or CN common shares, as and when declared by the CN board, dividends in the amounts specified or determinable in accordance with the rights, privileges, restrictions and conditions attaching to such series. Holders of shares of any series of CN class B preferred shares shall be entitled to receive, in priority to the holders of CN common shares and holders of any other class of shares of CN ranking subordinate to the CN class B preferred shares, as and when declared by the CN board, dividends in the amounts specified or determinable in accordance with the rights, privileges, restrictions and conditions attaching to such series.

Under CN’s articles, upon liquidation, dissolution or winding up of CN or other distribution of its assets among

Distributions/Dividends

Under the DGCL, KCS stockholders are entitled to receive dividends if, as and when declared by the KCS board. The KCS board may declare and pay a dividend to KCS stockholders out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation. A dividend may be paid in cash, in shares of common stock or in other property.

In addition, as described above, holders of KCS preferred stock are entitled to certain dividends as set forth in the KCS certificate of incorporation.

Repurchases/Redemptions

Under the DGCL, KCS may redeem or repurchase shares of its own common stock, except that generally it may not redeem or repurchase those shares if the capital of KCS is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If KCS were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Repurchased and redeemed shares may be retired or held as treasury shares. Shares that have been repurchased but have not been retired may be resold by KCS for such consideration as the KCS board may determine in its discretion.

Purchases by Subsidiaries of KCS

Under the DGCL, KCS common stock may be acquired by subsidiaries of KCS without stockholder approval. Shares of such common stock owned by a majority-

Provision	CN	KCS

shareholders of CN for the purpose of winding up its affairs, before any amount shall be paid to or any assets distributed among the holders of CN common shares or the holders of shares of any other class ranking subordinate to the CN class A preferred shares and the CN class B preferred shares, the holders of CN class A preferred shares or CN class B preferred shares shall be entitled to receive, with respect to the shares of each series of such class of preferred shares, all amounts which may be provided in CN’s articles to be payable thereon in respect of return of capital, premium and accumulated dividends remaining unpaid, including all cumulative dividends, whether or not declared. After payment to the holders of CN class A preferred shares and CN class B preferred shares of such amounts, such holders will not be entitled to share in any further distribution of CN’s assets. As between the CN class A preferred shares and the CN class B preferred shares, the CN class A preferred shares shall rank prior to the CN class B preferred shares with respect to any such payment.

Repurchases/Redemptions

Under the CBCA, CN may purchase its own shares, provided that there are no reasonable grounds for believing that (i) CN is, or would after the payment for such shares be, unable to pay its liabilities as they become due, or (ii) the realizable value of its assets would after the payment for such shares be less than the aggregate of its liabilities and stated capital of all classes.

Under the CBCA, CN may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in CN’s articles, provided that CN may not make any payment to purchase or redeem such redeemable shares if there are reasonable grounds for believing that (i) CN is, or would after the payment for such shares be, unable to pay its liabilities as they become due, or (ii) the realizable value of owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Provision	CN	KCS

CN’s assets would, after the payment for such shares, be less than the aggregate of CN’s liabilities and the amount that would be required to pay the holders of CN’s shares that have a right to be paid, on a redemption or in a liquidation, rateably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

Purchases by Subsidiaries of CN

Under the CBCA, subject to certain limited exceptions, a subsidiary of CN is not permitted to hold or acquire shares of CN.

Payment for Shares	Under the CBCA, a share may not be issued until the consideration for the share is fully paid in money or in property or past services that are not less in value than the fair equivalent of the money that the corporation would have received if the share had been issued for money. The determination of whether property or past services are the fair equivalent of monetary consideration will be made by the CN board. Under the CBCA, “property” does not include a promissory note, or a promise to pay, that is made by a person to whom a share is issued.	Under the DGCL, KCS may issue the whole or any part of its shares of common stock or preferred stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of KCS has not been paid in full, and the assets of KCS must be insufficient to satisfy the claims of creditors, each holder of shares not paid in full must be bound to pay the unpaid balance due for such shares.

Voting Rights

Each CN common share entitles the holder to receive notice of and to attend all general and special meetings of CN shareholders and to one vote in respect of each CN common share held at all such meetings, except, in each case, meetings at which only the holders of a particular class or series are entitled to vote.

Neither the holders of CN class A preferred shares nor the holders of CN class B preferred shares are entitled to vote at meetings of shareholders or to vote separately as a class, in each case, except as provided by law.

Each share of KCS common stock or KCS preferred stock entitles the holder to one vote at all meetings of KCS stockholders.

Share Ownership Constraints	CN’s articles provide that the total number of voting shares that can be held, beneficially owned, or controlled, directly or indirectly, by any one person together with his or her associates cannot exceed

Provision	CN	KCS

25%. Should such 25% limit be exceeded, no person shall exercise the voting rights attached to the voting shares held, beneficially owned or controlled, directly or indirectly, by such person or his or her associates. We refer to this provision in CN’s articles as the “share ownership constraint”. Furthermore, all dividends attributable to the percentage of voting shares held by such persons in excess of the 25% limit contemplated in the share ownership constraint shall be forfeited, including any cumulative dividend. However, CN’s articles provide that in the event that the 25% limit is exceeded solely as a result of share buybacks conducted by CN, the only consequence to the relevant shareholder under CN’s articles is that the shareholder shall not be entitled to exercise the voting rights attached to the common shares held by such shareholder that are in excess of the 25% limit.

CN’s articles confer on the CN board all powers necessary to give effect to the share ownership constraint, as well as the ability to pay dividends or to make other distributions which would otherwise be prohibited if the event giving rise to the prohibition was inadvertent or of a technical nature or it would otherwise be inequitable not to pay the dividends or make the distribution. CN’s articles provide that the CN board may adopt by-laws concerning the administration of the share ownership constraint, including by-laws requiring a shareholder to furnish a declaration indicating whether such person is the beneficial owner of the shares and whether such person is an associate of any other shareholder.

In addition, CN’s articles also permit CN to refuse to recognize the ownership rights that would otherwise be attached to any voting shares held, beneficially owned or controlled, directly or indirectly, contrary to the share ownership constraint. Finally, CN has the right, for the purpose of enforcing any constraint imposed pursuant to CN’s articles, to sell, as if it were the owner thereof, any voting shares that are

Provision	CN	KCS
owned or that the directors determine may be owned, by any person or persons contrary to such share ownership constraint.

Number of Directors

The CBCA provides that the board of directors of a distributing corporation is required to consist of not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

CN’s articles provide that the CN board shall consist of a minimum of seven and a maximum of 21 directors. The CN board currently consists of 11 directors.

KCS’s by-laws provide that the number of directors constituting its board of directors must not be less than three nor more than 18, the exact number of directors to be determined from time to time by resolution adopted by a majority of the whole board of directors, and such exact number must be 18 until otherwise determined by resolution adopted by a majority of the whole KCS board. The KCS board currently has ten directors.

Qualification of Directors

The CBCA requires that all directors be individuals not less than the age of 18 who are not incapable (as such term is defined in the CBCA) and who do not have the status of bankrupt.

The CN board has adopted a policy on the mandatory retirement age for directors whereby a director would not be nominated for re-election at the annual meeting of shareholders following his or her 72nd birthday, subject to the ability of the CN board to approve possible extensions in specific circumstances. Members of the CN board may serve for a maximum of 14 years.

Unless otherwise approved by the KCS board, no person who has attained the age of 75 will be eligible to be nominated or to serve as a member, but any person who shall attain the age of 75 during the term of directorship to which they were elected shall be eligible to serve the remainder of such term. No former CEO of KCS is eligible to be elected or appointed.

Citizenship and Residency of Directors	The CBCA requires a majority of CN’s directors to be resident Canadians.	Not applicable.

Election of Directors

The CBCA provides that a corporation’s directors will be elected by ordinary resolution (i.e., a simple majority of votes cast by shareholders that voted at the meeting in respect of such election) passed at a meeting of the shareholders called for that purpose. CN’s directors are elected to one-year terms expiring at the next annual shareholders’ meeting following election.

The CN board has adopted a policy to the effect that a nominee for election as a director of CN who receives a greater number of votes “withheld” than votes “for”, with respect to the election of directors by shareholders, will tender his

Directors are elected at the annual meeting of stockholders or at a special meeting called for such purpose and hold office until the annual meeting for the year in which his or her term expires or until his or her successor is elected and qualified. Directors of KCS are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, for or against each director by the holders of outstanding shares of common stock or preferred stock entitled to vote for the election of directors; provided that if the number of nominees, as of the time of mailing of KCS’s proxy statement with respect to such meeting, exceeds the number of

Provision	CN	KCS
	or her resignation to the Chair of the CN board promptly following the meeting of shareholders at which the director is elected. CN’s Corporate Governance and Nominating Committee will make a recommendation to the CN board whether or not to accept such resignation, and the decision of the CN board in this respect will be promptly announced in a press release within 90 days following the meeting of shareholders, a copy of which will be provided to the TSX. The CN board will accept such resignation absent exceptional circumstances, with the resignation taking effect upon acceptance by the CN board. The director who offers to tender his or her resignation may not be part of any committee or CN board deliberations pertaining to the resignation offer. This policy only applies in circumstances involving an uncontested election of directors, which is an election of directors in which the number of director nominees is the same as the number of directors to be elected to the CN board and that no proxy material is circulated in support of one or more nominees who are not part of the candidates supported by the CN board.	directors to be elected, the stockholders will instead elect the directors by a plurality vote.

Cumulative Voting	CN’s articles do not provide for cumulative voting.	KCS’s certificate of incorporation does not provide for cumulative voting.

Vacancies

The CBCA provides that a vacancy among the directors may be filled by a vote of the shareholders or by a quorum of directors except when the vacancy results from an increase in the number or the minimum or maximum number of directors (subject to the exception described below) or from a failure to elect the number or minimum number of directors provided for in a corporation’s articles. Each director appointed or elected to fill a vacancy holds office for the unexpired term of such director’s predecessor.

Under the CBCA and CN’s articles, the directors may appoint additional directors to hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of

The KCS board has the power to fill all vacancies and newly created directorships by a majority of the directors then in office.

Provision	CN	KCS
directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of the shareholders.

Votes to Govern

Under the CBCA, subject to the articles or by-laws of a corporation, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Under CN’s by-laws, the presence of at least a majority of the directors (or such other number of directors as the CN board may decide from time to time) constitutes a quorum. At all CN board meetings, every question is decided by a majority of the votes cast thereon. In the case of an equality of votes, the chairman of the meeting is not entitled to a second or casting vote.

Under KCS’s by-laws, a majority of the KCS board at a meeting duly assembled constitutes a quorum for the transaction of business except as otherwise provided by statute, KCS’s certificate of incorporation or by KCS’s by-laws. The act of a majority of the directors present at a meeting at which a quorum is present will be the act of the KCS board. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum be present, without notice other than by announcement at the meeting.

Duties of Directors

Under the CBCA, directors have a duty to manage, or supervise the management of, the business and affairs of the corporation. The CBCA requires directors and officers of a corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. When acting with a view to the best interests of the corporation, the directors may consider, but are not limited to, the following factors: (i) the interests of shareholders, employees, retirees and pensioners, creditors, consumers and governments; (ii) the environment; and (iii) the long-term interests of the corporation.

Canadian courts will scrutinize the process by which the directors make their decisions and the apparent objectives of their actions. However, if business decisions have been made honestly, prudently, in good faith and on an informed and unconflicted basis and

Under Delaware law, the directors of KCS owe a duty of care and a duty of loyalty. The duty of care requires that directors act on an informed basis after due consideration of the relevant materials and appropriate deliberation. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty requires directors to act in what they reasonably believe to be the best interests of the company and its stockholders without any conflict of interest. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the “business judgment rule” presumption, which presumes that directors acted in accordance with the duties of care and loyalty. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny of, among other matters, defensive actions taken in response to a threat to corporate control and approval of

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considering the interests of stakeholders, Canadian courts will generally be reluctant to second-guess the business judgment made by a board of directors when the decision in question falls within the range of reasonableness.

A director has complied with his or her duties under the CBCA and the articles and by-laws of a corporation if the director has exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance in good faith on (i) financial statements of the corporation represented to the corporation by an officer of the corporation or in a written report of the auditor of the corporation fairly reflecting its financial condition, or (ii) a report of a person whose profession lends credibility to a statement made by the professional person.

Under the CBCA, the directors of a corporation may delegate their duties to, among others, an officer of the corporation, provided that the directors may not delegate certain powers. Such powers include, among other things, the power to: (i) submit to the shareholders any question or matter requiring the approval of the shareholders; (ii) fill a vacancy among the directors or in the office of auditor, or appoint additional directors; (iii) issue securities except as authorized by the directors; (iv) issue shares of a series except as authorized by the directors; (v) approve any annual financial statements of the corporation; or (vi) adopt, amend or repeal by-laws.

a transaction resulting in a sale of control of the corporation.

Under Delaware law, a member of the board of directors, or a member of any committee designated by the board of directors, must, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Conflicts of Interest of Directors and Officers	Under the CBCA, a material contract or material transaction in which a director has an interest is not invalid, and the director is not accountable to the corporation or its shareholders for any profit realized from the contract or transaction, either because of the director’s interest in the contract or transaction or because the director was present or was counted to determine quorum at the meeting of directors or a committee thereof that considered the	Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts about such interested director’s interest are disclosed or are known to the board of directors or an informed and properly functioning independent committee thereof, and a majority of disinterested directors or such committee in good faith authorizes the transaction by the affirmative vote of a

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contract or transaction, if (i) the nature and extent of any interest in the contract or transaction is disclosed to the corporation in writing (or is entered into the minutes of the meeting of the directors or a committee thereof), (ii) the directors approved the contract or transaction, and (iii) the contract or transaction was reasonable and fair to the corporation when it was approved.

A director who discloses such an interest will not vote on any resolution to approve the contract or transaction, unless the contract or transaction relates primarily to his or her remuneration as a director, officer, employee, agent or mandatory of CN or an affiliate, is for indemnity or insurance of directors of CN, or is with an affiliate of CN.

majority of the disinterested directors, (ii) the material facts about such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Shareholders’ Disclosure of Interests in Shares

CN shareholders are not required to disclose their interests in shares of CN, except in limited circumstances, including when submitting a shareholder proposal which proposes a candidate for election as a director, making certain other shareholder proposals or requisitioning a meeting of shareholders in accordance with the CBCA.

Under Canadian securities laws, beneficial owners or holders of 10% or more of the voting or equity securities of a corporation are required to publicly issue and file with Canadian securities regulators a news release, and file an early warning report in prescribed form with securities regulators. A subsequent news release and report will be required each time such a shareholder acquires (or disposes of) an additional 2% or more of the outstanding equity or voting securities of the corporation, or takes any action that results in such shareholder ceasing to hold 10% or more of the outstanding equity or voting securities of the corporation. An alternative disclosure regime applies to certain financial investors who hold passive investments.

Neither the DGCL nor KCS’s certificate of incorporation or by-laws impose an obligation with respect to disclosure by stockholders of their interests in KCS voting stock, except as part of a stockholders’ nomination of a director or stockholder proposals to be made at an annual meeting.

Under the U.S. Exchange Act, all beneficial owners of holders of 5% or greater of the outstanding shares of KCS’s capital stock must report their holdings to the SEC on “Schedule 13G” if the holdings are passive and held not with an intent to acquire control and on “Schedule 13D” if the holdings are non-passive and held with an intent to acquire control.

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Record Dates

Under the CBCA, the directors of a corporation may fix a record date for the purpose of determining shareholders entitled to receive payment of a dividend, to participate in a liquidation distribution, to receive notice of or vote at a meeting of shareholders, or for any other purpose.

With respect to the payment of dividends, participation in a liquidation distribution or for any other purpose, the record date must not be more than 60 days before the day on which the action is to be taken. With respect to receiving notice of or voting at a meeting of shareholders, the record date must not be less than 21 days or more than 60 days before the date of the meeting.

If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof will be given, not less than seven days before the date so fixed, (i) by advertisement in a newspaper published or distributed in the place where CN has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (ii) by written notice to each stock exchange in Canada on which the shares of CN are listed for trading. CN’s articles require its registered office to be situated in the Montreal Urban Community, Quebec.

If no record date is fixed by the CN board, (a) the record date for the determination of shareholders entitled to receive notice of meeting of shareholders must be at the close of business on the day immediately preceding the day on which notice is given or, if no notice is given, the day on which the meeting is held, and (b) the record date for the determination of shareholders for any purpose other than to establish a shareholder’s right to receive notice of a meeting or to vote must be at the close of business on the day on which the CN board passes the resolution in respect of such matter.

Under KCS’s by-laws, the directors may fix a record date to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, which record date must not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date must be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Under KCS’s by-laws, the directors may fix a record date to determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, which record date must not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date must not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date will also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided,

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however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case will also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting.

Annual Meetings of Shareholders

Under the CBCA, the directors of a corporation are required to call an annual meeting of shareholders not later than fifteen months after holding the last preceding annual meeting but no later than six months after the end of the corporation’s preceding financial year.

CN’s by-laws provide that meetings of shareholders will be held at such time and place as the CN board determines, in accordance with the CBCA and CN’s articles. CN’s articles provide that shareholders’ meetings may be held outside of Canada in any of the following places in the United States: the greater urban areas of Chicago, Illinois; Jackson, Mississippi; Madison, Wisconsin; Memphis, Tennessee; New Orleans, Louisiana; and Washington, D.C., and at any other places in the United States as determined from time to time by the CN board.

At an annual meeting, shareholders will receive the annual financial statements of CN and the auditor’s report thereon, elect directors of CN and appoint CN’s auditor. In addition, proposed amendments to the CBCA, if proclaimed into force, will also require CN to hold a non-binding “say-on-pay” vote at each annual meeting. All other business that may properly come before an annual meeting of shareholders or any business coming before a special meeting of shareholders is deemed to be special business.

Under the DGCL, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. The Delaware Court of Chancery may order a corporation to hold an annual meeting if a corporation has failed to hold an annual meeting for a period of 13 months after its last annual meeting.

The KCS by-laws provide that the annual meeting of stockholders will be held at the time and place determined by KCS’s board of directors, and that meetings of the stockholders may be within or without the State of Delaware.

Meeting Notice Provisions	Under the CBCA, notice of the date, time and place of a meeting of shareholders must be given not less than 21 days and not more than 60 days prior to the meeting	Under the DGCL and KCS’s by-laws, written notice of annual and special meetings of KCS stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each

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to each director, auditor and to each shareholder entitled to vote at the meeting.

Notice of a meeting of shareholders at which special business is to be transacted is required to state the nature of the business in sufficient detail to permit shareholders to form a reasoned judgment thereon, and the text of any special resolution to be submitted to the meeting.

stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

KCS’s by-laws provide that notice of an annual and special meeting of stockholders must be in writing and state the purpose for which the special meeting is called.

Notice of Shareholder Nominations and Proposals

The CBCA provides that a registered or beneficial holder of shares entitled to be voted at an annual meeting of shareholders may submit notice to the corporation of any matter that the person proposes to raise at the meeting, which we refer to as a “proposal,” and discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal.

To be eligible to submit a proposal a registered or beneficial shareholder:

(i) must be, for at least the six-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owner of at least: (a) 1% of the total outstanding voting shares of the corporation; or (b) the number of voting shares whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least C$2,000; or (ii) must have the support of persons who in the aggregate, and including or not including the person that submits the proposal, have been, for at least the six-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owners of at least: (a) 1% of the total outstanding voting shares of the corporation; or (b) the number of voting shares whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least C$2,000.

A proposal may include nominations for the election of directors if the proposal is

Under KCS’s by-laws, a KCS stockholder wishing to nominate a director for election to the KCS board must provide written notice, in proper form, within the following time periods:

(i) annual meetings: not less than 60 nor more than 90 days prior to the anniversary of the preceding annual meeting, provided that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, notice must be received not later than 90 days prior to the day on which the annual meeting is held and not later than the later of (i) the 60th day prior to the annual meeting or (ii) the 10th day following the day on which a notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is first made by KCS, whichever occurs first; and

(ii)  special meetings: not earlier than 90 days before such special meeting and not later than the later of the 60th day prior to such special meeting or the 10th day following the day on which the date of the special meeting and the nominees to be elected is first announced.

The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper form, the notice of nomination must include certain information about the nominating

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signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but this does not preclude nominations made at a meeting of shareholders. A proposal submitted by notice to the corporation must include the name and address of the person making the proposal and of the person’s supporters, if applicable; and the number of shares held or owned by the person and the person’s supporters, if applicable, and the date the shares were acquired.

If the corporation solicits proxies it is required to set out its proposals in the management proxy circular or attach the proposals thereto.

If so requested by the person who submits a proposal, the corporation is required to include in the management proxy circular or attach to it a statement in support of the proposal by the person and the name and address of the person. The statement and the proposal must together not exceed 500 words.

stockholder (including any beneficial owner on whose behalf the nomination is made or their affiliates, associates or others acting in concert therewith) and the nominee, including any beneficial ownership interests in KCS.

Proxy Access	CN’s by-laws do not contain any proxy access provision and none is required under the CBCA or under other Canadian laws.	KCS’s by-laws provide that eligible stockholders may submit stockholder nominees to the KCS board for inclusion in KCS’s proxy materials. The number of stockholders nominees may not exceed the greater of (i) two or (ii) 20% of the number of directors in office, or, if such amount is not a whole number, the closest whole number below 20%. In order to be eligible to submit stockholder nominees, such stockholder or stockholders must have owned continuously for at least three years, as of the date that the proxy access notice is received and as of the record date for the annual meeting, a number of shares that represents 3% of the total voting power of KCS’s outstanding shares of capital stock entitled to vote. The aggregate number of stockholders whose share ownership may be counted for the purposes of satisfying the ownership requirement may not exceed 20.

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Calling Special Meetings of Shareholders	Under the CBCA, the directors of a corporation may at any time call a special meeting of the shareholders. The CBCA also provides that holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If they do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the special meeting. The directors are not, however, required to call a meeting upon receiving a requisition by a shareholder if (i) the business stated in the requisition is of a prescribed nature, (ii) a record date has already been fixed and notice provided in respect of a meeting, or (iii) the board has already called a meeting and given notice of such meeting.	KCS’s by-laws provide that special meetings of stockholders for any purpose or purposes may be called only by the chair of the KCS board, the KCS board, the KCS CEO, or the KCS Corporate Secretary at the written request in proper form of one or more stockholders of record who have continuously held for at least one year prior to the date such request is delivered to the KCS Corporate Secretary KCS common stock representing in the aggregate at least 15% of the outstanding shares of KCS common stock. Special meetings must be called pursuant to a resolution stating the purpose or purposes thereof, to be held at such place (within or without the State of Delaware), date and hour determined by the KCS board or its chair, as applicable, and designated in the notice thereof. At any such special meeting any business properly brought before the meeting may be transacted.

Shareholder Action by Written Consent	The CBCA provides that a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders.	KCS’s certificate of incorporation provides that no actions may be taken by waiver of written notice and consent by stockholders in lieu of meeting.

Quorum of Shareholders	Under CN’s by-laws, a quorum is present at a meeting of shareholders if the holders of 25% of the outstanding shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall be not less than two persons, each being a shareholder entitled to vote at that meeting or a duly appointed proxyholder for such a shareholder.	KCS’s by-laws provide that the holders of a majority of the aggregate voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders, except as otherwise required by the DGCL, KCS’s certificate of incorporation or by-laws. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, will constitute a quorum (as to such class or series) entitled to take action with respect to that vote on that matter, except as otherwise provided by law, KCS’s certificate of incorporation or by-laws.

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Abstentions and non-votes by brokers are counted as present for purposes of determining a quorum.

Adjournment of Shareholder Meetings	CN’s by-laws provide that if a meeting of shareholders is adjourned for less than 30 days, it is not necessary to give notice of the adjourned meeting, other than by announcement at the meeting that is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting must be given as for an original meeting. Any adjourned meeting is deemed to be duly constituted if held in accordance with the terms of the adjournment and a quorum is present. If the original meeting was adjourned for lack of a quorum, at the adjourned meeting, the shareholders present in person or their duly appointed proxyholders are deemed to form the quorum, whatever the number of shares represented. If the original meeting was adjourned for any other reason, the quorum requirement for the adjourned meeting is the same as that for the original meeting. Any business may be brought before or dealt with at any adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the original meeting.

KCS’s by-laws provide that if a quorum is not present or represented at any meeting of the stockholders, then either (i) the chair of the meeting, or (ii) the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

When a meeting is adjourned to another time and/or place, unless KCS’s by-laws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, KCS may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or a new record date for stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Amendments to Articles or Certificate of Incorporation	Under the CBCA, an amendment to the articles of a corporation requires approval by special resolution, being a majority of not less than two-thirds of the votes cast by shareholders who voted in respect of that resolution at a special meeting of shareholders, including, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the CBCA.	Any proposal to amend, alter, change or repeal any provision of KCS’s certificate of incorporation, requires approval by the affirmative vote of both a majority of the members of the KCS board then in office and a majority vote of the voting power of all of the shares of KCS’s capital stock entitled to vote generally in the election of directors, voting together as a single class. However, any proposal to amend, alter, change or repeal the provisions of KCS’s certificate of incorporation that would amend, alter, change or repeal any of the powers, preferences or rights vested in the holders of KCS preferred stock requires approval by the affirmative vote of

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two-thirds of the voting power of all of the shares of KCS’s preferred stock, voting together as a single class, in addition to any other vote or approval required by statute.

Amendments to By-laws	The CBCA provides that, unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation. When the directors amend or repeal a by-law, they are required to submit the change to the shareholders at the next meeting of shareholders. Shareholders may confirm, reject, or amend the by-law or by-law amendment or repeal by a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution.	KCS’s by-laws may be amended, or new by-laws may be adopted, by the KCS board at any regular or special meeting of the KCS board, if such amendment or adoption is approved by a majority of the entire KCS board.

Rights of Inspection	Under the CBCA, shareholders, creditors and their representatives, after giving the required notice, may examine certain of the records of a corporation and financial statements of certain of its subsidiaries during usual business hours and take copies of extracts free of charge.	Under Section 220 of the DGCL, a stockholder or its agent has a right to inspect KCS’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his purpose (which must be reasonably related to such person’s interest as a stockholder). If KCS refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Delaware Court of Chancery for an order to compel such inspection.

Shareholder Suits	Generally, CN is subject to potential liability under the provincial Canadian securities laws and under corporate law. Under the CBCA, a “complainant”, which includes a current or former registered or beneficial owner of securities of a corporation, a current or former director or officer of a corporation or any of its affiliates, the person appointed as the director under the CBCA to carry out the duties and powers conferred upon such person under the CBCA, or any other person who, in the discretion of a court, is a proper person to make an application, may apply to a court for leave to bring an	Generally, KCS is subject to potential liability under the federal securities laws and under Delaware law. Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate

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action in the name or on behalf of the corporation or any of its subsidiaries, for the purpose of prosecuting, defending or enforcing the rights of the corporation. The court seized of the application must be satisfied that (i) the complainant has given notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court not less than 14 days prior to bringing the application, if the directors of the corporation (or subsidiary) do not bring or diligently prosecute or defend the action, (ii) the complainant is acting in good faith, and (iii) it appears to be in the interests of the corporation (or subsidiary) that the action be brought, prosecuted or defended.

In connection with such an application, the court may at any time make any order it thinks fit including, without limitation, (i) an order authorizing the complainant or any other person to control the conduct of the action, (ii) an order giving directions for the conduct of the action, (iii) an order directing that any amount judged payable by a defendant in the action must be paid, in whole or in part, directly to former or present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary, and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action.

In addition, the CBCA gives a complainant the right to bring a court action against a corporation where conduct has occurred that is oppressive, unfairly prejudicial or that unfairly disregards the interests of any security holder, creditor, director or officer. The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants including, by way of example and without limitation, an order restraining the conduct complained of, an order appointing a receiver, various orders having the effect of regulating the affairs of the corporation, and an order liquidating claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. In certain circumstances, class action lawsuits are available to stockholders. The DGCL does not provide for a remedy similar to the oppression remedy under the CBCA; however, stockholders are entitled to remedies for violation of a director’s fiduciary duties under Delaware common law.

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and dissolving the corporation, among other powers. While conduct that is a breach of fiduciary duties of directors, or that is contrary to the legal right of a complainant, will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that discretion does not depend on a finding of a breach of those legal and equitable rights.

Enforcement of Civil Liabilities Against Foreign Persons

A judgment for the payment of money rendered by a federal or provincial court in Canada based on civil liability would generally be enforceable elsewhere in Canada.

A judgment for the payment of money rendered by a court in the U.S. based on civil liability would not be automatically enforceable in federal or provincial courts of Canada. The party seeking enforcement would first have to commence proceedings at the appropriate level of court in the Canadian jurisdiction in which enforcement is sought and obtain an order from that court for the recognition and enforcement of the judgment.

The following requirements must generally be met before the foreign monetary judgment will be recognized and enforceable in a Canadian court:

(i) the foreign court must have properly asserted jurisdiction;

(ii) the judgment must be final and conclusive; and

(iii) the judgment is not for a penalty, taxes or enforcement of a foreign public law, or otherwise contrary to Canadian public policy.

The following additional requirements must generally be met for a foreign monetary judgment to be recognized by a court in the Province of Quebec:

(i) the judgment was not rendered in contravention of the fundamental principles of procedure; and

(ii) no dispute between the same parties, based on the same facts and having the

A judgment for the payment of money rendered by a court in the U.S. federal court or any state court based on civil liability generally would be enforceable elsewhere in the U.S.

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same subject has given rise to a decision rendered in Quebec, whether or not it has become final, is pending before a Quebec authority, or has been decided in a third jurisdiction and the decision meets the requirements for it to be recognized in Quebec.

Limitation of Personal Liability of Directors and Officers

Under the CBCA, no provision in a contract, the articles, by-laws or a resolution relieves a director or officer of a corporation from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof.

Directors of a corporation who vote for or consent to any resolution authorizing (i) the issuance of shares for consideration other than money are liable to the corporation for any amount by which the consideration received is less than the fair equivalent of the money that the corporation would have received if the share had been issued for money, and (ii) among other things, a purchase or redemption of shares, a payment of a dividend on shares, or the payment of an indemnity to a director or officer contrary to the provisions of the CBCA are liable to the corporation for any amounts so distributed or paid. In addition, subject to certain conditions, directors of a corporation are liable to its employees for all debts not exceeding six months wages payable to such employees for services performed for the corporation while they are directors.

KCS’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director of KCS will not be personally liable to KCS or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers	Under the CBCA, a corporation may indemnify certain persons associated with the corporation against all reasonably incurred costs, charges, and expenses, including settlement amounts or judgments in respect of any proceeding in which such individual is involved because of his or her association with the corporation. Persons capable of being indemnified in such a manner include current and former directors of officers, persons who act or acted at the corporation’s request as a	Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than a derivative

Provision	CN	KCS

director or officer, or an individual acting in a similar capacity, of another entity.

In order to qualify for indemnification such director or officer must (i) have acted honestly and in good faith with a view to the best interests of the corporation, and (ii) in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

A corporation may, if the person meets the conditions above and it is approved by a court, also indemnify the person in respect of an action by or on behalf of the corporation to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation against all costs, charges and expenses reasonably incurred by the individual in connection with such action. If a person meets the conditions above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that individual ought to have done, that person is entitled to be indemnified by the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation.

CN’s by-laws provide that CN shall, in accordance with the CBCA, indemnify a director or officer, a former director or officer or another individual who acts or acted at CN’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, administrative, investigative or other proceeding in which the individual is involved because of that association with action), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by KCS’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The KCS by-laws provide that, to the full extent provided under Section 145 of the DGCL, KCS will indemnify each person who at any time is, or will have been, a director, officer or employee of KCS, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are, or were, a director, officer or employee of KCS, or served at the request of KCS as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such action, suit or proceeding.

Provision	CN	KCS

CN or other entity. CN may extend the benefits of the foregoing indemnification to other persons, provided that such persons are designated by way of a resolution of the CN board.

CN has also entered into indemnification agreements with its directors and officers pursuant to which each such person is indemnified against all costs, charges and expenses, including any amounts paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding to which such person is a party by reason of being or having been a director or officer of CN or one of its subsidiaries, or acting or having acted at the request of CN as a director or officer of, or in a similar capacity for, any other entity, if (i) such person has acted honestly and in good faith with a view to the best interests of CN, or, as the case may be, to the best interests of the subsidiary or other entity for which such person acted as a director or officer or in a similar capacity at CN’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that their conduct was lawful. The indemnification agreements also provide that CN will advance funds to the indemnified persons to cover costs and expenses incurred, which funds must be repaid to CN if the conditions described in (i) and (ii) above are not fulfilled.

Appraisal/Dissent Rights

The CBCA provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and be paid for the fair value of the shares in respect of which the shareholder dissents, as determined in accordance with the provisions of the CBCA. For this purpose, there is no distinction made between listed and unlisted shares.

Dissent rights exist when there is a vote upon matters such as: (i) any

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by

Provision	CN	KCS

amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to a corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares; (iii) an amendment to a corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of a corporation other than in the ordinary course of business; (vi) an arrangement (as such term is defined in the CBCA) proposed by a corporation where there is a court order permitting a shareholder to dissent; and (vii) a “going private” transaction or a “squeeze-out” transaction (as such term is defined in the CBCA). The CBCA provides for certain technical requirements to be complied with by a shareholder asserting dissent rights.

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or if an amendment to the articles is effected by a court order made in connection with an oppression remedy. In addition, a corporation may not make a payment to a dissenting shareholder if there are reasonable grounds for believing that the corporation is or would after the payment be unable to pay its liabilities as they become due, or if the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

CN shareholders are not entitled to dissent or appraisal rights under the CBCA in connection with the transactions contemplated by the merger agreement.

written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) - (c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

The KCS certificate of incorporation does not provide for appraisal rights in any additional circumstance.

Approval of Extraordinary Transactions; Anti-Takeover Provisions	The CBCA provides that the directors of a corporation that is proposing to amalgamate with another corporation, undertake an arrangement (as such term is defined in the CBCA) or sell, lease or exchange all or substantially all of its property or assets other than in the	A sale, lease or exchange of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the approval of the corporation’s board of directors and, with limited exceptions, the

Provision	CN	KCS

ordinary course of business, must submit the applicable transaction for approval at a special meeting of the shareholders of the corporation by way of a special resolution, being a majority of not less than two-thirds of the votes cast by shareholders who voted in respect of that resolution at a special meeting of shareholders, including, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the CBCA.

The CBCA does not contain a comparable provision to Section 203 of the DGCL. However, certain Canadian securities regulatory authorities have addressed related party transactions in Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, which we refer to as “MI 61-101.” In a related party transaction, among other things, an issuer acquires or transfers an asset or treasury securities, or assumes or transfers a liability, from or to a related party in one or any combination of transactions. A related party is defined in MI 61-101 to include directors, senior officers and holders of at least 10% of the issuer’s voting securities. Subject to certain exemptions, MI 61-101 requires proxy material to include detailed disclosure in connection with the related party transaction, as well as a formal valuation of the subject matter of the related party transaction and any non-cash consideration and a summary of the valuation. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless, in addition to any other required shareholder approvals, the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast at the meeting.

affirmative vote of at least a majority of the shares of KCS voting stock outstanding as of the record date and entitled to vote.

KCS is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless the board of directors approves the business combination or the transaction by which such stockholder becomes an interested stockholder, in either case, before the stockholder becomes an interested stockholder, the interested stockholder acquires 85% of the corporation’s outstanding voting stock in the transaction by which such stockholder becomes an interested stockholder, or the business combination is subsequently approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the corporation’s outstanding voting stock not owned by the interested stockholder.

Compulsory Acquisitions	Under the CBCA, if within 120 days after the date of a take-over bid, which is defined in the CBCA as an offer made by an offeror to shareholders of a distributing corporation to acquire all of the shares of a class of issued shares (which includes an	Not applicable.

Provision	CN	KCS
offer made by a distributing corporation to repurchase all of the shares of a class of its shares), the take-over bid is accepted by the holders of not less than 90% of the shares of any class to which the take-over bid relates (other than shares held by or on behalf of the offeror or an affiliate of the offeror), the offeror is entitled to acquire the balance of the shares subject to complying with the requirements of the CBCA.

Rights Upon Liquidation	In the event of the voluntary liquidation or dissolution of CN, shareholders would be entitled to their proportionate share of any assets in accordance with their respective rights under CN’s articles after payment or discharge by CN of any liabilities or obligations and any amounts due to other claimants or creditors. See also the more detailed description of the rights of CN shareholders upon a liquidation or dissolution of CN in this table under the heading “Distributions and Dividends, Repurchases and Redemptions”.

KCS’s certificate of incorporation provides:

(i) In case of liquidation or dissolution of KCS, the holders of KCS preferred stock will be entitled to receive payment in the amount of the par value thereof before any payment or liquidation is made upon new series preferred stock or the common stock, and will not thereafter participate further in the property of KCS or the proceeds of the sale thereof.

(ii)  In the event of any liquidation, dissolution or winding up of KCS, whether voluntary or involuntary, each series of new series preferred stock will be subordinate to the KCS preferred stock but will have preference and priority over the common stock for payment of the amount to which such series of new series preferred stock will be entitled in accordance with the provision thereof and each holder of new series preferred stock will be entitled to be paid in full his shares of such amount, or have a sum sufficient for the payment in full set aside, after the holders of KCS preferred stock have received payment of the amounts to which they are entitled upon liquidation or dissolution or winding up of KCS, but before any payments will be made to the holders of the common stock. If, upon liquidation, dissolution or winding up of KCS, the assets of KCS or proceeds thereof, distributable among the holders of the shares of all series of new series

Provision	CN	KCS

preferred stock are insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, will be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full.

(iii)  After the payment to the holders of KCS preferred stock and new series preferred stock of all such amounts to which they are entitled, as above provided, the remaining assets and funds of KCS will be divided and paid to the holders of common stock.

LEGAL MATTERS

Norton Rose Fulbright Canada LLP, Canadian counsel to CN, has opined upon the validity of the CN common shares offered by this proxy statement/prospectus.

EXPERTS

CN

The consolidated financial statements of CN as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference in this proxy statement/prospectus in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of KPMG as experts in accounting and auditing. The audit report on such consolidated financial statements refers to a change in its method of accounting for leases.

KCS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to KCS’s Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

CN is organized under the laws of Canada. A substantial portion of CN’s assets are located outside the U.S., and many of CN’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon CN and those directors, officers and experts, or to realize in the U.S. upon judgments of courts of the U.S. predicated upon civil liability of CN and such directors, officers or experts under U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of U.S. courts, of the civil liabilities predicated upon U.S. federal securities laws.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the KCS board knows of no matters that will be presented for consideration at the KCS special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before KCS stockholders at the KCS special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the KCS board.

FUTURE STOCKHOLDER PROPOSALS

The transaction is expected to be completed in the second half of 2021. Until the transaction is completed, KCS’s stockholders will continue to be entitled to attend and participate in KCS stockholder meetings, including the annual meeting, if any. If the transaction is completed, KCS will have no public stockholders and there will be no public participation in any future meetings of the stockholders of KCS. However, if the transaction is not completed, KCS stockholders will continue to be entitled to attend and participate in KCS stockholder meetings.

The KCS by-laws set forth the advance notice requirements that stockholders must follow in order to either make a director nomination or bring any other business at any annual or special meeting of the KCS stockholders, and explicitly provide that the procedure provided in the KCS by-laws is the exclusive means for a stockholder to make such nominations or proposals (other than proposals submitted for inclusion in the proxy statement governed by Rule 14a-8 of the Exchange Act). The KCS by-laws provide that to be properly brought before a meeting, a proposal must be brought (i) pursuant to KCS’s proxy materials with respect to such meeting, (ii) by or at the direction of the KCS board or (iii) by a KCS stockholder who (A) was a stockholder of record both at the time of giving notice for the meeting and at the time of the meeting and is entitled to vote at the meeting and (B) has timely complied in proper written form with the procedures set forth in the KCS by-laws. In addition, the KCS by-laws (x) expand the required disclosure regarding KCS stockholders making proposals or nominations to include, among other things, disclosure of all ownership interests, class and number of shares owned, hedges, derivative and or short positions, hedging or other transactions, profit interests, options, any voting or dividend rights with respect to any shares of securities of KCS, any material interests of such stockholder (and beneficial owner, if any) in the nomination or proposal, and any other information that would be required in a solicitation of proxies for the nomination or proposal, and (y) require a KCS stockholder nominating a person for election as a director to include in the advance notice certain biographical information about each such nominee, a fully completed director’s questionnaire on the form supplied by KCS, a written representation of such nominee as to any voting commitments or related transactions, and an agreement by such nominee to comply with KCS’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

A KCS stockholder (or a group of up to 20 KCS stockholders) owning at least 3% of aggregate voting power of the KCS voting stock continuously for at least three years and complying with the other requirements in KCS’s by-laws may nominate and include in KCS’s proxy materials director nominees constituting up to 20% of the KCS board or two persons, whichever is greater. Written notice of a proxy access nomination for inclusion in KCS’s proxy materials for KCS’s 2022 Annual Meeting of Stockholders must have been received by KCS, Attention: Corporate Secretary, at its principal executive office not earlier than the close of business on November 10, 2021 and no later than the close of business on December 10, 2021. The nominating stockholder or group of stockholders also must deliver the information required by KCS’s by-laws, and each nominee must meet the qualifications required by KCS’s by-laws.

KCS stockholders who intend to present a proposal or nominate candidates for election to the KCS board at KCS’s 2022 Annual Meeting of Stockholders, without including such proposal in KCS’s proxy statement, must provide KCS’s Corporate Secretary with written notice of such proposal not earlier than the open of business on February 19, 2022 and not later than the close of business on March 21, 2022; provided, however, that if an annual meeting is to be held more than 30 days before, or more than 60 days after May 20, 2022, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of (i) the 60th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of the annual meeting was first made.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. KCS and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or KCS that they or KCS will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or KCS if you hold shares directly in your name. Written requests should be made to Kansas City Southern, 427 West 12th Street, Kansas City, Missouri 64105, Attention: Corporate Secretary, and oral requests should be made by calling KCS’s Corporate Secretary’s Office at 1-888-800-3690.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

KCS files annual, quarterly and current reports, proxy statements and other information with the SEC. CN files annual reports on Form 40-F with the SEC and furnishes reports on Form 6-K to the SEC. As CN is a “foreign private issuer” under the rules adopted under the U.S. Exchange Act it is exempt from certain of the requirements of the U.S. Exchange Act, including the proxy and information provisions of Section 14 of the U.S. Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the U.S. Exchange Act.

You may read and copy these reports, statements or other information filed by KCS or CN at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, from commercial document retrieval services, and at the SEC’s website. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus.

You may also access the SEC filings and obtain other information about KCS and CN through the websites maintained by KCS and CN at www.investors.kcsouthern.com and investor.cn.ca, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus. You should not rely on such information in deciding whether to approve the KCS merger proposal unless such information is in this proxy statement/prospectus or has been incorporated by reference into this proxy statement/prospectus.

CN files reports, statements and other information with the applicable Canadian securities regulatory authorities. CN’s filings are electronically available to the public from SEDAR at www.sedar.com. The information contained on SEDAR is not incorporated by reference into this proxy statement/prospectus.

Incorporation of Certain Documents by Reference

The SEC allows KCS and CN to “incorporate by reference” information into this proxy statement/prospectus. This means that KCS and CN can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that KCS and CN have previously filed with the SEC. They contain important information about the companies and their financial condition. The following documents, which were filed by the companies with the SEC, are incorporated by reference into this proxy statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

CN Filings with the SEC (File No. 001-02413)	Period and/or Filing Date
Annual Report on Form 40-F	Year ended December 31, 2020
Report of Foreign Private Issuer on Form 6-K	Three months ended March 31, 2021
Notice of Annual Meeting and Management Information Circular, Report of Foreign Private Issuer on Form 6-K*	Filed March 23, 2021
Reports of Foreign Private Issuer on Form 6-K*	Filed January 26, 2021 (Acc-no.: 0001104659-21-007680); February 1, 2021; February 5, 2021; April 20, 2021; April 29, 2021 (Acc-no.: 0001104659-21-056707); May 21, 2021 and May 28, 2021

KCS Filings with the SEC (File No. 001-04717)	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2020
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2021
Definitive proxy statement on Form DEF 14A	Filed April 9, 2021
KCS Current Reports on Form 8-K	Filed January 22, 2021; March 2, 2021; March 16, 2021; March 22, 2021; March 30, 2021; April 16, 2021; April 21, 2021; May 21, 2021; May 25, 2021; and June 11, 2021

*	Other than the portions of those documents not deemed to be filed.

All documents filed by KCS and CN under Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act from the date of this proxy statement/prospectus to the completion of the offering will also be deemed to be incorporated into this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Forms 10-K or 40-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the U.S. Exchange Act), proxy statements and, to the extent, if any, CN designates herein that they are so incorporated, Reports of Foreign Private Issuer on Form 6-K that CN furnishes to the SEC.

In addition, the description of CN common shares contained in CN’s registration statements under Section 12 of the U.S. Exchange Act is incorporated by reference.

KCS and CN also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex A.

CN has supplied all information contained in this proxy statement/prospectus relating to CN, and KCS has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to KCS.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses below, or from the SEC through the SEC’s website. KCS stockholders and CN shareholders may request a copy of such documents by contacting:

Kansas City Southern 427 West 12th Street Kansas City, Missouri 64105 Attention: Corporate Secretary Telephone: 1-888-800-3690	Canadian National Railway Company 935 de La Gauchetière Street West Montreal, Quebec, Canada H3B 2M9 Attention: Corporate Secretary Telephone: 1-888-888-5909

In addition, you may obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by visiting the websites maintained by KCS and CN at www.investors.kcsouthern.com and investor.cn.ca, respectively.

If you would like to request documents, please do so by [—], 2021 to receive them before the KCS special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

KCS and CN have not authorized anyone to give any information or make any representation about the transaction, the KCS special meeting or KCS and CN that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that KCS and CN have incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of CN common shares in the transaction should create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CANADIAN NATIONAL RAILWAY COMPANY,

BROOKLYN MERGER SUB, INC.

and

KANSAS CITY SOUTHERN

Dated as of May 21, 2021

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER, dated as of May 21, 2021 (this “Agreement”), by and among Canadian National Railway Company, a Canadian corporation (“Parent”), Brooklyn Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Kansas City Southern, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent to enter into this Agreement and (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the issuance of the Parent Common Shares comprising the Share Consideration and the Debt Financing;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

THE MERGER

Section 1.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2    Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:30 a.m., New York City time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger in connection with the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being herein referred to as the “Effective Time”).

Section 1.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5    Organizational Documents of the Surviving Corporation. Subject to Section 5.11, at the Effective Time: (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (amended so that the name of the Surviving Corporation shall be “Kansas City Southern”) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time (amended so that the name of the Surviving Corporation shall be “Kansas City Southern”) shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws; and

Section 1.6    Directors and Officers of the Surviving Corporation. (a) The directors of the Company as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (b) the officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1    Effect of the Merger on Capital Stock.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i)    Conversion of Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time, but excluding Excluded Shares and Dissenting Shares, shall be converted automatically into the right to receive (A) a number of Parent Common Shares equal to the Exchange Ratio (the “Share Consideration”), subject to Section 2.1(e) with respect to fractional Parent Common Shares, and (B) $200 in cash (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled and cease to exist on the conversion thereof, and uncertificated shares of Company Common Stock represented by book-entry form (“Common Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Common Certificate”) shall thereafter represent only the right to receive the Merger Consideration (including the right to receive, pursuant to Section 2.1(e), the Fractional Share Cash Amount) into which the shares of Company Common Stock represented by such Common Book-Entry Share or Common Certificate have been converted pursuant to this Section 2.1(a)(i).

(ii)    Treatment of Excluded Shares. Each share of Company Common Stock or Company Preferred Stock that is directly owned by the Company (as treasury stock or otherwise), Parent or Merger Sub immediately prior to the Effective Time, other than shares held on behalf of third parties, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”). Each share of Company Common Stock that is owned by any wholly owned Subsidiary of the Company or Parent (other than Merger Sub) immediately prior to the Effective Time, other than shares held on behalf of third parties, shall automatically be converted into such number of shares of common stock of the Surviving Corporation such that each such holder of Company Common Stock owns the same percentage of the outstanding common stock of the Surviving Corporation immediately following the Effective Time as such holder owned in the Company immediately prior to the Effective Time (each such share, together with the Cancelled Shares, the “Excluded Shares”).

(iii)    Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iv)    Conversion of Company Preferred Stock. Each share of Company Preferred Stock that is outstanding immediately prior to the Effective Time, but excluding Dissenting Shares and Cancelled Shares, shall be converted automatically into the right to receive $37.50 per share in cash (the “Preferred Merger Consideration”). All shares of Company Preferred Stock that have been converted into the right to receive the Preferred Merger Consideration as provided in this Section 2.1(a)(iv) shall be automatically cancelled on the conversion thereof and shall cease to exist, and uncertificated shares of Company Preferred Stock represented by book-entry form (“Preferred Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Preferred Stock (each, a “Preferred Certificate”) shall thereafter represent only the right to receive the Preferred Merger Consideration into which the shares of Company Preferred Stock represented by such Preferred Book-Entry Share or Preferred Certificate have been converted pursuant to this Section 2.1(a)(iv).

(b)    [Reserved.]

(c)    Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such shares held by any such holder (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereafter be no longer considered Dissenting Shares under this Agreement and shall be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, without any interest thereon, in accordance with Section 2.1(a). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands for appraisal or settle, offer to settle or approve any withdrawal of any such demands.

(d)    Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Company Preferred Stock or the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration and/or the Preferred Merger Consideration, as applicable, shall be equitably adjusted, without duplication, to proportionally reflect such change.

(e)    No Fractional Shares.

(i)    No fractional Parent Common Shares shall be issued in connection with the Merger and no certificates or scrip representing fractional Parent Common Shares shall be delivered on the conversion of shares of Company Common Stock pursuant to Section 2.1(a)(i). Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the Merger a fraction of a Parent Common Share (after aggregating all shares represented by the Common Certificates and Common Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional Parent Common Share, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent, on behalf of all such holders, of the aggregated number of fractional Parent Common Shares that would otherwise have been issuable to such holders as part of the Merger Consideration (the “Fractional Share Cash Amount”).

(ii)    As soon as practicable after the Effective Time, the Exchange Agent shall, on behalf of all such holders of fractional Parent Common Shares, effect the sale of all such Parent Common Shares that would otherwise have been issuable as part of the Merger Consideration at the then-prevailing prices on the NYSE through one or more member firms of the NYSE. After the proceeds of such sale have been received, the Exchange Agent shall determine the applicable Fractional Share Cash Amount payable to each applicable holder and shall make such amounts available to such holders in accordance with Section 2.2(b). The payment of cash in lieu of fractional Parent Common Shares to such holders is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(iii)    No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Common Share that would otherwise have been issuable as part of the Merger Consideration.

Section 2.2    Exchange of Certificates.

(a)    Exchange Agent. Prior to the Effective Time, Parent and Merger Sub shall designate Computershare Investor Services Inc. or a bank or trust company or similar institution selected by Parent to serve as exchange agent hereunder and approved in advance by the Company in writing (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”). Prior to the Effective Time, Parent shall, on behalf of Merger Sub, deposit or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock and Company Preferred Stock, (i) cash in U.S. dollars sufficient to pay (A) the aggregate Cash Consideration payable pursuant to Section 2.1(a)(i) and (B) the aggregate Preferred Merger Consideration payable pursuant to Section 2.1(a)(iv) and (ii) evidence of Parent Common Shares in book-entry form representing the number of Parent Common Shares sufficient to deliver the aggregate Share Consideration deliverable pursuant to Section 2.1(a)(i). Parent agrees to deposit, or cause to be deposited, with the Exchange Agent from time to time, as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). Any such cash and book-entry shares deposited with the Exchange Agent shall be referred to as the “Exchange Fund”.

(b)    Payment Procedures.

(i)    As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock or Company Preferred Stock whose shares were converted into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, pursuant to Section 2.1, (A) a letter of transmittal with respect to Book-Entry Shares (to the extent applicable) and Certificates (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only on delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Book-Entry Shares (to the extent applicable) or Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration or the Preferred Merger Consideration, as applicable.

(ii)    On surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to promptly deliver to each such holder, the Merger Consideration or the Preferred Merger Consideration, as applicable, into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Article 2 (together with any Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)). No interest shall be paid or accrued on any amount payable on due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration or Preferred Merger Consideration, as applicable, is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration or Preferred Merger Consideration, as applicable, to a Person other than the registered holder of the Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid.

(iii)    The Exchange Agent, the Company, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable to holders of Company Common Stock or Company Preferred Stock pursuant to this Article 2 such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax Law with respect to the making of such payment; it being understood that, provided that the representation and warranty of the Company in Section 3.15(c) is true and correct as of the Effective Time, no deduction or withholding shall be made under the Laws of Canada (or any province thereof) from any such amounts (other than, for greater certainty, (A) any dividend or other distribution referenced in Section 2.2(c), and (B) amounts referred to in Section 2.3 that are attributable to personal services performed by the applicable payee in Canada or any province thereof or by an applicable payee who is a resident, for income Tax purposes, of Canada) except to the extent that any such deduction or withholding shall be required by a change in Law after the date of this Agreement. To the extent that amounts are so deducted or withheld and timely paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c)    Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Shares shall be paid to the holder of any unsurrendered shares of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(i) until such holder shall surrender such shares of Company Common Stock in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into Parent Common Shares pursuant to Section 2.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article 2) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Shares represented by such share of Company Common Stock, less such withholding or deduction for any Taxes required by applicable Law.

(d)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Exchange Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the consideration to which such holder is entitled pursuant to this Article 2.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock or Company Preferred Stock on the first anniversary of the Effective Time shall thereafter be delivered, at the direction of the Surviving Corporation, to Parent on demand, and any former holders of shares of Company Common Stock or Company Preferred Stock who have not surrendered their shares in accordance with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions payable pursuant to Section 2.2(c)) or Preferred Merger Consideration, as applicable, without any interest thereon, on due surrender of their shares.

(f)    No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock or Company Preferred Stock as of immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity shall cease to represent any claim of any kind or nature and shall be deemed to be surrendered for cancellation to Parent.

(g)    Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 2, and following any losses from any such investment, Parent shall promptly provide, on behalf of the Surviving Corporation, additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock or Company Preferred Stock. Any interest and other income resulting from such investments shall be paid to or at the direction of Parent pursuant to Section 2.2(e).

(h)    Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (together with the Fractional Share Cash Amount and any dividends or other distributions deliverable pursuant to Section 2.2(c)) or the Preferred Merger Consideration, as applicable, payable in accordance with Section 2.1 with respect to the shares of Company Common Stock or Company Preferred Stock represented by such lost, stolen or destroyed Certificate.

Section 2.3    Treatment of Company Equity Awards.

(a)    Each option to purchase shares of Company Common Stock (each, a “Company Option”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall, at the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to (i) the excess, if any of (A) the Merger Consideration Value over (B) the exercise price per share of Company Common Stock of such Company Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time. Parent shall or shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to deliver to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but no later than the next scheduled payroll of the Company that is at least four Business Days after the Effective Time. For the avoidance of doubt, any Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Merger Consideration Value shall be cancelled at the Effective Time for no consideration or payment.

(b)    Each award of shares of Company Common Stock granted subject to any vesting, forfeiture or other lapse restrictions (each, a “Company Restricted Share Award”) that is outstanding as of immediately prior to the Effective Time, shall, at the Effective Time, be converted into the right to receive (i) the Merger Consideration in respect of each share of Company Common Stock subject to such Company Restricted Share Award as of immediately prior to the Effective Time and (ii) the accrued but unpaid cash dividends corresponding to each share of Company Common Stock subject to such Company Restricted Share Award. Parent shall or shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of Company Restricted Share Awards the cash amounts and Parent Common Shares described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but no later than the next scheduled payroll of the Company that is at least four Business Days after the Effective Time.

(c)    Each award of performance shares that corresponds to shares of Company Common Stock (each, a “Company Performance Share Award”) that is outstanding as of immediately prior to the Effective Time, shall, at the Effective Time, be converted into an award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the Merger Consideration Value in respect of each share of Company Common Stock subject to such Company Performance Share Award, with the number of shares of Company Common Stock subject to each such award equal to 200% of the target number of shares of Company Common Stock covered by each such award as of immediately prior to the Effective Time. Except as otherwise provided in this Section 2.3(c), each cash-based award covered by this Section 2.3(c) shall have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding Company Performance Share Award; provided, that the performance-based vesting conditions shall no longer apply, the award will be subject only to service-based vesting, and each such award shall vest in full upon a Qualifying Termination.

(d)    Each share of director deferred stock (each, a “Director Deferred Share”) that is outstanding as of immediately prior to the Effective Time, shall, at the Effective Time, be converted into the right to receive the Merger Consideration. Parent shall or shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to deliver to the holders of Director Deferred Shares the cash amounts and Parent Common Shares described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but no later than the next scheduled payroll of the Company that is at least four Business Days after the Effective Time.

(e)    As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Company ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, and (iv) the Company ESPP shall terminate, effective on the earlier of the first purchase date following the date of this Agreement and the fifth trading day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP).

(f)    Prior to the Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 2.3.

(g)    Notwithstanding anything in Section 2.3(a), Section 2.3(b) or Section 2.3(c) to the contrary, but subject to Section 6.1(b), (i) to the extent the terms of any Company Option, Company Restricted Share Award or Company Performance Share Award granted on or after the date of this Agreement and not in violation of this Agreement expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 2.3, or (ii) as mutually agreed by the parties hereto and a holder of any Company Option, Company Restricted Share Award or Company Performance Share Award, then in each case, the terms of such Company Option, Company Restricted Share Award or Company Performance Share Award, as applicable, shall control (and the applicable provisions of this Section 2.3 shall not apply).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any “risk factors” section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date):

Section 3.1    Qualification, Organization, Subsidiaries.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Organizational Documents of the Company and each of its Significant Subsidiaries, each as amended prior to the date of this Agreement, and each as made available to Parent is in full force and effect.

(b)    All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.

Section 3.2    Capitalization.

(a)    The authorized share capital of the Company consists of 400,000,000 shares of Company Common Stock, 840,000 shares of Preferred Stock, par value $25 per share (the “Company Preferred Stock”) and 2,000,000 shares of New Series Preferred Stock, par value $1 per share (the “Company New Series Preferred Stock”). As of May 10, 2021, there were (i) 90,934,092 shares of Company Common Stock issued and outstanding (including 187,052 shares of Company Common Stock subject to Company Restricted Share Awards but no shares of Company Common Stock underlying outstanding Company Performance Share Awards and not including shares held in treasury), (ii) 32,418,093 shares of Company Common Stock held in treasury, (iii) 214,542 shares of Company Preferred Stock issued and outstanding

(not including shares held in treasury), (iv) 435,194 shares of Company Preferred Stock held in treasury, (v) no shares of Company New Series Preferred Stock issued and outstanding, (vi) Company Options to purchase an aggregate of 597,793 shares of Company Common Stock issued and outstanding, (vii) 124,711 shares of Company Common Stock underlying outstanding Company Performance Share Awards if performance conditions are satisfied at the target level, (viii) 8,872.6143 shares of Company Common Stock underlying outstanding Director Deferred Shares and (ix) 3,367,796 shares of Company Common Stock reserved for issuance under the Company ESPP. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued as fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. To the Knowledge of the Company, as of the date hereof, no Person is the beneficial owner of ten percent or more of the issued shares of the Company Common Stock.

(b)    Except as set forth in Section 3.2(a) or as required by the terms of the Company Benefit Plans, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding, other than shares of Company Common Stock that have become outstanding after May 10, 2021, which were reserved for issuance as of May 10, 2021 as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of the Company or any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of the Company or any of the Company’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c)    Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. No Subsidiary of the Company owns any capital stock of the Company. Except for its interests (i) in its Subsidiaries and (ii) in any Person in connection with any joint venture, partnership or other similar arrangement with a third party, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in any Person.

(d)    Except for any voting trust agreement entered into in compliance with Section 5.8(c) of this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

(e)    Section 3.2(e) of the Company Disclosure Schedules lists each Subsidiary of the Company, its jurisdiction of organization and the percentage of its equity interests directly or indirectly held by the Company.

Section 3.3    Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a)    The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b)    The Company Board at a duly called and held meeting has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(c)    The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require the Company or any of its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign, state, provincial, territorial or local governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) authorizations from, or such other actions as are required to be made with or obtained from, the Surface Transportation Board (the “STB”), (iii) authorizations from, or such other actions as are required to be made with or obtained from, the Federal Communications Commission (the “FCC”), (iv) compliance with any applicable requirements of any Antitrust Laws, (v) authorizations from, or such other actions as are required to be made with or obtained from, the COFECE and the IFT, (vi) the filing of notices with the ARTF and the SCT, (vii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Form F-4 (including the Proxy Statement/Prospectus), (viii) compliance with the rules and regulations of the NYSE, (ix) compliance with any applicable foreign or state securities or blue sky laws and (x) the other consents and/or notices set forth on Section 3.3(c) of the Company Disclosure Schedules (clauses (i) through (x), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Assuming compliance with the matters referenced in Section 3.3(c) and receipt of the Company Approvals and the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right or loss that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4    Reports and Financial Statements.

(a)    The Company has filed or furnished, on a timely basis, all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the forms, statements, certifications, documents and reports so filed or furnished by the Company and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since December 31, 2018, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c)    The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5    Internal Controls and Procedures.

(a)    The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b)    The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of the Company and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a wholly owned Subsidiary of the Company or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c)    The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither the Company nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of the Company, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of the Company, since December 31, 2018, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. To the Knowledge of the Company, since December 31, 2018, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

Section 3.6    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-K for the fiscal year ended December 31, 2020, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract), (e) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2020 (the “Company Balance Sheet Date”); or (f) as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries.

Section 3.7    Compliance with Law; Permits.

(a)    The Company and its Subsidiaries have been since December 31, 2018 in compliance with and not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, Order, injunction or decree of any Governmental Entity (collectively, “Laws” and each, a “Law”) applicable to the Company and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and its Subsidiaries are in possession of all franchises, grants, concessions, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, tariffs, qualifications, registrations and orders of any Governmental Entities (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Company Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Neither the Company nor any of its Subsidiaries has received any written notice that the Company or its Subsidiaries is in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8    Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a)    The Company, its Subsidiaries and, to the Knowledge of the Company, each of their directors, officers, employees, agents and each other Person acting on behalf of the Company or its Subsidiaries are in all material respects in compliance with and for the past five years, have in all material respects complied with (a) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and (b) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries (“Anti-Corruption Laws”). The Company and its Subsidiaries have since December 31, 2018 (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of its Subsidiaries operate and (ii) maintained such policies and procedures in full force and effect in all material respects.

(b)    None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and employees and each other Person acting on behalf of the Company or its Subsidiaries has, in the past five years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Proceedings, settlements or enforcement actions alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c)    None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their directors, officers and their employees or any other Person acting on behalf of the Company or its Subsidiaries has, in the past five years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, applied for purposes hereof as it applies to domestic concerns, or (B) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; or (ii) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order.

Section 3.9    Sanctions.

(a)    For the past five years, the Company and each of its Subsidiaries has been, and currently is, in all material respects in compliance with relevant economic sanctions and export control Laws in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State (collectively “Export and Sanctions Regulations”).

(b)    None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has in the past five years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Export and Sanctions Regulations.

(c)    For the past five years, the Company and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.

(d)    For the past five years, neither the Company nor any of its Subsidiaries (w) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (x) to the Knowledge of the Company, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (y) has been assessed civil penalties under any Export and Sanctions Regulations or (z) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 3.10    Environmental Laws and Regulations.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have for the past five years conducted their respective businesses in compliance with all applicable Environmental Laws; (ii) for the past five years, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been fully resolved; (iii) to the Knowledge of the Company, there has been no treatment, storage or release of any Hazardous Substance in violation of or as could reasonably be expected to result in liability under any applicable Environmental Law from any properties currently or formerly owned or leased or held under concession by the Company or any of its Subsidiaries or any predecessor; and (iv) neither the Company nor any Subsidiary is subject to any agreement, order, judgment, decree or agreement by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law.

(b)    The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 3.10 shall be deemed to be the Company’s sole and exclusive representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Substances and any other environmental matters.

Section 3.11    Employee Benefit Plans; Labor Matters.

(a)    Section 3.11(a) of the Company Disclosure Schedules lists all material Company Benefit Plans.

(b)    The Company has made available to Parent, with respect to each material Company Benefit Plan, each writing constituting a part of such Company Benefit Plan, including all amendments thereto.

(c)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service, (iii) no Company Benefit Plan is subject to Title IV of ERISA, (iv) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, (v) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (vi) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(d)    With respect to any Multiemployer Plan contributed to by the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as to an amount that would reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole.

(e)    Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or director of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee or consultant, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(f)    The execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code.

(g)    The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h)    The Company and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Company Labor Agreements, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i)    Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole as of the date of this Agreement, (A) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries; (B) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (C) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries;.

(j)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2018, the Company and its Subsidiaries have complied with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(k)    The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole as of the date of this Agreement.

Section 3.12    Absence of Certain Changes or Events.

(a)    Since the Company Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

Section 3.13    Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (a) to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties at law or in equity before, and there are no Orders of, any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties.

Section 3.14    Company Information. The information supplied or to be supplied by the Company for inclusion in (i) the proxy statement relating to the Company Stockholder Meeting, which will be used as a prospectus of Parent with respect to the Parent Common Shares issuable in connection with the Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) or (ii) the registration statement on Form F-4 pursuant to which the offer and sale of Parent Common Shares in connection with the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Form F-4”) will not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time of the Company Stockholder Meeting or at the time the Form F-4 (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by the

Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.15    Tax Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid under applicable Law to the appropriate Governmental Entity and have withheld all Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in the case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice within the past six years of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to income taxation by, or have an obligation to file an income Tax Return in, that jurisdiction (and, solely in the case of the CRA, has not received such written notice within the past eight years); (iv) there are no liens for Taxes on any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (vii) neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (1) exclusively between or among the Company and/or its Subsidiaries or (2) not primarily related to Taxes and entered into in the Ordinary Course of Business), (B) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Law), as a transferee or successor; (viii) each Mexican Subsidiary of the Company has complied with all of its obligations to disclose reportable schemes within the meaning of Article 199 of the Federal Fiscal Code (Código Fiscal de la Federación); (ix) each Mexican Subsidiary of the Company has fulfilled all of its Mexican Income Tax and VAT Law obligations with respect to the labor structure that it has in place, including the 6% withholding tax obligation under Article 1-A, subsection IV of the VAT Law and the obligation to receive the information contained in Article 27, subsection V of the Mexican Income Tax Law in effect before 2020, and no Tax benefit has been claimed in respect of any Mexican Tax invoice issued in favor of any Mexican Subsidiaries of the Company by a Person included on the list published on the webpage of the Mexican Tax Authorities and/or in the Mexican Official Gazette (Diario Oficial de la Federación) in terms of article 69-B of the Mexican Federal Tax Code; and (x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any closing agreement, installment sale, or open transaction disposition, (B) any accounting method change or agreement with any Governmental Entity or (C) any election pursuant to Section 965(h) of the Code, in each case, made prior to the Closing.

(b)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

(c)    At no time during the 60 months immediately preceding the Effective Time will more than 50% of the fair market value of the Company’s capital stock have been derived, directly or indirectly, from one or any combination of: real or immovable property situated in Canada, Canadian resources properties, timber resource properties and options in respect of, or interests in, any such property (whether or not such property exists), each within the meaning of the CITA.

(d)    The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 3.15 and, to the extent applicable, Section 3.11 shall be deemed to be the Company’s sole and exclusive representations and warranties in this Agreement with respect to Tax matters.

Section 3.16    Intellectual Property; IT Assets; Privacy.

(a)    Section 3.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all material Registered Company Intellectual Property. Each such material item of Registered Company Intellectual Property is, to the Knowledge of the Company, subsisting and not invalid or unenforceable. No such material Registered Company Intellectual Property (other than any applications for Registered Company Intellectual Property) has expired or been cancelled or abandoned, except in accordance with the expiration of the term of such rights, or in the Ordinary Course of Business based on a reasonable business judgement of the Company.

(b)    The Company and its Subsidiaries (i) own or have a written, valid and enforceable right to use all material Intellectual Property used in or necessary for the operation of their respective businesses and (ii) own all right, title, and interest in all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no Company Intellectual Property material to any business of the Company and its Subsidiaries is subject to any Order or Contract materially and adversely affecting the Company’s and its Subsidiaries’ ownership or use of, or any rights in or to, any such Intellectual Property.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2018, to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries has not infringed, violated or otherwise misappropriated any Intellectual Property of any third Person. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, since December 31, 2018, no third Person has infringed, violated or otherwise misappropriated any Company Intellectual Property and (ii) to the Knowledge of the Company, there is, and there has been since December 31, 2018, no pending claim or asserted claim in writing asserting that the Company or any Subsidiary has infringed, violated or otherwise misappropriated, or is infringing, violating or otherwise misappropriating, any Intellectual Property of any third Person.

(d)    The Company and its Subsidiaries have received from each Person (including current and former employees and contractors) who has created or developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, a written, valid, enforceable, present assignment of such Intellectual Property to the Company or its applicable Subsidiary.

(e)    The Company and its Subsidiaries own all right, title and interest in and to the Company IT Assets, free and clear of any Liens other than Permitted Liens, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the Company and its Subsidiaries own or have a written valid and enforceable right to use all IT Assets, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have taken reasonable steps and implemented reasonable safeguards, consistent with best industry practices, to protect the IT Assets from any unauthorized access, use or other security breach. The IT Assets: (i) operate and perform in all material respects as required by the Company and its Subsidiaries for the operation of their respective businesses, (ii) since December 31, 2018, except as, individually or in the aggregate, has not resulted in, and is not reasonably expected to result in, material liability to, or material disruption of the business operations of, the Company and its Subsidiaries, (A) have not malfunctioned or failed, suffered unscheduled downtime, or been subject to unauthorized access, use or other security breach, and (B) have been free from any viruses, Trojan horses, spyware or other malicious code.

(f)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets owned by the Company and its Subsidiaries, and to the Knowledge of the Company, no such material Trade Secrets has been used or discovered by or disclosed to any Person except pursuant to written, valid and enforceable non-disclosure agreements protecting the confidentiality thereof, which agreements have not been breached in any material respect.

(g)    Since December 31, 2018, the Company and its Subsidiaries have in all material respects complied with all Privacy Laws and with its and their privacy policies and other contractual commitments relating to privacy, security or processing of personal information or data. Except as has been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written threat, notice or claim alleging (i) non-compliance with any Privacy Laws or with such privacy policies or contractual commitments or (ii) a violation of any third Person’s rights under Privacy Laws or such privacy policies or contractual commitments, including any third Person’s rights with respect to Sensitive Data. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, since December 31, 2018, to the Knowledge of the Company, there has been no unauthorized access, use, processing, transfer or disclosure, or any loss or theft, of Sensitive Data or other personal or personally identifiable information that are protected by Privacy Laws while such Sensitive Data or such other personal or personally identifiable information was in the possession or control of the Company, its Subsidiaries or third-party vendors or service providers.

Section 3.17    Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to all tangible assets owned by the Company or any of its Subsidiaries as of the date of this Agreement, free and clear of all Liens other than Permitted Liens, or good and valid leasehold interests in all tangible assets leased or subleased by the Company or any of its Subsidiaries as of the date of this Agreement, or good and valid rights under the corresponding concession in all tangible assets held subject to such concession by the Company or any of its Subsidiaries as of the date of this Agreement.

Section 3.18    Title to Properties.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Contract under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant (a “Company Real Property Lease”) with respect to material real property leased, subleased, held under concession, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, “Company Leased Real Property”) is valid and binding on the Company or the Subsidiary thereof party thereto, and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the remaining portion of the Company Leased Real Property by the Company or its Subsidiaries in the operation of their business thereon, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no uncured default by the Company or any of its Subsidiaries under any Company Real Property Lease or, to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or by any other party thereto. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancelation, and to the Knowledge of the Company, no termination or cancelation is threatened, under any material Company Real Property Lease.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries has good and valid title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”).

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending before a Governmental Entity or, to the Knowledge of the Company, threatened, with respect to any portion of any Owned Real Property.

Section 3.19    Opinion of Financial Advisor. The Company Board has received the opinions of BofA Securities, Inc. and Morgan Stanley & Co. LLC, substantially to the effect that, as of the date of such opinions and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be received by the holders of Company Common Stock (other than the Excluded Shares and the Dissenting Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.20    Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Voting Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.21    Material Contracts.

(a)    Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or as set forth in Section 3.21 of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan) that:

(i)    would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)    is a Company Real Property Lease pursuant to which the Company or any of its Subsidiaries leases real property that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)    contains restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit customers or suppliers anywhere in the world, other than restrictions (A) pursuant to limitations on the use by the Company or its Subsidiaries of rail lines set forth in the agreements conveying those lines or granting rights to operate them, (B) that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person, or (C) that are not material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)    grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries;

(v)    provides for the formation, creation, operation, management or control of any joint venture, partnership or other similar arrangement with a third party;

(vi)    is an indenture, credit agreement, loan agreement, note, or other Contract providing for indebtedness for borrowed money of the Company or any if its Subsidiaries (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $50 million;

(vii)    is a settlement, conciliation or similar Contract that would require the Company or any of its Subsidiaries to pay consideration of more than $20 million after the date of this Agreement or that contains material restrictions on the business and operations of the Company or any of its Subsidiaries;

(viii)    provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise), or any real property, that would, in each case, reasonably be expected to result in the receipt or making by the Company or any Subsidiary of the Company of future payments in excess of $25 million;

(ix)    is an acquisition agreement that contains material “earn-out” or other material contingent payment obligations;

(x)    obligates the Company or any Subsidiary of the Company to make any future capital investment or capital expenditure outside the Ordinary Course of Business and in excess of $50 million;

(xi)    provides for the procurement of services or supplies from a Company Top Supplier by the Company or any of its Subsidiaries, or provides for sales to a Company Top Customer by the Company or any of its Subsidiaries;

(xii)    limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(xiii)    other than any sales and marketing Contracts entered into the Ordinary Course of Business, is a Contract pursuant to which the Company or any of its Subsidiaries is a party, or is otherwise bound, and the contracting counterparty of which (A) is a Governmental Entity or (B) to the Knowledge of the Company, has

entered into such Contract in its capacity as a prime contractor or other subcontractor of any Contract with a Governmental Entity and such Contract imposes upon the Company obligations or other liabilities due to such Governmental Entity; or

(xiv)    is a Contract pursuant to which (A) the Company or any of its Subsidiaries is granted any license or other right with respect to Intellectual Property of another Person, where such Contract is material to the business of the Company or any of its Subsidiaries (other than non-exclusive licenses for unmodified, commercially available “off-the-shelf” software that have been granted on standardized, generally available terms); or (B) the Company or any of its Subsidiaries grants to another Person any license or other right with respect to any material Company Intellectual Property.

Each Contract of the type described in clauses (i) – (xiv) of this Section 3.21(a) is referred to herein as a “Company Material Contract.”

(b)    True, correct and complete copies of each Company Material Contract have been publicly filed with the SEC prior to the date of this Agreement or otherwise made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

Section 3.22    Suppliers and Customers.

(a)    Section 3.22(a) of the Company Disclosure Schedules sets forth a correct and complete list of (i) the top 10 suppliers (each a “Company Top Supplier”) and (ii) the top 10 customers (each a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the calendar year 2020.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2019 through the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company or its Subsidiaries with any Company Top Supplier or any Company Top Customer and (ii) no Company Top Supplier or Company Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or not renew its business.

Section 3.23    Canadian Assets and Revenues. Neither the aggregate value of the assets in Canada of the Company, nor the gross revenues from sales in or from Canada generated from those assets, exceeds CDN $93 million as determined in accordance with Part IX of the Competition Act (Canada).

Section 3.24    Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance), (ii) each insurance policy maintained by the Company or any of its Subsidiaries is in full force and effect, (iii) all premiums due by the Company or any of its Subsidiaries with respect to such insurance policies have been paid and (iv) the Company and its Subsidiaries are in compliance with all contractual requirements applicable thereto contained in such insurance policies. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation with respect to any of its material insurance policies.

Section 3.25    Affiliate Party Transactions. Since December 31, 2018 through the date of this Agreement, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Person owning 5% or more of the Company Common Stock or any Affiliate of such Person or any director or executive officer of the Company or any of its Affiliates (or any relative thereof), on the other hand, or that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than Ordinary Course of Business employment agreements and similar employee and indemnification arrangements otherwise set forth on the Company Disclosure Schedules.

Section 3.26    Finders or Brokers. Except for BofA Securities, Inc. and Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Merger.

Section 3.27    Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.22 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.28    Canadian Pacific Agreement. Concurrently with the execution of this Agreement, the Agreement and Plan of Merger, dated of March 21, 2021 (the “Canadian Pacific Agreement”), by and among Canadian Pacific Railway Limited (“Canadian Pacific”), Cygnus Merger Sub 1 Corporation, Cygnus Merger Sub 2 Corporation and the Company, was terminated by the Company in accordance with its terms and the Company has paid, or caused to be paid, to Canadian Pacific or its designee the “Company Termination Fee” (as defined in the

Canadian Pacific Agreement). There have not been any amendments or modifications to the Canadian Pacific Agreement prior to its termination. As of the date of this Agreement, the Company has not received notice of any breach of the Canadian Pacific Agreement.

Section 3.29    No Other Representations or Warranties; No Reliance. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its representatives by or on behalf of Parent or Merger Sub. The Company acknowledges and agrees that none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, Merger Sub, or any of their respective Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Public Documents furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any risk factor section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date):

Section 4.1    Qualification, Organization, Subsidiaries.

(a)    Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation, as applicable. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable. Each of Parent and Merger Sub and each of their respective Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of Parent and Merger Sub’s Organizational Documents, each as amended prior to the date of this Agreement, and each as made available to the Company is in full force and effect.

(b)    All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Parent’s wholly owned Subsidiaries have been validly issued and are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary or any Permitted Liens.

Section 4.2    Capitalization.

(a)    The authorized share capital of Parent consists of an unlimited number of Parent Common Shares, an unlimited number of Class A Preferred Shares (the “Parent Class A Preferred Shares”) and an unlimited number of Class B Preferred Shares (the “Parent Class B Preferred Shares”). As of May 10, 2021, there were (i) 707,960,398 Parent Common Shares issued and outstanding, (ii) no Parent Class A Preferred Shares issued and outstanding, (iii) no Parent Class B Preferred Shares issued and outstanding, (iv) Parent Options to purchase an aggregate of 4,035,980 Parent Common Shares issued and outstanding, (v) 665,887 notional Parent Common Shares underlying outstanding Parent DSU Awards (including Parent DSU Awards that may be settled in cash or in Parent Common Shares that are purchased on the market, newly issued or held in trust for purposes of the applicable Parent Share Plan), (vi) 1,189,395 notional Parent Common Shares underlying outstanding Parent PSU Awards if performance conditions are satisfied at the target level (including Parent PSU Awards that may be settled in Parent Common Shares that are purchased on the market, newly issued or held in trust for purposes of the applicable Parent Share Plan) and (vii) 13,583,782 Parent Common Shares reserved for issuance under the Parent Share Plans. All outstanding Parent Common Shares are, and, when issued and delivered in accordance with the terms of this Agreement, the Parent Common Shares to be issued as part of the Merger Consideration will be, duly authorized and validly issued as fully paid and nonassessable, listed and posted for trading on the NYSE and the TSX, and not subject to or issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. The Parent Common Shares to be issued as part of the Merger Consideration shall not be subject to any resale restrictions under applicable Canadian Securities Laws provided that the conditions set forth in subsection 2.6(3) (paragraphs 2 through 5) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators are satisfied in respect of any such trade.

(b)    Except as set forth in Section 4.2(a) or as required by the terms of the Parent Benefit Plans, as of the date of this Agreement, (i) Parent does not have any shares of its capital stock issued or outstanding, other than Parent Common Shares that have become outstanding after May 10, 2021, which were reserved for issuance as of May 10, 2021 as set forth in Section 4.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock of Parent or any of Parent’s Subsidiaries to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of Parent or any of Parent’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c)    Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter.

(d)    There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Parent Common Shares or other capital stock of the Parent or, except for any voting trust agreement entered into in compliance with Section 5.8(c) of this Agreement, capital stock of any of Parent’s Subsidiaries.

Section 4.3    Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a)    Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for (i) the adoption of this Agreement by the sole stockholder of Merger Sub (which such adoption shall occur immediately following the execution of this Agreement) and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)    (i) The Parent Board at a duly called and held meeting has unanimously (A) determined that it is in the best interests of Parent to enter into this Agreement and (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the issuance of the Parent Common Shares comprising the Share Consideration and the Debt Financing; and (ii) the board of directors of Merger Sub has unanimously (A) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (C) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub.

(c)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent, Merger Sub or any of their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Certificate of Merger, (ii) authorizations from, or such other actions as are required to be made with or obtained from, the STB, (iii) authorizations from, or such other actions as are required to be made with or obtained from, the FCC, (iv) compliance with any applicable requirements of any Antitrust Laws, (v) authorizations from, or such other actions as are required to be made with or obtained from, the COFECE and the IFT, (vi) the filing of notices with the ARTF and the SCT, (vii) compliance with the applicable requirements of the Securities Act, the Exchange Act and the Canadian Securities Laws, including the filing with the SEC of the Form F-4 (including the Proxy Statement/Prospectus), (viii) compliance with the rules and regulations of the NYSE and the TSX, (ix) compliance with any applicable foreign or state securities or blue sky laws and (x) the other consents and/or notices set forth on Section 4.3(c) of the Parent Disclosure Schedules (clauses (i) through (x), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)    Assuming compliance with the matters referenced in Section 4.3(c) and receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, instrument, permit, concession, franchise, right or license binding on Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4    Reports and Financial Statements.

(a)    Parent is a “reporting issuer” or the equivalent and not on the list of reporting issuers in default under applicable Canadian Securities Laws in each of the provinces and territories in Canada. Since December 31, 2018, (i) Parent has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the forms, statements, certifications, documents and reports so filed or furnished by Parent and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent SEC Documents”) and (ii) Parent has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Canadian Securities Administrators prior to the date of this Agreement (together with the Parent SEC Documents, the “Parent Public Documents”). Each of the Parent Public Documents, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Canadian Securities Laws, as the case may be, and no Parent Public Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained, and no Parent Public Documents filed with or furnished to the SEC or the Canadian Securities Administrators subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has not filed any confidential material change report with any Canadian Securities Administrators that, as of the date of this Agreement, remains confidential.

(b)    Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE and the TSX. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since December 31, 2018, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.

(c)    The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (or, if any such Parent SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent SEC Document) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5    Internal Controls and Procedures.

(a)    Parent has established and maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and Canadian Securities Administrators and other public disclosure documents.

(b)    Parent maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of Parent and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Parent’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of Parent and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or a wholly owned Subsidiary of Parent or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, the Company’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(c)    Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Parent has disclosed, based on its most recent evaluation of its internal controls prior to the date of this Agreement, to the Parent’s auditors and the audit committee of the Parent Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. As of the date of its most recent audited financial statements, neither Parent nor its auditors had identified any significant deficiencies or material weaknesses in its internal controls over financial reporting and, as of the date of this Agreement, to the Knowledge of Parent, nothing has come to its attention that has caused it to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of Parent, since December 31, 2018, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. To the Knowledge of Parent, since December 31, 2018, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the Parent Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.

Section 4.6    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2020, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s report on Form 40-F (including the exhibits thereto) for the fiscal year ended

December 31, 2020, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full, (d) for liabilities arising in connection with obligations under any existing Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract), (e) for liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2020 (the “Parent Balance Sheet Date”); or (f) as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries.

Section 4.7    Compliance with Law; Permits.

(a)    Parent and its Subsidiaries have been since December 31, 2018 in compliance with and not in default under or in violation of any Law applicable to Parent and its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Parent and its Subsidiaries are in possession of all Permits necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and Parent and each of its Subsidiaries is in compliance with the terms and requirements of such Parent Permit, except where the failure to be in full force and effect or in compliance or where such proceeding would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Neither Parent nor any of its Subsidiaries has received any written notice that Parent or its Subsidiaries is in violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending, threatened in writing or, to the Knowledge of Parent, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8    Anti-Corruption; Anti-Bribery; Anti-Money Laundering.

(a)    Parent, its Subsidiaries and, to the Knowledge of Parent, each of their directors, officers and employees and each other Person acting on behalf of Parent or its Subsidiaries are in all material respects in compliance with and for the past five years, have in all material respects complied with (a) the FCPA, and (b) the provisions of all Anti-Corruption Laws. Parent and its Subsidiaries have since December 31, 2018 (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the

FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Parent or any of its Subsidiaries operate and (ii) maintained such policies and procedures in full force and effect in all material respects.

(b)    None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their directors, officers and employees and each other Person acting on behalf of Parent or its Subsidiaries has, in the past five years, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of Parent, pending or threatened Proceedings, settlements or enforcement actions alleging violations on the part of any of the foregoing Persons of the FCPA or Anti-Corruption Laws or any terrorism financing Law.

(c)    None of Parent, its Subsidiaries or, to the Knowledge of Parent, any of their directors, officers and their employees or any other Person acting on behalf of Parent or its Subsidiaries has, in the past five years: (i) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, applied for purposes hereof as it applies to domestic concerns, or (B) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of (x) influencing any act or decision of such official or of any Governmental Entity, (y) to obtain or retain business, or direct business to any Person or (z) to secure any other improper benefit or advantage; or (ii) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any Order.

Section 4.9    Sanctions.

(a)    For the past five years, Parent and each of its Subsidiaries has been, and currently is, in all material respects in compliance with relevant Export and Sanctions Regulations.

(b)    None of Parent or any of its Subsidiaries, or, to the Knowledge of the Parent, any director, officer, agent, employee or other Person acting on behalf of any of Parent or its Subsidiaries, in their capacity as such, is currently, or has been for the past five years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause Parent to violate applicable Export and Sanctions Regulations.

(c)    For the past five years, Parent and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions Regulations in each jurisdiction in which Parent and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.

(d)    For the past five years, neither Parent nor any of its Subsidiaries (w) has been found in violation of, charged with or convicted of, any Export and Sanctions Regulations, (x) to the Knowledge of Parent, is under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulation, (y) has been assessed civil penalties under any Export and Sanctions Regulations or (z) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.

Section 4.10    Environmental Laws and Regulations.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and its Subsidiaries have for the past five years conducted their respective businesses in compliance with all applicable Environmental Laws; (ii) for the past five years, neither Parent nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or has liability under any Environmental Law and there are no legal, administrative, arbitral or other proceedings, claims or actions pending, or to the Knowledge of Parent threatened, against Parent or any of its Subsidiaries alleging any violation of or liability relating to any Environmental Law, in each case other than with respect to matters that have been fully resolved; (iii) to the Knowledge of Parent, for the past five years, there has been no treatment, storage or release of any Hazardous Substance in violation of or as could reasonably be expected to result in liability under any applicable Environmental Law from any properties currently or formerly owned or leased or held under concession by Parent or any of its Subsidiaries or any predecessor; and (iv) neither Parent nor any Subsidiary is subject to any agreement, order, judgment, decree or agreement by or with any Governmental Entity or other third party imposing any liability or obligation relating to any Environmental Law.

(b)    The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 4.10 shall be deemed to be Parent’s sole and exclusive representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Substances and any other environmental matters.

Section 4.11    Employee Benefit Plans; Labor Matters.

(a)    Section 4.11(a) of the Parent Disclosure Schedules lists all material Parent Benefit Plans.

(b)    Parent has made available to the Company, with respect to each material Parent Benefit Plan, each writing constituting a part of such Parent Benefit Plan, including all amendments thereto.

(c)    Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service, (iii) no Parent Benefit Plan is subject to Title IV of ERISA, (iv) no employee benefit plan of Parent or its Subsidiaries is a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, (v) all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (vi) there are no pending, threatened or, to the Knowledge of Parent, anticipated claims (other than claims for benefits in accordance with the terms of the Parent Benefit Plans) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.

(d)    With respect to any Multiemployer Plan contributed to by Parent or any ERISA Affiliate, neither Parent nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as to an amount that would reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole.

(e)    Except as provided in this Agreement or required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or director of Parent or any of its Subsidiaries to severance pay, or any other payment from Parent or its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee or consultant, (iii) directly or indirectly cause Parent to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Parent Benefit Plan on or following the Effective Time.

(f)    The execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, either alone or in combination with another event, result in the payment of any “excess parachute payment” as defined Section 280G(b)(1) of the Code.

(g)    Parent is not a party to nor does it have any obligation under any Parent Benefit Plan to compensate, indemnify or reimburse any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h)    Parent and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Parent Labor Agreements, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(i)    Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement, (A) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries; (B) to the Knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries; (C) there is no labor dispute or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (other than, in each case, routine grievances, including those brought by unions or other collectively represented employees, to be heard by the applicable Governmental Entity); and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to employees of Parent or any of its Subsidiaries.

(j)    Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2018, Parent and its Subsidiaries have complied with all applicable Laws with respect to employment and employment practices (including all applicable Laws, rules and regulations regarding wage and hour requirements, employee and worker classification, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining).

(k)    The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or similar organization is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby other than any consent, consultation or formal advice, the failure of which to obtain or, in the case of consultation, engage in, would not delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise reasonably be expected to result in, individually or in the aggregate, material liability to Parent and its Subsidiaries, taken as a whole as of the date of this Agreement.

Section 4.12    Absence of Certain Changes or Events.

(a)    Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    From the Parent Balance Sheet Date through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

Section 4.13    Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) to the Knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries; and (b) there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties at law or in equity before, and there are no Orders of any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties.

Section 4.14    Parent Information. The information supplied or to be supplied by Parent for inclusion in (i) the Proxy Statement/Prospectus or the Form F-4 will not, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time of the Company Stockholder Meeting or at the time the Form F-4 (and any amendment or supplement thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.15    Tax Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them under applicable Law with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate; (ii) Parent and each of its Subsidiaries have paid all Taxes required to be paid under applicable Law to the appropriate Governmental Entity and have withheld all Taxes required to be withheld by any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in the case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has received written notice within the past six years of any claim made by a Governmental Entity, in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to income taxation by, or have an obligation to file an income Tax Return in, that jurisdiction; (iv) there are no liens for Taxes on any property of Parent or any of its Subsidiaries, except for Permitted Liens; (v) neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code; (vi) neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (vii) neither Parent nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (1) exclusively between or among Parent and/or its Subsidiaries or (2) not primarily related to Taxes and entered into in the Ordinary Course of Business), (B) has been a member of an affiliated, consolidated, unitary or combined group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Law), as a transferee or successor; and (viii) neither Parent nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any closing agreement, installment sale, or open transaction disposition, (B) any accounting method change or agreement with any Governmental Entity, or (C) any election pursuant to Section 965(h) of the Code, in each case, made prior to the Closing.

(b)    Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

(c)    The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 4.15 and, to the extent applicable, Section 4.11 shall be deemed to be Parent’s sole and exclusive representations and warranties in this Agreement with respect to Tax matters.

Section 4.16    Opinion of Financial Advisor. The Parent Board has received the separate oral opinion(s) of J.P. Morgan Securities Canada Inc. and RBC Dominion Securities Inc., to be confirmed by delivery of their respective written opinions, that, as of the date of the respective opinion and based upon and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 4.17    Financing.

(a)    Parent has delivered to the Company true and complete copies as of the date of this Agreement of (i) a fully executed debt commitment letter, dated as of the date of this Agreement (including all exhibits and schedules thereto, the “Debt Commitment Letter”), by and among inter alia Parent and the Financing Parties specified therein and (ii) the executed fee letter, dated the date of this Agreement, referenced therein, relating to fees and other terms with respect to the Debt Financing contemplated by such Debt Commitment Letters (with only fee amounts and customary “flex” terms redacted, none of which redacted provisions could affect the conditionality, enforceability, availability, or aggregate principal amount of the Debt Financing) (the “Fee Letter” and together with the Debt Commitment Letter, the “Debt Commitment Letters”). Pursuant to the Debt Commitment Letters, and subject to the terms and conditions thereof, the Financing Parties party thereto have committed to provide Parent and/or its Subsidiary party thereto with the amounts set forth in the Debt Commitment Letters for the purposes set forth therein (the debt financing contemplated in the Debt Commitment Letters, together with any replacement debt financing, including any bank financing or debt securities issued in lieu thereof, the “Debt Financing”).

(b)    As of the date of this Agreement, the Debt Commitment Letters are in full force and effect and the respective commitments thereunder have not been withdrawn, rescinded, reduced or terminated, or otherwise amended or modified in any respect and, to the Knowledge of Parent, no termination, reduction, withdrawal, rescission, amendment or modification is contemplated (other than as set forth therein with respect to “flex” rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement), and the Debt Commitment Letters, in the form so delivered, constitute the legal, valid and binding obligations of, and are enforceable against, Parent, its Subsidiary party thereto and, to the Knowledge of Parent, each of the other non-affiliated parties thereto, subject, in each case, to the Enforceability Exceptions.

(c)    Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Debt Commitment Letters to be paid on or before the date of this Agreement, and will pay in full any such amounts as and when due and payable on or before the Closing Date. Except as expressly set forth in the Debt Commitment Letters, there are no conditions precedent to the obligations of the Financing Parties party thereto to provide the Debt Financing or any contingencies that would permit the Financing Parties party thereto to reduce the aggregate principal amount of the Debt Financing. Assuming the satisfaction of the conditions set forth in Section 6.3(a) and 6.3(b), Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Debt Commitment Letters on or prior to the Closing Date, nor does Parent have knowledge as of the date of this Agreement that any Financing Party party thereto will not perform its obligations thereunder. Except for customary engagement letters and for the redacted Fee Letter provided to the Company in accordance with clause (a) above, as of the date of this Agreement, there are no contracts, agreements, “side letters” or other arrangements to which Parent or any of its Subsidiaries is a party relating to the Debt Commitment Letters or the Debt Financing.

(d)    As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, of any term of the Debt Commitment Letters. The Debt Financing, when funded in accordance with the Debt Commitment Letters and giving effect to any “flex” provision in or related to the Debt Commitment Letters (including with respect to fees and original issue discount), together with cash and the other sources of immediately funds available to Parent on the Closing Date, shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s obligations under this Agreement and the Debt Commitment Letters, including the payment of the Cash Consideration, the Preferred Merger Consideration and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Debt Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(e)    Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or the Debt Financing.

Section 4.18    Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share (“Merger Sub Common Shares”). As of the date of this Agreement, there were 50 Merger Sub Common Shares validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is as of the date of this Agreement, and at all times through the Effective Time will be, owned, directly or indirectly, by Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent or a wholly owned Subsidiary of Parent may acquire any equity securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement, and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.19    No Required Vote of Parent Shareholders. No approval by the shareholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

Section 4.20    Finders or Brokers. Except for J.P. Morgan Securities Canada Inc. and RBC Dominion Securities Inc., neither Parent nor any Subsidiary of Parent (including Merger Sub) has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Merger or the other transactions contemplated hereby.

Section 4.21    Certain Arrangements. Since December 31, 2018 through the date of this Agreement, there have been no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, or any material transactions, between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any beneficial owner of five percent or more of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Surviving Corporation after the Effective Time.

Section 4.22    Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.23    Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith):

(a)    the Fair Value of the assets of Parent and its Subsidiaries, taken as a whole, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(b)    Parent and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and

(c)    Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(d)    For the purposes of this Section 4.23, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 4.24    No Other Representations or Warranties; No Reliance. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or any of their respective representatives by or on behalf of the Company. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, Merger Sub or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company (except for the representations and warranties of the Company expressly set forth in Article 3).

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of Business by the Company.

(a)    From and after the date of this Agreement and prior to earlier of the Control Date and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the Ordinary Course of Business in accordance with the capital allocation policy set forth on Section 5.1(a) of the Company Disclosure Schedule (the “Company Capital Allocation Policy”), and (B) preserve intact in all material respects its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)    From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date (other than with respect to the covenants set forth in

Sections 5.1(b)(i), (ii), (iii), (iv), (v), (vi), (vii), (x), (xiii), (xv), (xvi), (xvii), (xviii) and (xxi), each of which shall apply from and after the date of this Agreement and prior to the earlier of the Control Date and the Termination Date), except (w) as may be required by applicable Law, (x) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by this Agreement or (z) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company:

(i)    shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) quarterly cash dividends paid by the Company on the outstanding shares of Company Common Stock consistent with the Company Capital Allocation Policy, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the shares Company Common Stock, (B) dividends paid by the Company on the outstanding shares of Company Preferred Stock in accordance with the terms thereof and (C) dividends and distributions paid by Subsidiaries of the Company to the Company or to any of the Company’s other wholly owned Subsidiaries;

(ii)    shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by Section 5.1(b)(vi), and except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)    shall not, and shall not permit any of its Subsidiaries to, except in the Ordinary Course of Business, hire any employee or engage any independent contractor (who is a natural person) or terminate the employment of any employee of the Company or any of its Subsidiaries or increase the compensation or other benefits payable or provided to the Company’s or any of its Subsidiaries’ directors or employees, except that, notwithstanding the foregoing, except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to (A) grant any transaction or retention bonuses, (B) grant any Company Equity Awards or other equity or long-term incentive compensation awards, or (C) enter into any employment, change of control, severance or retention agreement with any employee of the Company or any of its Subsidiaries (except (y) for severance agreements entered into with employees in the Ordinary Course of Business in connection with terminations of employment, providing for severance in accordance with the terms of the applicable Company Benefit Plan in effect as of the date of this Agreement or (z) for employment agreements terminable on no more than 90 days’ notice without penalty);

(iv)    shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;

(v)    shall not adopt any amendments to the Organizational Documents of the Company or any of its Significant Subsidiaries, other than amendments solely to effect ministerial changes to such documents;

(vi)    except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in the Company or any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Company Equity Award), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 5.1(b), (B) Permitted Liens and (C) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(viii)(D));

(vii)    except for transactions among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations or in payment of the exercise price;

(viii)    shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee, any indebtedness for borrowed money, other than in the Ordinary Course of Business, except for (A) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest), (C) guarantees or credit support provided by the Company or any of its Subsidiaries for indebtedness of the Company or any of its wholly owned Subsidiaries, to the extent such indebtedness is (1) in existence on the date of this Agreement or (2) incurred in compliance with this Section 5.1(b)(viii), (D) indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement (or replacements, renewals, extensions, or refinancings thereof) and (E) other indebtedness in an aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries that is consistent with the Company Capital Allocation Policy;

(ix)    shall not, and shall not permit any of its Subsidiaries to, make any loans, advances, guarantees or capital contributions to or investments in any Person (other than between the Company or any of its wholly owned Subsidiaries, on the one hand, and any of the Company’s wholly owned Subsidiaries, on the other hand) in excess of $35 million individually or $50 million in the aggregate;

(x)    shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material portion of its businesses, properties or assets, including the capital stock of its Subsidiaries but excluding Intellectual Property, other than in the Ordinary Course of Business, and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(viii)(B)), (B) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries or (C) for consideration not in excess of $25 million individually or $50 million in the aggregate;

(xi)    shall not, and shall not permit any of its Subsidiaries to, enter into any Contract with a term greater than two years, that may not be terminated by the Company or any of its Subsidiaries without cause, and would have been a Company Material Contract had it been entered into prior to this Agreement, terminate or modify, amend or waive any material rights under any Company Material Contract in any material respect in a manner that is adverse to the Company, in each case, other than in the Ordinary Course of Business or as otherwise contemplated by this Section 5.1(b);

(xii)    shall not, and shall not permit any of its Subsidiaries to, acquire assets (other than pursuant to any capital expenditures permitted by Section 5.1(b)(xiv)) from any other Person with a fair market value or purchase price in excess of $25 million individually or $50 million in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that could reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, other than acquisitions of inventory or other goods in the Ordinary Course of Business;

(xiii)    shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy any Action, other than any Action that involves only the payment of monetary damages not in excess of $15 million for any individual Action or $25 million in the aggregate over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating to such Actions and would not result in (x) the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) or (y) a finding or admission of a violation of Law;

(xiv)    shall not, and shall not permit any of its Subsidiaries to, make or authorize any capital expenditures other than (A) capital expenditures not in excess of $700 million in the aggregate in any 12-month period or (B) other capital expenditures to the extent necessary to restore service to Company railroads, repair improvements on Company real estate or guarantee safety in the event of railroad accidents or incidents (natural or otherwise) affecting railroad operations or real estate;

(xv)    shall not, and shall not permit any of its Subsidiaries to, terminate or permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration thereof, or fail to apply on a timely basis for any renewal of any renewable material Company Permit (excluding, in each case, any Company Permit that the Company, in its reasonable judgment, no longer believes to be material or necessary to the conduct of its businesses);

(xvi)    shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for any such transactions between or among the Company’s Subsidiaries or between or among any of the Company’s Subsidiaries and the Company;

(xvii)    shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business that is not reasonably related to the existing business lines of the Company and its Subsidiaries;

(xviii)    shall not, and shall not permit any of its Subsidiaries to, reorganize, restructure or combine any railroads or railroad operations if any such action would result in the Company or any of its Subsidiaries ceasing to be classified as a Class I railroad by the STB;

(xix)    other than consistent with past practice, shall not (A) make (other than in the Ordinary Course of Business), change or revoke any material Tax election, (B) change any material method of Tax accounting or Tax accounting period, (C) file any amended Tax Return with respect to any material Tax, (D) settle or compromise any material Tax proceeding for an amount in excess of $10 million individually or $25 million in the aggregate over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in the Company SEC Documents relating thereto or enter into any closing agreement relating to any material Tax, (E) surrender any right to claim a material Tax refund, or (F) agree to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax without notifying Parent in writing reasonably promptly after entering any such agreement;

(xx)    shall not, and shall not permit any of its Subsidiaries to, become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xxi)    shall not, and shall not permit any of its Subsidiaries to, enter into any consent decree or similar agreement that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole;

(xxii)    shall not, and shall not permit any of its Subsidiaries to, terminate or fail to exercise renewal rights with respect to any insurance policies of the

Company and its Subsidiaries in a manner that would (after taking into account any replacement insurance policies) materially and adversely affect the overall insurance coverage of the Company and its Subsidiaries, taken as a whole;

(xxiii)    shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, or otherwise dispose of any Company Intellectual Property (other than Permitted Liens) material to the business of the Company or any of its Subsidiaries, except in for non-exclusive licenses of Company Intellectual Property granted in the Ordinary Course of Business;

(xxiv)    shall not, and shall not permit any of its Subsidiaries to, abandon or otherwise allow to lapse or expire any material Registered Company Intellectual Property, other than lapses or expirations of any Registered Company Intellectual Property that is at the end of its maximum statutory term (with renewals); and

(xxv)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)    Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Control Date. Prior to the Control Date, the Company shall exercise, consistent with the terms and conditions of this Agreement and the Voting Trust Agreement and subject to applicable Law, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.2    Conduct of Business by Parent.

(a)    From and after the date of this Agreement and prior to earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or expressly permitted by this Agreement or (iv) as set forth in Section 5.2 of the Parent Disclosure Schedules, Parent shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the Ordinary Course of Business and (B) preserve intact in all material respects its business organization and maintain existing relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, distributors, employees, contractors and business associates; provided, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)    From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (w) as may be required by applicable Law, (x) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be expressly contemplated, required or expressly permitted by this Agreement or (z) as set forth in Section 5.2 of the Parent Disclosure Schedules, Parent:

(i)    shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (A) regular quarterly cash dividends paid by Parent on the Parent Common Shares consistent with past practice, appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Shares and (B) dividends and distributions paid by Subsidiaries of Parent to Parent or to any of Parent’s other wholly owned Subsidiaries;

(ii)    shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)    shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or rule or policy of the SEC or the Canadian Securities Administrators;

(iv)    shall not adopt any amendments to the Organizational Documents of Parent, other than amendments solely to effect ministerial changes to such documents;

(v)    except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interests in any Subsidiaries of Parent or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Parent Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Parent Equity Award), other than (A) issuances of Parent Common Shares (x) in respect of any exercise of or settlement of Parent Equity Awards outstanding on the date of this Agreement, (y) as permitted under the Debt Commitment Letters or (z) as may be granted after the date of this Agreement in the Ordinary Course of Business, (B) the grant of Parent Equity Awards or other equity compensation awards in the Ordinary Course of Business (and the issuance or transfer of any Parent Common Shares in connection therewith), (C) any Permitted Liens and (D) pursuant to existing agreements in effect prior to the execution of this Agreement;

(vi)    [Reserved.]

(vii)    shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, except for any such transactions between or among Parent’s Subsidiaries; and

(viii)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)    Anything to the contrary set forth in this Agreement notwithstanding, between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by plan of arrangement, amalgamation, business combination, merger, consolidation or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent of any Governmental Entity necessary to consummate the Merger or any of the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger or any of the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby (including the Debt Financing).

Section 5.3    Access.

(a)    Subject to compliance with applicable Laws, each of the Company and Parent shall (and each shall cause its Subsidiaries to): (i) afford to the other party and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice of not less than two Business Days, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the other party’s and its Subsidiaries’ businesses, properties, personnel, agents, contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or any Company Alternative Proposal and (ii) promptly furnish the other party and its Representatives all other information concerning its business, properties and personnel as may reasonably be requested by the other party; provided, that the Company or Parent, as applicable, may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures).

(b)    Subject to compliance with applicable Laws, throughout the period from the Effective Time until the Control Date (or, as may be applicable in accordance with Section 5.20, the completion of the Post-Closing Disposition), the Company shall (and shall cause its Subsidiaries to) (i) afford to Parent and its Representatives reasonable access, for purposes of furthering the transactions contemplated hereby or integration planning relating thereto, during normal business hours, on reasonable advance notice of not less than two Business Days, to the Company’s and its Subsidiaries’ businesses, properties, personnel, agents, contracts, commitments, books and records, and (ii) promptly furnish Parent and its Representatives (A) such financial and operating data and other information concerning the Company and its Subsidiaries as may be reasonably requested and is necessary or advisable in connection with any filings contemplated pursuant to Section 5.6 or any Post-Closing Disposition, (B) all reports or other information concerning the Company and its Subsidiaries provided to third parties pursuant to the terms of any outstanding indebtedness of the Company or any of its Subsidiaries and (C) all other information concerning the Company’s business, properties and personnel as may reasonably be requested by the other party; provided, that the Company may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures); provided, further, that to the extent access to any information of the Company or any of its Subsidiaries requires the entry of a protective order by the STB, the Company or its applicable Subsidiary shall be required to grant such access only if such order is obtained, subject to the terms of such order.

(c)    The foregoing provisions of this Section 5.3 notwithstanding, neither the Company nor Parent shall be required to afford such access or furnish such information if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would result in a loss of privilege or trade secret protection to such party or any of its Subsidiaries, would result in the disclosure of any information in connection with any litigation or similar dispute between the parties hereto, would constitute a violation of any applicable Law or result in the disclosure of any personal information that would expose the such party to the risk of liability. In the event that Parent or the Company objects to any request submitted pursuant to and in accordance with this Section 5.3 and withholds information on the basis of the foregoing sentence, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (i) obtain the required consent or waiver of any third party required to provide such information and (ii) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures (including as set forth in the Clean Team Agreement), if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(d)    Each of the Company and Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information”, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of April 26, 2021, between the Company and Parent (the “Confidentiality Agreement”) and, as applicable, the Clean Team Confidentiality Agreement, dated as of April 26, 2021, between the Company and Parent (the “Clean Team Agreement”).

Section 5.4    No Solicitation by the Company.

(a)    Subject to the provisions of this Section 5.4, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Company agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, a Company Alternative Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding a Company Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal (except to notify such Person that the provisions of this Section 5.4 prohibit any such discussions or negotiations), (iii) furnish any nonpublic information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating a Company Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, a Company Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Company Alternative Proposal (except for confidentiality agreements permitted under Section 5.4(b)); or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a Company Alternative Proposal.

(b)    Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to, but not after, obtaining the Company Stockholder Approval, if the Company receives a bona fide, unsolicited Company Alternative Proposal that did not result from the Company’s violation of this Section 5.4, the Company and its Representatives may contact the third party making such Company Alternative Proposal to clarify the terms and conditions thereof. If (i) such Company Alternative Proposal constitutes a Company Superior Proposal or (ii) the Company Board determines in good faith after consultation with outside legal and financial advisors that such Company Alternative Proposal could reasonably be expected to lead to a Company Superior Proposal, the Company may take the following actions: (A) furnish nonpublic information to the third party making such Company Alternative Proposal (including its Representatives and prospective equity and debt financing sources) in response to a request therefor, if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with the Company having confidentiality and use provisions that, in each case, are not less restrictive in the aggregate to such third party than the provisions in the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Company Alternative Proposal), provided, however, that if the third party making such Company Alternative Proposal is a known competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such third party in connection with any actions permitted by this Section 5.4(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information, and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Company Alternative Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent in writing if: (i) any inquiries, proposals or offers with respect to a Company Alternative Proposal are received by the Company or any of its Representatives or (ii) any information is requested from the Company or any of its Representatives that, to the Knowledge of the Company, has been or is reasonably likely to have been made in connection with any Company Alternative Proposal, which notice shall identify the material terms and conditions thereof (including the name of the applicable third party and, if applicable, complete copies of any written requests, proposals or offers and any other material documents, including proposed agreements). It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.4(b), including any public announcement that the Company or the Company Board has made any determination contemplated under this Section 5.4(b) to take or engage in any such actions, shall not constitute a Company Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1(c)(ii). The Company shall keep Parent reasonably informed on a reasonably current basis of any material developments regarding any Company Alternative Proposals or any material change to the terms of any such Company Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c)    Except as set forth in this Section 5.4, the Company Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement/Prospectus that is mailed by the Company to the stockholders of the Company; (iii) if any Company Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten Business Days after such commencement, against acceptance of such tender offer or exchange offer by its stockholders; (iv) approve, adopt, recommend or declare advisable any Company Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Company Alternative Proposal; or (v) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.4(b)) with respect to any Company Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “Company Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Superior Proposal, (x) make a Company Change of Recommendation and/or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(ii); provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation or cause any termination of this Agreement pursuant to Section 7.1(c)(ii) (A) unless the Company shall have given Parent at least five Business Days’ written notice (a “Company Superior Proposal Notice”) advising Parent of its intention to make such a Company Change of Recommendation or terminate this Agreement, which Company Superior Proposal Notice shall include a description of the terms and conditions of the Company Superior Proposal that is the basis for the proposed action of the Company Board, the identity of the Person making the Company Superior Proposal and a copy of any proposed definitive agreement for such Company Superior Proposal, if any, and the Company shall have negotiated in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation or terminate this Agreement in connection with such Company Superior Proposal, and (B) unless, at the end of the five-Business Day period following the delivery of such Company Superior Proposal Notice (the “Company Superior Proposal Notice Period”), after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement and any other proposals or information offered by Parent during the Company Superior Proposal Notice Period, the Company Board concludes that the Company Superior Proposal giving rise to the Company Superior Proposal Notice continues to constitute a Company Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Company Superior Proposal (including any change in the amount or form of consideration) shall commence a new notice period pursuant clause (A) of three Business Days.

(d)    Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, but not after, the Company Board may, in response to a Company Intervening Event, make a Company Change of Recommendation if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board shall not be entitled to make such a Company Change of Recommendation unless (i) the Company shall have given Parent at least five Business Days’ written notice (a “Company Intervening Event Notice”) advising Parent of its intention to make such a Company Change of Recommendation, which Company Intervening Event Notice shall include a description of the applicable Company Intervening Event and (ii) unless, at the end of the five-Business Day period following the delivery of such Company Intervening Event Notice (the “Company Intervening Event Notice Period”), after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement and any other proposals or information offered by Parent during the Company Intervening Event Notice Period, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such Company Change of Recommendation would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable Law if such amendments were to be given effect.

(e)    Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

(f)    Further to Section 5.4(a), the Company shall (and shall cause its Subsidiaries and its and their respective directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to) promptly terminate any existing discussions and negotiations conducted heretofore with any Person (other than Parent, the Company or any of their respective Affiliates or Representatives) with respect to any Company Alternative Proposal, or proposal or transaction that could reasonably be expected to lead to or result in a Company Alternative Proposal. Further, the Company shall promptly terminate all physical and electronic data access previously granted to such Persons and request that any such Persons promptly return or destroy all confidential information concerning the Company and any of its Subsidiaries and provide prompt written confirmation thereof.

(g)    “Company Alternative Proposal” means any proposal, offer or indication of intent made by any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, in each case, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 75% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 25% of the net revenues, net income or total assets of the Company and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of more than 25% of the outstanding shares of Company Common Stock.

(h)    “Company Superior Proposal” means an unsolicited, bona fide written Company Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears, made after the date of this Agreement, that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board.

(i)    “Company Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Company Board as of the date of this Agreement, or if known or reasonably foreseeable to the Company Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement; provided, that the receipt, existence or terms of a Company Alternative Proposal shall not be deemed to be a Company Intervening Event hereunder.

Section 5.5    [Reserved.]

Section 5.6    Filings; Other Actions.

(a)    As promptly as reasonably practicable after the date of this Agreement, (i) the Company and Parent shall prepare and file with the SEC the preliminary Proxy Statement/Prospectus and (ii) Parent shall prepare and file with the SEC the Form F-4 with respect to the Parent Common Shares to be issued in connection with the Merger, which shall include the Proxy Statement/Prospectus; provided, that if the SEC determines that Parent is not eligible to file a registration statement on Form F-4, Parent shall instead prepare and file a registration statement on Form S-4 with respect to the Parent Common Shares to be issued in connection with the Merger, which shall include the Proxy Statement/Prospectus, and all references herein to the Form F-4 shall be deemed instead to refer to such registration statement on Form S-4. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and (B) keep the Form F-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus and the Form F-4. Each of the Company and Parent shall provide the other party with a reasonable period of time to review the Proxy Statement/Prospectus and any amendments thereto prior to filing and shall reasonably consider any comments from the other party. Each of the Company and Parent shall respond promptly to any comments from the SEC or the staff of the SEC, as applicable. Each of the Company and Parent shall notify the other party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or Form F-4 or for additional information and shall supply the other party with copies of all correspondence between it and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus or Form F-4 or the transactions contemplated by this Agreement within 24 hours of the receipt thereof. The Proxy Statement/Prospectus and Form F-4 shall comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and applicable Canadian Securities Laws. If at any time prior to the Company Stockholder Meeting (or any adjournment or postponement of the Company Stockholder Meeting) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus and/or Form F-4, so that the Proxy Statement/Prospectus and/or Form F-4 would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company and/or Parent with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form F-4 is declared effective under the Securities Act (such date, the “Clearance Date”).

(b)    Each of Parent and the Company shall provide the other party and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus, Form F-4 and other documents related to the Company Stockholder Meeting or the issuance of the Parent Common Shares (and any amendments thereto) in connection with the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s stockholders. Each party hereto shall consider in good faith, in the Proxy Statement/Prospectus, Form F-4 and such other documents related to the Company Stockholder Meeting or the issuance of Parent Common Shares in connection with the Merger, all comments reasonably and promptly proposed by the other party or its legal counsel.

(c)    Subject to Section 5.4 and Section 5.6(d), the Company shall take all action necessary in accordance with applicable Law and the certificate of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as soon as reasonably practicable following the Clearance Date. Unless the Company shall have made a Company Change of Recommendation in compliance with Section 5.4, the Company shall include the Company Recommendation in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement) as soon as reasonably practicable.

(d)    The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its shareholders. The Company may adjourn or postpone the Company Stockholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (iv) to comply with applicable Law or (v) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Stockholder Meeting.

(e)    [Reserved.]

(f)    [Reserved.]

(g)    [Reserved.]

(h)    Without limiting the generality of the foregoing, the Company agrees that its obligations to hold the Company Stockholder Meeting pursuant to this Section 5.6 shall not be affected solely by the making of a Company Change of Recommendation. The Company agrees that its obligations pursuant to this Section 5.6 shall not be affected solely by the commencement of or announcement or disclosure of or communication to Parent of any Company Alternative Proposal, and further, that it shall not terminate this Agreement on the grounds that such Company Alternative Proposal is a Company Superior Proposal, unless the Company may terminate this Agreement pursuant to and in accordance with Section 7.1.

Section 5.7    Employee Matters.

(a)    From and after the Effective Time, the Company shall, and to the extent within its control, Parent shall cause the Company to, honor all Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time. For a period of one year following the Control Date, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) (i) base compensation and cash and equity target incentive opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time (it being understood that in lieu of equity compensation awards, Parent may provide Company Employees who, as of immediately prior to the Effective Time were eligible to receive Company equity compensation awards, long-term incentive awards that are settled in cash in an amount sufficient to replace the grant date value of the Company Employee’s equity compensation opportunity immediately prior to the Effective Time, provided, that, except as set forth in this Section 5.7(a), such long-term incentive awards shall have the same terms and conditions as those applicable to the equity awards granted by Parent to its similarly situated employees), and (ii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to the Company Employee immediately before the Effective Time. Without limiting the generality of the foregoing, (A) Parent shall or shall cause the Surviving Corporation to provide to each Company Employee whose employment terminates during the one-year period following the Control Date under circumstances that would give rise to severance benefits under the Company Benefit Plans set forth on Section 5.7(a) of the Company Disclosure Schedules (the “Company Severance Plans”), severance benefits in accordance with the terms of the applicable Company Severance Plan in which such Company Employee is eligible to participate immediately prior to the Effective Time and (B) during such one-year period following the Control Date, severance benefits offered to each Company Employee shall be determined taking into account all service with the Company, its Subsidiaries (and including, on and after the Effective Time, the Surviving Corporation and any of its Affiliates) and without taking into account any reduction after the Effective Time in compensation paid or benefits provided to such Company Employee.

(b)    If the Control Date occurs before February 1, 2022, then no later than March 15, 2022, Parent shall, or shall cause the Surviving Corporation to, pay to each Company Employee who participates in a Company annual bonus plan (or any successor plan of Parent and its Subsidiaries) an annual bonus payment in respect of calendar year 2021 in an amount that is based on the achievement of the applicable performance goals at the greater of (i) target performance and (ii) 130% of actual performance, but in no event greater than 200% of target. If the Control Date occurs on or after February 1, 2022 but before February 1, 2023, then no later than March 15, 2023, Parent shall, or shall cause the Surviving Corporation to, pay to each Company Employee who participates in a Company annual bonus plan (or any successor plan of Parent and its Subsidiaries) an annual bonus payment in respect of calendar year 2022 in an amount that is based on the achievement of the applicable performance goals at the greater of (A) target performance and (B) 130% of actual performance, but in no event greater than 200% of target.

(c)    For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Control Date (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Control Date, to the same extent as such Company Employee was entitled, before the Control Date, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Control Date; provided that the foregoing shall not apply (x) for benefit accrual under defined benefit pension plans, (y) for purposes of qualifying for subsidized early retirement benefits or (z) to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Control Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and any other insurance benefits to any Company Employee, Parent shall cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Control Date, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)    Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time, as applicable.

(e)    Without limiting the generality of Section 8.10, the provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose or otherwise shall prevent Parent, the Surviving Corporation or any of their Affiliates from terminating the employment of any Company Employee.

Section 5.8    Efforts.

(a)    Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their respective Affiliates to) promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions to Closing set forth in Article 6 of this Agreement to be satisfied and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations, notices, notifications, petitions, applications, reports and other filings and the taking of all steps as may be necessary, proper or advisable to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents from third parties, (iii) the defending of any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement (including the Voting Trust), or seeking to prohibit or delay the Closing and (iv) the execution and delivery of any additional instruments necessary, proper or advisable to consummate, and to fully carry out the purposes of the transactions contemplated by this Agreement; provided, that in no event shall either the Company or Parent or any of their respective Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.

(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than 30 Business Days after the date of this Agreement, file any and all notification and report forms to the COFECE and the IFT required under applicable Law with respect to the Merger and the other transactions contemplated by this Agreement, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under applicable Law as soon as practicable after the date of this Agreement, (ii) take all actions with CFIUS as may be advisable under applicable Law to obtain Completion of the CFIUS Process with respect to the transactions contemplated by this Agreement, including (A) promptly, but in no event later than 10 Business Days after the date of this Agreement, jointly informing CFIUS of the execution of this Agreement, (B) promptly, and in no event later than 10 Business Days after the Closing, submitting a draft CFIUS Joint Voluntary Notice to CFIUS, (C) submitting a final CFIUS Joint Voluntary Notice to CFIUS after promptly resolving all comments from CFIUS on the draft CFIUS Joint Voluntary Notice and (D) in the case of a CFIUS Declaration, submitting a CFIUS Joint Voluntary Notice if CFIUS so requests or informs the parties that it is not able to conclude action under Section 721 with respect to the Merger and the other transactions contemplated by this Agreement on the basis of such CFIUS Declaration, (iii) cooperate with each other in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from, or with respect to, any third parties or Governmental Entities, including under other applicable Antitrust Laws and/or in connection with the Company Approvals and

Parent Approvals, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) promptly making all such filings and timely obtaining all such Consents, (iv) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity, including responding to any request for information from CFIUS in the applicable timeframe set forth in 31 C.F.R. Part 800, subject to any extensions of such time that may be granted by CFIUS staff upon request of a party to the Joint Notice, and (v) other than with respect to the the STB Voting Trust Approval and the STB Final Approval, which are discussed in Section 5.8(c), take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as any state antitrust enforcement authorities, CFIUS, or any other Governmental Entity or other Person may assert under any Law (including in connection with the Company Approvals and Parent Approvals) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable after the date of this Agreement, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the share capital or other equity interest, assets (whether tangible or intangible), products or businesses of Parent and its Subsidiaries or of the Company and its Subsidiaries, and (B) otherwise taking or committing to take any actions that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or their ability to retain, one or more of their Subsidiaries’ (including the Surviving Corporation’s) assets (whether tangible or intangible), products, or businesses, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would otherwise have the effect of preventing or delaying the Closing; provided, that neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or its Subsidiaries only from and after the Effective Time in the event that the Closing occurs. Notwithstanding the foregoing, other than with respect to the STB Voting Trust Approval and the STB Final Approval, which are discussed in Section 5.8(c), nothing in this Section 5.8 shall be deemed to require Parent or any of its Affiliates to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining any Parent Approvals that would reasonably be expected to have a Parent Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole). Except as otherwise permitted under this Agreement (including pursuant to the authority granted to Parent under Section 5.8(e)), the Company, Parent and Merger Sub shall not (and shall cause their Subsidiaries not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing. In the event that any information in the filings submitted pursuant to this Section 5.8(b) or any such supplemental information furnished in connection therewith is deemed confidential by either party, the parties shall maintain the confidentiality of the same, and the parties shall seek authorization from the applicable Governmental Entity to withhold such information from public view.

(c)    In furtherance and not in limitation of the other covenants of the parties contained in this Section 5.8:

(i)    (A) Parent shall promptly submit to the STB a copy of the form of voting trust agreement attached hereto as Exhibit A (with such changes as may be made in accordance with Section 5.8(f)) (the “Voting Trust Agreement”), and (B) Parent and the Company shall use their reasonable best efforts to obtain, as promptly as practicable, the approval or authorization of the STB (the “STB Voting Trust Approval”) to consummate the proposed deposit of all outstanding shares of the Surviving Corporation into an irrevocable voting trust (the “Voting Trust” and such deposit, the “Voting Trust Transaction”) immediately following the Effective Time.

(ii)    each of Parent and the Company shall, as promptly as practicable, but in no event later than two Business Days after the date of this Agreement, to the extent not previously filed, file with the STB a notice of intent to file the appropriate and necessary documentation for the approval of the Merger and the transactions contemplated hereby (the “STB Approval Application”);

(iii)    each of Parent and the Company shall, as promptly as promptly as practicable, but in no event later than six months, after the date of this Agreement, file the STB Approval Application with the STB and shall use its reasonable best efforts to obtain, as promptly as practicable, the final and non-appealable approval or exemption by the STB of the Merger and the other transactions contemplated hereby pursuant to 49 U.S.C. § 11323 et seq. (the “STB Final Approval”);

(iv)    each of Parent and the Company shall use their reasonable best efforts to (A) prosecute all such filings and other presentations made, and promptly make any subsequent filings or presentations, with the STB with diligence, (B) diligently oppose any third party’s objections to, appeals from or petitions to reconsider or reopen any approval, opinion, exemption or other authorization obtained from the STB, and (C) take all such further action as in the reasonable judgment of Parent and the Company may facilitate obtaining the STB Final Approval; and

(v)    each of Parent and Company shall promptly furnish any information requested by CFIUS prior to filing of the draft CFIUS Joint Voluntary Notice and/or CFIUS Declaration with CFIUS, including information relating to the Voting Trust Transaction.

(d)    The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 5.8, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly informing and furnishing the other with copies of notices or other communications received or given by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from or to any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity (except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. Section 800.502(c)(5)(vi) or that otherwise is requested by any Governmental Entity to remain confidential from the other parties); provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.8 in a manner so as to preserve the applicable privilege. Each of the Company, Parent and Merger Sub agrees not to initiate or agree to participate in any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(e)    Subject to the obligations of this Section 5.8, Parent shall, acting reasonably, devise and implement the strategy and timing for obtaining any Consents required under any applicable Law in connection with the transactions contemplated by this Agreement and Parent shall, for the avoidance of doubt, have the final authority over the development, presentation and conduct of the STB case. Parent shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining such Consents; provided, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategy and timing. The Company and its Subsidiaries shall not initiate any such discussions or proceedings with any Governmental Entity, or take or agree to take any actions, restrictions or conditions with respect to obtaining any Consents in connection with the Merger and the other transactions contemplated by this Agreement without the prior written consent of Parent.

(f)    Subject to Section 5.17(a), applicable Law and to the rules, regulations and practices of the STB, the Voting Trust Agreement may be modified or amended at any time by Parent in its sole discretion; provided, that (i) prior to the Effective Time, the Voting Trust Agreement may not be modified or amended without the prior written consent of the Company unless such modification or amendment is not inconsistent with this Agreement and is not adverse to the Company or its stockholders and would not reasonably be expected to have a material and adverse effect on receipt of the STB Voting Trust Approval, and (ii) whether prior to or after the Effective Time, the Voting Trust Agreement may not be modified or amended without the prior written consent of the Company if such modification or amendment would reasonably be expected to materially increase the liability exposure of the board of directors of the Surviving Corporation under applicable Law. No power of the Surviving Corporation, Parent or any of its Affiliates provided for in the Voting Trust Agreement may be exercised in a manner which violates this Agreement. Prior to the Effective Time, Parent, with the Company’s consent (not to be unreasonably withheld, conditioned or delayed), shall change or modify the terms of the Voting Trust Agreement to the extent required by the STB as a condition to receiving the STB Voting Trust Approval, or to the extent requested by CFIUS to preclude the issuance of any type of order (whether temporary, provisional, or any other type) by CFIUS, in each case so long as the required changes or modifications do not have, in the aggregate, a material adverse effect on Parent’s rights thereunder.

(g)    In furtherance and not in limitation of the other covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

Section 5.9    Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10    Public Announcements. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with and provide each other a reasonable opportunity to review and comment on, and consider in good faith any reasonable comments by the other party on, any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, that the restrictions in this Section 5.10 shall not apply (a) to any Company communication regarding a Company Alternative Proposal or from and after a Company Change of Recommendation or the Company or Parent response thereto, (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby or (c) to any statements made by the Company or Parent in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 5.10. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement.

Section 5.11    Indemnification and Insurance.

(a)    Parent, Merger Sub and the Company agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue at and after the Effective Time in full force and effect. For a period of six years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or any of its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, that all rights to indemnification in respect of any Proceeding (as defined below) pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding or resolution of such claim, even if beyond such six-year period. From and after the Control Date, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.11.

(b)    After the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time. In the event of any such Proceeding, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Proceeding.

(c)    For a period of six years from the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company shall purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, and the purchase of such “tail” policy shall be deemed to discharge and satisfy the obligations of Parent and the Surviving Corporation pursuant to the immediately preceding sentence; provided, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if the cost of such “tail” policy would otherwise exceed such limit, the Company shall be permitted to purchase as much coverage as reasonably practicable for up to such limit. Parent and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d)    Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e)    The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)    In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

Section 5.12    Financing Cooperation.

(a)    The Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent in writing, in connection with the offering, arrangement, syndication, consummation, issuance or sale of any Debt Financing or Alternative Financing obtained in accordance with Section 5.13 (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including, to the extent so requested, using reasonable best efforts to:

(i)    furnish promptly to Parent the Financing Information, and such other financial information regarding the Company and its Subsidiaries as is reasonably requested by Parent in connection with the Debt Financing;

(ii)    assist Parent in its preparation of the pro forma financial information identified in paragraph 4 of Annex D to the Debt Commitment Letters with respect to the Parent;

(iii)    provide reasonable and customary assistance to Parent and the Financing Parties in the preparation of (A) customary offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations;

(iv)    make senior management of the Company available, at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one conference or virtual calls with Financing Parties and potential Financing Parties), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other customary syndication activities, provided, at the Company’s option in consultation with Parent, any such meeting or communication may be conducted virtually by videoconference or other media;

(v)    cause the Company’s independent registered accounting firm to provide customary assistance, including by using reasonable best efforts to cause the Company’s independent registered accounting firm to provide customary comfort letters (including “negative assurance” comfort, if customary and appropriate) in connection with any capital markets transaction comprising a part of the Debt Financing to the applicable Financing Parties and to participate in a reasonable number of due diligence sessions; provided, at the Company’s option, any such session may be conducted virtually by videoconference or other media, and including by using reasonable best efforts to provide customary representation letters to the extent required by such independent registered accounting firm in connection with the foregoing;

(vi)    provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing;

(vii)    assist in obtaining or updating corporate and facility credit ratings;

(viii)    assist in the negotiation and preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees and customary closing certificates, as may be reasonably requested by Parent, in each case as contemplated in connection with the Debt Financing;

(ix)    make introductions of Parent to the Company’s existing lenders and facilitate relevant coordination between Parent and such lenders;

(x)    cooperate with internal and external counsel of Parent in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Debt Financing;

(xi)    deliver, at least three Business Days prior to Closing, to the extent reasonably requested in writing at least nine Business Days prior to Closing, all documentation and other information regarding the Company and its Subsidiaries that any Financing Party reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and, to the extent required by any Financing Party, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association) in respect of any of the Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

(xii)    at Parent’s written request, cooperate with and use reasonable best efforts to provide all reasonable assistance to Parent in connection with any steps Parent may determine are necessary or desirable to take to (A) obtain consent for the Change of Control under and as defined in the Company Credit Agreement arising from consummation of the transactions contemplated by this Agreement, including facilitating and participating in communications with lenders under the Company Credit Agreement in relation to a Change of Control amendment request; provided that any such documentation prepared by the Company, its Subsidiaries and Representatives in connection with the foregoing shall be reasonably acceptable to Parent, and/or (B) prepay some or all amounts outstanding under the Company Credit Agreement, including (1) using reasonable best efforts to prepare and submit customary notices in respect of any such prepayment provided that such prepayment shall be contingent upon the occurrence of the Closing unless otherwise agreed in writing by the Company, and (2) using reasonable best efforts to obtain from the Company Credit Agreement agent a customary payoff letter in respect of the Company Credit Agreement;

(xiii)    at Parent’s written request, cooperate with and use reasonable best efforts to provide all reasonable assistance to Parent in connection with any amendments to (A) the Financing Agreement, dated as of February 21, 2012, between The Kansas City Southern Railway Company and the United States of America, represented by the Secretary of Transportation acting through the Administrator of the

Federal Railroad Administration and (B) the Financing Agreement, dated as of June 28, 2005, between Texas Mexican Railway Company and the United States of America, represented by the Secretary of Transportation acting through Administrator of the Federal Railroad Administration;

(xiv)    on the Closing Date but immediately following the Closing, at Parent’s request (which may be prior to the Closing Date), execute such documentation as is reasonably requested so that the Company can assume the Debt Commitment Letters in respect of the Company Credit Agreement (to the extent the debt commitments thereunder have not been terminated at Closing in accordance with their terms); and

(xv)    consent to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.

(b)    The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.12 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (except for the authorization letters contemplated by Section 5.12(a)(vi)), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to (x) pay any commitment or other similar fee or (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with the Debt Financing prior to the Closing, or (z) have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) conflict with the Organizational Documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party (other than the Change of Control under and as defined in the Company Credit Agreement resulting from the consummation of the Merger), (vii) provide access to or disclose information that the Company or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates, (viii) require the Company to prepare any financial statements or information (other than the Financing Information) that are not available to it and prepared in the ordinary course of its financial reporting practice, or (ix) require the Company to prepare or deliver any Excluded Information. Nothing contained in this Section 5.12 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable out-of-pocket costs incurred by them or their respective representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Affiliates and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its representatives pursuant to this Section 5.12 and any information used in connection therewith.

(c)    The parties hereto acknowledge and agree that the provisions contained in this Section 5.12 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 5.12 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing.

(d)    All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent shall be permitted to disclose such information to (i) the Financing Parties subject to their confidentiality obligations under the Debt Commitment Letters and the definitive documentation evidencing the Debt Financing and (ii) otherwise to the extent necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.

Section 5.13    Debt Financing.

(a)    Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts, including using reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on the terms and subject only to the conditions described in the Debt Commitment Letters, including by (i) maintaining in effect the Debt Commitment Letters, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) on or prior to the Closing Date, (iii) satisfying on a timely basis all conditions in the Debt Commitment Letters and the Definitive Agreements within Parent’s control and complying with its obligations thereunder and (iv) enforcing its rights under the Debt Commitment Letters, in each case in a timely and diligent manner.

(b)    In the event any portion of the Debt Financing contemplated by the Debt Commitment Letters becomes unavailable regardless of the reason therefor, (A) Parent shall promptly notify the Company in writing of such unavailability and the reason therefor and

(B) Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with cash and the other sources of immediately funds available to Parent at the Closing to pay the Financing Amounts and that do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Financing. To the extent requested in writing by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange and consummate the Debt Financing. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing if there exists any actual or threatened material breach, default, repudiation, cancellation or termination by any party to the Debt Commitment Letters or any Definitive Agreement and a copy of any written notice or other written communication from any Financing Party with respect to any actual material breach, default, repudiation, cancellation or termination by any party to the Debt Commitment Letters or any Definitive Agreement of any provision thereof. The foregoing notwithstanding, compliance by the Parent with this Section 5.13 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available.

(c)    None of Parent nor any of its Subsidiaries shall (without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned) consent or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of any provision under, the Debt Commitment Letters or the Definitive Agreements if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Debt Financing to an amount that would be less than an amount that would be required, when taken together with cash or cash equivalents held by the Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to pay the Cash Consideration, the Preferred Merger Consideration and all other cash amounts payable pursuant to this Agreement by Parent at the Closing, (2) could reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement, (3) adversely impacts the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (4) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing; provided, that Parent may amend, replace, supplement and/or modify any of the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed such Debt Commitment Letters as of the date of this Agreement, provided that (i) the addition of such parties would not be reasonably expected to delay or prevent Closing and (ii) such amendments do not (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or any original issue discount of the Debt Financing (or payment of fees having similar effect)) or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent Closing; provided, that, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify any of the Debt Commitment Letters to increase the amount of commitments under the Debt Commitment Letters. Upon any amendment, supplement or modification of the Debt Commitment Letters, Parent shall provide a copy thereof to the Company (with only fee amounts and other customary terms redacted, none of which redacted provisions would adversely affect the conditionality or enforceability of the debt financing contemplated by the Debt Commitment Letters as so amended, supplemented or modified to the knowledge of the Parent) and, to the extent such amendment, supplement or modification has been made in compliance with this Section 5.13(c), the term “Debt Commitment Letters” shall mean the applicable Debt Commitment Letters as so amended, replaced, supplemented or modified. Notwithstanding the foregoing, compliance by Parent with this Section 5.13(c) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available. To the extent Parent obtains Alternative Financing pursuant to Section 5.13(b), or amends, replaces, supplements, modifies or waives any of the Debt Financing pursuant to this Section 5.13(c), references to the “Debt Financing,” “Financing Parties” and “Debt Commitment Letters” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Debt Financing as so amended, replaced, supplemented, modified or waived.

Section 5.14    Stock Exchange De-listing; 1934 Act Deregistration; Stock Exchange Listing.

(a)    The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the SEC to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

(b)    Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions prior to the Effective Time.

Section 5.15    Rule 16b-3. Prior to the Effective Time, the Company and Parent, and the Company Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall take such actions as may be reasonably necessary or advisable to cause any dispositions of Company equity securities and any acquisition of Parent equity securities (in each case including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16    Stockholder Litigation. Each of the Company and Parent shall keep the other reasonably informed of, and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim and the Company shall not compromise or settle, or agree to compromise or settle, any stockholder litigation or claim arising or resulting from the transactions contemplated by this Agreement without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.17    Certain Tax Matters.

(a)    [Reserved.]

(b)    [Reserved.]

(c)    [Reserved.]

(d)    From the date hereof until the Effective Time, the Company shall reasonably cooperate with Parent to enable Parent to determine whether the Company is (or at any time during the five-year period ending on the Closing Date has been) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and the Company shall provide Parent with such information in the Company’s possession as Parent may reasonably request for purposes of making such determination.

(e)    Notwithstanding any other provision of this Agreement or any other agreement among the parties, Parent and its Affiliates shall be permitted to apply to the CRA for one or more “advance income tax rulings” and to engage with the CRA in the “pre-ruling consultation” process, both as described in CRA Information Circular IC70-6R10 Advance Income Tax Rulings and Technical Interpretations dated September 29, 2020 (or successor publication thereto), in respect of certain Canadian federal income Tax implications of the implementation of certain transactions, including the transactions contemplated by this Agreement; provided, that (i) except for information in the public domain or as disclosed in this Agreement (other than the Company Disclosure Schedules), neither Parent nor its Affiliates shall disclose any confidential information relating to the Company or any of its Subsidiaries to the CRA without the Company’s prior written consent, and (ii) the receipt of any such advance income tax ruling or completion of pre-ruling consultation shall not be a condition to Closing.

Section 5.18    Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock, subject to applicable Law and the approval of the Company Board and the Parent Board, as applicable, so that holders of shares of Company Common Stock do not receive dividends both on shares of Company Common Stock and Parent Common Shares received in the Merger in respect of any calendar quarter or fail to receive a dividend on one of either shares of Company Common Stock or Parent Common Shares received in the Merger for any calendar quarter.

Section 5.19    Merger Sub Stockholder Approval. Promptly following the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver, in accordance with applicable Law and its certificate of incorporation and by-laws a written consent approving and adopting this Agreement and the transactions contemplated thereby.

Section 5.20    Post-Closing Cooperation. Following the Closing, in the event of a STB Denial or failure to obtain Completion of the CFIUS Process, or as may be required in connection with obtaining STB Final Approval, Parent shall, consistently with the terms of the Voting Trust Agreement, devise and implement the process and strategy to sell or otherwise dispose of, whether directly or indirectly, the shares or assets of the Surviving Corporation (the “Post-Closing Disposition”), subject to any jurisdiction of the STB to oversee the Post-Closing Disposition. Following the Closing, the Company and its successors shall cooperate with Parent and shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to take all actions reasonably requested by Parent and do or cause to be done all things necessary, proper or advisable on its part to assist Parent in its process to effect the Post-Closing Disposition. Such reasonable best efforts following the Closing shall include the Company and its Subsidiaries using reasonable best efforts to (i) make senior management available at reasonable times and locations and upon reasonable prior notice, to participate in meetings, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions; (ii) assist Parent in the preparation and filing of any offering documents, offering memoranda, offering circulars, private placement memoranda, registration statements, prospectuses, information memoranda, lender and investor presentations, bank books and other marketing documents, and similar documents, and any customary financial statements and other information required to be provided therein; (iii) cause the Company’s independent registered accounting firm and internal and external counsel of the Company to provide assistance to Parent, including delivery of any required comfort letters and customary backup certificates; (iv) cooperate with any marketing efforts of Parent, including, to the extent applicable, obtaining representation and authorization letters and arranging for customary auditor consents for use of financial data in any marketing and offering documentation; (v) assist in the preparation and negotiation of, and executing and delivering, any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees, hedging agreement, pay-off letters, customary closing certificates and any other certificates, exhibits, schedules, letters and documents as may be reasonably requested by Parent; and (vi) furnish all non-privileged information concerning the Company and its Subsidiaries that is required by applicable Law to be included in any filings with the SEC or the Canadian Securities Administrators; provided, that to the extent any of the foregoing requires the entry of a protective order by the STB, the Company and its successors shall be required to take such action only if such order is obtained, subject to the terms of such order.

Section 5.21    Governance and Other Matters. (a) The parties shall take all actions necessary to designate and appoint four of the directors of the Company as of immediately prior to the Effective Time to serve as directors on the Parent Board as of the Control Date, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with Parent’s Organizational Documents. In the event that after the Effective Time any of such four directors indicates that he or she plans to step down as a director of the Company and is willing to become a director of Parent, Parent shall seek the approval of the STB to allow such director to be appointed as a director of Parent as soon as practicable and prior to the Control Date.

(b)    As promptly as practicable following the Control Date, in conjunction with its integration plan, Parent shall recognize Kansas City, Missouri as the location of the headquarters of Parent’s United States business and operations. Following the Control Date, Parent intends to continue to operate the business of the Company in the United States and Mexico using the name of the Company.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained.

(b)    [Reserved.]

(c)    The Form F-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced.

(d)    No injunction or similar Order by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect that prohibits or makes illegal the consummation of the Merger or the Voting Trust Transaction.

(e)    The STB Voting Trust Approval shall have been obtained.

(f)    The authorizations required to be obtained from the COFECE and the IFT with respect to the Merger and the other transactions contemplated by this Agreement shall have been obtained.

(g)    The Parent Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing requirements.

Section 6.2    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a)    (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a), Section 4.12(a) and Section 4.18 shall be true and correct, at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.1(a), Section 4.2(b), Section 4.3(a), Section 4.3(b) and Section 4.20 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of Parent and Merger Sub set forth in Article 4 that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of Parent and Merger Sub set forth in Article 4 shall be true and correct at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(c)    Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(d)    Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent to the extent permitted by applicable Law) of the following conditions:

(a)    (i) The representations and warranties of the Company set forth in Section 3.2(a) (other than the last sentence thereof) and Section 3.12(a) shall be true and correct, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2(b), Section 3.3(a), Section 3.3(b) and Section 3.26 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Article 3 that are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article 3 shall be true and correct at and as of the date of this Agreement and at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)    Since the date of this Agreement, there shall not have occurred any event, change, occurrence, effect or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

(d)    The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4    Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1    Termination or Abandonment. This Agreement may be terminated and abandoned prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger:

(a)    by the mutual written consent of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)    (A) the Effective Time shall not have occurred on or before the nine-month anniversary of the date of this Agreement (the “End Date”) and (B) the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of the failure to consummate the Merger on or before such date;

(ii)    any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar Order permanently enjoining or prohibiting the consummation of the Merger or the Voting Trust Transaction, and such injunction or Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of such injunction or Order; or

(iii)    if the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Stockholder Approval shall not have been obtained;

(c)    by the Company:

(i)    if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the End Date or, if curable, is not cured within 45 Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii)    prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal;

(d)    by Parent:

(i)    if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the End Date or, if curable, is not cured within 45 Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii)    prior to receipt of the Company Stockholder Approval, if the Company Board shall have effected a Company Change of Recommendation.

Section 7.2    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, the terminating party shall forthwith give written notice thereof to the other party or parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the Regulatory Termination Fee or the CP Termination Fee Refund, as applicable, if, as and when required pursuant to Section 7.3 or any of its other obligations under Section 7.3 expressly contemplated to survive the termination of this Agreement pursuant to Section 7.3; (ii) no such termination shall relieve any party for liability for such party’s fraud or willful and material breach of any covenant or obligation contained in this Agreement prior to its termination; and (iii) the Confidentiality Agreement, the provisions of the last sentence of Section 5.12(b) and the provisions of Section 5.3(d), Section 5.12(d), this Section 7.2, Section 7.3 and Article 8 shall survive the termination hereof.

Section 7.3    Termination Fees.

(a)    Company Termination Fee.

(i)    If (A) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), (B) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or (C) (x) after the date of this Agreement, a Company Alternative Proposal (substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at least two Business Days prior to, the Company Stockholder Meeting (a “Company Qualifying Transaction”), (y) this Agreement is terminated by (1) the Company or Parent pursuant to Section 7.1(b)(i) prior to the receipt of the Company Stockholder Approval or pursuant to Section 7.1(b)(iii) or (2) Parent pursuant to Section 7.1(d)(i), and (z) concurrently with or within 12 months after such termination, the Company (1) consummates a Company Qualifying Transaction or (2) enters into a definitive agreement providing for a Company Qualifying Transaction and later consummates such Company Qualifying Transaction, then the Company shall pay to Parent in consideration of the Parent disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by Parent, a fee of $700,000,000 in cash (the “Company Termination Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, such payment to be made concurrently with such termination in the case of clause (A) above, within three Business Days after such termination in the case of clause (B) above, or within three Business Days after the consummation of such Company Qualifying Transaction in the case of clause (C) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(ii)    If the Company is required to withhold or deduct any amount for or on account of U.S. federal income Taxes under Section 1442 or 1445 of the Code from the Company Termination Fee, the Company shall remit the full amount so withheld and deducted to the applicable Governmental Entity and the Company shall pay additional amounts to Parent (“Parent Additional Amounts”) (such additional amounts to constitute additional proceeds for the disposition by the Parent of its rights under this Agreement) as may be necessary so that the net amount received by Parent (including the Parent Additional Amounts) after such withholding or deduction is not less than the amount Parent would have received if the Taxes had not been so withheld or deducted; provided, that the Company’s obligation to pay such Parent Additional Amounts shall not apply to the extent that the obligation to withhold or deduct any amount from the Company Termination Fee arises solely as the result of Parent’s failure to deliver to the Company, prior to the payment of the Company Termination Fee, a properly completed and executed IRS Form W-8BEN-E establishing an exemption from withholding under the U.S.–Canada Income Tax Treaty or IRS Form W-8ECI. Furthermore, without duplication of the foregoing sentence, the Company shall indemnify and hold harmless Parent from the full amount of any Taxes imposed on Parent under Section 881(a) the Code (together with any interest and penalties and expenses paid or payable by Parent with respect thereto) with respect to the receipt of the Company Termination Fee other than Taxes in respect of which amounts have been fully deducted and remitted and Parent Additional Amounts have been paid. The parties shall cooperate to minimize any Taxes required to be deducted or withheld in respect of the Company Termination Fee. At the Company’s reasonable request and expense, Parent shall use commercially reasonable efforts to obtain a refund from the applicable U.S. Governmental Entity of any Taxes in respect of which the Company has paid a Parent Additional Amount or indemnified Parent (or, if such refund cannot be obtained, to claim a credit for such Taxes). Parent shall promptly pay the amount of any such refund or credit obtained to the Company, net of any costs, Taxes and expenses borne by Parent with respect to such refund or credit; provided that Parent shall not be obligated to make any payment otherwise required pursuant to this sentence to the extent making such payment would place Parent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification or Parent Additional Amount and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or Parent Additional Amount with respect to such Tax had never been paid. Parent and the Company agree: (i) to treat, for U.S. federal income Tax purposes, payment of the Company Termination Fee and any Parent Additional Amounts as giving rise to gain or loss attributable to the cancellation, lapse, expiration or other termination of a right or obligation with respect to property which is (or on acquisition would be) a capital asset in the hands of Parent within the meaning of Section 1234A(1) of the Code, and (ii) not to take any position inconsistent with such treatment, in each case, except to the extent otherwise required by applicable Law. The obligations described in this paragraph shall survive any termination, defeasance or discharge of this Agreement. Except as otherwise set forth in Section 7.2 or this Section 7.3(a), on the payment by the Company of the Company Termination Fee, the CP Termination Fee Refund and the Parent Additional Amounts as and when required by this Section 7.3, neither the Company nor any of its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its Affiliates or Representatives.

(b)    Regulatory Termination Fee.

(i)    If this Agreement is terminated by the Company or Parent pursuant to (A) Section 7.1(b)(i), and at the time of such termination, (1) one or more of the conditions set forth in Section 6.1(d) (solely as a result of an injunction or Order entered or issued by a Governmental Entity pursuant to any Railroad Law or Section 721) or Section 6.1(e) has not been satisfied or waived and (2) all of the other conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions were then capable of being satisfied if the Closing had taken place) and no breach by the

Company of its obligations under Section 5.8 has contributed materially and substantially to the failure of the condition set forth in the preceding clause (1) to be satisfied or (B) Section 7.1(b)(ii) (solely as the result of a final and non-appealable Order entered or issued by a Governmental Entity pursuant to any Railroad Law or Section 721), then Parent shall pay to the Company in consideration of the Company disposing of its rights hereunder (other than those rights set out in Section 7.2), by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $1,000,000,000 in cash (the “Regulatory Termination Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, with such payment to be made within three Business Days of such termination; it being understood that in no event shall Parent be required to pay the Regulatory Termination Fee on more than one occasion.

(ii)    [Reserved.]

(iii)    If Parent is required, pursuant to the provisions of Part XIII of the CITA, to withhold or deduct any amount for or on account of Taxes from the Regulatory Termination Fee, Parent shall remit the full amount so withheld and deducted to the applicable Governmental Entity and Parent shall pay additional amounts to the Company (“Company Additional Amounts”) (such additional amounts to constitute additional proceeds for the disposition by the Company of its rights under this Agreement) as may be necessary so that the net amount received by the Company (including the Company Additional Amounts) after such withholding or deduction is not less than the amount the Company would have received if the Taxes had not been so withheld or deducted. Furthermore, without duplication of the foregoing sentence, Parent shall indemnify and hold harmless the Company from the full amount of any Taxes imposed on the Company under Part XIII of the CITA (together with any interest and penalties and expenses paid or payable by the Company with respect thereto) with respect to the receipt of the Regulatory Termination Fee, as applicable, and Company Additional Amounts, other than Taxes in respect of which amounts have been fully deducted and remitted. The parties shall cooperate to minimize any Taxes required to be deducted or withheld in respect of the Regulatory Termination Fee, including that the Company shall provide any information reasonably requested by Parent to determine whether the Company is a “resident of the United States” and a “qualifying person” and/or whether it carries on business in Canada through a “permanent establishment,” in each case, for the purposes of the U.S. – Canada Income Tax Treaty and the CITA. At Parent’s reasonable request and expense, the Company shall use commercially reasonable efforts to obtain a refund from the applicable Canadian Governmental Entity of any Taxes in respect of which Parent has paid a Company Additional Amount or indemnified the Company (or, if such refund cannot be obtained, to claim a credit from the applicable Canadian or U.S. Governmental Entity for such Taxes). The Company shall promptly pay the amount of any such refund or credit obtained to Parent, net of any costs, Taxes and expenses borne by the Company with respect to such refund or credit; provided that the Company shall not be obligated to make any payment otherwise required pursuant to this sentence to the extent making such payment would place the Company in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification or Company Additional Amount and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or Company Additional Amount with respect to such Tax had never been paid. Parent and the Company agree: (i) to treat, for Canadian federal income Tax purposes, the payment of the Regulatory Termination Fee and any Company Additional Amounts as being proceeds of disposition for the disposition by the Company of property consisting of its rights under this Agreement, and (ii) not to take any position inconsistent with such treatment, in each case, except to the extent otherwise required by applicable Law. The obligations described in this paragraph will survive any termination, defeasance or discharge of this Agreement. Except as otherwise set forth in Section 7.2 or this Section 7.3(b), on the payment by Parent of the Regulatory Termination Fee, as applicable, and the Company Additional Amounts as and when required by this Section 7.3(b), none of Parent, Merger Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its Affiliates or Representatives.

(c)    Refund of Canadian Pacific Agreement Termination Fee. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(c)(ii) or (ii) by Parent pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii), then the Company shall pay to Holdco, in return of funds paid to the Company by Holdco in connection with the termination of the Canadian Pacific Agreement pursuant to that certain binding offer letter, dated as of May 13, 2021, from Parent, Holdco and Merger Sub to the Company, by wire transfer of immediately available funds to an account designated in writing by Parent (on Holdco’s behalf), an amount equal to $700,000,000 in cash (the “CP Termination Fee Refund”), free and clear and without withholding or deduction for Taxes, unless (A) Holdco has failed to deliver to the Company a properly completed and duly executed IRS Form W-9 or (B) such withholding or deduction is required by a change in Law after the date hereof (in which case the parties shall reasonably cooperate to minimize any such required withholding or deduction), with such payment to be made within three Business Days of such termination; it being understood that in no event shall the Company be required to pay the CP Termination Fee Refund on more than one occasion.

(d)    Acknowledgements. Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a) and Section 7.3(c), Parent would not have entered into this Agreement and that, without Section 7.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company or Parent, as applicable, shall pay to Parent (or, in the case of the CP Termination Fee Refund, Holdco) or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee, the Regulatory Termination Fee or the CP Termination Fee Refund, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Company Termination Fee and/or the CP Termination Fee Refund (the “Company Termination Payments”) or the Regulatory Termination Fee, as applicable, become payable by, and are paid by, the Company to Parent or Parent to the Company, as applicable, such Company Termination Payments or Regulatory Termination Fee,

as applicable, shall be the receiving party’s sole and exclusive remedy pursuant to this Agreement. The parties further acknowledge that none of the Company Termination Fee or the Regulatory Termination Fee shall constitute a penalty but is in consideration for a disposition of the rights of the recipient under this Agreement and represents liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances (which do not involve fraud or willful and material breach by the other party of this Agreement) in which the Company Termination Fee or the Regulatory Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties further acknowledge that the CP Termination Fee Refund shall not constitute a penalty but is a refund of amounts previously paid by Holdco to the Company. The parties further acknowledge that the right to receive the Company Termination Payments or the Regulatory Termination Fee, as applicable, shall not limit or otherwise affect any such party’s right to specific performance as provided in Section 8.5.

ARTICLE 8

MISCELLANEOUS

Section 8.1    No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2    Expenses. Except as set forth in Section 5.11, Section 5.12 or Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that all filing fees paid by any party in respect of any regulatory filing (including any and all filings under the Antitrust Laws and/or in respect of the Company Approvals or Parent Approvals) shall be borne by Parent. Except as otherwise provided in Section 2.2(b)(ii), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to, or as a result of, the Merger shall be borne by Parent or the Surviving Corporation, and expressly shall not be a liability of holders of Company Common Stock or Company Preferred Stock.

Section 8.3    Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties.

Section 8.4    Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) provided that if the subject matter over the matter is the subject of the action or proceeding is vested exclusively in the United States federal courts, such action or proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 8.5    Specific Enforcement.

(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b)    In circumstances where Parent is obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the

Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger.

(c)    Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Canadian National Railway Company
935 de La Gauchetiere Street West
Montreal, Quebec, Canada H3B 2M9
Attention:	Executive VP, Corporate Services and Chief Legal Officer
E-mail:	Sean.Finn@cn.ca

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York City, NY 10019
Attention:	Robert I. Townsend, III
Damien R. Zoubek
Jenny Hochenberg
Email:	rtownsend@cravath.com
dzoubek@cravath.com
jhochenberg@cravath.com

and	a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP
1 Place Ville Marie, Suite 2500
Montreal, Quebec, Canada
H3B 1R1
Attention:	Stephen J. Kelly
Email:	stephen.kelly@nortonrosefulbright.com

To the Company:

Kansas City Southern 427 West 12th Street
Kansas City, MO 64105
Attention: Chief Legal Officer & Corporate Secretary
E-mail: agodderz@kcsouthern.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Rosenblum
Elina Tetelbaum
Email:	SARosenblum@wlrk.com
ETetelbaum@wlrk.com

or to such other address as a party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email; provided, that the recipient confirms in writing its receipt thereof, (b) on proof of service when sent by reliable overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Except for the provisions of Article 2 (which, from and after the Effective Time, shall be for the benefit of holders of the Company Common Stock (including Company Equity Awards) as of immediately prior to the Effective Time), Section 5.11 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), and the provisions of the last sentence of Section 5.12(b) (which shall be for the benefit of the express beneficiaries thereof), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein is intended to and shall not confer on any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11    Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13    Financing Provisions. Notwithstanding anything in this Agreement to the contrary (including any other provisions of this Article 8): the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, and each other party hereto, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Financing Party in any forum other than such courts, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Debt Financing, (d) agrees that none of the Financing Parties shall have any liability to the Company or any of its subsidiaries or any of their respective controlled affiliates or representatives relating to or arising out of this Agreement, the Debt Commitment Letters or the Debt Financing (e) agrees that only Parent (including its permitted successors and assigns under the Debt Commitment Letters) shall be permitted to bring any claim (including any claim for specific performance) against a Financing Party for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter and that neither the Company nor any of its Subsidiaries or controlled Affiliates shall be entitled to seek the remedy of specific performance with respect to Parent’s rights under the Debt Commitment Letter against the Financing Parties party thereto, (f) agrees in no event will any Financing Party be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with the Debt Financing, and (g) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.13 and that this Section 8.13 may not be amended, modified or waived without the written consent of the Financing Entities; provided, that the foregoing shall not limit the Company’s rights or recourse under the Debt Commitment Letter in respect of the Company Credit Agreement after the Company has assumed the same on the Closing Date. Notwithstanding the foregoing, nothing in this Section 8.13 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Party’s obligations to Parent under the Debt Commitment Letters.

Section 8.14    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references herein to “$” or “dollars” shall be to U.S. dollars. Except as otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement defined or referred to herein or in any schedule that is referred to herein means such agreement as from time to time amended, modified or supplemented, including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. Any specific law defined or referred to herein or in any schedule that is referred to herein means such law as from time to time amended and to any rules or regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15    Obligations of Subsidiaries. Whenever this Agreement requires Merger Sub or any other Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or such Subsidiary, as applicable, to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and after the Effective Time, on the part of the Surviving Corporation, as applicable, to cause such Subsidiary to take such action.

Section 8.16    Definitions. For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:

“Action” means a claim, action, suit, or proceeding, whether civil, criminal, or administrative.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade statutes, rules, regulation, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, regulate foreign investments.

“ARTF” means the Mexican Agencia Reguladora del Transporte Ferroviario (the Regulatory Agency of Rail Transportation of Mexico).

“beneficial owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial ownership,” “beneficially own” and “beneficially owned” shall have a correlative meaning.

“Book-Entry Shares” means, collectively, the Common Book-Entry Shares and the Preferred Book-Entry Shares.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Montreal, Quebec, are authorized by law or executive order to be closed.

“Canadian Securities Administrators” means the Autorité des marchés financiers (Quebec) and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

“Canadian Securities Laws” means the Securities Act (Quebec) and all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada, and the rules and policies of the TSX.

“Cause” means (a) for any individual with an agreement with the Company or any of the Company’s Subsidiaries that defines “Cause”, Cause as defined in such agreement and (b) for any other individual, the definition of “Cause” as set forth in the Company’s 2017 Equity Incentive Plan.

“Certificates” means, collectively, the Common Certificates and the Preferred Certificates.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Declaration” means a declaration submitted to CFIUS pursuant to either 31 C.F.R. Section 800.401 or 31 C.F.R. 800.402.

“CFIUS Joint Voluntary Notice” means a voluntary notification submitted to CFIUS pursuant to 31 C.F.R. Section 800.501.

“CITA” means the Income Tax Act (Canada).

“COFECE” means the Comisión Federal de Competencia Económica (the Mexican Antitrust Commission).

“Company Benefit Plans” means all employee or director compensation and/or pension or other benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees or directors of the Company or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Credit Agreement” means that certain Credit Agreement, dated as of March 8, 2019, among the Company, as borrower, the guarantors from time to time party thereto, the lenders and issuing banks from time to time party thereto and Bank of America, N.A., as administrative agent, as amended, amended and restated, or otherwise modified from time to time (so long as any such amendment, restatement or modification made on or after the date hereof is not made in violation of this Agreement).

“Company Equity Awards” means Company Options, Company Restricted Share Awards, Company Performance Share Awards and Director Deferred Shares.

“Company ESPP” means the Company’s 2009 Employee Stock Purchase Plan.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IT Assets” means all IT Assets owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by.

“Company Material Adverse Effect” means an event, change, occurrence, effect or development that has (x) a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement (including the Merger), but, solely in the case of clause (x), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Company Common Stock or the Company Preferred Stock or any change in the credit rating of the Company or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which the Company or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, (f) the identity of Parent or any of its Affiliates as the acquiror of the Company, (g) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to (after disclosure to Parent of all material and relevant facts and information) or requested by Parent in writing, (h) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (i) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (j) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events, (k) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of this Agreement, (l) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby or (m) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (h), (i), (j) and (k), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental material disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Voting Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Completion of the CFIUS Process” means that any of the following shall have occurred: (a) CFIUS shall have determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and the Company and

Parent shall have received written notice from CFIUS that action under Section 721 has been concluded; (b) the Company and Parent shall have received written notice from CFIUS that the transactions contemplated by this Agreement are not “covered transactions” pursuant to Section 721; or (c) CFIUS shall have sent a report to the President of the United States requesting the decision of the President of the United States on the CFIUS Joint Voluntary Notice and (i) the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement shall have expired without any such action being threatened, announced or taken or (ii) the President of the United States shall have announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the transactions contemplated by this Agreement.

“Contract” means any legally binding, written or oral contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement, concession, arrangement or other obligation; provided, that “Contracts” shall not include any Company Benefit Plan or Parent Benefit Plan.

“Control Date” means the date on which Parent is lawfully permitted to assume control over the Company’s railroad operations pursuant to STB Final Approval and following Completion of the CFIUS Process.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“CRA” means the Canada Revenue Agency, or any successor Canadian taxing authority thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or Parent or any of their respective Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 1.129.

“Financing Information” shall mean: (a) audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of income, cash flows and changes in equity of the Company and its Subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date (which Parent hereby acknowledges receiving for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020) and the unqualified audit report of the Company’s independent auditors related thereto (which Parent hereby acknowledges receiving for the three fiscal years ended December 31, 2020), (b) an unaudited consolidated balance sheet and related consolidated statements of income, cash flows and changes in equity of the Company and its Subsidiaries for any subsequent fiscal quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least 40 days prior to the Closing Date and for the comparable period of the prior fiscal year, reviewed by the Company’s independent auditor, in the case of each of clauses (a) and (b), prepared in accordance with GAAP and in compliance with Regulation S-X (subject to the limitations set forth in the definition of Excluded Information), (c) other information as otherwise reasonably necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” and change period comfort) from the Company’s independent accountants, and (d) all other historical financial information regarding the Company required by Parent to permit Parent to prepare pro forma financial statements required by paragraph 4 of Annex D of the Debt Commitment Letters; provided, that notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require the Company or its Affiliates to provide (or be deemed to require the Company or its Affiliates to prepare) any (i) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of a prospectus for registered offerings or an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, as the case may be, (ii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iii) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (iv) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented pursuant to clauses (a) and (b) above, (v) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2018, (vi) financial information that the Company or its Affiliates does not maintain in the ordinary course of business or (vii) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, in the case of clauses (vi) and (vii), unless any such information would be required in order for the Financing Information provided to Parent by the Company in accordance with this definition to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Financing Information, in the light of the circumstances under which they were made, not misleading. In addition, for the avoidance of doubt, “Financing Information” shall not include (x) pro forma financial information or (y) projections. For purposes of this Agreement, the information described in clauses (i)-(vii) of this definition, and in clauses (x) and (y) of the penultimate sentence of this paragraph, is collectively be referred to as the “Excluded Information”.

If the Company shall in good faith reasonably believe that the Financing Information has been delivered to Parent, the Company may deliver to Parent a written notice to that effect (stating when it believes the delivery of the Financing Information to Parent was completed), in which case the Company shall be deemed to have complied with such obligation to furnish the Financing Information and Parent shall be deemed to have received the Financing Information, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Financing Information and not later than 5:00 p.m. (New York City time) two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which such Financing Information the Company has not delivered); provided, that notwithstanding the foregoing, the delivery of the Financing Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Financing Information, regardless of whether or when any such notice is delivered by the Company.

The Company’s or its Affiliates’ filing with the SEC pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or required unaudited financial statements with respect to it that is publicly available on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this definition.

“Financing Parties” means each debt provider (including each agent and arranger) that commits to provide Debt Financing to Parent or any of its Subsidiaries (the “Financing Entities”) pursuant to the Debt Commitment Letters, as may be amended, supplemented or replaced, and their respective Representatives and other Affiliates; provided, that neither Parent nor any Affiliate thereof shall be a Financing Party.

“GAAP” means United States generally accepted accounting principles.

“Good Reason” means, for an individual who is a party to an agreement with the Company that defines Good Reason, Good Reason as defined in such agreement, or, for any other individual, the occurrence of any of the following events without the individual’s prior written consent: (a) a material reduction in base salary (other than a general reduction that affects all similarly situated executives in substantially the same proportion due to a material deterioration in the financial condition of the Company) or (b) a relocation of the individual’s principal place of employment by more than 50 miles, if such change increases the individual’s commute from the individual’s principal residence by more than 50 miles. An individual may not terminate employment for Good Reason unless the individual has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the individual does not terminate employment for Good Reason within 60 days of providing the Company written notice of the circumstances providing grounds for termination for Good Reasons, then the individual will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

“Hazardous Substance” means any substance presently listed, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Holdco” means Brooklyn US Holding, Inc., a Delaware corporation and wholly owned subsidiary of Parent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFT”, means the Instituto Federal de Telecomunicaciones, the Mexican Federal Telecommunications Institute.

“Intellectual Property” means all intellectual property rights or other proprietary rights arising under the Laws of any jurisdiction or existing anywhere in the world associated with: (a) patents and patent applications and industrial design registrations and applications, and all continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon; (b) trademarks, service marks, trade dress, logos, corporate names, trade names, symbols, Internet domain names, and other similar identifiers of origin, in each case, whether or not registered and any and all applications and registrations therefor and the good will associated therewith and symbolized thereby; (c) copyrights, copyright registrations and applications, published and unpublished works of authorship, whether or not copyrightable, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor; (d) domain names, uniform resource locators, Internet Protocol addresses, social media accounts or user names (including handles), and other names, identifiers and locators associated with any of the foregoing or other Internet addresses, sites and services; and (e) trade secrets, know-how, industrial secrets, inventions (whether or not patentable), data and confidential or proprietary business or technical information (“Trade Secrets”).

“IT Assets” means all of the technology devices, computers, computer systems, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Company and its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries and all data stored therein or processed thereby and all associated documentation.

“Joint Notice” means a CFIUS Declaration or a CFIUS Joint Voluntary Notice.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(a) of the Parent Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(b) of the Company

Disclosure Schedules, in each of case (a) and (b); provided, however, that each such individual charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such individual should have known of such matter.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means a lien, mortgage, pledge, security interest, charge, title defect, adverse claims and interests, option to purchase or other encumbrance of any kind or nature whatsoever, but excluding any license of Intellectual Property or any transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions.

“made available to Parent” means provided by the Company or its Representatives to Parent or its Representatives (A) in the virtual data room maintained by Donnelley Financial Solutions Venue prior to the date of this Agreement (including in any “clean room” or as otherwise provided on an “outside counsel” only basis), (B) via electronic mail or in person prior to the date of this Agreement (including materials provided to outside counsel), or (C) filed or furnished with the SEC prior to the date of this Agreement, except where reference is made to an item being made available to Parent prior to Closing in which case, the term means provided by the Company or its Representatives to Parent or its Representatives prior to Closing.

“Merger Consideration Value” means (a) the Cash Consideration plus (b) (i) the Parent Share Price multiplied by (ii) the Exchange Ratio.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement, notice or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business of such Person, acting in its own interest as an independent enterprise, taking into account any changes to such practices as may have occurred prior to the date of this Agreement as a result of the outbreak of COVID-19, including compliance with any COVID-19 Measures, and any actions reasonably taken or not taken in response to exigent circumstances.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association,

as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Parent Benefit Plans” means all employee or director compensation and/or pension or other benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of current or former employees or directors of Parent or its Subsidiaries and are not otherwise required to be sponsored, maintained or contributed to by applicable Law.

“Parent Common Shares” means the common shares of Parent.

“Parent DSU Award” means a deferred share unit award in respect of Parent Common Shares (whether such award may be settled in cash or in Parent Common Shares that are purchased on the market, newly issued or held in trust for purposes of the applicable Parent Share Plan).

“Parent Equity Awards” means Parent Options, Parent DSU Awards and Parent PSU Awards.

“Parent Labor Agreement” means any collective bargaining agreement or other agreement with a labor or trade union, works council or like organization that Parent or any of its Subsidiaries is a party to or otherwise bound by.

“Parent Material Adverse Effect” means an event, change, occurrence, effect or development that (x) has a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (y) would prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Merger) or to obtain the Debt Financing, but, solely in the case of clause (x), shall not include events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (b) any decline in the market price or trading volume of the Parent Common Shares or any change in the credit rating of Parent or any of its securities (provided, that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) changes or developments in the industries in which Parent or its Subsidiaries operate, (d) changes in Law or the interpretation or enforcement thereof after the date of this Agreement, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Entities, (f) compliance with the terms of, or the taking or omission of any action required by, this Agreement or consented to (after disclosure to the Company of all material and relevant facts and information) or requested by the Company in writing, (g) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving Canada or any other Governmental Entity or the declaration by Canada or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (h) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (i) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events, (j) changes in generally accepted accounting principles or the interpretation or enforcement thereof after the date of this Agreement, (k) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby or (l) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided, that the facts and circumstances underlying any such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); except, with respect to clauses (a), (c), (g), (h), (i) and (j), if the impact thereof is materially and disproportionately adverse to Parent and its Subsidiaries, taken as a whole, relative to the impact thereof on the operations in the railroad industry of other participants in such industry, the incremental material disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Option” means a compensatory option to purchase Parent Common Shares.

“Parent PSU Award” means a performance-based restricted share unit award in respect of Parent Common Shares (whether such award may be settled in Parent Common Shares that are purchased on the market, newly issued or held in trust for purposes of the applicable Parent Share Plan).

“Parent Share Plan” means any Parent Benefit Plan providing for equity or equity-based compensation.

“Parent Share Price” means the average of the volume weighted averages of the trading prices of Parent Common Shares on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the 20 consecutive trading days ending on (and including) the trading day that is two trading days prior to the Closing Date.

“Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims of payment not yet due or payable, being contested in good faith or for which adequate accruals or reserves have been established, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the

Ordinary Course of Business that do not materially detract from the value of or materially interfere with the use of any of the assets, (c) any Lien that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (d) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto (or securing liabilities reflected on such balance sheet), (e) any Lien that secures indebtedness (i) in existence on the date of this Agreement or (ii) in the case of the Company, not prohibited by Section 5.1(b)(viii), (f) any Lien that is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, including any purchase money Lien or other Lien securing rental payments under capital lease arrangements, (g) any Lien that is imposed on the underlying fee interest in real property subject to a real property lease, (h) any Lien that was incurred in the Ordinary Course of Business since the date of the most recent consolidated balance sheet of the Company or Parent, as applicable, (i) any Lien that will be released in connection with the Closing, (j) any Lien that is an easement, declaration, covenant, condition, reservation, restriction, other charge, instrument or encumbrance or any other rights-of-way affecting title to real estate (other than those constituting Liens for the payment of indebtedness), (k) any Lien arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (l) any condition that is a matter of public record or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which such condition relates, (m) any Lien created under federal, state or foreign securities Laws, (n) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith or (o) any other Lien that does not materially impair the existing use of the assets or property of the Company or Parent, as applicable, or any of its Subsidiaries affected by such Lien.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Privacy Laws” means all Laws concerning the privacy, security or processing of personal information or data, and all rules and regulations promulgated thereunder, including, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, data breach notification Laws, the California Consumer Privacy Act, and the European General Data Protection Regulation.

“Qualifying Termination” means (a) a termination by Parent, the Company or any of their respective Subsidiaries, without Cause, other than as a result of death or disability, or (b) a termination of employment for Good Reason, in each case during the period commencing on the date of the Effective Time and ending on the second anniversary of the Control Date.

“Railroad Law” means the Interstate Commerce Commission Termination Act of 1995, the Surface Transportation Board Reauthorization Act of 2015 or any other Law relating to the regulation of the railroad industry.

“Registered” means, with respect to Intellectual Property, issued by, registered with or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Sanctioned Country” means any country or region that is the target of a comprehensive embargo under Export and Sanctions Regulations (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Export and Sanctions Regulations, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List or (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clause (i).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SCT” means the Secretaría de Comunicaciones y Transportes (the Secretary of Communications and Transportation of Mexico).

“SEC” means the Securities and Exchange Commission.

“Section 721” means Section 721 of the United States Defense Production Act of 1950 (codified at 50 U.S.C. § 4565), and the regulations promulgated thereunder (31 C.F.R. Parts 800-802).

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X as promulgated by the SEC.

“STB Denial” means (i) STB Final Approval shall not have been obtained by December 31, 2023, or (ii) the STB shall have, by an Order which shall have become final and non-appealable, refused to provide STB Final Approval.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its

Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax Return” means any return, report or similar filing made or required to be made with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all federal, state, provincial or local (in each case, whether U.S. or non-U.S.) taxes of any kind (together with any and all interest, penalties, additions to tax, inflationary adjustment, and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, branch, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem, value added and goods and services taxes, whether imposed directly or through a collection or withholding mechanism.

“TSX” means the Toronto Stock Exchange.

“U.S.-Canada Income Tax Treaty” means the Convention Between the United States of America and Canada with Respect to Taxes on Income and Capital, dated as of September 26, 1980, as amended.

“willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

Section 8.17    Certain Defined Terms. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Alternative Financing	5.13(b)
Anti-Corruption Laws	3.8(a)
Canadian Pacific	3.28
Canadian Pacific Agreement	3.28
Cancelled Shares	2.1(a)(ii)
Cash Consideration	2.1(a)(i)
Chosen Courts	8.4
Clean Team Agreement	5.3(d)
Clearance Date	5.6(a)
Closing	1.2
Closing Date	1.2
Code	2.2(b)(iii)
Common Book-Entry Shares	2.1(a)(i)
Common Certificate	2.1(a)(i)

Company	Preamble
Company Additional Amounts	7.3(b)(iii)
Company Alternative Proposal	5.4(g)
Company Approvals	3.3(c)
Company Balance Sheet Date	3.6
Company Board	Recitals
Company Capital Allocation Policy	5.1(b)(i)
Company Change of Recommendation	5.4(c)
Company Disclosure Schedules	Article 3
Company Employees	5.7(a)
Company Intervening Event	5.4(i)
Company Intervening Event Notice	5.4(d)
Company Intervening Event Notice Period	5.4(d)
Company Leased Real Property	3.18(a)
Company Material Contract	3.21(a)
Company New Series Preferred Stock	3.2(a)
Company Option	2.3(a)
Company Performance Share Award	2.3(c)
Company Permits	3.7(b)
Company Preferred Stock	3.2(a)
Company Qualifying Transaction	7.3(a)(i)
Company Real Property Lease	3.18(a)
Company Recommendation	3.3(b)
Company Restricted Share Award	2.3(b)
Company SEC Documents	3.4(a)
Company Severance Plans	5.7(a)
Company Stockholder Approval	3.20
Company Stockholder Meeting	5.6(c)
Company Superior Proposal	5.4(h)
Company Superior Proposal Notice	5.4(c)
Company Superior Proposal Notice Period	5.4(c)
Company Tax Counsel	6.2(e)
Company Termination Fee	7.3(a)(i)
Company Termination Payments	7.3(d)
Company Top Customer	3.22(a)
Company Top Supplier	3.22(a)
Confidentiality Agreement	5.3(d)
Consents	5.8(a)
CP Termination Fee Refund	7.3(c)
Debt Commitment Letters	4.17(a)
Debt Financing	4.17(a)
Definitive Agreements	5.13(a)
DGCL	Recitals
Director Deferred Share	2.3(d)
Dissenting Shares	2.1(c)
Effective Time	1.3

End Date	7.1(b)(i)
Enforceability Exceptions	3.3(a)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Excluded Shares	2.1(a)(ii)
Export and Sanctions Regulations	3.9(a)
Fair Value	4.23(d)
FCC	3.3(c)
FCPA	3.8(a)
Financing Amounts	4.17(d)
Financing Entities	8.16
Form F-4	3.14
Fractional Share Cash Amount	2.1(e)(i)
Governmental Entity	3.3(c)
Indemnified Party	5.11(b)
Law	3.7(a)
Laws	3.7(a)
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Merger Sub Common Shares	4.18
Merger	Recitals
New Plans	5.7(a)
Old Plans	5.7(a)
Owned Real Property	3.18(b)
Parent	Preamble
Parent Additional Amounts	7.3(a)(ii)
Parent Balance Sheet Date	4.6
Parent Board	Recitals
Parent Disclosure Schedules	Article 4
Parent Class A Preferred Shares	4.2(a)
Parent Class B Preferred Shares	4.2(a)
Parent Permits	4.7(b)
Parent Public Documents	4.4(a)
Parent SEC Documents	4.4(a)
Permits	3.7(b)
Post-Closing Disposition	5.20
Preferred Book-Entry Shares	2.1(a)(iv)
Preferred Certificate	2.1(a)(iv)
Preferred Merger Consideration	2.1(a)(iv)
Proceeding	5.11(b)
Proxy Statement/Prospectus	3.14
Regulatory Termination Fee	7.3(b)(i)
Representatives	5.3(a)
Share Consideration	2.1(a)(i)
STB	3.3(c)
STB Approval Application	5.8(c)(ii)

STB Final Approval	5.8(c)(iii)
STB Voting Trust Approval	5.8(c)(i)
Surviving Corporation	1.1
Termination Date	5.1(a)
Voting Trust	5.8(c)(i)
Voting Trust Agreement	5.8(c)(i)
Voting Trust Transaction	5.8(c)(i)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CANADIAN NATIONAL RAILWAY COMPANY

By:	/s/ Jean-Jacques Ruest
	Name:	Jean-Jacques Ruest
	Title:	President and Chief Executive Officer

BROOKLYN MERGER SUB, INC.

By:	/s/ Jean-Jacques Ruest
	Name:	Jean-Jacques Ruest
	Title:	President

[Signature pages to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

KANSAS CITY SOUTHERN

By:	/s/ Patrick Ottensmeyer
	Name:	Patrick Ottensmeyer
	Title:	President and Chief Executive Officer

[Signature pages to Agreement and Plan of Merger]

EXHIBIT A

This VOTING TRUST AGREEMENT (“ Trust Agreement”), dated as of [●], 2021, by and among Canadian National Railway Company, a Canadian corporation (“Parent”), Brooklyn US Holding, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Holdco”), and David L. Starling (“Trustee” and, together with the Parent and Holdco, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, it is intended that pursuant to, and upon the terms and conditions set forth in, the Agreement and Plan of Merger, dated as of May 21, 2021 (the “Merger Agreement”) (a copy of which is attached hereto as Exhibit A), by and among Parent, Brooklyn Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Kansas City Southern, a Delaware corporation (“KCS”), Merger Sub will merge with and into KCS (the “Merger”), with the entity surviving the Merger being referred to herein as the “Company”;

WHEREAS, it is intended that the consummation of the Merger will occur prior to any issuance by the Surface Transportation Board (the “STB”) of any required approval for, or exemption of, Parent’s control of the Company;

WHEREAS, Parent intends, contemporaneously with the consummation of the Merger, to cause the deposit of all of the outstanding common shares of the Company in an independent, irrevocable voting trust (the “Trust”) pursuant to 49 C.F.R. Part 1013 and STB precedent, in order to avoid any allegation or assertion that Parent or any affiliate of Parent is controlling or has the power to control the Company prior to the receipt of any required STB approval or exemption;

WHEREAS, the deposit of all of the outstanding common shares of the Company with the Trust is for the purpose of providing assurance that each of Holdco and Parent will satisfy its absolute or contingent obligation under ICCTA and STB rules and precedents to avoid premature control of the Company pending STB review and approval of such control;

WHEREAS, neither the Trustee nor any of its affiliates has any officers or board members in common or any direct or indirect business arrangements or dealings (as described in Paragraph 10 hereof) with Parent, Holdco, the Company or any of their affiliates;

WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Trust Agreement and the rules of the STB; and

WHEREAS, Parent, Holdco and the Trustee intend that the Trust formed herein be a trust described in subsection 248(25.2) of the Income Tax Act (Canada).

NOW, THEREFORE, the Parties hereto agree as follows:

1.    Appointment of Trustee. Parent and Holdco hereby appoint David L. Starling as Trustee hereunder, and David L. Starling hereby accepts said appointment and agrees to act as Trustee under this Trust Agreement as provided herein.

2.    Deposit of Company Trust Stock.

(a)    Immediately upon the completion of the Merger, Parent and Holdco agree that Holdco will deposit or cause to be deposited with the Trustee the certificate or certificates for all outstanding common shares of the Company (“Shares”). All such certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee, and shall be exchanged for one or more Voting Trust Certificates substantially in the form attached hereto as Attachment B (the “Trust Certificates”), with the blanks therein appropriately filled and showing Holdco (or such wholly owned subsidiary of Parent that holds the Shares immediately prior to the deposit of the Shares with the Trustee, as applicable) as the registered holder of the Trust Certificates. All Shares at any time delivered to the Trustee hereunder are hereinafter called the “Trust Stock.” The Trustee shall present to the Company all certificates representing Trust Stock for surrender and cancellation of such certificates and for the issuance and delivery to the Trustee of new certificates registered in the name of the Trustee or its nominee. Parent, Holdco and the Trustee agree that the deposit of the Trust Stock with the Trustee pursuant to this Section 2 shall not result in a change in the beneficial ownership of the Shares and shall not result in a sale, disposition, lease or exchange with the Trustee of the Trust Stock.

(b)    The Parties agree (i) to treat, for U.S. federal income tax purposes, each beneficial owner of Trust Certificates as the beneficial owner of the underlying Trust Stock, (ii) not to take any position inconsistent with the treatment described in (i) on any tax return, in any tax proceeding or otherwise except to the extent required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended; and (iii) to treat, for Canadian federal income tax purposes, the trust created by this Trust Agreement as a trust described in subsection 248(25.2) of the Income Tax Act (Canada) and to not take any position inconsistent with such treatment on any tax return, in any tax proceeding or otherwise.

3.    Acquisition of Additional Shares or Securities. Parent agrees that immediately upon receipt, acquisition or purchase by it or any of its affiliates of any additional Shares, or any other voting securities of the Company, it will deposit or cause to be deposited to the Trustee the certificate or certificates representing such additional Shares or securities.

4.    The Trustee’s Powers.

(a)    The Trustee shall be present, in person or represented by proxy, at all annual and special meetings of shareholders of the Company so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meetings. The Trustee shall be entitled and it shall be its duty to exercise any and all voting rights in respect of the Trust Stock either in person or by proxy or consent, as hereinafter provided, unless otherwise directed by an order of the STB or a court of competent jurisdiction. Parent and Holdco agree, and the

A-2

Trustee acknowledges, that the Trustee shall not participate in or interfere with the management of the Company and shall take no other actions with respect to the Company except in accordance with the terms hereof, the terms of the Merger Agreement, the certificate of incorporation and bylaws of the Company or any orders of the STB. The Trustee shall exercise all voting rights in respect of the Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the acquisition of the Company by Parent pursuant to the Merger Agreement. In exercising the Trustee’s voting rights with respect to the Trust Stock, the Trustee shall vote in accordance with, and to maintain in effect, the terms and intent of the Merger Agreement and the certificate of incorporation and bylaws of the Company, including, but not limited to, the following: the Trustee shall not sell, lease, assign, transfer, alienate, pledge, encumber or hypothecate the Trust Stock or any major assets of the Company or any right or interest therein, whether voluntarily or by operation of law or by gift or otherwise, nor shall the Trustee cause the Company to merge or consolidate with or into any other entity, without the prior written authorization of Parent (other than in connection with a disposition pursuant to Paragraph 9). In addition, until the STB has issued a final order approving the Merger and common control of the Company by Parent, the Trustee shall vote all shares of Trust Stock to cause any other proposed merger, business combination or similar transaction (including, without limitation, any consolidation, sale of all or substantially all the assets, reorganization, recapitalization, liquidation or winding up of or by the Company) involving the Company, but not involving Parent or one of its affiliates (other than in connection with a disposition pursuant to Paragraph 9), not to be effected. The Trustee shall vote all shares of Trust Stock in favor of any proposal or action necessary or desirable to dispose of Trust Stock in accordance with Paragraph 9 hereof.

(b)    Except as otherwise expressly provided herein, the Trustee shall vote all shares of Trust Stock with respect to all matters, including, without limitation, the election or removal of directors, voted on by the stockholders of the Company (whether at a regular or special meeting or pursuant to a unanimous written consent) in the Trustee’s sole discretion, having due regard for the interests of the holders of the Trust Certificates as investors in the Company, determined without reference to such holders’ interests in railroads other than the Company or its subsidiaries; provided that the Trustee shall not vote the Trust Stock in favor of taking or doing any act which would violate any provision of the Merger Agreement (or impede the Company’s performance thereunder) or violate any provision of the certificate of incorporation and by-laws of the Company, or which if taken or done prior to the consummation of the Merger would have been a violation of the Merger Agreement or the certificate of incorporation and by-laws of KCS. Notwithstanding the foregoing provisions of this Paragraph 4 or any other provision of this Agreement, the registered holder of a Trust Certificate may at any time — but only with the prior written approval of the STB — instruct the Trustee in writing to vote the Trust Stock represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions. In exercising its voting rights in accordance with this Paragraph 4, the Trustee shall take such actions at all annual, special or other meetings of stockholders of the Company or in connection with any action by consent in lieu of a meeting.

5.    Irrevocable Trust. This Agreement and the nomination of the Trustee during the term of the trust shall be irrevocable by Parent and its affiliates and shall terminate only in accordance with the provisions of Paragraphs 9 and 15 hereof.

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6.    Subject to Paragraphs 4(a) and 4(b), the Trustee shall not exercise the voting powers of the Trust Stock in any way so as to create any dependence or intercorporate relationship between (i) Parent and its affiliates, on the one hand, and (ii) the Company or its affiliates, on the other hand. The term “affiliate” or “affiliates” wherever used in this Trust Agreement shall have the meaning specified in Section 11323(c) of Title 49 of the United States Code, as amended. The Trustee shall not, without the prior approval of the STB, vote the Trust Stock to elect any officer, director, nominee or representative of Parent or any of its affiliates as an officer or director of the Company or of any affiliate of the Company. The Trustee shall be kept informed with respect to the business operations of the Company by means of the financial statements prepared by the Company and any reports and other information when and as the Company would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, if the Company were subject thereto, any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended and other public disclosure documents periodically filed by the Company and affiliates of the Company with the STB, copies of which shall be promptly furnished to the Trustee by the Company, and such other periodic reports as the Trustee may request from time to time, and the Trustee shall be fully protected in relying upon such information. The Trustee shall not be liable for any mistakes of fact or law or any error of judgment, or for any act or omission, except as a result of the Trustee’s willful misconduct or gross negligence.

7.    Transfer of Trust Certificates. All Trust Certificates shall be transferable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for the purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner of the applicable Trust Certificates for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by acceptance thereof, assent to and become a party to this Trust Agreement, and shall assume all attendant rights and obligations.

8.    Dividends and Distributions. Pending the termination of this Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Trust Stock, pay the same over to or as directed the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Trust Stock and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends upon the Trust Stock or otherwise distributed upon the Trust Stock to the registered holder(s) of Trust Certificates in proportion to their respective interests.

9.    Disposition of Trust Stock; Termination of Trust.

(a)    This Trust is accepted by the Trustee subject to the right hereby reserved in Parent at any time to cause Holdco to sell or make any other disposition of the whole or any part of the Trust Stock, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by Parent with respect to (including, without limitation, exercising all voting rights in respect of Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of) any proposed direct or indirect sale or other disposition of the whole or any part of the Trust Stock by

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Parent. The Trustee shall at any time upon the receipt of a direction from Parent signed by its President and Chief Executive Officer or one of its authorized officers designating the person or entity to whom Parent has directly or indirectly sold or otherwise disposed of the whole or any part of the Trust Stock and certifying that such person or entity is not an affiliate of Parent and has all necessary regulatory authority, if any be required, to purchase the Trust Stock (upon which certification the Trustee shall be entitled to rely), immediately transfer to the person or entity therein named all the Trustee’s right, title and interest in such amount of the Trust Stock as may be set forth in said direction. If any regulatory authority or approval, including STB approval, is required for such transfer, Parent will not give any such direction unless and until such regulatory authority or approval is obtained. If the foregoing direction shall specify all of the Trust Stock, then following transfer of the Trustee’s right, title and interest therein, and in the event of a sale thereof, upon delivery to or upon the order of the registered holder(s) of the Trust Certificates of the proceeds of such sale, this Trust shall cease and come to an end. If the foregoing direction is as to only a part of the Trust Stock, then this Trust shall cease as to said part upon such transfer, and distribution of the net proceeds therefrom in the event of sale, but shall remain in full force and effect as to the remaining part of the Trust Stock. In the event of a direct or indirect sale of Trust Stock by Parent, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid upon the order of Parent the net proceeds of such sale on a pro rata basis to the registered holder(s) of the Trust Certificates. It is the intention of this paragraph that no violations of 49 U.S.C. Section 11323 will result from a termination of this Trust.

(b)    In the event the STB Approval (as defined below) shall have been granted, then immediately upon the direction of Parent and the delivery of a certified copy of such order of the STB or other governmental authority with respect thereof, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow Parent or its affiliates to acquire control of the Company without obtaining STB or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order of the STB or other governmental authority is required, the Trustee shall transfer to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms, conditions and agreements of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and upon such transfer this Trust shall cease and come to an end.

(c)    In the event that there shall have been an STB Denial (as defined below), Parent shall use its reasonable best efforts to, directly or indirectly, (i) sell the Trust Stock to one or more eligible purchasers, or (ii) otherwise dispose of the Trust Stock, during a period of two years after such STB Denial or such extension of that period as the STB shall approve. Any such disposition shall be subject to any jurisdiction of the STB to oversee Parent’s direct or indirect divestiture of Trust Stock. At all times, the Trustee shall continue to perform its duties under this Trust Agreement and, should Parent be unsuccessful in its efforts to directly or indirectly sell or distribute the Trust Stock during the period referred to, the Trustee shall as soon as practicable sell the Trust Stock for cash to one or more eligible purchasers in such manner and for such price as the Trustee in its discretion shall deem reasonable after consultation with the Parent. (An “eligible purchaser” hereunder shall be a person or entity that is not affiliated with the Parent and which has all necessary regulatory authority, if any be required, to purchase the Trust Stock.)

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Parent agrees to cooperate with the Trustee in effecting such disposition, and the Trustee agrees to act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any STB or court order. The proceeds of the sale shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before paying to the holder its share of the proceeds. Upon disposition of the Trust Stock pursuant to this Paragraph 9(c), this Trust shall cease and come to an end.

(d)    Unless sooner terminated pursuant to any other provision herein contained, this Trust Agreement shall terminate on December 31, 2025, and may be extended by the Parties hereto, so long as no violation of 49 U.S.C. Sections 11323 will result from such termination or extension. All Trust Stock and any other property held by the Trustee hereunder upon such termination shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

(e)    The Trustee shall promptly inform the STB of any transfer or disposition of Trust Stock pursuant to this Paragraph 9.

(f)    Except as provided in this Paragraph 9, the Trustee shall not dispose of, or in any way encumber, the Trust Stock.

(g)    Notwithstanding the foregoing, if the STB issues a declaratory order that the termination of the Trust will not cause Parent or its affiliates to have control of the Company, the Trustee shall transfer on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms and conditions of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and this Trust shall cease and come to an end. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the Trust Stock evidenced thereby.

(h)    As used in this Paragraph 9, the terms “STB Approval” and “STB Denial” shall have the following meanings:

(i)    “STB Approval” means the issuance by the STB of a decision, which decision shall become effective and which decision shall not have been stayed or enjoined, that (A) constitutes a final agency action approving, exempting or otherwise authorizing the acquisition of control over the Company’s railroad operations by Parent and its affiliates, without the imposition of conditions that Parent, by written notice to the Trustee, has deemed to be unacceptable, and (B) does not require any change in the consideration paid or to be paid pursuant to the Merger Agreement or other material provisions thereof, or any change to the certificate of incorporation or by-laws of the Company, unless Parent, by written notice to the Trustee, has determined any such change to be acceptable to Parent.

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(ii)    “STB Denial” means (A) STB Approval shall not have been obtained by December 31, 2023, or (B) the STB shall have, by an order which shall have become final and no longer subject to review by the courts, refused to approve the control referred to in clause (A) of the definition of STB Approval.

10.    Independence of Trustee. Neither the Trustee nor any affiliate of the Trustee may have (a) any officers, or members of their respective boards or directors, in common with Parent or any of its affiliates, or (b) any direct or indirect business arrangements or dealings, financial or otherwise, with Parent or any of its affiliates, other than dealings pertaining to establishment and carrying out of this Trust. The Trustee hereby agrees that during the term of the Trust, the Trustee shall not own any stock or securities of Parent or any of its affiliates; provided, that, for the avoidance of doubt, the foregoing shall not prohibit the Trustee from owning any interests in any independently-managed diversified mutual fund that owns stock or securities of Parent and/or any of its affiliates. Neither Parent nor its affiliates shall purchase the stock or securities of the Trustee or any affiliate of the Trustee.

11.    Compensation for Trustee. The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by it as Trustee under the terms hereof, and said compensation to the Trustee, together with all counsel fees, taxes, or other expenses reasonably incurred hereunder, shall be promptly paid by Parent.

12.    Trustee May Act Through Agents. The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee and be entitled to reimbursement for the fees and expenses of such agents.

13.    Responsibilities and Indemnification of the Trustee. The Trustee shall not be answerable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney shall have been selected with reasonable care. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement. The Trustee shall be fully protected by acting in reliance upon any notice, advice, direction or other document or signature reasonably believed by the Trustee to be genuine. The Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any other documents, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or other document or endorsement or this Trust Agreement, except for the execution and delivery of this Trust Agreement by this Trustee. Parent agrees that it will at all times protect, indemnify and save harmless the Trustee from any loss, damages, liability, cost or expense of any kind or character whatsoever in connection with this Trust, except those, if any, resulting from the gross negligence or willful misconduct of the Trustee, and will at all times undertake, assume full responsibility for, and pay on a current basis, but at least quarterly, all cost and expense of any suit or litigation of any character, whether or not involving a third party, including any proceedings before the STB, with respect to the Trust Stock or this Trust Agreement, and if the Trustee shall be made a party thereto, or be the subject of any investigation or proceeding (whether formal or informal), the Parent will pay all costs, damages and expenses, including

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reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining Parent’s written consent. The indemnification obligations of Parent shall survive any termination of this Trust Agreement or the removal, resignation or other replacement of the Trustee. The Trustee may consult with counsel selected by it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

14.    Trustee to Give Account to Holders. To the extent requested to do so by Parent, Holdco or any other registered holder of a Trust Certificate, the Trustee shall furnish to the Party making such request full information with respect to (a) all property theretofore delivered to it as Trustee, (b) all property then held by it as Trustee, and (c) all action theretofore taken by it as Trustee.

15.    Resignation, Succession, Disqualification of Trustee. The Trustee, or any trustee hereafter appointed, may at any time resign by giving sixty days’ written notice of resignation to Parent, Holdco and the STB. Parent shall at least fifteen days prior to the effective date of such notice appoint a successor trustee which shall satisfy the requirements of Paragraph 10 hereof. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee’s powers and duties hereunder a copy of the assumption shall be delivered by the Trustee to Parent and to Holdco, and the STB and all registered holders of Trust Certificates shall be notified of such assumption, whereupon the Trustee shall be discharged of its powers and duties hereunder and the successor trustee shall become vested therewith. In the event of any material violation by the Trustee of the terms and conditions of this Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

16.    Amendment. This Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, Parent, Holdco and any other registered holder(s) of the Trust Certificates (a) pursuant to an order of the STB, (b) with the prior approval of the STB, (c) in order to comply with any order of the STB, or (d) upon receipt of an opinion of counsel satisfactory to the Trustee and the registered holder(s) of Trust Certificates that an order of the STB approving such modification or amendment is not required and that the amendment is authorized under the Merger Agreement and is consistent with the regulations of the STB regarding voting trusts.

17.    Governing Law; Powers of the STB.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A

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MATTER TO ANOTHER JURISDICTION, except that, to the extent any provision hereof may be found inconsistent with the ICC Termination Act of 1995, as amended, (the “Act”) or regulation or decisions promulgated thereunder by the STB, such Act, decisions, and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such Act and regulations. In the event that the STB shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Trust Agreement.

(b)    Unless provided otherwise in the Act, each of the Parties agrees that: (i) it shall bring any action or proceeding in respect of any action or proceeding in respect of any claim arising out of or otherwise relating to this Agreement or the transactions contemplated hereby (the “Transactions”) exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if the subject matter over the matter is the subject of the proceeding is vested exclusively in the United States federal courts, such proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”) and (ii) solely in connection with such proceedings, such Party (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) consents to mailing of process or other papers in connection with any such action or proceeding in the manner provided in Paragraph 22 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof and (E) shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 17(b) or that any order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS,

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ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH 17(c).

18.    Counterparts. This Trust Agreement is executed in three counterparts, each of which shall constitute an original, and one of which shall be retained by Parent, one by Holdco, and the other by the Trustee.

19.    Filing with the STB. A copy of this Agreement and any amendments or modifications thereto shall be filed with the STB by Parent.

20.    Successors and Assigns. This Trust Agreement shall be binding upon the successors and assigns to the Parties hereto, including without limitation successors to Parent by merger, consolidation or otherwise.

21.    Successions of Functions. For purposes of this Trust Agreement, the term “Surface Transportation Board” or “STB”, includes any successor agency or governmental department that is authorized to carry out the responsibilities now carried out by the STB with respect to voting trusts and control of common carriers.

22.    Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day, as defined in the Merger Agreement (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Paragraph 22:

If to Parent or Holdco:

Canadian National Railway Company
935 de La Gauchetiere Street West
Montreal, Quebec, Canada H3B 2M9
Attention:	Executive VP, Corporate Services and Chief Legal Officer
E-mail:	Sean.Finn@cn.ca

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With a copy (which shall not constitute notice) to:

Sidley Austin LLP
1501 K Street, N.W.
Washington, D.C. 20005
Attention:	Raymond A. Atkins
Terence M. Hynes
E-mail:	ratkins@sidley.com
thynes@sidley.com

And a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York City, NY 10019
Attention:	Robert I. Townsend, III
Damien R. Zoubek
Jenny Hochenberg
E-mail:	rtownsend@cravath.com
dzoubek@cravath.com
jhochenberg@cravath.com

If to the Trustee:

[Trustee]
[Address]
Attention:	[●]
Telephone:	[●]
E-mail:	[●]

With a copy (which shall not constitute notice) to:

[Legal Counsel]
[Address Line 1]
[Address Line 2]
Attention:	[●]
Telephone:	[●]
Email:	[●]

23.    Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Merger and the other Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically

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the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

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IN WITNESS WHEREOF, Canadian National Railway Company and Brooklyn US Holding, Inc. have caused this Trust Agreement to be executed by their respective authorized officers, and their corporate seals to be affixed, attested by their respective Corporate Secretaries or Assistant Corporate Secretaries, and David L. Starling has caused this Trust Agreement to be executed by one of its duly authorized corporate officers and its corporate seal to be affixed, attested to by its Corporate Secretary or one of its Assistant Corporate Secretaries, all as of the day and year first above written.

Attest:	Canadian National Railway Company

By
[Name]
[Title]

Attest:	Brooklyn US Holding, Inc.

By
[Name]
[Title]

Attest:	David L. Starling

By
[Name]
[Title]

[Signature Page of Voting Trust Agreement]

EXHIBIT A

TO VOTING TRUST AGREEMENT

Merger Agreement

ATTACHMENT B

TO VOTING TRUST AGREEMENT

No.	Shares

VOTING TRUST CERTIFICATE

for COMMON STOCK

$[0.01] PER SHARE PAR VALUE

of

KANSAS CITY SOUTHERN

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

THIS IS TO CERTIFY that                      will be entitled to receive, on the surrender of                  this Certificate, on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 9 of said Voting Trust Agreement, (i) a certificate or certificates, as the case may be, for [●] shares of the Common Stock, $[0.01] per share par value, of the Company (as defined in said Voting Trust Agreement). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Voting Trust Agreement, dated as of [●], 2021, executed by Canadian National Railway Company, a Canadian corporation, Brooklyn US Holding Inc., a Delaware corporation, and [Trustee], as trustee (the “ Voting Trustee”), a copy of which Voting Trust Agreement is on file in the registered office of the Company at [●], and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on December 31, 2025, so long as no violation of 49 U.S.C. Sections 11323 will result from such termination.

The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the [number of shares] represented by this Certificate.

This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Voting Trust Agreement.

IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed by its officer duly authorized.

Dated:

By
Authorized Officer

ATTACHMENT B

TO VOTING TRUST AGREEMENT

[FORM OF BACK OF VOTING TRUST CERTIFICATE]

FOR VALUE RECEIVED                      hereby sells, assigns, and transfers unto                      the within Voting Trust Certificate and all rights and interests represented thereby, and does hereby irrevocably constitute and appoint                      Attorney to transfer said Voting Trust Certificate on the books of the within mentioned Voting Trust Certificate on the books of the within mentioned Voting Trustee, with full power of substitution in the premises.

Dated:

In the Presence of:

Annex B—Opinion of Morgan Stanley

May 21, 2021

Board of Directors

Kansas City Southern

427 West 12th Street

Kansas City, Missouri

Members of the Board:

We understand that Kansas City Southern (“KCS” or the “Company”), Canadian National Railway Company (the “Buyer”) and Brooklyn Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 13, 2021 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Buyer. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury or held by the Buyer, Merger Sub or the Company (in each case, other than shares held on behalf of third parties) or shares with respect to which the holders thereof have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the Delaware General Corporation Law (collectively, “Excluded Shares”), will be converted into the right to receive (i) $200 per share in cash and (ii) 1.129 shares of common stock, without par value, of the Buyer (the “Buyer Common Stock”) as set forth in the Merger Agreement (together, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections with respect to the Company and the Buyer prepared by the management of the Company;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

5)

Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)

Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

7)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

8)

Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and certain parties and their financial and legal advisors;

11)

Reviewed the Merger Agreement, the commitment letters from certain lenders substantially in the form of the drafts dated May 13, 2021 (collectively, the “Commitment Letters”), the voting trust agreement among the Buyer, Brooklyn US Holding, Inc., a wholly owned subsidiary of the Buyer, and the Trustee, substantially in the form of the draft dated May 13, 2021 (the “Voting Trust Agreement”), and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, respectively, and formed a substantial basis for this opinion. With respect to the financial projections of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. With respect to the financial projections of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Buyer, including following consummation of the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, (i) that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters, (ii) that the Surface Transportation Board will permit the Merger to close into a Voting Trust in accordance with the terms of the Voting Trust Agreement and (iii) that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company and the Buyer, respectively, and (iv) the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, products, services and business models. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Merger. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We express no opinion with respect to the treatment of the preferred stock, par value $25 per share, of the Company in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the execution of the Merger Agreement, a substantial portion of which is contingent upon the rendering of this financial opinion and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and/or financing services to the Company, the Buyer and certain of their respective affiliates, and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Company, the Buyer and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, their respective affiliates or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholder meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ Brian Healy
Brian Healy Managing Director

Annex C—Opinion of BofA Securities

BofA Securities, Inc.	GLOBAL CORPORATE &
INVESTMENT BANKING

May 21, 2021

The Board of Directors

Kansas City Southern

427 West 12th Street

Kansas City, Missouri

Members of the Board of Directors:

We understand that Kansas City Southern (“KCS”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), among KCS, Canadian National Railway Company (“CN”), and Brooklyn Merger Sub, Inc., a wholly owned subsidiary of CN (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into KCS (the “Merger”), with KCS surviving the Merger as a wholly owned subsidiary of CN. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of KCS (the “KCS Common Stock”), other than shares held in treasury or held by CN, Merger Sub or KCS (in each case, other than shares held on behalf of third parties) or shares with respect to which the holders thereof have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the Delaware General Corporation Law (collectively, “Excluded Shares”), will be converted into the right to receive (i) $200 in cash (the “Cash Consideration”) and (ii) 1.129 shares (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, without par value, of CN (the “CN Common Stock”) as set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of KCS Common Stock (other than Excluded Shares) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to KCS and CN;

(2)

reviewed certain internal financial and operating informati on with respect to the business, operations and prospects of KCS furnished to or discussed with us by the management of KCS, including certain financial forecasts relating to KCS prepared by the management of KCS (such forecasts, the “KCS Forecasts”);

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of CN furnished to or discussed with us by the management of KCS, including certain financial forecasts relating to CN prepared by the management of KCS (such forecasts, the “CN Forecasts”);

(4)	reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the managements of KCS and CN to result from the Merger;

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Kansas City Southern

(5)

discussed the past and current business, operations, financial condition and prospects of KCS with members of senior managements of KCS and CN, and discussed the past and current business, operations, financial condition and prospects of CN with members of senior managements of KCS and CN;

(6)	reviewed the trading histories for KCS Common Stock and CN Common Stock and a comparison of such trading histories with the trading histories of other companies we deemed relevant;

(7)	compared certain financial and stock market information of KCS and CN with similar information of other companies we deemed relevant;

(8)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(9)

reviewed a draft dated May 13, 2021 of the Merger Agreement (the “Draft Agreement”), drafts dated May 13, 2021 of the commitment letters from certain lenders (collectively, the “Commitment Letters”), and a draft dated May 13, 2021 of the voting trust agreement among CN, Brooklyn US Holding, Inc., a wholly owned subsidiary of CN, and the Trustee (the “Voting Trust Agreement”), and certain related documents; and

(10)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of KCS and CN that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the KCS Forecasts, we have been advised by KCS, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of KCS as to the future financial performance of KCS. With respect to the CN Forecasts and Synergies, we have been advised by KCS, and have assumed, with the consent of KCS, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of KCS as to the future financial performance of CN and other matters covered thereby. We have relied, at the direction of KCS, on the assessments of the managements of KCS and CN, respectively, as to CN’s ability to achieve the Synergies and have been advised by KCS and CN, and have assumed, with the consent of KCS, that the Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of KCS or CN, nor have we made any physical inspection of the properties or assets of KCS or CN. We have not evaluated the solvency or fair value of KCS or CN under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of KCS, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or other agreement contemplated therein or thereby and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on KCS, CN or the contemplated benefits of the Merger. We have also assumed, at the direction of KCS, that (i) CN will obtain financing in accordance with the terms set forth in the Commitment

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Kansas City Southern

Letters, (ii) the Surface Transportation Board will permit the Merger to close into a Voting Trust in accordance with the terms of the Voting Trust Agreement and (iii) the final executed Merger Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of shares of KCS Common Stock (other than Excluded Shares) in the Merger and no opinion or view is expressed with respect to any consideration to be received by the holders of the preferred stock, par value $25 per share, of KCS or any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to KCS or in which KCS might engage or as to the underlying business decision of KCS to proceed with or effect the Merger. We are not expressing any opinion as to what the value of CN Common Stock actually will be when issued or the prices at which KCS Common Stock or CN Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to KCS in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, KCS has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of KCS, CN and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to KCS and have received, or in the future may receive, compensation for the rendering of these services, including (i) having acted as a joint bookrunner on certain debt capital markets transactions for KCS, (ii) having acted as a dealer-manager on an accelerated share repurchase transaction for KCS and (iii) having acted or acting as administrative agent, co-lead arranger and joint bookrunner for, and as a lender (including a letter of credit lender) under, KCS’s $600 million senior unsecured revolving credit facility due March 8, 2024.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to CN and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a joint bookrunner on certain debt capital markets transactions for CN, (ii) having provided or providing certain

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

The Board of Directors

Kansas City Southern

commodity, derivatives and foreign exchange trading services to CN and (iii) having acted or acting as a participant lender under CN’s C$2.0 billion unsecured revolving credit facility, consisting of a C$1.0 billion tranche maturing on March 31, 2024 and a C$1.0 billion tranche maturing on March 31, 2026.

It is understood that this letter is for the benefit and use of the Board of Directors of KCS (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on KCS, CN or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by the holders of KCS Common Stock (other than Excluded Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

Annex D—Section 262 of the Delaware General Corporation Law

Section 262 of the General Corporation Law of the State of Delaware

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Laws 2020, ch. 256, § 15.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors of CN

The CBCA provides that a corporation may indemnify a director or officer, a former director or officer, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (which we collectively refer to as “Indemnified Individuals”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the Indemnified Individual is involved because of that association with the corporation or other entity.

CN has included a provision in the CN by-laws which is substantively the same as the CBCA provision outlined in the foregoing paragraph and which obliges CN to indemnify Indemnified Individuals in the circumstances described in the foregoing paragraph, all in accordance with the CBCA. CN has also entered into indemnification agreements with its directors and officers pursuant to which each such director and officer is indemnified against all costs, charges and expenses, including any amounts paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect of any civil, criminal, administrative, investigative or other proceeding to which such director or officer is a party by reason of being or having been a director or officer of CN or one of its subsidiaries, or acting or having acted at the request of CN as a director or officer of, or in a similar capacity for, any other entity.

However, there are certain conditions that an Indemnified Individual must satisfy in order to be entitled to indemnification. More specifically, an Indemnified Individual is not entitled to indemnification under the CBCA unless that Indemnified Individual:

a)

acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the Indemnified Individual acted as director or officer or in a similar capacity at the corporation’s request; and

b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Individual had reasonable grounds for believing that their conduct was lawful.

Advances may be made to an Indemnified Individual for the costs, charges and expenses of a proceeding, but any such advances are repayable to the corporation if it is determined that the Indemnified Individual did not satisfy the two conditions set out in sub-clauses (a) and (b) above.

Regardless of the general rule that a corporation may indemnify an Indemnified Individual, the CBCA provides that an Indemnified Individual is entitled to indemnification in respect of all costs, charges and expenses reasonably incurred by such Indemnified Individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which such Indemnified Individual is subject because of their association with the corporation or other entity if such Indemnified Individual satisfies the two conditions set out above and was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the Indemnified Individual ought to have done.

Under the CBCA, a corporation may only indemnify an Indemnified Individual with respect to a derivative action with approval of the court.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling CN pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings

(A) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the U.S. Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5)

That, for the purpose of determining liability under the US. Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or the U.S. Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the U.S. Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	The undersigned registrant hereby undertakes as follows:

(1)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

(E)

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of May 21, 2021, by and among Canadian National Railway Company, Kansas City Southern and Brooklyn Merger Sub, Inc. (attached as Annex A to the proxy statement/prospectus included in this Registration Statement) (schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the Securities and Exchange Commission upon request)

3.1	Amended and Restated Certificate of Incorporation of Canadian National Railway Company

3.2	Amended and Restated By-laws of Canadian National Railway Company

4.1	Form of Certificate for Canadian National Railway Company Common Shares

5.1	Form of Opinion of Norton Rose Fulbright Canada LLP as to the validity of the common shares of Canadian National Railway Company being registered

9.1	Form of Voting Trust Agreement, dated as of [—], by and among Canadian National Railway Company, Brooklyn US Holding, Inc. and David L. Starling (included in Exhibit 2.1 as Exhibit A to the Agreement and Plan of Merger)

21.1	Subsidiaries of Registrant

23.1	Consent of PricewaterhouseCoopers LLP relating to the financial statements of Kansas City Southern

23.2	Consent of KPMG LLP relating to the financial statements of Canadian National Railway Company

23.3	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1)

24.1	Power of Attorney of Officers and Directors (included on the signature page of this registration statement)

99.1*	Form of Proxy Voting Card of Kansas City Southern

99.2	Consent of BofA Securities, Inc.

99.3	Consent of Morgan Stanley & Co. LLC

*	To be filed by amendment

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada, on June 22, 2021.

CANADIAN NATIONAL RAILWAY COMPANY

By:	/s/ Sean Finn
Name:	Sean Finn
Title:	Executive Vice-President,
Corporate Services and Chief Legal Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Jean-Jacques Ruest, Ghislain Houle, Sean Finn and Bernd Beyer (with full power to each of them to act alone), as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and any and all other documents that may be required in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitutes therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date
/s/ Jean-Jacques Ruest	President, Chief Executive Officer (Principal Executive Officer) and Director	June 22, 2021
Jean-Jacques Ruest

/s/ Ghislain Houle	Executive Vice-President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 22, 2021
Ghislain Houle

/s/ Robert Pace	Chair of the Board	June 22, 2021
Robert Pace

/s/ Shauneen Bruder	Director	June 22, 2021
Shauneen Bruder

/s/ Julie Godin	Director	June 22, 2021
Julie Godin

/s/ Denise Gray	Director	June 22, 2021
Denise Gray

Signature	Title	Date

/s/ Justin M. Howell	Director	June 22, 2021
Justin M. Howell

/s/ The Honorable Kevin G. Lynch	Director	June 22, 2021
The Honorable Kevin G. Lynch

/s/ Margaret A. McKenzie	Director	June 22, 2021
Margaret A. McKenzie

/s/ James E. O’Connor	Director	June 22, 2021
James E. O’Connor

/s/ Robert L. Phillips	Director	June 22, 2021
Robert L. Phillips

/s/ Laura Stein	Director	June 22, 2021
Laura Stein

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in her capacity as the duly authorized representative of Canadian National Railway Company in the City of Homewood, State of Illinois, on June 22, 2021.

By:	/s/ Jody Evely
Jody Evely
Authorized Representative in the United States